Exhibit 10.9

RESOLUTION OF THE

BOARD OF TRUSTEES OF THE

CONSOLIDATED RETIREMENT PLAN

The undersigned, Administrator of the Consolidated Retirement Fund (the “Fund”) hereby certifies that the Board of Trustees (the “Board”) of the Fund adopted the following resolutions at its meeting held on December 12, 2014:

WHEREAS, the Board maintains the Consolidated Retirement Plan (the “Plan”) as a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended;

WHEREAS, Section 12.1 of the Plan provides that the Trustees have the authority to amend the Plan, in whole or in part, at any time;

WHEREAS, the Trustees desire to amend and restate the Plan to conform to the cumulative list of changes in plan-qualification requirements as set forth in Notice 2013-84, and to incorporate administrative and conforming amendments since the issuance of the Plan’s prior Internal Revenue Service favorable determination letter;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

It IS HEREBY RESOLVED. that subject to the approval of the Internal Revenue Service, the Plan, substantially in the form attached hereto, be and hereby is approved and adopted in all respects, effective as of January 1, 2015; and it is further

RESOLVED. that the Trustees hereby direct Counsel, Schulte Roth & Zabel LLP, to prepare and file with the Internal Revenue Service an application for a determination letter that the Plan continues to meet the qualification requirements under Section 401(a) of the Internal Revenue Code; and it is further

RESOLVED, that the Trustees and the Administrator acting on behalf of the Plan, be, and each of them hereby is, authorized, empowered and directed to execute such documents, enter into such agreements and take such steps and actions as they, together with and upon the advice of counsel, shall deem necessary, appropriate or advisable to carry out the intent and purposes of all the foregoing, such determination to be conclusively evidenced by the execution of such documents, the entry into such agreements and the taking of such steps and actions.

IN WITNESS WHEREOF, the undersigned has duly executed this instrument this 17 day of December, 2014.

CONSOLIDATED RETIREMENT PLAN

By:	/s/ Leslie Bostic

Name:	Leslie Bostic

Title:	Plan Administrator

CONSOLIDATED RETIREMENT PLAN

Amendment and Restatement effective as of January 1, 2015

except as otherwise provided herein

Foreword

This Consolidated Retirement Plan (the “Plan”), is the result of a merger of various legacy plans. The prior restatement of the Plan was effective January 1, 2009 (at which time it was known as the UNITE HERE Staff Retirement Plan).

The Plan has a core text (“Base Plan”) which covers the basic operation of the Plan for all Participants, and specifies the benefit provisions applicable to UNITE HERE international union employees (and the employees of certain affiliates) hired after July 12, 2004 and UNITE international union employees (and the employees of certain affiliates) hired after January 1, 2003. The Appendices cover benefit provisions applicable to various other groups of Participants covered under the Plan, as specified in each Appendix, and override the Base Plan. Section 14 of the Plan describes the treatment of individuals who transfer between the various benefit coverage provisions under the Plan. The interpretation of the Plan shall be guided by the legal necessity to preserve certain features of the predecessor plans with respect to participants in those plans. Except as otherwise expressly provided or required by law, the intention of all of the mergers was to continue the provisions of such predecessor plans with no changes in benefit provisions. The relevant provisions of the merged plans are incorporated into the Plan by means of an Appendix specific to each merged plan. It is intended that the provisions of a relevant Appendix shall supersede any similar provision in the Base Plan and that matters not specifically addressed in an Appendix shall be governed by the provisions of the Base Plan.

The Plan was previously amended and restated effective as of January 1, 2009. The Plan is hereby amended and restated effective as of January 1, 2015 (unless otherwise noted) to reflect the provisions of the Heroes Earnings Assistance and Relief Tax Act of 2008, the Worker, Retiree, and Employer Recovery Act of 2008 and other amendments to the Plan since January 1, 2009. The Appendices applicable to specific plans that were merged into the Plan shall be effective as of the relevant merger effective date, as detailed in the relevant Appendix.

The terms and provisions of the Plan as hereinafter set forth and as it hereafter may be amended from time to time, apply only to a Participant (as hereinafter defined) who completes an Hour of Service on or after January 1, 2015 and to certain transactions under the Plan on or after such date. The rights and benefits, if any, of any other Participant shall be determined in accordance with the provisions of the Plan (or prior plan) in effect on his last day of covered employment.

The adoption of the Plan in its entirety is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code and applicable regulations there under, and the adoption of the Plan is expressly conditioned upon receipt of a favorable determination letter from the Internal Revenue Service with respect to the continued qualification of the Plan as set forth in this document. When an amendment to the Base Plan is legally required to maintain the Plan’s qualified status, such amendment shall apply to all Appendices as well as the Base Plan.

i

ii

Appendix XVII – John Kenneally OEL Plan Participants	220

Appendix XVIII – Local 340 Plan Participants	240

Appendix XIX – HERE IU Plan Participants	245

Appendix XX – Rochester Joint Board Plan Participants	271

Appendix XXI – Local 52 Plan Participants	284

Table A - Joint Annuities	300

Exhibit I - Actuarial Equivalents and Credited Interest	302

Exhibit II - Withdrawal Liability Rules	307

iii

Section One - Definitions

The following words and phrases as used in the Plan shall have the following meanings unless, in any case, a different meaning is required by the context. With respect to any group of Employees, if an Appendix to this Plan provides a different definition than the definition herein provided, the definition in the Appendix shall control in all cases.

1.1.

“Accrued Benefit” shall mean a Participant’s benefit payable as a single life annuity commencing on his Normal Retirement Date (or his Annuity Starting Date, if later), based on his Credited Service and Average Salary as of the date of determination in accordance with the benefit formula set forth in Section 5.1, but not less than the Participant’s Accrued Benefit derived from his Accumulated Contributions.

1.2.

“Accumulated Contributions” shall mean the aggregate of a Participant’s contributions, as made in accordance with Section 1-3.7 (in Appendix I, or as otherwise defined in any other Appendix), together with Credited Interest.

1.3.

“Actuarial Equivalent” with respect to any specified annuity or benefit means, except as otherwise may be provided in the Plan, another annuity or benefit, commencing at a different date and/or payable in a different form than the specified annuity or benefit, when measured on the basis of the interest rate, mortality table and other factors, if any, applicable to such other annuity or benefit, as specified in Exhibit I as in effect at the date of commencement of such other annuity or benefit, which Exhibit I is attached hereto and made a part hereof.

1.4.

“Actuary” means an individual who is an enrolled actuary pursuant to the provisions of the ERISA, as amended, or a firm of actuaries which has on its staff such an actuary, as appointed by the Trustees.

1.5.

“Affiliate” means a local union or joint board affiliated with the Union, The Amalgamated Life Insurance Company, Inc., The Amalgamated Bank, Union Health Center, or any other fund which is created or exists for the benefit of the Union, its members or any corporation the majority of stock of which is held by or for the benefit of the Union, its members or a local union or joint board affiliated with the Union. Affiliate shall also mean any other company which is related to an Employer as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code, any organization which is part of an affiliated service group in accordance with Section 414(m) of the Code, or any entity required to be aggregated with an Employer in accordance with Section 414(o) of the Code and the regulations there under.

1.6.	“Annuitant” means a Participant, Surviving Spouse or Beneficiary when he or she becomes entitled to annuity payments hereunder.

1.7.

“Annuity Starting Date” means the first day of the first period for which an amount is payable as an annuity to a Participant or his Beneficiary, or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitles the Participant to such benefits.

1.8.

“Average Salary” shall mean the average Salary rate received by a Participant during the highest consecutive ten-year period preceding severance from employment. Salary will be increased to full-time pay for periods of partial pay due to short term illnesses. For purposes of this Section, Participants who are on leave from the Employer to provide services to the Union shall have their Salary during such period of leave disregarded for purposes of computing their Average Salary. Such period during which Salary is disregarded shall be for a maximum of six months. If a Participant receives a fraction of a month of Credited Service because his scheduled number of hours of duty is less than the normally scheduled number of hours (except for periods of short-term disability), his Salary for this purpose shall be deemed to be his basic compensation rate divided by a fraction equal to the number of his scheduled hours divided by the normally scheduled number, unless such change in the normally scheduled number of hours is temporary in nature.

1.9.

“Beneficiary” means the individual(s) or entity designated by the Participant to receive benefits under the Plan in accordance with Plan procedures. In the absence of a named Beneficiary, benefits otherwise payable from the Fund will be paid in the following order: Spouse, children, parent(s), brother(s) and sister(s), the administrator of the Participant’s estate.

1.10.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11.	“Credited Interest” means interest computed at such rate per annum on the Accumulated Contributions, compounded annually, as specified in Exhibit I hereto as in effect on the appropriate date.

1.12.	“Credited Service” shall be used to determine a Participant’s amount of retirement annuity payable under the Plan and shall be determined pursuant to Section 3.2.

1.13.	“Effective Date” means January 1, 2015.

1.14.

“Eligible Employee” shall mean each Employee, but excluding any Leased Employee. Employees who are eligible to participate in the Plan under the terms of any Appendix to the Plan shall be subject to the terms of such Appendix for all purposes to the extent that such Appendix has terms different than the terms of the Plan.

1.15.

“Employee” means each individual whose relationship with an Employer or any Affiliate is, under common law, that of an employee, including a Leased Employee. For this Base Plan Employee shall include any employee of the Union general office or Affiliate who has adopted the Plan and not covered under any Appendix hereto.

However, “Employee” shall exclude any individual retained by an Employer to perform services for such Employer (for either a definite or indefinite duration) and is characterized thereby as a fee-for-service worker or independent contractor or in a similar capacity (rather than in the capacity of an employee), regardless of such individual’s status under common law, including, without limitation, any such individual who is or has been determined by a third party, including, without limitation, a government agency or board or court or arbitrator, to be an employee of an Employer for any purpose, including, without limitation, for purposes of any employee benefit plan of an Employer (including this Plan) or for purposes of federal, state or local tax withholding, employment tax or employment law.

1.16.	“Employer” means the Union and any Affiliate that has adopted the Plan.

1.17.	“ERISA” means the Employee Retirement Security Act of 1974, as amended.

1.18.	“Fund” shall mean the fund or funds established under the terms of a trust agreement or agreements.

1.19.	“Highly Compensated Employee” means a highly compensated active employee or a highly compensated former employee.

(i)	A highly compensated active employee, for any Plan Year, is any Employee who performs service for the Employer or an affiliated company during the Plan Year, and who:

(A)	was a 5-percent owner at any time during the Plan Year or the preceding Plan Year; or

(B)	for the preceding Plan Year, had compensation from the Employer or such affiliated company in excess of $80,000 (as adjusted for cost-of-living increases under Section 414(q)(1) of the Code).

If the Employer or any affiliated company elects, for any other plan, or for any plan year of such other plan that starts in the same calendar year as the Plan Year of this Plan, to identify highly compensated active employees without regard to the top paid-group requirement, or to determine whether the $80,000 (as adjusted) threshold is met and whether an Employee is included in the top-paid group on the basis of the calendar year which begins with or in the preceding plan year, such election shall also apply to this Plan for such Plan Year.

(ii)	A highly compensated former employee, for any Plan Year, is any former Employee who:

(A)	separated from service (or was treated as if he or she had separated from service) before the Plan Year;

(B)	performed no service for the Employer or any affiliated company during the Plan Year; and

(C)	was a highly compensated active employee either for his or her separation year or for any Plan Year ending on or after his or her 55th birthday.

1.20.

“Hours of Service” shall mean each hour of which the Employee performs duties for the Employer and receives compensation and shall also include each hour for which the Employee receives compensation, either directly or indirectly, for a period during which no duties are performed (irrespective of whether the employment relationship has terminated) by reason of vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence. For the purposes of crediting hours for periods during which the Employee receives compensation but performs no duties for the Employer, no more than 501 Hours of Service will be credited for any one such continuous period of non-performance of duties. Further, an Employee will be credited with an Hour of Service for each hour in which the Employee performs no duties for the Employer but for which the Employee is granted, irrespective of mitigation of damages, an award of back pay. Such Hours of Service credited in the preceding sentence shall be credited towards the period to which the back pay award pertains. The crediting of Hours of Service in this paragraph is intended to comply with Department of Labor Regulation 2530.200(b)-2(b) and (c). In the absence of Hours of Service being recorded, Hours of Service under this paragraph will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by this reference.

1.21.

“Leased Employee” shall mean any person (other than an Employee) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

1.22.	“Leave of Absence” shall have the meaning ascribed thereto by Section 3.7.

1.23.	“Normal Retirement Age” means the Participant’s sixty-fifth birthday.

1.24.	“Normal Retirement Date” shall mean the first day of the month coinciding with or next following the Participant’s Normal Retirement Age.

1.25.

“Participant” shall mean an Eligible Employee who meets the eligibility requirements provided in Section Two. Participant also means any Employee or former Employee who is receiving or entitled to receive benefits under the Plan.

1.26.	“Plan” means this Consolidated Retirement Plan.

1.27.	“Plan Year” means the 12-month period commencing on January 1 and ending on December 31st.

1.28.	“Regular Benefit” or “Regular Annuity” means the form of benefit payable under the plan and is a straight lifetime annuity payable in equal monthly installments.

1.29.

“Salary” for compensation earned prior to January 1, 2011, with respect to any Participant means the basic compensation rate paid by an Employer. Amounts contributed under this Plan and any nontaxable fringe benefits provided by an Employer shall not be considered as Salary. In addition, Salary shall include salary reduction contributions made on behalf of the Participant to a Code Section 401(k), 125, 401(h) or 403(b) Plan maintained by an Employer.

For Plan Years beginning on and after January 1, 2001, for all purposes of the Plan, Salary paid or made available during such Plan Years shall include elective amounts that are not includible in the gross income of the Employee by reason of Code Section 132(f)(4).

The annual Salary of each Eligible Employee taken into account in determining benefit accruals in any Plan Year beginning after December 31, 2001, shall not exceed $200,000. Annual Salary means Salary during the Plan Year, as otherwise defined in the Plan. For purposes of determining benefit accruals in a Plan Year beginning after December 31, 2001, Salary for prior Plan Years shall be limited to $200,000. The $200,000 limit on annual Salary shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

For compensation earned on or after January 1, 2011, “Salary” with respect to any Participant shall mean:

(a) basic compensation paid for services actually rendered in the course of employment with the Employer, including, but not limited to, payments for unused and accrued vacation days; and

(b) any elective deferrals contributed or deferred by the Employer at the election of an Employee and which is not includible in the gross income of the Employee by reason of Sections 401(k), 125, 132(f)(4), 401(h), 402(g), 403(b) or 457 of the Code.

Salary shall not include:

(a) overtime, bonuses, severance pay, moving expenses, nontaxable fringe benefits, taxable fringe benefits that are not specified above;

(b) life insurance premiums and car allowances, to the extent such amounts are included in gross income as taxable fringe benefits;

(c) payments or pay increases made prior to retirement, which are not made in the ordinary course of business, unless otherwise determined by the Trustees;

(d) contributions made by the Employer to a plan of deferred compensation to the extent that, before the application of Code Section 415 limitations to that plan, the contributions are not includible in the gross income of the Employee for the taxable year in which contributed;

(e) contributions made by the Employer on behalf of an Employee to a simplified employee pension plan described in Code Section 408(k) for the taxable year in which contributed;

(f) distributions from a plan of deferred compensation, regardless of whether such amounts are includible in the gross income of an Employee when distributed;

(g) amounts realized from the exercise of a non-qualified stock option or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(h) amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option; and

(i) other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludable from the gross income of the Employee).

For purposes of determining benefit accruals in a Plan Year beginning after December 31, 2011, Salary for prior Plan Years shall be limited to $200,000. The $200,000 limit on annual Salary shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

1.30.

“Spouse” means the person to whom the Participant is legally married. Effective September 16, 2013, Spouse means an individual whose marriage to the Participant was validly entered into in a jurisdiction whose laws authorize the marriage, regardless of where such individual currently resides.

1.31.

“Surviving Spouse” means, as of any date, the person to whom the Participant has been legally married throughout the one-year period immediately preceding such date including, effective September 16, 2013, an individual whose marriage to the Participant was validly entered into in a jurisdiction whose laws authorize the marriage, regardless of where such individual currently resides.

1.32.	“Trustees” means the Board of Trustees and their successors thereto as provided for in the trust agreement entered into pursuant to this Plan.

1.33.

“Union” means, prior to February 1, 2009, UNITE HERE, UNITE, or any successor organization. On and after February 1, 2009, Union means UNITE HERE and any entity that was affiliated with UNITE HERE on December 31, 2008, and any entity affiliated with any entity that was affiliated with UNITE HERE on December 31, 2008.

1.34.	“Year of Service” means the period of a Participant’s employment considered in determining eligibility to participate and determination of vested benefits in accordance with Sections 3.1 and 4.5.

Construction – the masculine or feminine gender, where appearing in the Plan, shall be deemed to include the other gender, and the singular may include the plural, unless the context clearly indicates the contrary.

Section Two - Participation

2.1.	Each person who is a Participant as of December 31, 2014 shall continue to be a Participant as of January 1, 2015.

2.2.

Each other person who is or becomes an Eligible Employee shall be a Participant in the Plan three months after he completes his first Hour of Service with his Employer. All Eligible Employees shall be required to become members of the Plan as a condition of employment. Provided, however, if a participating Employer merges or consolidates with a non-participating local union or joint board, there will be no obligation for all employees of the merged local union or joint board to become Participants of the Plan, provided, however, that all Participants in the Plan as of the date of the merger or consolidation shall remain members of the Plan as a continued condition of employment.

Section Three - Service, Credited Service, and Contributions

3.1.	In accordance with this Section 3.1, a Participant’s period of Service for vesting purposes (Sections 4.5 and 4.6) shall be determined by his number of Years of Service.

A Year of Service shall mean any Plan Year during which an Employee is credited with at least 1,000 Hours of Service, subject to Sections 3.3 through 3.6.

3.2.	The amount of the benefit payable to or on behalf of a Participant shall be determined on the basis of his Credited Service.

For purposes of computing Credited Service for periods on and after January 1, 2003, a Year of Service shall be measured in years and months while a Participant in the Plan, irrespective of the number of Hours of Service completed by the Participant in a Plan Year. For this purpose, 15 or more full days in a month counts as one month; months with less than 15 days worked (or the equivalent as described in Section 3.5) are disregarded. Periods of Credited Service may be disregarded upon application of Section 3.3.

3.3.

For a former Participant who previously satisfied the requirements of Section 4.5 for vested benefits, and who again is employed, his pre-break Service and Credited Service shall be restored as of his reemployment date in determining his rights and benefits under the Plan.

For a former Participant who, at the time of a Break in Service, as defined in Section 3.4, had not fulfilled the requirements for vested benefits, and who again is employed, years of Service and Credited Service before the Break in Service shall be restored as of his reemployment date if the number of consecutive one year Breaks in Service was less than the greater of: (i) five, or (ii) the aggregate number of years of Service before the Break in Service.

3.4.	Break in Service means a Plan Year during which a Participant does not completed more than 500 Hours of Service with an Employer, except as provided in the “Leave of Absence” rules under Section 3.7.

3.5.

If a Participant receiving or entitled to receive benefits under the Plan is reemployed by the Employer to do the same trade or craft in which the Participant was employed at any time under the Plan and in the same geographic area covered by the Plan at the time payment of benefits commenced, or would have commenced if the Participant had not returned to employment, any benefit payments then being made to him shall be suspended during the period of such reemployment for each calendar month prior to the April 1 following age 70 1⁄2 in which he works more than 83 hours per month. The above notwithstanding, if a Participant has accrued benefits under this Plan and another plan which subsequently merges or merged with this Plan, and on the date of such merger, such Participant would have been permitted to commence benefits under that plan while in covered employment under this Plan, then such benefits accrued under such plan may be paid while an Eligible Employee under the Plan, provided the Participant otherwise meets the requirements for benefits. Further, only with respect to re-employment for the first time since retiring, the suspension rules noted above do not apply for up to the first six months of such re-employment. After such six-month period of re-employment, the suspension rules shall not apply to any Participant reemployed for 83 hours or fewer per month (which is deemed to be the equivalent of less than 12 days per month) and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. On the Participant’s subsequent termination of employment, the amount of his benefit shall be redetermined in accordance with the provisions of the Plan as then in effect. For such purpose, his Credited Service as of the date of his original termination shall be added to the Credited Service, if any, earned during the period of reemployment. The amount of benefit payable on his subsequent termination of employment shall be reduced by an amount which is the Actuarial Equivalent of any benefits previously paid to him under the Plan. Notwithstanding the foregoing, in no event shall the amount of benefit payable to a Participant on his subsequent termination of employment be less than the amount of benefit (under the same form of payment) which he was receiving, or entitled to receive, as of the date preceding his reemployment.

Suspension of benefits shall be made in accordance with Department of Labor Regulation Section 2530.203-3 with regard to: (1) notifying a Participant that his benefits are suspended, (2) responding to a Participant’s request for a specific determination as to whether his employment will result in a suspension of benefits, (3) resumption of payments, and (4) permissible offsets to resumed benefits in the case of benefits previously paid when such benefits should have been suspended.

3.6.

For purposes of suspending benefits, a Participant who continues his employment with an Employer beyond his Normal Retirement Date shall be subject to the notification requirements in this Section 3.5 and shall not be eligible to receive benefits unless he works 83 hours or fewer in a calendar month.

3.7.

A “Leave of Absence” will mean an Eligible Employee’s absence from active employment with an Employer by reason of service in the armed forces of the United States, jury duty, sick or disability leave, or any Employer-approved absence granted, provided that the Eligible Employee returns to active employment with an Employer on or before the expiration of his leave or while his reemployment rights are protected by applicable federal law. If he does not return to active employment, the period of absence shall not be taken into account in computing Hours of Service, and his employment shall be considered terminated as of the beginning of the absence.

For purposes of determining whether an Eligible Employee has a Break in Service only, an Eligible Employee shall be credited with 40 Hours of Service for each full week the Eligible Employee is on a Leave of Absence if he is not otherwise credited with such Hours of Service; however, if an Eligible Employee customarily worked fewer than 40 hours per week in the six months immediately preceding the beginning of his leave, then he shall be credited for each full week of such Leave of Absence with the customarily worked number of hours, if he is not otherwise credited with such Hours of Service.

For purposes of determining whether an Eligible Employee has a Break in Service only, an Employee shall receive credit during a maternity/paternity absence for the Hours of Service which would otherwise normally have been credited to the Eligible Employee but for such absence. Hours of Service shall be credited in the Plan Year in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or, in all other cases, in the following Plan Year. However, in no event shall more than 501 Hours of Service be credited with respect to any such absence. A maternity/paternity absence shall mean an absence from work by reason of the pregnancy of the Employee, the birth of a child of the Employee, or the placement of a child with the Employee in connection with the adoption of such child by the Employee, or for purposes of caring for such a child for a period immediately following such birth or placement.

Notwithstanding any provision of the Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

In the event a Participant dies while serving in qualified military service as defined in Section 414(u) of the Code, the Participant’s survivors are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had returned to Covered Employment on the day before such death and then terminated from Covered Employment on the actual date of death.

3.8.	Participant contributions – Participant contributions under the Base Plan are neither required nor permitted.

3.9

Employer contributions – Unless otherwise specified in a participation agreement or merger agreement, each participating employer shall contribute a percentage (as determined from time to time by the Trustees) of Salary (as defined in this Base Plan document or applicable Appendix) starting at each Participant’s date of participation in the Plan. Notwithstanding the foregoing, effective September 27, 2011, participating Employers shall not make contributions for Participants who complete 83 hours or fewer per month as described in Section 3.5

Section Four - Retirement Dates and Eligibility

4.1.

Normal Retirement: Each Participant who terminates from employment with an Employer on or after his Normal Retirement Date shall receive a Regular Benefit as determined in Section 5.1. Each Participant, upon attainment of his Normal Retirement Age shall have a nonforfeitable right to his Accrued Benefit.

4.2.

Early Retirement: Each Participant who terminates from employment with an Employer prior to his Normal Retirement Date, if he has attained the age of 55 and completed 15 Years of Credited Service, shall receive a benefit determined in accordance with Section 5.2.

4.3.

Late Retirement: If a Participant continues his employment beyond the Participant’s Normal Retirement Date, upon termination of employment (except as provided in Section 8), the Participant shall be able to retire at any time thereafter and shall be eligible for a late Retirement Benefit in accordance with Section 5.5.

4.4.

Disability Retirement: A Participant who terminates employment as a result of a physical or mental disability after completing at least 15 Years of Credited Service, at any age, shall begin to receive a Disability Retirement Benefit determined in accordance with the provisions of Section 5.7 on the first day of the month following such disability, provided, however, that such physical or mental disability, as evidenced by a Social Security Administration award, in the opinion of a physician designated by the Trustees, is permanent and prevents him from performing his duties. The Trustees shall have the right from time to time to examine the Participant receiving a disability benefit to determine if the disability is permanent and prevents him from performing his duties.

4.5.

Deferred Vested Retirement: If a Participant’s employment relationship with an Employer terminates for any reason such that he ceases to be a Participant in the Plan before he is eligible for normal retirement or early retirement in accordance with Sections 4.1 or 4.2, but after he has completed five Years of Service, as determined in accordance with Section 3.1, he shall be entitled to a vested benefit under Section 5.3.

4.6.

Non Vested: If a Participant’s employment relationship with an Employer terminates for any reason such that he ceases to be a Participant in the Plan before he has completed five Years of Service, as determined in accordance with Section 3.1, he shall not be entitled to any benefit under the Plan. Any Participant who terminates employment and is not vested shall be deemed to have received a distribution of the present value of his Accrued Benefit equal to zero.

Section Five - Amount of Regular Annuities

5.1.

The annual amount of Regular Annuity payable to a Participant retiring in accordance with Section 4.1 or 4.4 and commencing at retirement, shall be equal to 2.50% of his Average Salary multiplied by his Credited Service, not in excess of 30 years.

5.2.

If a Participant retires under Section 4.2 of the Plan, the amount of Regular Benefit to which he is entitled, commencing at his Normal Retirement Date, is determined pursuant to the formula in Section 5.1. At the Participant’s request a benefit may become payable on any date between his termination date and his Normal Retirement Date. Such reduced benefit shall be the Regular Benefit determined pursuant to Section 5.1 multiplied by a percentage equal to (a) 100% minus (b) 0.5% multiplied by the number of full months that the benefit commencement precedes his Normal Retirement Date.

5.3.

The vested benefit under Section 4.5 payable at or prior to his Normal Retirement Date shall be an annuity commencing at his Normal Retirement Date equal to 2.25% multiplied times Average Salary times Credited Service, to a maximum of 75% of Average Salary. A Participant who is entitled to a vested annuity in accordance with Section 5.3 may elect, by filing a written application with the Trustees, to commence receiving a reduced annuity on the first day of any month after he has reached the age of 55. Such reduced annuity shall be the annuity determined pursuant to this Section 5.3 multiplied by a percentage equal to 100% minus 0.5% multiplied times the number of full months that the date of commencement precedes his Normal Retirement Date.

5.4.	Actuarial Adjustment for delayed retirement under Section 4.5:

(a)

If a Participant does not retire directly from active service, and the Annuity Starting Date is after the Participant’s Normal Retirement Age, the monthly benefit will be the Retirement Benefit based on age and Years of Service at Normal Retirement Age, actuarially increased for each complete calendar month between Normal Retirement Age and the Annuity Starting Date for which benefits were not suspended, and then converted as of the Annuity Starting Date to the benefit payment form elected in the pension application or to the automatic form of Husband-and-Wife Pension if no other form is elected.

(b)

If a Participant first becomes entitled to additional benefits after Normal Retirement Age, whether through additional service or because of a benefit increase, the actuarial increase in those benefits will start from the date they would first have been paid rather than Normal Retirement Age.

(c)	The actuarial increase will be 1% per month for the first 60 months after Normal Retirement Age and 1.5% per month for each month thereafter.

(d)

If a Participant’s benefit is delayed beyond his Normal Retirement Date, such Participant must be given a choice of an Actuarially Increased benefit (as provided in this Section 5.4) or a retroactive annuity, with retroactive payments made at an interest rate of 4% per annum.

5.5.

If a Participant’s employment with the Employer continues after his Normal Retirement Date, the amount of his Accrued Benefit shall be the benefit determined in accordance with Section 5.1 on the basis of his Credited Service and his Average Salary as of his date of termination of employment. In the case of an active Participant receiving payments in accordance with Section 8 (Required Beginning Date), his Accrued Benefit shall be re-determined annually based on his Credited Service and Average Salary at the end of each calendar year.

5.6.

Additionally, all non-union Employees of UNITE HERE Local 6 receive up to five (5) years of past (pre-2005) Credited Service under the Base Plan provisions. The benefit under the Plan attributable to such past Local 6 Credited Service will be calculated as 2.5% times a Participant’s Local 6 salary as of December 31, 2004 times Credited Service at December 31, 2004 (maximum of 5 years), and with such benefit to be calculated and accrued independently of benefits accrued under other provisions of the Plan and Appendix XVII (other provisions of this Plan notwithstanding, the same period of service for the five years ending December 31, 2004 may receive credit under this Section 5.6 as well as under Appendix XVII).

5.7.

For benefit applications received on or after December 1, 2014 and benefit commencement dates on or after January 1, 2015, if a Participant retires under Section 4.4 of the Plan, the amount of the Disability Retirement Benefit to which he is entitled, is equal to the greater of (a) 70% of the annuity determined under Section 5.1 or (b) 100% of the annuity determined under Section 4.2, and such amount shall be adjusted in accordance with Section 7.1(d)(ii) or Section 7.1(e)(ii). For benefit commencement dates prior to January 1, 2015, the amount of the Disability Retirement Benefit to which he is entitled is determined under Section 5.1.

Section Six - Pre-Retirement Death Benefits

6.1.

The Surviving Spouse of any Participant who dies prior to his Annuity Starting Date with a vested right to his Accrued Benefit shall be entitled to receive a Qualified Preretirement Survivor Annuity, to be paid to such Surviving Spouse in accordance with the rules and procedures set forth in Section 6.2.

6.2.	The amount of the Qualified Preretirement Survivor Annuity is:

(a)

If the Participant’s death occurs on or after the date on which the Participant attains age 55, survivor annuity payments shall commence on the Participant’s Normal Retirement Date and shall be made to the Participant’s Surviving Spouse for the then remaining lifetime of the Surviving Spouse. The Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as of the first day of any month after the Participant’s death but prior to his Normal Retirement Date, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his death, elected to commence receiving his benefit, and died on the next day, as follows:

(i)

If the Participant meets the requirements of Section 4.2 at date of death then the survivor annuity payment shall equal 50% of the amount of pension which would have been payable to the Participant under the provisions of Section 5.2 if the Participant had retired on the day before death and pension payments had then commenced assuming coverage under Section 7.1(d).

(ii)

If Participant does not meet the requirements of Section 4.2 at date of death then the survivor annuity payment shall equal 50% of the amount of pension payable to the Participant under the provisions of Section 5.3, assuming coverage under Section 7.1(d) and assuming pension payments commence at date of death.

(b)

If the Participant’s death occurs before the Participant attains age 55, survivor annuity payments shall commence on the Participant’s Normal Retirement Date and shall be made to the Surviving Spouse of the Participant for the then remaining lifetime of the Surviving Spouse in an amount equal to 50% of the amount of benefit which the Participant had accrued at the date of death in accordance with the formula in Section 5.3 assuming coverage under Section 7.1(d). The Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as of the first day of any month after both the Participant’s death and the date on which he would have attained age 55 if he had lived, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his death, elected to commence receiving his benefit under the benefit option selected under Section 7.1(d), and died on the next day.

(c)

Sections 6.2(a) and (b) notwithstanding, the Spouse of an actively employed Participant, provided they have been married for at least five years prior to the Participant’s death, in the event of the Participant’s death after he has completed 15 or more Years of Credited Service and prior to his retirement, shall be entitled to receive an annuity commencing on the first day of the calendar month following the Participant’s death. Such annuity shall equal 75% of the amount which would have been payable to the Participant commencing on the aforementioned date pursuant to Section 5.1 if the Participant met the requirements of Section 4.2 or pursuant to Section 5.3 otherwise, based on his Average Salary and Credited Service at his date of death. Such amount shall be reduced by 2% for each year that commencement of such benefits precedes the date in which the Participant would have attained age 55, and shall be further reduced by 0.5% for each year in excess of (5) five that the Spouse is younger in age than the Participant.

Section Seven - Post-Retirement Death Benefits; Forms and Timing of Payments

7.1.	The normal forms of benefit payment at retirement shall be:

(a)	Life Annuity: The normal form of payment for a single Participant is a benefit payable for his lifetime, as determined under Section 5, with no further payments beyond the month of his death

(b)	Qualified Joint and Survivor Annuity:

(1)	The normal form of payment for a married Participant is a Qualified Joint and Survivor Annuity which shall be equal to a percentage of the Regular Annuity as follows:

(i)	For benefits earned before January 1, 2015, the percentage is as specified in Section 7.1(c) or 7.1(d) and payable in accordance with those Sections.

(ii)	For benefits earned on or after January 1, 2015, the percentage is as specified in Section 7.1(d) and payable in accordance with such Section.

(2)

Notwithstanding paragraph (1), no benefit shall be payable to a Participant’s Spouse under this Section 7.1(b) unless the Participant and his Spouse were legally married throughout the 12-month period ending on the date of the Participant’s death. If the Participant and his Spouse were not legally married for at least 12 months before the Annuity Starting Date, the normal form of payment nevertheless shall be a Qualified Joint and Survivor Annuity; however, if the Participant dies within 12 months after the date of his marriage, the form of payment shall revert to the normal form of payment in Section 7.1(a), and no benefit shall be payable to the Participant’s Spouse except as otherwise provided in Section 7.3.

(3)

An election not to take the Qualified Joint and Survivor Annuity shall be made on an appropriate election form filed with the Trustees no more than 90 days (180 days effective January 1, 2008), and not less than 30 days, before the Annuity Starting Date, as specified by the Trustees. Such an election shall be effective only if accompanied by the written consent of the Participant’s Spouse, witnessed by the Trustees or a notary public, acknowledging the effect of the designation and the specific non-spouse Beneficiary, including any class of Beneficiaries or any contingent Beneficiary. Any consent of a Participant’s Spouse shall be valid only with respect to that Spouse and shall be irrevocable as to that Spouse. Any such election may be revoked in writing by the Participant without spousal consent at any time before the Annuity Starting Date. After such election is revoked, another such election may be made at any time before the Annuity Starting Date; however, any new election will require a new spousal consent. Spousal consent shall not be required if it can be established to the satisfaction of the Trustees that the required consent cannot be obtained because there is no spouse, the spouse cannot be located, or there are other circumstances for which regulations do not require such consent.

(4)

The Trustees shall provide to a Participant, before he makes any election with regard to a form of benefit payment (and within the time described in paragraph (3) for making the election), a written explanation of (i) the terms and conditions of the Qualified Joint and Survivor Annuity; (ii) the Participant’s right to make an election to waive the Qualified Joint and Survivor Annuity and the effect of such election; (iii) the rights of the Participant’s Spouse with respect to any election to waive the Qualified Joint and Survivor Annuity; and (iv) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity. For notices given in plan years beginning after December 31, 2006, such notification shall also include a description of how much larger benefits will be if the commencement of distributions is deferred.

(5)

Notwithstanding the foregoing, an Annuity Starting Date which is not at least 30 days after the written explanation described in paragraph (4) above was provided to the Participant will be permitted if the following conditions are satisfied:

(i)	the written explanation is provided to the Participant before the Annuity Starting Date;

(ii)	the written explanation explains that the Participant has the right to at least 30 days to consider whether to make an election with regard to a form of benefit payment;

(iii)

the Participant is permitted to revoke a benefit election at any time until the Annuity Starting Date, or if later, at any time before the end of the 7-day period beginning on the day after the written explanation is provided to the Participant; and

(iv)	distribution of benefits does not begin before the date the 7-day period described above expires (which date may be later than the Annuity Starting Date).

(6)

Payments under the Qualified Joint and Survivor Annuity shall begin on the Annuity Starting Date and shall end with the payment due as of the first day of the month in which occurs the death of the last person entitled to payments under the annuity.

(c)

Subsidized Joint and Survivor Annuity: For benefits earned prior to January 1, 2015, a Participant who has completed 10 Years of Credited Service and is eligible to retire under any of Sections 4.1, 4.2, 4.3 or 4.4 may elect from various joint annuity options in accordance with Table A. A joint annuity shall be payable to the annuitant during his life and, after his death, to his Spouse, if surviving, during her life. The amount of the monthly payments to an annuitant who has elected a joint annuity and to his Surviving Spouse, shall be computed by applying to the monthly Regular Annuity to which the annuitant would otherwise have been entitled, the percentage determined in accordance with Table A annexed hereto. If no election is made, Option E will be deemed to have been elected.

(d)

Non-subsidized Joint and 50% Survivor Annuity– For benefits earned prior to January 1, 2015, the provisions of this Section apply only to those Participants not covered by Section 7.1(c). For benefits earned on or after January 1, 2015, the provisions of this Section are applicable to all Participants. If a Participant has been married for at least one year at the Annuity Starting Date, the amount of each such annuity payment which would otherwise be payable to such Participant shall be reduced to be the Actuarial Equivalent of the Regular Annuity and if the Participant’s Spouse shall survive him, an annuity shall be payable under the Plan to the Spouse during such Spouse’s remaining lifetime after the Participant’s death in an amount equal to 50% of his reduced annuity payment. The reduction of the amount of the Regular Annuity shall be done in accordance with the following:

(i)

For retirement under Sections 4.1, 4.2, 4.3 or 4.5, 93% plus 0.3% for each year that the Beneficiary’s age is greater than the Participant’s or minus 0.3% for each year that the Beneficiary’s age is less than the Participant’s age with a maximum factor of 99%. (For example: Participant is age 65 and Spouse is age 62; factor = 92.1%).

(ii)

For Retirement under Section 4.4, 79% plus 0.4% for each year that the Beneficiary’s age is greater than the participant’s age or minus .4% for each year that the Beneficiary’s age is less than the participant’s age with a maximum factor of 99%.

(e)

Non-subsidized Post-Retirement Joint & 75% Survivor Annuity– For benefits earned prior to January 1, 2015, the provisions of this Section apply only to those Participants not covered by Section 7.1(c). For benefits earned on or after January 1, 2015, the provisions of this Section are applicable to all Participants. If a Participant has been married for at least one year at the Annuity Starting Date, the Participant may elect that the amount of each such annuity payment which would otherwise be payable to such Participant shall be reduced to be the Actuarial Equivalent of the Regular Annuity and if the Participant’s Spouse shall survive him, an annuity shall be payable under the Plan to the Spouse during such Spouse’s remaining lifetime after the Participant’s death in an amount equal to 75% of his reduced annuity payment. The reduction of the amount of the Regular Annuity shall be done in accordance with the following:

(i)

For retirement under Sections 4.1, 4.2, 4.3 or 4.5, 89.5% plus 0.45% for each year that the Beneficiary’s age is greater than the Participant’s or minus 0.45% for each year that the Beneficiary’s age is less than the Participant’s age with a maximum factor of 98%.

(ii)

For Retirement under Section 4.4, 69% plus 0.6% for each year that the Beneficiary’s age is greater than the Participant’s age or minus .6% for each year that the Beneficiary’s age is less than the Participant’s age with a maximum factor of 98%.

7.2.	Optional Forms of Payment

(a)	Married participants – rules regarding optional forms of payments are as noted in Section 7.1(b)(3), and Section 7.1(c) for benefits earned prior to January 1, 2015.

(b)

Unmarried participants: prior to January 1, 2006, no optional forms of payment apply to unmarried participants. Effective January 1, 2006, for Participants with one or more Hours of Service after January 1, 2005, an unmarried participant may elect a life annuity with ten years of guaranteed payments, with such option being the Actuarial Equivalent of the normal form. For this purpose, Actuarial Equivalent means the otherwise payable benefit multiplied by the following factors:

Ages	Factor	Ages	Factor
55 or less	0.988	62-65	0.960
56	0.984	66	0.954
57	0.980	67	0.948
58	0.976	68	0.942
59	0.972	69	0.936
60	0.968	70 or higher	0.930
61	0.964

7.3.	Other Death Benefits: No other death benefits are payable under the Plan.

7.4.	Payment of Small Benefits:

Notwithstanding any provision of the Plan to the contrary, the Actuarial Equivalent value of any benefit (derived from both Employer and Employee contributions) payable hereunder shall be paid in a lump sum, provided that such Actuarial Equivalent value is less than $5,000 or such other amount prescribed by Code Section 411(a)(11). Effective March 28, 2005, the maximum amount of lump sum payable under the above provisions is $1000.

Any Participant who terminates employment and is not vested shall be deemed to have received a distribution of the present value of his vested Accrued Benefit equal to zero.

7.5.	Termination of Marriage:

Subject to Code Section 414(p), the spouse to whom the Participant was married at the Participant’s pension commencement date is entitled to the survivor annuity upon the death of the Participant after the pension commencement date, whether or not the Participant and such Spouse were married at the date of the Participant’s death.

7.6.	Latest Commencement of Retirement Benefits:

Payment of retirement benefits to a Participant shall commence not later than 60 days after the close of the Plan Year in which occurs the latest of (a) the Participant attains his Normal Retirement Age; (b) the Participant terminates employment; or (c) the tenth anniversary of the year in which the Participant commenced participation in the Plan.

7.7.	Late Payments:

Effective April 14, 2004, if a Participant’s benefit is delayed beyond his selected Annuity Starting Date, such Participant must be given a retroactive annuity, with retroactive payments made at an interest rate of 4% per annum.

Section Eight - Minimum Distribution Requirements

Section 8.1. General Rules

8.1.1. Effective Date. The provisions of this Section Eight will apply for purposes of determining required minimum distributions for calendar years beginning with the 2005 calendar year.

8.1.2. Precedence. The requirements of this Section will take precedence over any inconsistent provisions of the Plan.

8.1.3. Requirements of Treasury Regulations Incorporated. All distributions required under this Section will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

8.1.4. Limits on Distribution Periods. As of the first distribution calendar year, distributions to a Participant, if not made in a single sum, may only be made over one of the following periods: the life of the Participant, the joint lives of the Participant and Beneficiary, a period certain not extending beyond the life expectancy of the Participant, or a period certain not extending beyond the joint life and last survivor expectancy of the Participant and Beneficiary.

Section 8.2. Time and Manner of Distribution.

8.2.1. Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the participant’s required beginning date.

8.2.2. Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(a)

If the Participant’s Surviving Spouse is the Participant’s sole designated Beneficiary, then, distributions to the Surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1⁄2, if later.

(b)

If the Participant’s Surviving Spouse is not the Participant’s sole designated Beneficiary, then, distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(c)

If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(d)

If the Participant’s Surviving Spouse is the Participant’s sole designated Beneficiary and the Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, this section 8.2.2, other than section 8.2.2(a), will apply as if the Surviving Spouse were the Participant.

For purposes of this section 8.2.2 and section 8.5, distributions are considered to begin on the Participant’s required beginning date (or, if section 8.2.2(d) applies, the date distributions are required to begin to the Surviving Spouse under section 8.2.2(a)) . If annuity payments irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s Surviving Spouse before the date distributions are required to begin to the Surviving Spouse under section 8.2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

8.2.3. Form of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3, 4 and 5 of this Section. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions there under will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations. Any part of the Participant’s interest which is in the form of an individual account described in Section 414(k) of the Code will be distributed in a manner satisfying the requirements of Section 401(a)(9) of the Code and the Treasury regulations that apply to individual accounts.

Section 8.3. Determination of Amount to be Distributed Each Year.

8.3.1. General Annuity Requirements. If the Participant’s interest is paid in the form of annuity distributions under the plan, payments under the annuity will satisfy the following requirements:

(a)	the annuity distributions will be paid in periodic payments made at intervals not longer than one year;

(b)	the distribution period will be over a life (or lives) or over a period certain not longer than the period described in section 8.4 or 8.5;

(c)	once payments have begun over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted;

(d)	payments will either be non-increasing or increase only as follows:

(I)

by an annual percentage increase that does not exceed the annual percentage increase in a cost-of-living index for a 12-month period ending in the year during which the increase occurs or a prior year;

(II)

by a percentage increase that occurs at specified times and does not exceed the cumulative total of annual percentage increases in an eligible cost-of- living index since the Annuity Starting Date, or if later, the date of the most recent percentage increase;

(III)	by a constant percentage of less than 5 percent per year, applied not less frequently than annually;

(IV)

to the extent of the reduction in the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the beneficiary whose life was being used to determine the distribution period described in subsection (d) of this Section 6.9 dies or is no longer the Participant’s Beneficiary pursuant to a qualified domestic relations order within the meaning of Code Section 414(p);

(V)

to provide a final payment upon the Participant’s death not greater than the excess of the actuarial present value of the Participant’s accrued benefit (within the meaning of Section 411(a)(17) of the Code) calculated as of the Annuity Starting Date using the applicable interest rate and the applicable mortality table over the total of payments before the Participant’s death;

(V)	to allow a Beneficiary to convert the survivor option of a joint and survivor annuity into a lump-sum distribution upon the Participant’s death; or

(VII)	to pay increased benefits that result from a Plan amendment.

8.3.2. Amount Required to be Distributed by Required Beginning Date. The amount that must be distributed on or before the Participant’s required beginning date (or, if the Participant dies before distributions begin, the date distributions are required to begin under section 8.2.2(a) or (b)) is the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g., bi-monthly, monthly, semi-annually, or annually. All of the Participant’s benefit accruals as of the last day of the first distribution calendar year will be included in the calculation of the amount of the annuity payments for payment intervals ending on or after the Participant’s required beginning date.

8.3.3. Additional Accruals After First Distribution Calendar Year. Any additional benefits accruing to the Participant in a calendar year after the first distribution calendar year will be distributed beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.

Section 8.4. Requirements For Annuity Distributions That Commence During Participant’s Lifetime.

8.4.1. Joint Life Annuities Where the Beneficiary Is Not the Participant’s Spouse. If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a non-spouse Beneficiary, annuity payments to be made on or after the Participant’s required beginning date to the designated Beneficiary after the Participant’s death must not at any time exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A-2 of

Section 1.401(a)(9)-6T of the Treasury regulations. If the form of distribution combines a joint and survivor annuity for the joint lives of the Participant and a non-spouse Beneficiary and a period certain annuity, the requirement in the preceding sentence will apply to annuity payments to be made to the designated Beneficiary after the expiration of the period certain.

8.4.2. Period Certain Annuities. Unless the Participant’s Spouse is the sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain for an annuity distribution commencing during the Participant’s lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations for the calendar year that contains the annuity starting date. If the annuity starting date precedes the year in which the Participant reaches age 70, the applicable distribution period for the Participant is the distribution period for age 70 under the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations plus the excess of 70 over the age of the Participant as of the Participant’s birthday in the year that contains the annuity starting date. If the Participant’s Spouse is the Participant’s sole designated Beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant’s applicable distribution period, as determined under this Section 8.4.2, or the joint life and last survivor expectancy of the Participant and the Participant’s Spouse as determined under the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the calendar year that contains the annuity starting date.

Section 8.5. Requirements For Minimum Distributions Where Participant Dies Before Date Distributions Begin.

8.5.1. Participant Survived by Designated Beneficiary. If the Participant dies before the date distribution of his or her interest begins and there is a designated Beneficiary, the Participant’s entire interest will be distributed, beginning no later than the time described in section 8.2.2(a) or (b), over the life of the designated Beneficiary or over a period certain not exceeding:

(a)

unless the annuity starting date is before the first distribution calendar year, the life expectancy of the designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year immediately following the calendar year of the Participant’s death; or

(b)

if the annuity starting date is before the first distribution calendar year, the life expectancy of the designated Beneficiary determined using the Beneficiary’s age as of the Beneficiary’s birthday in the calendar year that contains the annuity starting date.

8.5.2. No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

8.5.3. Death of Surviving Spouse Before Distributions to Surviving Spouse Begin. If the Participant dies before the date distribution of his or her interest begins, the Participant’s Surviving Spouse is the Participant’s sole designated Beneficiary, and the Surviving Spouse dies before distributions to the Surviving Spouse begin, this Section 5 will apply as if the Surviving Spouse were the Participant, except that the time by which distributions must begin will be determined without regard to section 2.2(a) .

Section 8.6. Definitions.

8.6.1. Designated Beneficiary. The individual who is designated as the Beneficiary under Section 2.3 of the Plan and is the designated Beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-4, Q&A-1, of the Treasury regulations.

8.6.2. Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin pursuant to Section 2.2.

8.6.3 Life expectancy. Life expectancy as computed by use of the Single Life Table in section I.401(a)(9)-9 of the Treasury regulations.

8.6.4. Required beginning date. The date when payment to a Participant are required to begin pursuant to this Section 8 of the Plan. A Participant’s Required Beginning Date is the April 1 of the calendar year following the calendar year that the Participant attains age 70-1/2.

Section Nine - Limitations on Benefits

9.1.	Maximum retirement allowance:

Prior to January 1, 2006:

Subject to the following provisions of this Section 9.1 and the limitations set forth in Section 415 of the Code, and any regulations or rulings thereunder, and notwithstanding any provision of the Plan to the contrary, the maximum annual benefit provided by Employer contributions payable to a Participant under the Plan in the form of a single life annuity in any Limitation Year, when added to any pension attributable to contributions of an Employer provided to the Participant under any other qualified defined benefit plan, shall be equal to the maximum permissible benefit, as defined below. For the purpose of this Section 9.1, there shall be taken into account Post-Termination Adjustments. “Post-Termination Adjustment” shall mean any adjustment to the limit set forth in Code section 415(b) made pursuant to Code section 415(d) for a Limitation Year after the Limitation Year in which the Participant has his last termination of employment.

Definitions.

Defined benefit dollar limitation. The “defined benefit dollar limitation” is $170,000 (effective for 2005), as adjusted, effective January 1 of each year, under Section 415(d) of the Code in such manner as the Secretary shall prescribe, and payable in the form of a straight life annuity. A limitation as adjusted under Section 415(d) will apply to Limitation Years ending with or within the calendar year for which the adjustment applies.

Defined benefit compensation limitation. The “defined benefit compensation limitation” is the Participant’s average annual Statutory Compensation during the three consecutive calendar years of his Service with an Employer affording the highest such average or during all of the years of such Service if less than three years. For purposes of this Section 9.1, Statutory Compensation shall mean earnings as reported on a Participant’s annual form W-2 plus pre-tax contributions to a Code Section 401(k) Plan and other pre- tax deductions including medical premiums, insurance premiums, Health and Dependent Care contributions. Statutory Compensation shall not include, however, imputed income for excess group term life insurance and other non-salary items such as car allowances or moving expenses.

Limitation Year shall mean the calendar year.

Maximum permissible benefit. The “maximum permissible benefit” is the lesser of the defined benefit dollar limitation or the defined benefit compensation limitation (both adjusted where required, as provided in (a) and, if applicable, in (b), (c) or (d) below).

(a)

If the Participant has fewer than 10 years of participation in the Plan, the defined benefit dollar limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of participation in the Plan and (ii)

the denominator of which is 10. In the case of a Participant who has fewer than 10 years of Service with the Employer, the defined benefit compensation limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of Service with the Employer and (ii) the denominator of which is 10.

(b)

If the benefit of a Participant begins prior to age 62, the defined benefit dollar limitation applicable to the Participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the Actuarial Equivalent of the defined benefit dollar limitation applicable to the Participant at age 62 (adjusted under (a) above, if required). The defined benefit dollar limitation applicable at an age prior to age 62 is determined as the lesser of (i) the Actuarial Equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Exhibit I of the Plan and (ii) the Actuarial Equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate and the applicable mortality table specified in Code section 417(e)(3). Any decrease in the defined benefit dollar limitation determined in accordance with this paragraph (b) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

(c)

If the benefit of a Participant begins after the Participant attains age 65, the defined benefit dollar limitation applicable to the Participant at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is Actuarially Equivalent to the defined benefit dollar limitation applicable to the participant at age 65 (adjusted under (a) above, if required). The Actuarial Equivalent of the defined benefit dollar limitation applicable at an age after age 65 is determined as (i) the lesser of the Actuarial Equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Exhibit I of the Plan and (ii) the Actuarial Equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent interest rate assumption and the applicable mortality table specified in Code section 417(e)(3). For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

(d)

If the benefit of a Participant is payable neither as a Regular Annuity nor as a Qualified Joint and Survivor Annuity, the maximum limitation shall be of Actuarially Equivalent Value to the maximum limitation otherwise applicable. Actuarially Equivalent Value for purposes of this Section 9.1 shall be determined in accordance with Section 415(b) of the Code and the regulations or rulings issued thereunder and using the Plan’s optional form of payment factors, or, if less, using factors calculated from the applicable mortality table specified in Code section 417(e)(3), if applicable, and either:

(A)	if the benefit is not subject to the provisions of Section 417(e)(3) of the Code, an interest rate of 5 percent, or

(B)	if the benefit is subject to the provisions of Section 417(e)(3) of the Code:

(1)	an interest rate of 5.5 percent for distributions made in 2004 and 2005, and

(2)

annual interest rate on 30-year Treasury securities specified by the Commissioner for the fourth calendar month preceding the first day of the month during which the Annuity Starting Date occurs for distributions made in 2006 or in any subsequent Limitation Year.

However, in the case of a Participant who receives a distribution in calendar year 2004, the amount payable under any form of payment subject to the provisions of Section 417(e)(3) of the Code and subject to adjustment under the preceding paragraph shall not be less than the amount that would have been payable if ‘the interest rate described in subsection (B)(2) that was in effect on December 31, 2003’ was substituted for ‘an interest rate of 5.5 percent’ in subsection (B)(1) of the preceding paragraph.

Grandfathered Provisions. If an individual was a Participant in one or more defined benefit plans of the Amalgamated or an Affiliate as of the first day of the first Limitation Year beginning after December 31, 1986, the application of the limitations of this Section 9.1 shall not cause the maximum permissible amount for such individual under all such defined benefit plans to be less than the individual’s accrued benefit as of December 31, 1986. The preceding sentence applies only if such defined benefit plans met the requirements of Section 415 of the Code, for all Limitation Years beginning before January 1, 1987.

Repeal of Provision. In the event that Congress should provide by statute, or the Internal Revenue Service should provide by regulation or ruling, that any or all of the conditions set forth in this Section 9.1 are no longer necessary for the Plan to meet the requirements of Section 401 or other applicable provisions of the Code then in effect, such conditions shall immediately become void and shall no longer apply, without the necessity of further amendment to the Plan.

On and after January 1, 2006:

Notwithstanding any other provision of the Plan, the annual benefit to which a Participant is entitled under the Plan shall not, in any Limitation Year, be in an amount which would exceed the applicable limitations under Section 415 of the Code and regulations thereof. If the benefit payable under the Plan would (but for this Section) exceed the limitations of Section 415 of the Code by reason of a benefit payable under another defined benefit plan aggregated with this Plan under Code Section 415(f), the benefit under this Plan shall be reduced only after all reductions have been made under such other plan. As of January 1 of each calendar year commencing on or after January 1, 2002, the dollar limitation as determined by the Commissioner of Internal Revenue for that calendar year shall become effective as the maximum permissible dollar amount of benefit payable under the Plan during the Limitation Year ending within that calendar year, including benefits payable to Participants who retired prior to that Limitation Year. The term ‘compensation’ for purposes of applying the applicable limitations under Section 415 of the

Code with respect to any Participant shall mean Statutory Compensation. Statutory Compensation means the wages, salaries, and other amounts paid in respect of an employee for services actually rendered to the Employer or an Affiliate, including by way of example, overtime, bonuses, and commissions, but excluding deferred compensation, stock options, and other distributions which receive special tax benefits under the Code. Statutory Compensation paid or made available during a Limitation Year shall include any elective deferral (as defined in Section 402(g)(3)of the Code), and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Section 125 or 457 of the Code. For Limitation Years beginning after December 31, 2000, Compensation shall also include any elective amounts that are not includible in the gross income of the Employee by reason of Section 132(f)(4) of the Code.

Effective as of January 1, 2008, Statutory Compensation shall also include amounts required to be recognized under the provisions of U.S. Treasury Department regulation 1.415(c)-2(e). For purposes of Statutory Compensation, as well as compensation for purposes of determining highly compensated employees pursuant to Code Section 414(q) and for top-heavy purposes under Code Section 416 (including the determination of key employees), the following elections apply: (1) include payments for unused accrued bona fide sick, vacation or other leave, (2) exclude payments from nonqualified unfunded deferred compensation plans that is includible in the Participant’s gross income, (3) include salary continuation payments for participants on military service (as that term is used in Code § 414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service, and (4) exclude salary continuation payments for a Participant who is permanently and totally disabled (as defined in Code § 22(e)(3)).

Statutory Compensation shall be adjusted, as set forth herein, for “Regular Pay” paid after a Participant’s severance from employment with the Employer maintaining the Plan (or any other entity that is treated as the Employer pursuant to Code § 414(b), (c), (m) or (o)). However, Regular Pay may only be included in Statutory Compensation to the extent such amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered Statutory Compensation within the meaning of Code § 415(c)(3), even if payment is made within the time period specified above. Statutory Compensation shall include Regular Pay after severance of employment only if: (A) The payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and (B) The payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer.

Statutory Compensation for a limitation year shall not include amounts earned but not paid during the limitation year solely because of the timing of pay periods and pay dates. Participants may not make elective deferrals with respect to amounts that are not Statutory Compensation. Code § 415(c)(3) Compensation for any limitation year shall not exceed the annual compensation limit of Code § 401(a)(17).

Statutory Compensation shall include amounts that are includible in the gross income of a Participant under the rules of Code Section 409A or Code Section 457(f)(1)(A) or because the amounts are constructively received by the Participant.

This Section 9.1 is intended to satisfy the requirements imposed by Section 415 of the Code and the U.S. Treasury Regulations thereunder and shall be construed in a manner that will effectuate this intent. This Section shall not be construed in a manner that would impose limitations that are more stringent than those required by Section 415 of the Code and the U.S. Treasury Regulations thereunder. If and to the extent that the rules set forth in this Section are no longer required for qualification of the Plan under Section 401(a) and related provisions of the Code and the U.S. Treasury Regulations thereunder, they shall cease to apply without the necessity of an amendment to the Plan.

9.2.	Restrictions on Benefits Paid to Highly Compensated Employees

(a)	The purpose of this Section 9.2 is to conform the Plan to the requirements of Treasury Regulation Section 1.401-4(c) and Treasury Regulation Section 1.401(a)(4)-5(b).

(i)

In the event of the termination of the Plan, the benefit of any Highly Compensated Employee (as defined in Section 414(q) of the Code) shall in no event exceed an amount that is nondiscriminatory under Section 401(a)(4) of the Code.

(ii)

The annual payments to an Employee described in Section 9.2(a)(iii) may not exceed an amount equal in each year to the payments that would be made on behalf of the Employee under a straight life annuity that is the Actuarial Equivalent value of the Employee’s accrued benefit and the other benefits to which the Employee is entitled under the Plan (other than a social security supplement), and the amount of the payments that the Employee is entitled to receive under a social security supplement. Notwithstanding the foregoing, the restrictions of this subparagraph (ii) do not apply if any one of the following requirements is satisfied:

(A)

after payment to an Employee described in Section 9.2(a)(iii) of all “benefits”, described in Section 9.2(a)(iv), the value of Plan assets equals or exceeds 110 percent of the value of current liabilities, as defined in Section 412(1)(7) of the Code, or

(B)	the value of the benefits described in Section 9.2(a)(iv) for an Employee described in Section 9.2(a)(iii) is less than 1 percent of the value of current liabilities of the Plan, or

(C)	the value of the benefits described in Section 9.2(a)(iv) for an Employee described in Section 9.2(a)(iii) does not exceed $5,000 (or such other amount prescribed by section 411(a)(11) of the Code).

Furthermore, this subparagraph (ii) and Treasury Regulation Section 1.401(a)(4)-5(b)(3) shall not restrict any distribution to a Participant who agrees, by an adequately secured written agreement with the Trustees as prescribed by Section 9.2(b) (an “Agreement”) to repay to the Plan and Trust Fund any amount necessary for the distribution of assets upon Plan termination to satisfy Section 401(a)(4) of the Code.

(iii)

The Employees whose benefits are restricted on distribution consist of the 25 Highly Compensated Employees whose Compensation, within the meaning of Section 414(q) of the Code, was the highest in the current or any prior Plan Year.

(iv)

For purposes of Section 9.2(a)(ii) the term “benefits” includes, in addition to other benefits payable under the Plan, loans in excess of the amounts set forth in Section 72(p)(2)(A) of the Code, any periodic income, any withdrawal values payable to a living Employee, and any death benefits not provided for by insurance on the Employee’s life.

(b)	Terms of Agreement

(i)	During any Plan Year, the amount that may be required to be repaid to the Trust Fund pursuant to an Agreement is the Restricted Amount.

(1)	The “Restricted Amount” is the excess of the Accumulated Amount of distributions made to the Employee over the Accumulated Amount of the Employee’s Nonrestricted Limit.

(2)

The Employee’s “Nonrestricted Limit” is equal to the payments that could have been distributed to the Employee, commencing when distribution commenced to the Employee, had the Employee received payments in the form described in Treasury Regulations Sections 1.401(a)(4)-5(b)(3)(i)(A) and (B).

(3)

An “Accumulated Amount” is the amount of a payment, increased by a reasonable amount of interest from the date the payment was made (or would have been made) until the date for the determination of the Restricted Amount.

(ii)

Prior to receipt of a distribution under the terms of an Agreement, an Employee must (A) agree that upon such distribution the Employee will promptly deposit in an escrow account (an “Escrow Account”) with a depository acceptable to the Trustees property having a fair market value equal to at least 125 percent of the Restricted Amount, or (B) post as collateral a bond or bank letter of credit equal to at least 100 percent of the Restricted Amount, which bond is furnished by an insurance company, bonding company, or other surety approved by the U.S. Treasury Department as an acceptable surety for federal bonds.

(iii)

Amounts in the Escrow Account in excess of 125 percent of the Restricted Amount may be withdrawn by the Employee. The Employee’s liability under a bond or letter of credit in excess of 100 percent of the Restricted Amount may be released, where the Agreement has been secured by a bond or a letter of credit. If the market value of the property in the Escrow Account falls below 110 percent of the Restricted Amount, the Employee is obligated to deposit additional property to bring the value of the property held by the depository up to 125 percent of the Restricted Amount. An Employee has the right to receive any income from the property placed in the Escrow Account, subject to the foregoing obligation to maintain the value of the property.

(iv)

A depository may not redeliver to an Employee any property held under an Agreement, other than amounts in excess of 125 percent of the Restricted Amount, and a surety or bank may not release any liability on a bond or letter of credit unless the Trustees certifies to the depository, surety or bank that the Employee (or the Employee’s estate) is no longer obligated to repay any amount under the Agreement. The Trustees will make such a certification if, any time after the distribution commences, either (A) the value of Plan assets equals or exceeds 110 percent of the value of current liabilities, (B) the value of the Employee’s future Nonrestricted Limit constitutes less than 1 percent of the value of current liabilities, (C) the value of the Employee’s future Nonrestricted Limit does not exceed $5,000 (or such other amount prescribed by Section 411(a)(11) of the Code), or (D) the Plan has terminated and the benefit received by the Employee is nondiscriminatory. Such a certification by the Trustees shall terminate the Agreement.

(c)

In the event that Congress should provide by statute, or the Internal Revenue Service should provide by regulation or ruling, that any or all of the conditions set forth in Sections 9.2(a) and 9.2(b) are no longer necessary for the Plan to meet the requirements of Section 401 or other applicable provisions of the Code then in effect, such conditions shall immediately become void and shall no longer apply, without the necessity of further amendment to the Plan.

Section Ten - Administration of the Plan

10.1.

The Board of Trustees shall be the “plan administrator” of the Plan within the meaning of ERISA. The administration of the Plan shall be the responsibility of the Board of Trustees except to the extent that:

(a)	authority to construe, administer and interpret the Plan is delegated to a committee appointed by the Board of Trustees in accordance with this Section 10;

(b)	authority to hold the Fund of the Plan and to invest, control and disburse funds there under has been delegated to a custodian in accordance with the Trust Agreement.

10.2.

The Trustees may from time to time establish rules for its administration of the Plan, adopt and prescribe appropriate forms and procedures for handling claims and the denial of claims. Except as herein otherwise expressly provided, the Trustees shall have the sole and exclusive discretion to interpret and apply the terms of the Plan and the rules there under, including all questions of coverage, eligibility, methods of providing benefits, etc. The decisions and the records of the Trustees shall be conclusive and binding upon the Employer, Participants, and all other persons having any interest in the Plan. No legal action may be commenced or maintained to recover benefits under the Plan more than 24 months after the final review/appeal decision by the plan administrator has been rendered.

10.3.

The Trustees shall be entitled to rely upon all tables, valuations, certificates and reports furnished by the Actuary, upon all certificates and reports made by any accountant, and upon all opinions given by any legal counsel. The Trustees shall be fully protected against any action taken in good faith in reliance upon any such tables, valuations, certificates, reports or opinions. All actions so taken shall be conclusive upon each of them and upon all persons having any interest under the Plan. No Trustee shall be personally liable by virtue of any instrument executed by him or on his behalf as a Trustee, or for any neglect, omission or wrongdoing of any other member or of anyone employed by the Union, or for any loss unless resulting from his own gross negligence or willful misconduct, except as otherwise expressly provided in the Employee Retirement Income Security Act of 1974. Each member of the Trustees shall be indemnified by the Fund against expenses, including attorney’s fees, reasonably incurred by him in connection with any action to which he may be a party by reason of his being a Trustee, except in relation to matters as to which he shall be adjudged in such action to be liable for gross negligence or willful misconduct in the performance of his duty as such member. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

Section Eleven - Miscellaneous Provisions

11.1.

Neither the establishment of the Plan nor the making of any Employer contribution there under nor the creation of any fund or account there under nor the payment of any benefits shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer unless conferred by written affirmative action of the Employer in accordance with the terms of the Plan. No participant shall have any right to be retained in the employ of the Employer by reason of the existence of the Plan, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

11.2.	Non-alienation of benefits:

(a)

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits; except as specifically provided in the Plan. Notwithstanding the foregoing, however, the creation, assignment, or recognition of a right to any benefit payable with respect to an Employee pursuant to a “qualified domestic relations order” (as defined in subsection 414(p) of the Internal Revenue Code) shall not be treated as an assignment or alienation prohibited by this Section 11.2. Any other provision of the Plan to the contrary notwithstanding, if a qualified domestic relations order requires the distribution of all or part of an Employee’s benefits under the Plan, the establishment or acknowledgment of the alternate payee’s right to benefits under the Plan in accordance with the terms of such qualified domestic relations order shall in all events be deemed to be consistent with the terms of the Plan.

(b)

If any person entitled to receive any benefit under the Plan shall become bankrupt, or be declared insolvent, or make a general assignment for the benefit of creditors, or attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit, except as specifically provided in the Plan, then such benefit in the discretion of an Employer shall cease and terminate. In that event, an Employer shall direct the Trustee to hold such payments or apply the benefit or any part thereof to or for such person, his spouse, children, or other dependents, or any of them, in such manner and in such proportions as an Employer shall in its sole discretion determine, in accordance with applicable law.

(c)

Notwithstanding the foregoing, a Participant’s benefits may be offset against an amount that the Participant is ordered or required to pay if (i) the order or requirement to pay arises (A) under a judgment of conviction for a crime involving such plan, (B) under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation of part 4 of subtitle B of Title I of ERISA or (C) pursuant to a settlement between the Secretary of Labor and the Participant, or a settlement agreement between the

Pension Benefit Guaranty Corporation and the Participant in connection with a violation (or alleged violation) of part 4 of such subtitle by a fiduciary or any other person; (ii) the judgment, order, decree or settlement agreement expressly provides for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant’s benefits provided under the Plan; or (iii) in a case in which the survivor annuity requirements apply with respect to distributions from the Plan to the Participant, if the Participant has a Spouse at the time at which the offset is to be made, (A) either such Spouse has consented in writing to such offset and such consent is witnessed by a notary public or Plan representative, or an election to waive the right of the Spouse to a Qualified Joint and Survivor Annuity is in effect, (B) such Spouse is ordered or required in such judgment, order, decree or settlement to pay an amount to the Plan in connection with a violation of part 4 of such subtitle or (C) in such judgment, order, decree or settlement, such Spouse retains the right to receive the Qualified Joint and Survivor Annuity determined in accordance with section (d) below.

(d)

The survivor annuity described in (c) above shall be determined as if (i) the Participant terminated employment on the date of the offset, (ii) there was no offset, (iii) the Plan permitted commencement of benefits only on or after Normal Retirement Age and (iv) the Plan provided only the minimum required qualified joint and survivor annuity. For purposes of this Section, “minimum required qualified joint and survivor annuity” means the qualified joint and survivor annuity which is the Actuarial Equivalent of the Participant’s Accrued Benefit and under which the survivor annuity is fifty percent of the amount of the annuity which is payable during the joint lives of the Participant and the Spouse.

11.3.	Direct Rollover From the Plan:

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section 11.3, a distributee may elect, at the time and in the manner prescribed by the Trustees, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover

Definitions:

(i)

Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and a hardship distribution. Notwithstanding the above, effective January 1, 2002, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be paid only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. Effective January 1, 2010, a Distributee who is a non-spouse Beneficiary may elect to have an Eligible Rollover Distribution be made in the form of a Direct Rollover payable to an individual retirement account (IRA) or Roth IRA established on behalf of such non-spouse Beneficiary.

(ii)

Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution. Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. Effective January 1, 2008, an eligible retirement plan shall include a Roth IRA, described in Section 408A of the Code. Effective January 1, 2008, in the case of an Eligible Rollover Distribution to a non-spouse Beneficiary, an Eligible Retirement Plan is an individual retirement account (IRA) or Roth IRA established on behalf of such non-spouse Beneficiary and that will be treated as an inherited IRA pursuant to Section 402(c)(11) of the Code.

(iii)

Distributee: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse. Effective January 1, 2008, the term Distributee shall include any Beneficiary who is not the Spouse or former Spouse of the Participant or former Participant.

(iv)

Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee. Notwithstanding anything herein to the contrary, only one direct rollover may be made with respect to any eligible rollover distribution.

11.4.	Domestic Relations Orders:

(a)	For the purposes of this Section, the following terms shall have the following definitions:

(i)

Alternate Payee - Any spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to all or a portion of the benefits payable under the Plan to the Participant.

(ii)	Determination Period - The period of up to 18 months during which the Trustees shall determine the qualified status of a domestic relations order.

(iii)

Determination Period Account - A segregated account established by the Trustee at the direction of the Trustees, in which amounts which may be payable to an Alternate Payee shall be held. A Determination Period Account shall be held in an interest-bearing account and credited with earnings of the account.

(iv)	Qualified Domestic Relations Order - Any domestic relations order or judgment that meets the requirements set forth in Code Section 414(p).

(b)	If the Trustees receive a domestic relations order that purports to require the payment of a Participant’s benefits to a person other than the Participant, the Trustees shall take the following steps:

(i)

If benefits are in pay status, the Trustees shall direct the custodian to segregate and hold in a Determination Period Account the amounts that will be payable to the Alternate Payees with respect to the Determination Period if the order is a Qualified Domestic Relations Order.

(ii)

The Trustees shall promptly notify the named Participant and any Alternate Payees of the receipt of the domestic relations order and of the Plan’s procedures for determining if the order is a Qualified Domestic Relations Order.

(iii)	The Trustees shall determine whether the order is a Qualified Domestic Relations Order under the provisions of Code Section 414(p).

(iv)	The Trustees shall notify the named Participant and any Alternate Payees of its determination as to whether the order meets the requirements of a Qualified Domestic Relations Order.

(c)

If, within 18 months of receipt of the domestic relations order, the order is determined to be a Qualified Domestic Relations Order, the Trustees shall direct the custodian to pay the Determination Period Account to the persons entitled to receive the account pursuant to the order.

(d)

If, within 18 months of receipt of the domestic relations order, (i) the order is determined not to be a Qualified Domestic Relations Order or (ii) the issue as to whether the order is a Qualified Domestic Relations Order has not been resolved, the Trustees shall direct the custodian to pay the amounts held in the Determination Period Account to the Participant or other person who would have been entitled to such amounts if there had been no order.

(e)	If an order is determined to be a Qualified Domestic Relations Order after the end of the 18-month period, the determination shall be applied prospectively only.

(t)

An Alternate Payee shall be entitled to receive a distribution from a Participant’s Account pursuant to a Qualified Domestic Relations Order, notwithstanding the fact that the Participant is not currently eligible to receive a distribution from the Plan. The distribution must be made in accordance with the procedures described in Code section 414(p), and if the distribution would exceed $5,000 (or such other amount prescribed by section 411(a)(11) of the Code), the Alternate Payee must consent to the distribution. Should an Alternate Payee not receive a distribution under this Section and elect, instead, to maintain an account in the Plan, the provisions of Section 8 with respect to required beginning date shall apply to the Alternate Payee as if he were a Participant. Notwithstanding the foregoing, in no event will a distribution be made under this Section if the Participant is not fully vested in his Retirement Benefit.

11.5.	Payment in Case of Incapacity:

If any person to whom a benefit is payable is under legal disability or is, in the sole judgment of the Trustees, otherwise unable to manage his financial affairs, the Trustees may, in its discretion, direct that any payment due to such person be made to (a) such person, (b) his legal guardian or conservator, (c) a custodian for him under the Uniform Gifts to Minors Act of any state, or (d) his spouse or any other person, to be expended for his benefit. The decision of the Trustees shall in each case be binding on all persons, and it shall be under no duty to see to the proper application of such payments.

11.6.	Participants to Furnish Required Information:

(a)

Every Participant shall furnish to the Trustees such information as the Trustees considers necessary or desirable for purposes of administering the Plan. If a Participant, in his application for his retirement benefit or in response to any request by the Trustees for information, makes any statement which is erroneous, or omits any material fact, or fails before receiving his first payment to correct any information which he previously incorrectly furnished to the Trustees for its records, then the amount of his benefit shall be adjusted accordingly, if necessary, and the amount of any overpayment theretofore made to the Participant shall be deducted from his next succeeding payments as the Trustees shall direct.

(b)	Every Participant and other person entitled to benefits hereunder shall file with the Trustees from time to time, in writing, his post office address and each change of post office address. Any check representing payment hereunder, and any communication addressed to a Participant or other person at his last address filed with the Trustees (or, if no such address has been filed, then at his last address as indicated on the records of an Employer), shall be binding on such person for all purposes of the Plan, and neither the Trustees nor an Employer shall be obligated to search for the location of any such person.

11.7.	Reciprocity With Related Funds:

Effective October 24, 2008, for the purposes of determining eligibility for the retirement benefits in accordance with Section 4, but not for purposes of determining the amount of retirement benefits under Section 5, the service requirements thereunder shall include participation as a Participant of the:

•	Laundry, Dry Cleaning Workers and Allied Industries Retirement Fund, UNITE HERE

•	UNITE HERE National Retirement Fund Amalgamated Retail Retirement Fund

as well as any other plan maintained pursuant to a collective-bargaining agreement to which the Union is or was party, provided that the aforesaid plans include reciprocal pension provisions.

Section Twelve - Right to Alter and Terminate

12.1.

The Board of Trustees expressly reserves the right to alter, amend, modify or terminate the Plan, in whole or in part, or the methods of funding or administration thereof. No such amendment shall substantially change the rights to benefits which, prior to such amendment, have become fixed or matured by retirement, termination or death, and further provided that no part of the assets of the Trust Fund shall, by reason of any modification or amendment, be used for or diverted to, purposes other than for the exclusive benefit of Participants or Beneficiaries under the Plan.

12.2.

No merger or consolidation with, or transfer of assets or liabilities to, any other person or retirement plan, shall be made unless the benefit each Participant in this Plan would receive if the Plan were terminated immediately after such merger or consolidation, or transfer of assets and liabilities, would be at least as great as the benefit he would have received had the Plan terminated immediately before such merger, consolidation or transfer.

12.3.

No amendment to the Plan shall decrease the Accrued Benefit of a Participant unless it satisfies the requirements of section 412(d) (2) of the Code and any amendment to the Plan shall be subject to Section 432 of the Code.

12.4.

While the Trustees intend to continue this Fund indefinitely, the Trustees, in their sole and absolute discretion, shall have the right to discontinue this Plan in whole or in part in accordance with the termination procedures set forth in the Agreement and Declaration of Trust that establishes this Fund. The rights of all affected Participants to benefits accrued to the date of termination, partial termination, or discontinuance to the extent funded as of such date shall be nonforfeitable. Upon a termination of the Plan, the Trustees shall take such steps as they deem necessary or desirable to comply with Sections 4041A and 4281 of ERISA. In no event shall any Employer receive any amounts from the Fund upon termination of the Plan. The Fund must be used for the exclusive benefit of the Employees and their beneficiaries, as herein provided, after payment of administrative expenses and taxes, if any.

Section Thirteen - Determination of Top-Heavy Status

13.1.	Top-Heavy Rules

This Section shall apply for purposes of determining whether the Plan is a Top-Heavy Plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This Section Thirteen shall not apply to any Employee included in a unit of Employees covered by a collective bargaining agreement.

13.2.	Definitions

(a)

“Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date (as defined below) was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5% owner of the Employer, or a 1% owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means Statutory Compensation as defined in Section 9. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and applicable regulations and other guidance of general applicability issued thereunder.

(b)	Top-Heavy Plan. For any Plan Year beginning after December 31, 1983, this Plan is a Top-Heavy Plan if any of the following conditions exists:

(i)	If the Top-Heavy Ratio for this Plan exceeds 60% and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group;

(ii)	If this Plan is part of a Required Aggregation Group but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the Required Aggregation Group exceeds 60%; or

(iii)	If this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

(c)	Top-Heavy Ratio.

(i)

If the Employer maintains one or more defined benefit plans and the Employer has not maintained any defined contribution plan (including any simplified employee pension, as defined in Section 408(k) of the Code) which during the 5-year period ending on the Determination Date has or has had account balances, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group, as applicable, is a fraction, the numerator of which is the sum of the present value of accrued benefits of all Key Employees as of such Determination Date (including any part of any accrued benefit distributed in the 1-year period ending on the Determination Date)(5-year period ending on the Determination Date in the case of a distribution made for reason other than severance from employment, death or disability), and the denominator of which is the sum of the present value of accrued benefits (including any part of any accrued benefits distributed in the 1-year period ending on the Determination Date)(5-year period ending on the Determination Date in the case of a distribution made for a reason other than severance from employment, death or disability), determined in accordance with Section 416 of the Code and the Regulations thereunder.

(ii)

If the Employer maintains one or more defined benefit plans and the Employer maintains or has maintained one or more defined contribution plans (including any simplified employee pension) which during the 5-year period ending on the Determination Date has or has had any account balances, the Top-Heavy Ratio for any Required or Permissive Aggregation Group, as applicable, is a fraction, the numerator of which is the sum of the present value of accrued benefits of all Key Employees in the plans, plus the sum of the account balances of all Key Employees, determined in accordance with (i) above, and the denominator of which is the sum of the present value of accrued benefits of all participants, determined in accordance with (i) above, plus the account balances of all participants under the plans as of such Determination Date, all determined in accordance with Section 416 of the Code and the Regulations thereunder. The numerator and denominator of the Top-Heavy Ratio are increased in the manner described in paragraph (i) above.

(iii)

For purposes of paragraphs (i) and (ii) above, the value of account balances and the present value of accrued benefits is determined as of the most recent Valuation Date of the Plan that falls in or ends with the 12-month period ending on the Determination Date, except as otherwise provided in Section 416 of the Code and Regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant who (A) is not a Key Employee but who was a Key Employee in a prior year, or (B) has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the 1-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Section 416 of the Code and the Regulations thereunder. Deductible Employee contributions are not taken into account in computing the Top-Heavy Ratio.

The accrued benefit of a Participant other than a Key Employee is determined under (A) the method, if any, that uniformly applies for benefit accrual purposes under all defined benefit plans maintained by the Employer, or (B) if there is no uniform method, as if the benefit accrued not more rapidly than under the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

(d)

Permissive Aggregation Group: The Required Aggregation Group and any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Sections 401(a)(4) and 410(b) of the Code.

(e)

Required Aggregation Group: (A) Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year containing the Determination Date or any of the four preceding Plan Years (regardless of whether the plan has terminated), and (B) any other qualified plan of the Employer which enables a plan described in (A) to meet the requirements of Section 401(a)(4) or 410(b) of the Code.

(f)	Determination Date: For any Plan Year after the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

(g)	Valuation Date: For purposes of calculating the Top-Heavy Ratio, the Valuation Date of this Plan is the last day of each Plan Year.

(h)	Present Value: Present value shall be based only on the interest and mortality rates specified in Section A of Exhibit I of the Plan.

13.3.	Top-Heavy Minimum Accrued Benefit

(a)

Notwithstanding any other provision in this Plan (except (c)-(f) below)), for any Plan Year in which this Plan is Top-Heavy, each Participant who is not a Key Employee and has completed 1,000 Hours of Service will accrue a benefit (to be provided solely by Employer contributions and expressed as a life annuity commencing at Normal Retirement Age) of not less than two percent of his or her highest average compensation for the five consecutive years for which the Participant had the highest compensation. The aggregate compensation for the years during such five-year period in which the Participant was credited with a year of service will be divided by the number of such years in order to determine average annual compensation. The minimum accrual is determined without regard to any Social Security contribution. The minimum accrual applies even though under other Plan provisions the Participant would not otherwise be entitled to receive an accrual, or would have received a lesser accrual for the year because:

(i)	the non-key employee’s compensation is less than a stated amount;

(ii)	the non-key employee is not employed on the last day of the accrual computation period; or

(iii)	the Plan is integrated with Social Security.

(b)	For purposes of computing the minimum accrued benefit, compensation shall mean Statutory Compensation as defined above.

(c)	No accrual shall be provided pursuant to (a) above for a year in which the Plan does not benefit any Key Employee or former Key Employee.

(d)

No additional benefit accruals shall be provided pursuant to (a) above to the extent that the total accruals on behalf of the Participant attributable to employer contributions will provide a benefit expressed as a life annuity commencing at Normal Retirement Age that equals or exceeds 20 percent of the Participant’s highest average compensation for the five consecutive years for which the Participant had the highest compensation.

(e)

The provision in (a) above shall not apply to any Participant to the extent that the Participant is covered under any other plan or plans of the Employer and the Employer has provided that the minimum allocation or benefit requirement applicable to top-heavy plans will be met in the other plan or plans.

(f)

All accruals of employer-derived benefits, whether or not attributable to years for which the Plan is Top-Heavy, may be used in computing whether the minimum accrual requirements of paragraph (c) above are satisfied.

(g)

For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining years of service with the Employer, any service with the Employer shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no key employee or former key employee.

13.4.

Top-Heavy Benefit Adjustments. If the form of benefit is other than a straight life annuity, the Participant must receive an amount that is the actuarial equivalent of the minimum straight life annuity benefit. If the benefit commences at a date other than at Normal Retirement Age, the Participant must receive at least an amount that is the actuarial equivalent of the minimum straight life annuity benefit commencing at Normal Retirement Age.

13.5.

Determination of Present Values and Amounts. This Section shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

(a)

Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

(b)

Employees not performing services during year ending on determination date. The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.

13.6.

Nonforfeitability of Minimum Accrued Benefit. The minimum accrued benefit required (to the extent required to be nonforfeitable under Section 416(b) of the Code) may not be forfeited under Section 411(a)(3)(B) or 411(a)(3)(D) of the Code.

13.7.

Top-Heavy Vesting. For any Plan Year in which the Pan is Top-Heavy, each Participant shall be 100% vested after 3 Years of Service. This minimum vesting schedule applies to all benefits within the meaning of section 411(a)(7) of the Code including benefits accrued before the effective date of section 416 and benefits accrued before the Plan became top-heavy. Further, no decrease in a Participant’s nonforfeitable percentage may occur in the event the Plan’s status as Top-Heavy changes for any Plan Year. However, this Section 15.7 does not apply to the accrued benefit of any Employee who does not have an Hour of Service after the Plan has initially become Top-Heavy.

13.8.

Change in Statute Automatically Incorporated. In the event that Congress should provide by statute, or the Treasury Department should provide by regulation or ruling, that the limitations provided in this Section are no longer necessary for the Plan to meet the requirements of Section 401 of the Code or other applicable law then in effect, such limitations shall become void and shall no longer apply, without the necessity of further amendment to the Plan.

Section Fourteen - Transfer Provisions

This Section describes how the various Plan appendices apply with respect to participants who transfer (or have transferred in the past) between or among employers who are covered under the Base Plan and the various appendices.

14.1.

Salary used in benefit calculations: pay of any employer covered under the Plan will count towards service under any other provision or section of the Plan, so that final pay at the last employer will carry over to all formulas to the extent that it would have normally. This would not apply to Appendix II, since this is not a final pay formula, but would apply to all other sections. The 4% increment in Appendix I would apply to the pay of any employee covered under the UNITE Staff Plan ACTWU unit at October 6, 1997, even if they transfer to an employer covered by other plan provisions.

14.2.	All service with any employer counts towards vesting, calculated in the same manner as vesting is defined in each section.

14.3.

Service for purposes of early retirement or disability retirement eligibility or for eligibility for subsidized early retirement factors is based only on service accrued under each plan section (e.g., for an employee with 5 years at the general office and 10 years at New York Joint Board, 5 years of service would be counted under the Base Plan text and 10 years would be counted under Appendix IV).

Notwithstanding the foregoing, for Employers who initially adopted the John Kenneally OEL Plan (previously known as the Officers and Employees of the Locals of the Hotel Employees and Restaurant Employees International Union Pension Plan) and then transitioned into the Base Plan, all years of service will be counted for purposes of determining eligibility for benefits under Sections 4.2 and 4.5 of the Base Plan.

14.4.

Section 14.3 above notwithstanding, for purposes of eligibility to commence benefits prior to age 65, the least restrictive criteria of any of the appendices will apply, but with an Actuarial Equivalent reduction to any benefit payable earlier than provided for under any Appendix (or the Base Plan text). For example, if a Chicago participant transfers to the general office and qualifies to retire at age 55 under the Base Plan, the benefit payable under the Appendix III would be payable at age 55, but with an actuarial reduction from age 60 (the earliest commencement date permitted under that Appendix).

14.5.

Contribution refund options: the entire combined employee contribution account may be refunded at termination or retirement. If it is not refunded, the most advantageous (to the participant) post-retirement death benefit feature will apply (e.g., the refund upon death after commencement for contributions plus interest in excess of one-half of the cumulative benefit payments made would apply on the entire benefit even if part of the benefit was accrued under the provision that contributions with interest in excess of 100% of the cumulative benefit payments is refunded at death).

14.6.	Form of payment: only one payment option will be permitted on the entire benefit (e.g., single life annuity, joint & 50% survivor, etc.) based on the largest range of options available to the participant based on service under any part of the plan. However, benefits will be paid on an Actuarially Equivalent basis on any part of the benefit that would not have otherwise been available to the participant had he not transferred. For example, a participant covered under the general office who is eligible for the J& 50%, J& 60%, J&75%, J&80% and J&100% options for part of his benefit will be eligible for such options even for benefits accrued under Appendix II (ALICO provisions) but based on such benefits accrued under Appendix II being Actuarially Equivalent to the normal form of payment under Appendix II.

14.7.

Effective as of the respective dates noted below, provided that the adoption of such amendments allows for the Plan to pass nondiscrimination testing pursuant to Sections 401(a) of the Code and the regulations there under:

(1)

Effective July 8, 2004, Employees who were formerly employed by an Affiliate, participated in the HERE OEL Plan, and transferred to the UNITE HERE IU shall begin to accrue benefits under the Plan as of the date the employee transfers to the UNITE HERE IU. Benefits for such employees accrued under the HERE OEL Plan shall be frozen as of the date accruals under the Plan commence, but such employees shall receive vesting credit under the Plan for their years of service with an Affiliate.

(2)

Effective July 8, 2004, Employees who transferred from an Affiliate to the UNITE HERE IU, and participated in the ACTWU or ILGWU retirement plans, shall continue to accrue benefits under those plans, respectively.

(3)

Employees who transfer from an Affiliate to the UNITE HERE IU who did not formerly participate in any staff pension plan shall commence participation in the Plan as of the later of October 1, 2005 and the transfer date. Employees shall receive vesting credit under the Plan for their years of service with an Affiliate.

(4)	Effective August 19, 2005, Employees who transferred from the UNITE HERE IU to an Affiliate who formerly participated in the Plan or the HERE IU Plan, shall remain on their current plan, respectively.

(5)

Effective as of October 1, 2005, any Employee who, prior to October 1, 2005, was accruing a benefit under both the HERE IU Plan and the HERE OEL Plan because they were employed by UNITE HERE IU and an Affiliate but are now employed only by UNITE HERE IU, shall continue to accrue a benefit under the Plan (including Appendix XIX) in accordance with the Plan. The accrued benefit of such Employee under the HERE OEL Plan shall be frozen as of the date of transfer to UNITE HERE IU only employment, and shall be determined and distributed in accordance with the provisions of the Plan and Appendix XVII. The accrued benefit of such Employee under the HERE IU Plan on and after the date of transfer shall be determined and distributed in accordance with the provisions of the Plan and Appendix XIX.

Appendix I – ACTWU Participants

CLOSED GROUP – January 1, 2003

The provisions of this Appendix I apply to participants in the former UNITE Staff Retirement Plan – ACTWU Unit prior to January 1, 2003. This includes those hired by ACTWU prior July 1, 1995 and anyone hired prior to January 1, 2003 by a former ACTWU affiliate that contributes to the Plan. No Employees hired on or after January 1, 2003 shall be covered under the terms of this Appendix I. In the event of any conflict between the terms of the Plan and the terms of this Appendix I, the terms of this Appendix I will control.

The Base Plan (without its attached Appendices) will apply to Participants described above, except when this Appendix I overrides specific provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Appendix I, the terms of this Appendix I will control with respect to participants covered by this Appendix I. References in this Appendix I to the UNITE Staff Retirement Plan – ACTWU Unit shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Base Plan or in Appendix I, it is intended that the Plan and Appendix I be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of Participants covered under this Appendix I as of January 1, 2003 shall not be decreased.

I-1.9 “Average Salary” shall mean the average Salary rate received by a Participant during the highest consecutive two-year period preceding severance from employment, except that periods of short-term disability (up to six (6)) months) are disregarded for purposes of computing Average Salary. For purposes of this Section, effective as of January 1, 2003, Participants who are on leave from the Employer to provide services to the Union shall have such period of leave disregarded for purposes of computing their Average Salary. Such period during which Salary is disregarded shall be for a maximum of six months. If a Participant receives a fraction of a month of Credited Service because his scheduled number of hours of duty is less than the normally scheduled number of hours (except for periods of short-term disability), his Salary for this purpose shall be deemed to be his basic compensation rate divided by a fraction equal to the number of his scheduled hours divided by the normally scheduled number, unless such change in the normally scheduled number of hours is temporary in nature.

I-1.28 “Salary” with respect to any Participant means the basic compensation rate paid by an Employer. Amounts contributed under this Plan and any nontaxable fringe benefits provided by an Employer shall not be considered as Salary. In addition, Salary shall include salary reduction contributions made on behalf of the Participant to a Code Section 401(k), 125, 132(f(4), 401(h) or 403(b) Plan maintained by an Employer. For the Plan Year of 1994, the lump sum payment paid by the Employer in lieu of a wage increase shall be included in Salary in each year from 1994 forward. Such lump sum amount shall be divided by the number of weeks to which it relates to derive an annual monthly amount to include in Salary for 1994 and in each year thereafter.

Appendix I - ACTWU Participants

The annual Salary of each Eligible Employee taken into account in determining benefit accruals in any Plan Year beginning after December 31, 2001, shall not exceed $200,000. Annual Salary means Salary during the Plan Year, as otherwise defined in the Plan. For purposes of determining benefit accruals in a Plan Year beginning after December 31, 2001, Salary for prior Plan Years shall be limited to $200,000. The $200,000 limit on annual Salary shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

For Plan Years beginning on and after January 1, 2001, for all purposes of the Plan, Salary paid or made available during such Plan Years shall include elective amounts that are not includible in the gross income of the Employee by reason of Code Section 132(f(4).

Effective January 1, 2011, Salary with respect to any Participant means “Salary” as defined in Section 1.29 of the Base Plan, plus it shall also include for the Plan Year of 1994, the lump sum payment paid by the Employer in lieu of a wage increase shall be included in Salary in each year from 1994 forward. Such lump sum amount shall be divided by the number of weeks to which it relates to derive an annual monthly amount to include Salary for 1994 and in each year thereafter.

I-3.1	In accordance with this Section I-3.1, a Participant’s period of Service for vesting shall be determined by his number of Years of Service.

A Year of Service shall mean any Plan Year during which an Employee is credited with at least 1,000 Hours of Service, subject to Sections 3.3 through 3.6. Effective as of January 1, 2003, the above notwithstanding, Years of Service for Participant Sean Munzer shall include service with UNITE Local 66 to the extent that such service would otherwise be includable as Service under this Plan, and Years of Service for participant Deborah Lain shall include the period from September 30, 1990 to October 16, 1991 (based on the rules described in Section I-3.2 (b)).

I-3.2	The amount of the benefit payable to or on behalf of a Participant shall be determined on the basis of his Credited Service. Credited Service shall mean Years of Service except for the following:

(a)

If a Participant makes any portion of any required Employee Contribution, the Credited Service attributable to the period for which the contribution was made will be counted for Credited Service. Any period of Service for which a Participant does not make any required contributions shall be disregarded for purposes of determining Credited Service. Periods of Credited Service may be disregarded upon application of Section 3.3.

(b)

For purposes of computing Credited Service for Participants who have an Hour of Service on or after January 1, 2003, a Year of Service shall be measured in years and fractions thereof, irrespective of the number of Hours of Service completed by the Participant in a Plan Year.

I-3.7	(a)

Prior to October 7, 1996, each Participant was required to make contributions to the Fund until he had completed 30 or more Years of Credited Service. Effective October 7, 1996 Participants shall not be required or permitted to make contributions to the Plan.

Appendix I - ACTWU Participants

(b)

An Accumulated Contributions Account shall be maintained for each Participant who made contributions to the Fund in accordance with Section I-3.7(a) above and shall be credited with his aggregate contributions together with Credited Interest.

(c)

A Participant’s Accrued Benefit derived from his Accumulated Contributions shall be determined by converting, on an Actuarial Equivalent basis, the balance in his Accumulated Contributions Account as of the date of distribution of his Accumulated Contributions Account (or his Annuity Starting Date, if earlier) into a life annuity benefit at his Normal Retirement Date (or as of his Annuity Starting Date, if later). The Participant’s Accrued Benefit derived from Employer contributions shall be the excess, if any, of his Accrued Benefit over his Accrued Benefit derived from his Accumulated Contributions.

I-5.1

The annual amount of Regular Annuity payable to a Participant retiring in accordance with Section 4.1 or 4.4 and commencing at retirement, shall be equal to 2.50% of his Average Salary multiplied by his Credited Service, not in excess of 30 years.

The Regular Annuity of Participants who were active Employees of an Employer on October 7, 1996, shall upon retirement be 104% of the amount computed above.

I-5.2

If a Participant retires under Section 4.2 of the Plan, the amount of Regular Benefit to which he is entitled, commencing at his Normal Retirement Date, is determined pursuant to the formula in Section I-5.1 (but not less than I-5.7).

At the Participant’s request a benefit may become payable on any date between his retirement date and his Normal Retirement Date. Such reduced benefit shall be the Regular Benefit determined pursuant to Section I-5.1 multiplied by a percentage equal to (a) 100% minus (b) 0.1667% multiplied by the number of full months that the benefit commencement date precedes his Normal Retirement Date.

I-5.3

The vested benefit under Section 4.5 shall be an annuity commencing at his Normal Retirement Date based on his Accrued Benefit determined pursuant to Section I-5.1 (but not less than I-5.7), or as provided in Section I-5.9.

At the Participant’s request, a benefit may become payable on any date between his retirement date and his Normal Retirement Date. Such reduced benefit shall be the Regular Benefit determined pursuant to Section I-5.1 multiplied by a percentage equal to (a) 100% minus (b) 0.5% multiplied by the number of full months that the benefit commencement date precedes his Normal Retirement Date.

I-5.7

Section I-5.1 notwithstanding, in no event shall the annual Regular Annuity be less than the sum of (i) monthly annuity which is the Actuarial Equivalent of the Participant’s Accumulated Contributions (assuming they are not withdrawn), plus (ii) $25 times Credited Service.

Appendix I - ACTWU Participants

I-5.8

Section I-5.2 notwithstanding, in no event shall the annual Regular Annuity be less than the sum of (i) the monthly annuity which is the Actuarial Equivalent of the Participant’s Accumulated Contributions (assuming they are not withdrawn) plus (ii) $25 times Credited Service, multiplied by a percentage equal to (a) 100% minus (b) 0.1667% multiplied by the number of full months that the benefit commencement precedes his Normal Retirement Date.

I-5.9

A Participant who is entitled to benefits under Section 4.1, 4.2, 4.4 or 4.5 may elect to receive a lump sum payment of his Accumulated Contributions, referred to hereinafter as a “refund”, in lieu of the normal form of benefit in accordance with Section 7. On the date as of which such refund is paid (hereinafter referred to as the “refund date”), the benefit to which he would otherwise be entitled under Section Seven shall be reduced by the Actuarial Equivalent of the Participant’s Accumulated Contributions. Notwithstanding the above, any payment other than in the form of a Qualified Joint and Survivor Annuity shall be made only with the consent of the Participant’s spouse, as more fully detailed in Section 7.

SECTION SIX – Pre-retirement death benefits

Add the following Section 6.2(d):

I-6.2(d)

Upon the death of the Surviving Spouse, the Participant’s contingent Beneficiary shall be paid a lump sum distribution equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions account as of the Annuity Starting Date exceeds one-half of the aggregate benefit payments made to the Participant and the Spouse.

Add the following Section 6.3:

I-6.3	The other pre-retirement Death Benefits shall be:

(a)

In the event of the death of a Participant prior to retirement who is not eligible for the Surviving Spouse benefit in Section 6.1, his Beneficiary is entitled to the amount specified in Section I-6.2(d).

(b)

Upon the death of a Participant (and of his Spouse, if a Qualified Joint and Survivor Annuity is in effect) after his Annuity Starting Date, his Spouse, if any, or Beneficiary shall be entitled to receive a lump sum payment equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account as of the Annuity Starting Date exceeds one-half of the aggregate benefit payments made to the Participant and, if applicable, his Spouse.

(c)

Notwithstanding any other provisions of this Section to the contrary, if payment of retirement benefits to a Participant has not commenced before his death, the entire death benefit payable hereunder shall be distributed by the December 31 coinciding with or next following the fifth anniversary of the Participant’s death. However, if distribution of the survivorship benefit is to be made to a surviving Beneficiary over the life of such Beneficiary and the distribution begins by the

Appendix I - ACTWU Participants

December 31 coinciding with or next following the first anniversary of the Participant’s death, benefits may be distributed over a period of longer than five years. In the event that the Participant’s Spouse is his Beneficiary, the requirement that the distribution commence within one year of a Participant’s death shall not apply, although the distribution must commence no later than April 1st following the calendar year in which the deceased Participant would have attained age 70 1⁄2.

Section 7.1(c) – In addition to the provisions of Section 7.1 of the Base Plan, the following shall apply to Participants covered under this Appendix I:

I-7.1(c)

A Participant who was married for at least five (5) years prior to the earliest date: (i) of his severance, or (ii) of his retirement under the Plan, may elect from various joint annuity options in accordance with Table A. A joint annuity shall be payable to the annuitant during his life and, after his death, to his Spouse, if surviving, during her life. The amount of the monthly payments to an annuitant who has elected a joint annuity and to his Surviving Spouse, shall be computed by applying to the monthly Regular Annuity to which the annuitant would otherwise have been entitled, the percentage determined in accordance with Table A annexed hereto. If no election is made, option E will be deemed to have been elected.

I-7.3

Other Death Benefits — Upon the death of a Participant (and of his Spouse, if a Qualified Joint and Survivor Annuity is in effect) after his Annuity Starting Date, his Beneficiary shall be entitled to receive a lump sum payment equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account as of the Annuity Starting Date exceeds one-half of the aggregate benefit payments made to the Participant and, if applicable, his Spouse.

Appendix I - ACTWU Participants

Appendix II – ALICO Plan Participants

The provisions of this Appendix II apply to (i) participants in the Pension Plan for Employees of Amalgamated Life Insurance Company (the “ALICO Plan”) prior to June 1, 2000 and to (ii) employees hired on or after June 1, 2000 who meet the definition of Employee in this Appendix II. The ALICO Plan was merged into the Plan on June 1, 2000 and all participants in the ALICO Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix II, the terms of this Appendix II will control with respect to Participants covered by this Appendix II. References in this Appendix to the ALICO Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix II, it is intended that the Plan and this Appendix II be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the ALICO Plan as of June 1, 2000 shall not be decreased as a result of the merger of the ALICO Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to June 1, 2000.

The following definitions shall apply for purposes of this Appendix II:

“Average Monthly Compensation” means (A) with respect to the Four Year Average, the average obtained by dividing by forty-eight (48) the sum of the highest Compensation amounts received in any of four (4) years preceding an Employee’s retirement or date of termination, whichever is earlier, and (B) with respect to the Ten Year Average, the average obtained by dividing by 120 the sum of the highest ten consecutive years of Compensation preceding an Employee’s retirement or date of termination.

“Compensation” means total remuneration of an Employee on account of his employment with the Employer, including but not limited to salary, overtime, sick pay and the Employee’s Tax Deferred Contributions and Supplemental Tax Deferred Contributions under the Savings Plan. Effective January 1, 2008, Compensation shall include Code Section 125 salary reductions. The Code Section 401(a)(17) limitations and Code Section 132(f) provisions found in the Base Plan document under the definition of Salary shall apply to the definition of Compensation herein. Compensation shall not include travel reimbursements in connection with the move of the ALICO offices. Effective January 1, 2011, Compensation shall not include severance pay.

“Eligible Rollover” means the full amount of the Member’s Tax Deferred Contribution Account which a participant, subject to such rules as adopted by the Trustees and within the meaning of Sections 402(a)(5) and 408(d)(3) of the Internal Revenue Code, transfers to this ALICO Plan.

“Employee” means, prior to January 1, 2001, any employee of the Employer other than one who is a member of the night crew and any service executives that do not work in the main or branch offices of Amalgamated Life Insurance Company, including employees who are members of the Union and officers, but excluding any officer who is also an employee of the Union or who is an employee of any company or a member of any firm that has in effect a collective bargaining agreement with the Union. Effective as of January 1, 2001, “Employee” means any employee of

Appendix II – ALICO Plan Participants

the Employer, including members of the Union and officers, other than (a) one who is a member of the night crew, (b) any service executives that do not work in the main or branch offices of Amalgamated Life Insurance Company, (c) student interns, (d) medical per diem employees, and (e) any officer who is also an employee of the Union or who is an employee of any company or a member of any firm that has in effect a collective bargaining agreement with the Union. Effective April 14, 2004, “Employee” also excludes employees of the Pennsylvania office.

However, all the above notwithstanding, Employee shall not include any employee who was an employee of the general office of the Union as of December 31, 2001 and covered under either Appendix I hereof (provisions for ACTWU participants) or under Appendix VIII hereof (provisions for ILGWU Participants).

However, all of the above notwithstanding, “Employee” shall exclude any individual retained by an Employer to perform services for such Employer (for either a definite or indefinite duration) and is characterized thereby as a fee-for-service worker or independent contractor or in a similar capacity (rather than in the capacity of an employee), regardless of such individual’s status under common law, including, without limitation, any such individual who is or has been determined by a third party, including, without limitation, a government agency or board or court or arbitrator, to be an employee of an Employer for any purpose, including, without limitation, for purposes of any employee benefit plan of an Employer (including this Plan) or for purposes of federal, state or local tax withholding, employment tax or employment law.

“Employer” means Amalgamated Life Insurance Company with respect to its employees and any affiliated organization to which this ALICO Plan may be made applicable with respect to its employees. Other than for purposes of eligibility to participate under the terms of this Appendix II, however, Employer shall mean the Union, as defined in the Base Plan document.

“Member” or “Participant” means an Employee covered by the terms of this Appendix II.

“Pension Plan Value of Savings Plan Account” means the lesser of: (a) the value to which Tax Deferred Contributions to the Savings Plan would have accumulated With Interest had they instead been contributed under the terms of this ALICO Plan, and (b) the value of the Member’s Tax Deferred Contributions Account.

“Savings Plan” means the Savings Plan for Employees of the Amalgamated Life Insurance Company.

“Savings Plan Trust Fund” means all the assets held at any time under the Savings Plan for Employees of the Amalgamated Life Insurance Company.

“Supplemental Tax Deferred Contributions” means those contributions made by an Employer on behalf of a participant in the Savings Plan, in excess of Tax Deferred Contributions.

“Tax Deferred Contributions” means those contributions made by an Employer after May 1, 1997 (April 1, 1998 for those covered by a collective bargaining agreement) on behalf of a participant to the Savings Plan, but in no event more than 1.5% of a Participant’s Compensation in any one Year. No additional Tax-Deferred Contributions will be made by an Employer (i) on behalf of non-union Participants on or after June 15, 2010 and (ii) on behalf of union Participants on or after January 1, 2011.

Appendix II – ALICO Plan Participants

“Tax Deferred Contributions Account” means the account for each Participant attributable to his Tax Deferred Contributions, assuming such contributions, when added to his Tax Deferred Contributions Account in the Savings Plan which existed on December 31, 1994 (applies only for those who terminated employment with the Employer prior to January 1, 2002), were made to and remain invested in the Tracking Fund.

“Tracking Fund” means the Fidelity Managed Income Portfolio Fund in the Savings Plan or such successor fund as adopted by the Trustees.

“With Interest” means interest at a specified rate compounded annually and credited on each ALICO Plan Year’s Member contribution from the end of the ALICO Plan Year to the first of the month in which the Member’s death occurs, termination of service or retirement under the ALICO Plan.

“With Statutory Interest” means interest at a specified rate compounded annually and credited on each Plan Year’s member contribution from the end of the Plan Year to the first of the month of the earlier of the Members retirement date or the lump sum payment of his contributions. Specified rate means:

Prior to 1976	3.00% per annum, compounded annually for contributions made subsequent to 1/1/60, 2% per annum for other contributions.
1976-1987	5.00% per annum, compounded annually
From 1988	120% of the applicable federal mid-term rate determined as of January 1st of each such year pursuant to Section 411(c)(2)(C)(iii) of the Code.

Service of Participants covered by this Appendix II shall be determined in accordance with Sections II3.1 through II3.8, immediately following:

II3.1	In accordance with this Section II3.1, a Participant’s period of Service shall be the sum of Service as defined in Section II3.2 and II3.3.

II3.2	For periods prior to December 31, 2000, Service is defined as follows:

(a)	Service means continuous service with the Employer as an Employee from the first day of employment as established by the personnel records of the Employer.

(b)	A Year of Service is each 12 month period of Service.

Service means the aggregate of all periods of an Employee’s employment from his date of hire with the Employer and counting as a complete month any month in which an Employee is paid, or entitled to payment, for the performance of duties. Service shall also include (i) a period of up to 12 months of absence from employment for any reason other than because of resignation, retirement, death or discharge, (ii) the period from the date the Employee resigns, retires or is

Appendix II – ALICO Plan Participants

discharged to the date of his reemployment, if he returns to employment with the Employer or any member of such Employer’s Group within 12 months of such resignation, retirement or discharge, (iii) any period that is required to be counted as Service under the applicable provisions of the Family and Medical Leave Act and (iv) in the case of an Employee who is absent from employment by reason of a maternity or paternity absence beyond the first anniversary of the date such absence began, the period that is the earlier of (a) the second anniversary of the beginning of such absence or (b) the date such maternity or paternity absence ceased.

(c)

If a Member incurs a “break-in-service”, his Service prior to such break shall not be included in the aggregate of his Service for eligibility for benefits unless (i) he had rights to deferred benefits at the commencement of such break, or (ii) the number of his consecutive one-year breaks in service is less than the greater of five and the aggregate number of years of his Service prior to the break or (iii) he re-pays his contributions in accordance with Section 5.2.

(d)

A Member who left or leaves the employment of the Employer for military service with the United States, and who has reemployment rights under the applicable law and complies with the requirements of such law and returns within 90 days after he was entitled to be released (or at such later time as the Employer may approve or require), shall be deemed to have continued in employment during such period of absence at the average rate of hours per week he was employed in the calendar year preceding the year he left. Notwithstanding any provision of the ALICO Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

(e)

A one year “break in service” means a period of at least 12 consecutive months beginning on the Employee’s Severance Date during which the Employee did not perform any duties for the Employer. No break in service is deemed to have occurred for this purpose if at least 500 hours are worked in any year. Severance Date means the earlier of: (i) the date of the Employee’s quit, discharge or retirement, or (ii) the first anniversary of the first day of absence from employment for any reason other than quit, discharge or retirement. Solely for purposes of determining whether a break in service has occurred, effective for ALICO Plan Years beginning on or after January 1, 1985, the Severance Date of an Employee who is absent from employment beyond such first anniversary date by reason of a maternity or paternity absence described in the next sentence is the second anniversary of the first day of such absence. A maternity or paternity absence means an absence by reason of the pregnancy of the Eligible Employee, the birth of a child of the Employee, the placement of the child with the Employee in connection with the adoption of the child by the Employee, or for purposes of caring for the child for a period beginning immediately after such birth or placement.

Appendix II – ALICO Plan Participants

A Participant shall not incur a break in service because of an absence from work that is approved or authorized by the Employer as a leave of absence. A leave of absence shall mean an Employee’s absence from employment with the Employer by reason of service in the armed forces of the United States, jury duty, sick or disability leave, or any other approved absence, provided that the Employee returns to the employment of the Employer on or before the expiration of his leave or while his reemployment rights are protected by applicable federal law.

II3.3

A year of Service after December 31, 2000 shall mean any Plan Year during which an Employee is credited with at least 1,000 Hours of Service, subject to Sections II3.5 through II3.7. An Employee’s initial eligibility computation period shall be the twelve consecutive month period beginning with the date the Employee first performs an Hour of Service for an Employer or any other member of the controlled group. Thereafter, the eligibility computation period of an Employee who fails to complete at least 1,000 Hours of Service within said twelve consecutive month period shall be the Plan Year, commencing with the Plan Year that includes the first anniversary of the date of his first Hour of Service.

II3.4

Credited Service is computed in years and (prior to January 1, 2001) completed months and shall be used to determine a Member’s pension under the ALICO Plan and is equal to the Member’s Service (as defined in Section II3.1) excluding any period of employment due to an approved leave of absence without compensation but including any period of military service with the United States, as described in Section II3.2(d) and II3.7.

II3.5

For a former Member who previously satisfied the requirements for vested benefits, and who again is employed, his pre-break Service and Credited Service shall be restored as of his reemployment date in determining his rights and benefits under the ALICO Plan.

For a former Member who, at the time of a Break in Service, as defined in Section II3.5, had not fulfilled the requirements for vested benefits, and who again is employed, years of Service and Credited Service before the Break in Service shall be restored as of his reemployment date if the number of consecutive one year Breaks in Service was less than the greater of: (i) five, or (ii) the aggregate number of years of Service before the Break in Service.

Notwithstanding the foregoing, Members who work for the Employer and are receiving benefits under the Plan shall continue to receive benefits under the Plan, provided such Members do not work more than 18 hours per week for the Employer.

II3.6	Break in Service means a Plan Year during which an Employee has not completed more than 500 Hours of Service with the Employer, subject to “Leave of Absence” rules under Section II3.7.

II3.7

A “Leave of Absence” will mean an Employee’s absence from active employment with ALICO by reason of service in the armed forces of the United States, jury duty, sick or disability leave, or any Employer-approved absence granted, provided that the Employee returns to active employment with the Company on or before the expiration of his leave

Appendix II – ALICO Plan Participants

or while his re-employment rights are protected by applicable federal law. If he does not return to active employment, the period of absence shall not be taken into account in computing Hours of Service, and his employment shall be considered terminated as of the beginning of the absence.

An Employee shall be credited with 40 Hours of Service for each full week the Employee is on a Leave of Absence if he is not otherwise credited with such Hours of Service; however, if an Eligible Employee customarily worked fewer than 40 hours per week in the six months immediately preceding the beginning of his leave, then he shall be credited for each full week of such Leave of Absence with the customarily worked number of hours, if he is not otherwise credited with such Hours of Service.

For purposes of determining whether an Employee has a Break in Service, an Employee shall receive credit during a maternity/paternity absence for the Hours of Service which would otherwise normally have been credited to the Employee but for such absence. Hours of Service shall be credited in the Plan Year in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or, in all other cases, in the following Plan Year. However, in no event shall more than 501 Hours of Service be credited with respect to any such absence. A maternity/paternity absence shall mean an absence from work by reason of the pregnancy of the Employee, the birth of a child of the Employee, or the placement of a child with the Employee in connection with the adoption of such child by the Employee, or for purposes of caring for such a child for a period immediately following such birth or placement.

II3.8

Notwithstanding any provision of the Plan to the contrary, Arnold Shasun shall be permitted to receive benefits under the Plan and continue his employment with ALICO without a suspension of benefits until December 31, 2009.

The retirement dates of Participants covered by this Appendix II shall be in accordance with Sections II4.1 through II4.5, immediately following:

II4.1

A Member’s Normal Retirement Date is the first day of the calendar month coinciding with or next following his 65th birthday. A Member may elect to retire on his Normal Retirement Date. A Member’s right to his normal retirement benefit is non-forfeitable upon attainment of age 65.

II4.2

If a Member elects to continue in service with his Employer after his Normal Retirement Date, he may retire on the first day of any subsequent calendar month, which date shall be known as his “deferred retirement date”. In no event shall such date be later than April 1 of the calendar year following the calendar year in which the employee attains age 70 1⁄2.

II4.3 A Member who terminates from employment with an Employer prior to his Normal Retirement Date shall receive an Early Retirement Benefit if the Member satisfies (a) or (b) below:

(a) For benefits earned before January 1, 2015, a Member who is an active Employee may retire on the first day of any month between his 55th and his 65th birthday or, if

Appendix II – ALICO Plan Participants

earlier, on the first day of any month after having 30 years of Credited Service (“Part A Early Retirement Date”). This portion of your Accrued Benefit is payable upon such Early Retirement Date.

(b) For benefits earned on or after January 1, 2015, a Member who is an active Employee may retire on the first day of any month between his 55th and his 65th birthday and provided that the Member has completed 15 Years of Credited Service (“Part B Early Retirement Date”). Such benefits shall not commence before attainment of age 55, even if the Member has commenced a benefit under section II.4.3(a)

(c) If a Member is eligible to retire under II.4.3(a) but not under II4.3(b), then the portion of the benefit earned before January 1, 2015 shall be payable upon the Part A Early Retirement Date, and the portion of the benefit earned on and after January 1, 2015 shall be payable upon the Part B Early Retirement Date or Normal Retirement Date, as applicable.

II4.4

A Member who becomes totally and permanently disabled while an Employee of the Employer and thereby becomes eligible for a disability benefit under Title II of the Federal Social Security Act and who, on his last day of active employment with the Employer, either:

(a)	had 20 or more years of Service, or

(b)	had reached his 55th (but not his 65th) birthday and had 15 or more years of Service shall be retired on the first day of the month for which he first becomes entitled to such Social Security disability benefit payments as reflected by the Certificate of Award issued by the Federal Social Security Administration. Such date shall be known as his “disability retirement date”.

II4.5

Unless otherwise specified, the term “retirement date” of a Member shall mean his normal, deferred, early or disability retirement date, whichever is applicable, and “retired” shall imply termination of active employment, except as specifically provided otherwise in this Appendix.

The benefit of a Participant covered by this Appendix II shall be determined in accordance with Sections II6.1 through II6.8, immediately following. All references in Sections II6.1 through II6.8 to April 1, 1998 apply only with respect to Members covered by a collective bargaining agreement. For Members not covered by a collective bargaining agreement, such date shall be replaced by May 1, 1997, wherever it appears in such Sections. For Members who are not covered by a Collective Bargaining Agreement who terminate employment on or after May 1, 2005, Sections II6.2, II6.7 and II6.8 shall not apply.

II6.1

Commencing on his retirement date, a Member who is retiring in accordance with Section II4.1 or II4.2 shall receive a monthly pension for life equal to the amount as specified in Section II6.7 and II6.8 plus the excess if any of (a) two and one-half percent (2.50%) of his Four Year Average Monthly Compensation at April 1, 1998 multiplied by

Appendix II – ALICO Plan Participants

the number of years of his Credited Service at April 1, 1998, subject to a maximum of 75% of Four Year Average Monthly Compensation at April 1, 1998, over (b) the sum of (applies only with respect to those covered by a collective bargaining agreement who last terminated employment with the Employer prior to the expiration of the collective bargaining agreement in effect on January 1, 2002):

(i)	the Actuarial Equivalent monthly annuity of the Member’s Pension Plan Value of Savings Plan Account accrued prior to April 1, 1998 using the same factors and method as in Section II6.6, and

(ii)

the Actuarial Equivalent monthly annuity of the excess of the value of the Member’s Tax Deferred Contributions Account accrued prior to April 1, 1998, if any, over his Pension Plan Value of Savings Plan Account accrued prior to April 1, 1998.

For Plan Years beginning prior to January 1, 2001, each full calendar month of service in excess of a full year shall be counted as one-twelfth of a year of Credited Service. The monthly pension shall be computed to the nearest cent.

With respect to Employees who retired or terminated employment prior to July 1, 2001 (or for Employees covered under a collective bargaining agreement as of the date that the agreement changed), “2.50%” shall be replaced with 2.25%.

The above notwithstanding, the monthly benefit payable with respect to Employees not covered by a collective bargaining agreement who terminate employment after May 1, 2005 shall be equal to the excess of (a) two and one-half percent (2.50%) of his Ten Year Average Monthly Compensation multiplied by the number of years of his Credited Service, subject to a maximum of 75% of Four Year Average Monthly Compensation over (b) the sum of:

(i)	the Actuarial Equivalent monthly annuity of the Member’s Pension Plan Value of Savings Plan Account using the same factors and method as in Section II6.6, and

(ii)	the Actuarial Equivalent monthly annuity of the excess of the value of the Member’s Tax Deferred Contributions Account, if any, over his Pension Plan Value of Savings Plan Account.

In no event, however, will the total monthly pension exceed 75% of Four Year Average Monthly Compensation.

The monthly accrued benefit of a Member shall be increased by the amount, if any, necessary so that the accrued benefit is equal to the Actuarial Equivalent of his contributions With Credited Interest (less any refund of contributions under Section II6.6) based on the assumptions in Section A of Exhibit I, except that:

(a)

When determining the annuity value, it will be assumed that the annuity will increase each January 1 following the October 1 following the pension commencement date by a percentage of the initial periodic amount. Such

Appendix II – ALICO Plan Participants

percentage shall equal the lesser of (i) 3% and (ii) the average annual increase in the National Consumer Price Index over the five calendar years preceding the pension commencement date.

(b)

Except in the case of a Member retiring under Section II4.3, the assumed annuity payment commencement date shall be the later of the Employee’s Normal Retirement Date and his actual retirement date. In the case of a Member retiring under Section II4.3, the assumed annuity payment commencement date shall be the employee’s early retirement date and the resulting annuity shall be increased by the reciprocal of the reduction factor applied in Section II6.4.

II6.2

An additional monthly annuity shall be payable equal to the excess, if any, of (a) $15 per month times years of Credited Service at April 1, 1998 over (b) the amount calculated in Section II6.1 reduced assuming return of employee contributions With Interest, as calculated in Section II6.6(b).

II6.3	Should the Participant have made an Eligible Rollover, his pension shall be calculated in Sections II6.1(a) without the offset described in Section II6.1(b), if any.

II6.4

If a Member retires under Section II4.3 (early retirement) the amount of monthly pension, commencing at his Normal Retirement Date, is determined pursuant to the formulas in Sections II6.1, II6.2, II6.7 and II6.8 (as applicable).

At the Member’s request a reduced pension may become payable at any date between his retirement date and his Normal Retirement Date. For Participants who terminate employment on or after January 1, 2002 and for benefits earned prior to January 1, 2015, such reduced pension shall be the regular pension determined pursuant to Sections II6.1, II6.2, II6.7 and II6.8 multiplied by a percentage equal to (a) 100% minus (b)1/3% multiplied by the number of complete months from the later of the date of pension commencement and the first day of the month following or coinciding with the Member’s 55th birthday to his Normal Retirement Date. For benefits earned on or after January 1, 2015, such reduced pension shall be the regular pension determined pursuant to Section II6.1, II6.2, II6.7 and II6.8 multiplied by a percentage equal to (a) 100% minus (b)1/2% multiplied by the number of complete months from the later of the date of pension commencement and the first day of the month following or coinciding with the Member’s 55th birthday to his Normal Retirement Date.

II6.5

If a Member retires under Section II4.4 (disability retirement) the amount of monthly pension commencing immediately is determined pursuant to the formula in Sections II6.1 and II6.2 above and II6.7 and II6.8 (as applicable, and subject to his continuing to be totally and permanently disabled up to his 65th birthday). For benefit applications received on or after December 1, 2014 and benefit commencement dates on or after January 1, 2015, the amount of the disability retirement benefit shall be equal to (a) 70% of the annuity determined under Section II6.1 and II6.2 above and II6.7 and II6.8 (as applicable, and subject to his continuing to be totally and permanently disabled up to his 65th birthday or (b) 100% of the annuity determined under Section II6.4, and such amount shall be adjusted in accordance with Section 7.1(d)(ii) or Section 7.1(e)(ii) of the Base Plan.

Appendix II – ALICO Plan Participants

At any time before his 65th birthday, but not more often than semi-annually, the Trustees may require that any such retired Member submit evidence of his continued eligibility for the Social Security disability benefit. If it is found that he is no longer entitled to such Social Security disability benefit, his disability retirement benefit shall cease. If such retired employee fails to submit evidence of his continued eligibility for such Social Security disability benefit, his disability retirement pension shall cease until he submits such evidence.

II6.6

A Member who is entitled to benefits under this Section 6 may elect to receive a lump sum payment of either (a) his contributions With Interest or (b) his contributions With Credited Interest. In such case, the benefit that he would otherwise be entitled to under this Section 6 shall be reduced by the Actuarial Equivalent (based on the assumptions in Section A of Exhibit I – modified in the same way as described at the end of Section II6.1) of such lump sum payment. In no event, however, will the reduction to the Accrued Benefit be greater than the amount determined by multiplying the value of such lump sum, projected to Normal Retirement Date With Interest, by one-twelfth of the appropriate factor from the following table:

Age at later of Commencement Age and Normal Retirement Age	Actuarial Factor
65	7.60%
66	7.60%
67	8.36%
68	8.36%
69	9.12%
70	9.12%

Notwithstanding the above, any payment other than in the form of a Qualified Joint and Survivor Annuity shall be made only with the consent of the Participant’s spouse, as more fully detailed in Section II9.4 below.

II6.7

Commencing on his retirement date, a Member who is retiring in accordance with Sections II4.1 or II4.2 shall receive a monthly pension for life equal to the excess if any of (a) two and one-half percent (2.50%) of his Compensation earned after April 1, 1998 over (b) the sum of:

(i)	the Actuarial Equivalent monthly annuity of the Member’s Pension Plan Value of Savings Plan Account accrued subsequent to April 1, 1998 using the same factors and method as in Section II6.6, and

(ii)

the Actuarial Equivalent monthly annuity of the excess of the value of the Member’s Tax Deferred Contributions Account accrued subsequent to April 1, 1998, if any, over his Pension Plan Value of Savings Plan Account accrued subsequent to April 1, 1998.

Appendix II – ALICO Plan Participants

Each full calendar month of service in excess of a full year shall be counted as one-twelfth of a year of Credited Service. The monthly pension shall be computed to the nearest cent.

With respect to Employees who retired or terminate employment prior to July 1, 2001, “2.50%” shall be replaced with 2.25% .

II6.8

An additional monthly annuity shall be payable equal to the excess, if any, of (a) $15 per month times years of Credited Service accrued after April 1, 1998 over (b) the amount calculated in Section II6.7.

In addition to a Participant’s right to receive payments under the provisions of the Base Plan document, the immediately following provisions of Sections II7.1 through II7.6 shall apply to Participants covered by this Appendix II.

II7.1

Except as otherwise provided below, upon termination of his status as an Employee, the Member shall be paid an amount equal to his own contributions to this Plan (if any) With Interest thereon within sixty (60) days after his termination.

II7.2

If the terminating Member has five (5) or more years of Service and elects to leave in his contributions in the Plan, he shall be entitled to receive, commencing at his Normal Retirement Date, the pension provided in Section II6.1, II6.2, II6.7 and II6.8 (as applicable), based on his Service and Compensation prior to his termination.

II7.3

A Member who is entitled to a vested pension in accordance with Section II7.2 may elect, by filing a written application with the Trustees, to commence receiving a reduced pension on the first day of any month after he has reached the age of 55. Such reduced pension shall be the pension determined pursuant to Sections II6.1, II6.2, II6.7 and II6.8 (as applicable) multiplied by a percentage equal to 100% minus 1/2 % a month (6% a year) for each month that the date of commencement precedes his Normal Retirement Date.

A Member who is entitled to benefits under Section II7.2 may elect to receive a lump sum payment of either (a) 100% of his contributions, or (b) 100% of his contributions With Interest. In such case, the benefit to which he would otherwise be entitled under Section II7.2 shall be reduced by the Accrued Benefit attributable to such lump sum payment. Such Accrued Benefit shall be pursuant to Section II6.6 assuming commencement at Normal Retirement Date, and may reduce the residual benefit to zero.

II7.4

If the Actuarial Equivalent lump sum of the total accrued benefit is not more than $5,000 (or such other amount prescribed by section 411(a)(11) of the Code), then the Actuarial Equivalent lump sum will be paid to the Member upon his termination of employment in which event the Member will be entitled to no further benefits under the Plan. This Section is deleted effective as of March 28, 2005.

Appendix II – ALICO Plan Participants

II7.5

If a Member who is entitled to a vested pension in accordance with Sections II4.1, II4.2, II4.3 or II7.2 reenters the employ of the Employer as an Employee any pension he is then receiving shall cease, and the annuity payable upon subsequent termination or retirement shall be based on the aggregate of his Credited Service before and after such initial retirement or termination, his Compensation at the time of his subsequent termination or retirement, and the provisions of the Plan as in effect at such subsequent termination or retirement, and then converted to its Actuarial Equivalent annuity to reflect any pension payments or refunds received by him prior to such reemployment.

Participants who are reemployed or continue in employment past Normal Retirement Age for 83 hours or fewer per month (which is deemed to be the equivalent of less than 12 days per month) shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who work 83 hours or fewer per month.

II7.6

Notwithstanding anything to the contrary above, any payment other than in the form of a Qualified Joint and Survivor Annuity shall be made only with the consent of the Participant’s Spouse, as more fully detailed in Section II9.4 below.

In lieu of a Participant’s right to death benefits under the provisions of the Base Plan document, except for the provisions of Section 7.1(e), the immediately following provisions of Sections II8.1 through II8.6 shall apply to Participants covered by this Appendix II.

II8.1

Unless the provisions of Section II8.6 are in effect, upon the death of a Member before his retirement date, an amount equal to his own contributions (if any) With Interest will be paid to his Beneficiary.

II8.2

Upon the death of a retired Member occurring before he has received in total pension payments an amount equal to his own contributions (if any) With Interest, the difference shall be paid to his Beneficiary.

II8.3

The Member’s surviving Spouse shall be the Beneficiary entitled to receive all benefits payable on the death of the Member; provided, however, that if there is no surviving Spouse, or if the surviving Spouse had consented in writing to the designation of another Beneficiary or Beneficiaries, which consent was witnessed by a notary public, the Beneficiary or Beneficiaries entitled to receive benefits upon the Member’s death shall be the person or persons designated as Beneficiary or Beneficiaries by the Member on the appropriate form. Subject to the foregoing requirements with respect to spousal consent, a Member may change his or her Beneficiary or Beneficiaries from time to time on an appropriate form without the consent of any previously designated Beneficiary or Beneficiaries. If more than one Beneficiary is designated at any time, the Member shall indicate the respective shares of each. In the absence of a designation of proper share interests, equal interest shall be assumed.

Appendix II – ALICO Plan Participants

II8.4

If there is no Beneficiary designated by the Member at the Member’s death, any payment which may otherwise be made to the Beneficiary will be made to the first surviving class of the following classes of successive preferential Beneficiaries:

The Member’s (1) widow or widower; (2) surviving children; (3) surviving parents; (4) surviving brothers and sisters; (5) executor or administrator.

Any minor’s share may be paid at a monthly rate as specified by the Trustees to such adult or adults as have in the opinion of the Trustees assumed the custody and principal support of such minor.

II8.5

The form of death benefit described in Section II8.2 shall apply only if there had not been in effect with respect to the retired Member an option elected pursuant to Section II9.2. If an option pursuant to Section II9.2 shall have been in effect, the death benefit, if any, applicable to the death of the Member shall be that provided for in Section II9.2.

II8.6	Pre-Retirement Surviving Spouse Benefits

(a)	Upon completion of five (5) years of Service, a married Member shall automatically be covered by the pre-retirement surviving Spouse coverage described in this Section II8.6.

(b)

Under this coverage a surviving Spouse lifetime pension would be payable in the event of a Member’s death before retirement provided that such Spouse had been his Spouse for at least 1 year immediately preceding the date of death.

(c)	The amount of the annuity that would be payable to such surviving Spouse is:

(i)

with respect to a Member whose death occurs after he is eligible for early retirement an amount equal to 50% of the amount that would have been payable to the Member if he had separated from service on the date of his death and retired immediately having elected Option II (as described in Section II9.2) reduced as described in paragraph (d) below. Such benefit will become payable on the first of the month following the Member’s death.

(ii)

with respect to a Member or former Employee with a vested right to a deferred pension, an amount equal to 50% of the amount that would have been payable to the Member if he had separated from service on the date of death, or earlier date of termination in the case of former Employees, survived to the earliest retirement age, retired with an immediate annuity having elected Option II (as described in Section II9.2), reduced as described in paragraph (d) below. Such benefit will become payable when the Member would first have been eligible to begin receiving benefits.

(d)

Upon the death of a Spouse who was receiving a surviving Spouse pension before such Spouse had received total pension payments equal to the Member’s contributions With Interest, the difference shall be paid in a lump sum to the Spouse’s Beneficiary.

Appendix II – ALICO Plan Participants

(e)

The surviving Spouse may elect to receive a lump sum payment of either (a) 100% of the Member’s contributions or (b) 100% of the Member’s contributions With Interest. In such case the Member’s benefit described in Section II8.6(c) shall reflect the lump sum payment based on the assumption that the lump sum is received on the Member’s date of death.

(f)

Termination of Marriage – Except to the extent otherwise provided in Section 12 of the Base Plan document with respect to qualified domestic relations orders, the Spouse to whom the Member was married at the date of the Member’s death is entitled to the survivor annuity, commencing to such Spouse at the times specified in Section II8.6(c).

(g)

Claim for Benefit – The surviving Spouse must file a claim for benefits before payment of benefits will commence. The claim for benefits shall be in writing, on such forms as the Trustees shall designate, and shall include certifications as to the dates of birth of the Member and of such surviving Spouse, the date of marriage to the Member, and such other information with respect to any prior marriages of the Member as the Trustees shall deem necessary to determine the appropriate charge for pre-retirement surviving Spouse coverage.

In lieu of a Participant’s right to receive payments in the forms of payment described under the provisions of the Base Plan document, the immediately following provisions of Sections II9.1 through II9.4 shall apply to Participants covered by this Appendix II.

II9.1

Unless an optional pension is in effect pursuant to this Section a Member’s regular pension will be payable monthly for his lifetime with the final payment due as of the first day of the month in which his death occurs.

II9.2

Any Member may elect in writing filed with the Trustees to convert the pension payments otherwise payable to him after the effective date specified in the election into an Actuarial Equivalent benefit payable on and after that date, in accordance with either one of the optional forms specified below:

OPTION I. This option only applies to benefits earned prior to January 1, 2015. A reduced benefit payable during his life, with the provision that after his death such reduced benefit shall continue during the life of and shall be paid to his contingent annuitant.

OPTION II. This option only applies to benefits earned prior to January 1, 2015. If a Participant is married to his Spouse for at least five (5) years prior to his benefit commencement date, no reduction to the regular pension shall be applied under this Option II.

Appendix II – ALICO Plan Participants

OPTION III. A reduced benefit payable during his life with ten (10) years of guaranteed payments. If a Participant retires between age 62 and age 65, the Participant’s Beneficiary shall receive an amount equal to 96.0% of the Participant’s reduced benefit. This factor shall be adjusted upward or downward for each year that retirement commences before or beyond the indicated age bracket.

For benefits earned on or after January 1, 2015, Option I and II above are replaced with the normal and optional joint and survivor forms of payment and adjustments described in Section 7.1(d) and 7.1(e) of the Base Plan.

II9.3

The following rules and requirements must be met in order that an optional form of pension shall apply with respect to Options I and II (for benefits earned prior to January 1, 2015) and Option III of Section II9.2. For benefits earned on or after January 1, 2015 that are subject to the rules in Section 7.1(d) and 7.1(e) of the Base Plan, this section shall not apply and the applicable rules and requirements of the Base Plan shall apply:

(a)

The contingent annuitant shall be the person designated by the Member and shall be the Spouse, a parent, sister, brother or child of the Member. Election of either one of the Options described in Section II9.2 is conditional upon furnishing the Trustees, not later than ninety (90) days after the filing of such election, proof satisfactory of the age and relationship of the contingent annuitant.

(b)

Any notice of change in the effective date of the option or in the designation of the contingent annuitant or any notice of revocation of the option must be filed by the Member with the Trustees and will take effect on the date specified in the notice. The designation of a contingent annuitant under the provisions of Section II9.2 shall not of itself constitute such person a Beneficiary with respect to any other payment provided under the Plan. If the election of an optional form of benefits would result in monthly payments to a contingent annuitant of less than $10 per month, the election shall not become operative.

(c)

Anything to the contrary contained herein notwithstanding, the option or the change or revocation of the option, as the case may be, shall take effect only if the Member and the contingent annuitant are both alive on the effective date of the option, or the date specified for its change or revocation, as the case may be. If a Member who has elected one of these optional forms of benefit dies before its effective date so that no benefit is payable to the contingent annuitant, the death benefit shall be made as provided in Sections II8.1 through II8.6. If the contingent annuitant dies after the effective date of the option and while the same is in effect, the amount of the payments which the Member is receiving shall continue unchanged and shall cease upon the Member’s death. If a Member who has elected an option to take effect at his Normal Retirement Date or thereafter dies while continuing in the active service of the Employer after the effective date of the option, his contingent annuitant shall receive the reduced retirement income under the option, conversely, should the contingent annuitant live to the effective date of the option but fail to survive the Member, the Member shall upon retirement receive the reduced retirement income under the option.

Appendix II – ALICO Plan Participants

(d)	If an adjustment of retirement income in accordance with Paragraph (e) below has previously been elected, the effective date of the option may not be before the Member’s 62nd birthday.

(e)

A Member retiring prior to age 62 in accordance with Section II4.3 of the Plan before Social Security payments under Title II of the Federal Social Security Act begin may elect, in writing filed with the Trustees, to receive an Actuarial Equivalent benefit providing larger monthly payments, in lieu of the benefit otherwise payable upon early retirement, until the date his Social Security payments are expected to commence; thereafter his monthly benefit will be reduced by the approximate amount of the Social Security benefit computed to commence on such date. In this way, insofar as practical, a level total retirement income will be available for the Member from combined sources of Federal Social Security and this Plan. The adjustment of the pension as provided herein may not be elected if the Member has previously elected an option as set forth in the foregoing paragraphs of this Section II9.2, the effective date of which is prior to the Social Security commencement date.

II9.4	(a)

Notwithstanding anything above to the contrary, a Member who is married at the time his pension is scheduled to commence shall be deemed to have elected Option II with his Spouse as the contingent annuitant and the option to become effective as of that date.

(b)

A married Member may elect in writing, during the 90-day period ending on the annuity starting date, to forgo this automatic Spouse’s pension option, but before he does so, the Employer shall be required to furnish to such Member and his Spouse, within such 90-day period, a written explanation of the terms and conditions of such option and the effect of electing not to take advantage of it.

(c)

If the Member makes the election to forego this automatic Spouse’s pension option, the election shall not take effect unless the Member’s Spouse consents to such election, the consent acknowledges the effect of such election, and the consent is witnessed by a notary public, or the Member establishes to the satisfaction of the Trustees that the consent may not be obtained because there is no Spouse, because the Spouse cannot be found, or because of other special circumstances as may be set forth in applicable law, regulations or rules. If the Member makes an election pursuant to Section II9.2 hereof, he must submit satisfactory proof of his Spouse’s date of birth to the Trustees.

(d)	Explanation

Within a reasonable period before the Member’s pension commencement date the Trustees shall furnish the Member with a written explanation of (i) the terms and conditions of the qualified joint and survivor annuity form of benefit, (ii) the Member’s right to make, and the effect of, an election to waive the joint and contingent annuity form of benefit, (iii) the rights of the Member’s Spouse to consent, or refuse to consent, to such waiver, and (iv) the Member’s right to make, and the effect of, a revocation of an election to waive.

Appendix II – ALICO Plan Participants

(e)	Termination of Marriage

The Spouse to whom the Member was married at the Member’s pension commencement date is entitled to the contingent annuity upon the death of the Member after the pension commencement date, whether or not the Member and such Spouse were married at the date of the Member’s death.

In addition to the pension computations set forth above, Sections II10.1 through II10.3, immediately following, shall apply to Participants covered by this Appendix II. The reference in Section II10.2 to April 1, 1998, however, applies only with respect to Members covered by a collective bargaining agreement. For Members not covered by a collective bargaining agreement, such date shall be replaced by May 1, 1997.

II10.1	For the purpose of this Section, the following words and phrases shall have the following meanings:

(a)

“Cost-of-Living Index” shall mean the “Consumer Price Index for Urban Wage Earners and Clerical Workers” for the New York-Northeastern New Jersey Area (1967 - 100 basis) published by the United States Department of Labor, Bureau of Labor Statistics, or such other comparable index (equitably adjusted to reflect any revisions in basis) as may be published in lieu thereof by such Bureau of Labor Statistics or any successor thereto.

(b)

“Base Month” of a Member shall mean October of the calendar year of his date of commencement of annuity benefits. For purposes of the foregoing sentence, January 1 commencements shall be deemed to be retirements of the immediately preceding calendar year.

(c)	“Adjustment Factor” as of any January 1, with respect to a Member

(i)	whose last date of employment was subsequent to December 31, 1993 shall mean the greater of 1.00000 and the ratio of

(A)	the Cost of Living Index for October of the year preceding such January 1 over

(B)

the Cost-of-Living Index for the Member’s Base Month; provided, however, that the Adjustment Factor shall never be greater than 100% plus 3% times the number of years elapsed between his Base Month and October of the year referred to under (i) above.

Appendix II – ALICO Plan Participants

II10.2

All retirement income payments made under the Plan with respect to benefits accrued prior to April 1, 1998 (May 1, 1997 for Members not covered by a collective bargaining agreement) based on the Plan in effect at January I, 2002 shall be equal to the product of (a) times (b) as follows:

(a)	The amount of the payment which would have been made in the absence of this Section II10.

(b)	The Adjustment Factor as of the most recent January 1 with respect to the Member to or on account of whom the benefit payment is being made.

II10.3	All cost-of-living adjustments made under this Section 10 shall be made annually, effective as of each January 1.

Appendix II – ALICO Plan Participants

Appendix III - Chicago Plan Participants

CLOSED GROUP - December 31, 2002

The provisions of this Appendix III apply to (i) participants in the Amalgamated Chicago Group Employees Pension and Trust (the “Chicago Plan”) prior to January 1, 1999 and to (ii) employees hired on or after January 1, 1999 (and prior to January 1, 2003) who meet the definition of Participating Employee as defined in this Appendix III. Employees of the Employer hired after December 31, 2002 shall be covered under the Base Plan document provisions. The Chicago Plan was merged into the Plan on January 1, 1999 and all participants in the Chicago Plan became participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix III, the terms of this Appendix III will control with respect to participants covered by this Appendix III. References in this Appendix to the Chicago Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix III, it is intended that the Plan and this Appendix III be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Chicago Plan as of January 1, 1999 shall not be decreased as a result of the merger of the Chicago Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to January 1, 1999.

The following definitions shall apply for purposes of this Appendix III:

“Base Salary” means the greater of (i) one thirty-sixth (1/36th) of the total of the Monthly Compensation received by a Participating Employee during the 36-month period in which the average of the Participating Employee’s Monthly Compensation is the highest; and (ii) one-sixtieth (1/60th) of the total of the Monthly Compensation received by a Participating Employee during the 60-month period in which the average of the Participating Employee’s Monthly Compensation is the highest.

In no event shall the “Base Salary” of a Participating Employee exceed $7,000 for purposes of this Appendix III. Effective as of January 1, 2002, the $7,000 in the preceding sentence is increased to $8,000. Effective January 1, 2005, there shall be no limit, except that the statutory limitations found in the Base Plan text also apply here.

“Disability Retirement” means the retirement of a Participating Employee because he has suffered a physical or mental disability which, in the opinion of a physician designated by the Trustees, is permanent and prevents him from performing his normal duties as such employee, which opinion shall be final and conclusive on such employee, his employer and Trustees.

“Employer” means, collectively, the Chicago Joint Board of UNITE, Amalgamated Life & Health Insurance Company (Chicago), Amalgamated Social Benefits Association, and the Sidney Hillman Health Center.

Appendix III – Chicago Plan Participants

“Former Participating Employee” means a person who was formerly employed by the Employer and was a Participating Employee but who is no longer so employed and is awaiting payment of a deferred annuity.

“Highly Compensated Employee” means any Employee who, (i) during the current Plan Year or the preceding Plan Year was at any time a five percent owner of any Employer, or (ii) during the preceding Plan Year had Compensation from any Employer in excess of $80,000 (or such greater amount provided by the Secretary of the Treasury pursuant to Section 414(c) of the Code).

“Monthly Compensation” means the total compensation, excluding (a) bonuses (if any), (b) severance pay, and (c) all overtime for work that is outside of an employee’s regularly scheduled tour of duty, or which in any Plan Year aggregates more than 100 hours, paid to an Employee by an Employer in any month, except that with respect to each employee who is paid a salary on a weekly basis, the portion of his “Monthly Compensation” attributable to such salary shall be computed as four and one-third times his weekly salary.

“Participating Employee” means every Employee of an Employer who is not included as a participant in and entitled to benefits under a retirement income plan (other than this Chicago Plan or this Appendix III) sponsored by a UNITE Affiliate and meeting the requirements of Section 401(a) of the Code. Each Participating Employee shall participate in the Plan effective on the date he is first credited with an Hour of Service. Use of the term “Participating Employee” includes a Former Participating Employee unless otherwise stated or the context in which “Participating Employee” is used is inapplicable to a Former Participating Employee.

“Personal Annuity” means the payments made to any Participating Employee under the provisions of Section III4.01 hereof.

“Preferred Joint and Survivor Annuity” is defined in Section III4.03(g) .

“Week of Service” means any calendar week during which an Employee worked or was on Leave of Absence for not less than 35 hours for a Group Member, as defined in the Chicago Plan.

“Years of Service” means the number of annual periods of twelve months between the date on which a Participating Employee became an Employee of a Chicago UNITE Affiliate and his retirement date during which he completed either 1,000 Hours of Service or 26 Weeks of Service for one or more Chicago UNITE Affiliates.

Appendix III – Chicago Plan Participants

Sections 4 and 5 of the Base Plan document shall not apply to Participants covered by this Appendix, but Participants covered by this Appendix shall be eligible for the optional forms of payment described in Section 7.2 of the Base Plan. The following provisions regarding the payment of annuities apply to Participants covered by this Appendix III:

III4.01.	Personal Annuities.

(a)

Participating Employees who are credited with an Hour of Service prior to January 1, 1996. After the retirement of each Participating Employee who is credited with an Hour of Service prior to January 1, 1996 and who shall retire having completed five (5) Years of Service, Trustees shall make the following payments to such Participating Employee:

(i)

If such retirement is a non-Disability Retirement, then Trustees shall pay him a monthly Personal Annuity equal to the percentage of his Base Salary shown in Section III4.10 for his nearest birthday and Years of Service at his termination date. In the event the percentage so determined from Section III4.10 is “zero,” such retiring Employee may elect one of the following options:

(A)

To await any birthday, as he elects, shown on III4.10 which designates on the line showing such Participating Employee’s Years of Service at his termination date a percentage other than “zero,” in which event he shall receive the monthly Personal Annuity based on such percentage of his Base Salary, commencing the first day of the month in which such birthday occurs; or

(B)

To receive a monthly Personal Annuity commencing on the later of his sixtieth (60th) birthday or his termination date, based on the percentage of his Base Salary at the earliest birthday specified in Section III4.10, but reduced to reflect the acceleration of the commencement of such annuity by 0.55% of the applicable percentage of Base Salary for each month that commencement precedes the earliest birthday referred to in Section III4.10.

(ii)

If such retirement is a Disability Retirement, Trustees shall pay him a monthly Personal Annuity equal to the percentage of his Base Salary as shown in Section III4.10, except that such percentage shall be determined as if at the date of such retirement he were age 65 at his nearest birthday.

No monthly Personal Annuity shall be paid to any Participating Employee who retires after December 31, 1988 prior to completion of five (5) Years of Service. If a Participating Employee retires and the present value of his vested accrued benefit is zero (by reason of his having retired prior to the completion of five (5) Years of Service), he shall be deemed to have received a distribution of such vested Accrued Benefit. Each annuity payable hereunder (except for a deferred annuity as elected under subparagraph III4.01(a)(i)) shall commence as of the first day of the month following the Participating Employee’s Retirement Date. A Personal Annuity is a straight life annuity for the Participating Employee, and monthly personal annuity payments shall be made to a Participating Employee only during the life of such Employee.

Appendix III – Chicago Plan Participants

(b)

Participating Employees who are first credited with an Hour of Service on or after January 1, 1996. The Personal Annuity of a Participating Employee who is first credited with an Hour of Service on or after January 1, 1996 shall be calculated as follows:

(i)	The Participating Employee’s Personal Annuity shall first be calculated in accordance with Section III4.01(a).

(ii)	The amount calculated in accordance with Section III4.01(a) shall then be reduced by an amount equal to the product of one-twelfth (1/12th) of:

(A)	0.65% (.0065) multiplied by

(B)	the Participating Employee’s Final Average Compensation (as defined in Section III4.01(b)(iii)), but not to exceed Covered Compensation (as defined in Section III4.01(b)(iv)) multiplied by

(C)

the Participating Employee’s Years of Service up to a maximum of 30 Years of Service; provided, however, that the amount of the offset under this subparagraph III4.01(b)(ii) shall in no event be greater than one-half of the amount calculated under Section III4.01(b)(i). The resulting amount shall be the Participating Employee’s Personal Annuity.

If commencement of benefits is prior to age 65, such offset under this sub- paragraph (ii) shall be reduced by 0.55% per month by which commencement of benefits precedes age 65.

(iii)

“Final Average Compensation” for a Participating Employee means the average of the Participating Employee’s annual section 414(s) compensation for the 3-consecutive-year period ending with or within the Plan Year or for the Participating Employee’s period of employment if shorter. The year in which the Participating Employee terminates employment will be disregarded. This definition must be applied consistently for all Participating Employees. In determining a Participating Employee’s Final Average Compensation, annual section 414(s) compensation for any year in excess of the Taxable Wage Base at the beginning of that year must not be taken into account. 414(s) compensation shall be determined in accordance with the regulations under section 414(s) of the Code, as in effect from time to time.

(iv)

“Covered Compensation” means the average (without indexing) of the Taxable Wage Bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participating Employee attains (or will attain) Social Security Retirement Age, using Table II of the Covered Compensation Tables published by the IRS for the applicable year pursuant to Treasury Regulations section 1.401(1)-1(c)(7). No change in Covered Compensation shall decrease a

Appendix III – Chicago Plan Participants

Participating Employee’s Accrued Benefit under the Plan. In determining a Participating Employee’s Covered Compensation for a Plan Year, the Taxable Wage Base for the current Plan Year and any subsequent Plan Year shall be assumed to be the same as the Taxable Wage Base in effect as of the beginning of the Plan Year for which the determination is being made. A Participating Employee’s Covered Compensation for a Plan Year after such 35 year period is the Participating Employee’s Covered Compensation for the Plan Year during which the Participating Employee’s attained Social Security Retirement Age (as defined in Code Section 415). A Participating Employee’s Covered Compensation for a Plan Year before the 35-year period ending with the last day of the calendar year in which the Participating Employee attains Social Security Retirement Age is the Taxable Wage Base in effect as of the beginning of the Plan Year. A Participating Employee’s Covered Compensation shall be automatically adjusted for each Plan Year.

(v)	“Taxable Wage Base” means with respect to any calendar year, the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the calendar year.

III4.02. A Participating Employee’s “Normal Retirement Age” shall be the earlier of (i) the earliest age beyond which the annuitant’s benefits under this Plan are not greater solely on account of his service, or (ii) the later of (I) age 65, or (II) the fifth anniversary of the date he commenced participation in the Plan.

III4.03.	Joint and survivor annuities.

(a)

This paragraph shall apply only to Participating Employees who are not credited with an Hour of Service on or after August 23, 1984 and for whom the payment of benefits has not commenced before August 23, 1984. Notwithstanding anything in Section III4.01, if a Participating Employee is legally married on his Retirement Date, Trustees shall pay him, in lieu of a personal annuity to which he would otherwise be entitled, a 50% Joint and Survivor Annuity with his Spouse, except that:

(i)

A Participating Employee may elect, as hereinafter provided in Section III4.04, to receive a personal annuity under Section III4.01 instead of a 50% Joint and Survivor Annuity as hereinafter provided; and

(ii)

A Participating Employee who has been married for 10 years of more on his Retirement Date may elect, as hereinafter provided in Section III4.04, to receive a Preferred Joint and Survivor Annuity if the conditions thereof are satisfied, determined by applying the percentages determined in accordance with Section III4.11 hereof.

(b)	Paragraphs (c) through (f) shall apply only to Participating Employees who are credited with an Hour of Service on or after August 23, 1984.

Appendix III – Chicago Plan Participants

(c)

Unless otherwise elected as provided below, if a Participating Employee is legally married on his Retirement Date, the Trustees shall pay him in lieu of a Personal Annuity to which he would otherwise be entitled, a 50% Joint and Survivor Annuity with his Spouse which is the actuarial equivalent of his Personal Annuity. For purposes of this paragraph (c) only, the Retirement Date of a Former Participating Employee who has retired and is awaiting the commencement of a deferred annuity pursuant to Section III4.01(a)(i) or (ii) shall be deemed to be the first date of the month in which occurs his birthday entitling him to commencement of an annuity under Section III4.01(a)(i) or (ii).

(d)

A Participating Employee may elect to waive a 50% Joint and Survivor Annuity and receive a personal annuity under Section III4.01. Any such election must be made by the Participating Employee in writing within the ninety (90) day period (the “Election Period”) ending on the first day of the first month for which an amount is paid as an annuity (the “Annuity Starting Date”).

(e)

Any election under paragraph (d) must be consented to in writing by the Participating Employee’s Spouse. Such Spouse’s consent must acknowledge the effect of such election and be witnessed by a Plan representative or a notary public. Such consent shall not be required if it is established to the satisfaction of the Plan that the required consent cannot be obtained because there is no Spouse, the Spouse cannot be located, or there are other circumstances that may be prescribed by Treasury regulations. The election made by the Participating Employee and consented to by his Spouse may be revoked in writing by the participating employee at any time during the Election Period. A Spouse’s consent may not be revoked after it has been given. Any new election must comply with the requirements of this Section. A former Spouse’s consent shall not be binding on a new Spouse. The number of elections during the Election Period shall be unlimited.

(f)

With regard to the aforesaid election, except as provided in Section 8.3(b)(5) of the Base Plan document, the Plan shall provide the Participating Employee within a reasonable period of time before the Annuity Starting Date (and consistent with Treasury regulations), a written explanation of:

(i)	the terms and conditions of the 50% Joint and Survivor Annuity;

(ii)	the Participating Employee’s right to make an election to waive the 50% Joint and Survivor Annuity;

(iii)	the right of the Participating Employee’s Spouse to consent to any election to waive the 50% Joint and Survivor Annuity; and

(iv)	the right of the Participating Employee to revoke such election, and the effect of such revocation.

(g)	If a Participating Employee has been legally married to his then Spouse for 10 years or more on his Retirement Date, he may elect to receive a Preferred Joint

Appendix III – Chicago Plan Participants

and Survivor Annuity, in lieu of a 50% Joint and Survivor Annuity, determined by applying the percentages and rules set forth in Section III4.11 hereof. Except as provided in the next sentence, (i) any such election must be made in writing during the Election Period and must comply with the requirements of paragraph (e); and (ii) the Plan shall provide the Participating Employee with a written explanation of the Preferred Joint and Survivor Annuity comparable to that required under subparagraph (f). The Plan need not comply with the foregoing sentence if the Preferred Joint and Survivor Annuity: (I) is for the life of the Participating Employee with a survivor annuity for the Spouse which is not less than 50% of (and is not greater than 100% of) the amount of the annuity which is payable during the joint lives of the Participating Employee and the Spouse; and (II) is at least the actuarial equivalent of a single annuity for the life of the Participating Employee.

III4.04. This section shall apply only to Participating Employees who are not credited with an Hour of Service on or after August 23, 1984.

(a)

Within a six-month period from the date that each married Participating Employee attains the age of 55 and has completed nine Years of Service, the Trustees shall provide him with a written explanation of the provisions of Section III4.03(a) and the options available there under. Thereafter, each such Participating Employee may elect at any time prior to his Retirement Date to have his benefits paid under a personal annuity or under a Preferred Joint and Survivor Annuity (subject to the conditions and limitations of Section III4.03(a)). Any election made under this Section will be on such form as the Trustees shall specify.

(b)

The type of annuity elected by a Participating Employee may be changed only by an instrument in writing signed by him and filed with the Trustees at least six (6) months prior to the date on which such Participating Employee or his surviving Spouse becomes entitled to receive any annuity payments under this Agreement; such instrument shall not be effective until six (6) months after it is so filed unless the Participating Employee and his Spouse are both living at the end of said six (6) months period; provided, however that any such instrument shall in all events be given effect in any case in which (i) a Participating Employee dies from accidental causes, (ii) a failure to give effect to such instrument would deprive a surviving Spouse of a survivor annuity, and (iii) the instrument is delivered prior to the occurrence of the accident. No election or revocation or change of election under this Section shall require the consent of the Participating Employee’s Spouse.

III4.05.	Preretirement survivor annuities.

(a)

If a Participating Employee (but not a Former Participating Employee) dies on a date on which, had he retired on the day prior to his date of death, he would have been entitled to an annuity under Section III4.01, his surviving Spouse (if any) shall be entitled to monthly payments under a 50% Joint and Survivor Annuity or

Appendix III – Chicago Plan Participants

(if an election had been made to receive a Preferred Joint and Survivor Annuity and the Participating Employee and his Spouse were married 10 years or more on his Retirement Date) a Preferred Joint and Survivor Annuity, as the case may be, in the same manner and to the same extent as if the deceased Participating Employee had retired on the day prior to his date of death, except that, if he is less than age 65 on the date of such assumed retirement, the annuity shall be calculated as if he were age 65 at his nearest birthday as of the date of such assumed retirement. Payment of an annuity to a surviving Spouse under this paragraph shall commence as of the first day of the month following the Participating Employee’s death.

(b)

If a Former Participating Employee is awaiting commencement of an annuity under Section III4.01(a)(i) or (ii) at the time of his death, his surviving Spouse (if any) shall be entitled to monthly payments under a 50% Joint and Survivor Annuity or (if an election had been made to receive a Preferred Joint and Survivor Annuity and the Former Participating Employee and his surviving Spouse were married 10 years or more on his Retirement Date) a Preferred Joint and Survivor Annuity, as the case may be, in the same amount as if the Former Participating Employee had survived to the date at which he would have been entitled to commencement of his annuity payments in accordance with his Section III4.01(a)(i) or (ii) election and died on such date. Payment of an annuity to a surviving Spouse under this paragraph shall commence as of the first day of the month in which the Former Participating Employee would have reached the age at which he would have been entitled to commencement of his annuity payments in accordance with his Section III4.01(a) (i) or (ii) election. Payment of an annuity to a surviving Spouse of a Former Participating Employee who was not married to his surviving Spouse on his Retirement Date, who was not credited with any Hours of service on or after August 23, 1984 and for whom the payment of benefits has not commenced before August 23, 1984 shall be made under this paragraph only in accordance with the transitional rules of Section 303(e) of the Retirement Equity Act of 1984.

(c)

A Participating Employee (but not a Former Participating Employee) may at any time elect, on such form as the Trustees may specify, a Preferred Joint and Survivor Annuity for the purpose of electing the Preferred form of survivor benefit if the Participating Employee dies before the payment of an annuity commences and the conditions of a Preferred Joint and Survivor Annuity have been satisfied as of the date of death or earlier Retirement Date of the Participating Employee. (A Former Participating Employee may have made such an election while he was a Participating Employee; but he may not make such election after he has become a Former Participating Employee.) However, for Participating or Former Participating Employees receiving credit for an Hour of Service on or after August 23, 1984, such election shall be valid to determine retirement benefits in joint and survivor annuity form for the Participating or Former Participating Employee and his Spouse on or after his retirement only if made at the time, and in accordance with the other requirements, set forth in Section III4.03 as applicable to Preferred Joint and Survivor Annuities.

Appendix III – Chicago Plan Participants

(d)	In addition to the foregoing provisions, Section 7.1(e) of the Base Plan shall apply.

III4.09.	Cost of living adjustments.

(a)

This subsection shall apply only with respect to benefits accrued prior to January 1, 1996 or to whom subsection III4.09(d)(i) is applicable. Effective January 1, 1976 and on January 1 of each year thereafter, the Trustees shall increase the monthly payments made under this Agreement to each annuitant, or surviving Spouse of an annuitant, whose retirement date had occurred at least one full calendar year preceding such January 1, by an amount equal to two percent (2%) of the monthly payment to which the annuitant or surviving Spouse, as the case may be, would be entitled without regard to the provisions of this Section III4.09; provided however, that if the Consumer Price Index for Urban Wage Earners and Clerical Workers - U.S. City Average, published by the Bureau of Labor Statistics, U.S. Department of Labor (“CPI”) for the month of October immediately prior to the date of each such adjustment has increased by less than 2% of the CPI for the month of October in the immediately preceding calendar year, then the amount of such adjustment shall be such percentage increase in the CPI. Payments which will be made to any surviving Spouse under a joint and survivor annuity shall be adjusted by the same percentage of the payment to which such surviving Spouse would be entitled without regard to the provisions of this Section III4.09 as the payments then being made to annuitants and surviving Spouses.

(b)

This subsection shall apply only with respect to monthly payments made under this Agreement to annuitants all of whose benefits accrued after December 31, 1995 or to whom Section III4.09(d)(ii) is applicable. Effective for the Plan Year commencing on January 1, 1996 and for each Plan Year thereafter, the Trustees shall determine in their discretion whether or not there shall be any cost-of-living increase in the monthly payments made under this Agreement to each annuitant, or surviving Spouse of an annuitant, whose retirement date had occurred at least one full calendar year prior to January 1 of the Plan Year for which such determination is made. In no event shall the increase in monthly payments for any Plan Year exceed an increase for such Plan Year calculated in the manner set forth in subsection II14.09(a). However, the Trustees shall have discretion to determine that the increase shall be in an amount less than an amount calculated under subsection III4.09(a). The determination for each Plan Year shall be made by the Trustees prior to the commencement of the Plan Year for which such determination applies.

Appendix III – Chicago Plan Participants

(c)

The Accrued Benefits of a Participating Employee at December 31, 1995 who continues to be an active Participating Employee after December 31, 1995 shall be frozen at December 31, 1995. Such frozen accrued benefit shall be the benefit to which such Participating Employee would have been entitled had he retired (within the meaning of Section 1.31 of the Chicago Plan) on December 31, 1995 with the following qualifications:

(i)	If he is not fully vested on December 31, 1995, he shall continue to receive vesting credit for Years of Service completed after December 31, 1995.

(ii)

If he and his Spouse have been married for less than ten years on December 31, 1995, then years in which he and his Spouse have been married after December 31, 1995 and prior to his annuity start date shall be included in determining whether or not he and his Spouse are eligible for a Preferred Joint and Survivor Annuity.

Commencing on January 1, 1996 (the “Fresh Start Date”) the Participating Employee shall begin the new accrual of benefits.

(d)

The monthly annuity of an annuitant, or the surviving Spouse of an annuitant, whose Accrued Benefits were frozen at December 31, 1995 as provided in subsection III4.09(c) shall be the greater of the following:

(i)	A monthly annuity based upon the annuitant’s accrued benefits frozen at December 31, 1995 with cost-of-living adjustments determined under subsection II14.09(a); or

(ii)	A monthly annuity with cost-of-living adjustments, if any, determined under subsection III4.09(b).

The following special provisions shall apply to Participants covered by this Appendix III who were in the employ of the Cleveland Joint Board of the Amalgamated at January 1, 1989 (“Cleveland Employees”) and who would have been covered prior to October 1, 1989 under the terms of the Staff Retirement Plan of the Cleveland Joint Board, Amalgamated Textile and Clothing Workers Union (the “Cleveland Plan”). Except as specifically provided herein, all of the other provisions of this Appendix III, and of the Plan, as applicable, shall apply to Cleveland Employees.

Cleveland 1.	All Years of Service, if any, credited under the Cleveland Plan shall be credited as Years of Service under the Chicago Plan and all Hours of Service, if any, credited under the Cleveland Plan shall be credited as Hours of Service under the Chicago Plan.

Cleveland 2.	Payment of Benefits to Cleveland/Chicago Participants. All benefits for Cleveland Employees, and for their Beneficiaries, shall be paid only in accordance with the provisions of the Chicago Plan; provided, however, that in no event shall the benefits payable to a Cleveland Employee immediately after the Merger be less than the benefits that such Cleveland Employee would have received under the Cleveland Plan if the Cleveland Plan had terminated immediately before October 1, 1989.

Cleveland 3.	Payment of Benefits to Cleveland Retirees. All benefits payable to persons who had been participants in the Cleveland Plan and who were receiving benefits from the Cleveland Plan immediately prior to the Merger and to their Beneficiaries

Appendix III – Chicago Plan Participants

(collectively, “Cleveland Retirees”) shall continue to be paid by the Chicago Plan in accordance with the terms of the Cleveland Plan as in effect immediately prior to October 1, 1989. In no event shall the benefits payable to a Cleveland Retiree immediately after October 1, 1989 be less than the benefits that such Cleveland Retiree would have received under the Cleveland Plan if the Cleveland Plan had terminated immediately before October 1, 1989.

Appendix III – Chicago Plan Participants

III4.10	Benefit Percentages

Years of Service at	59 OR						65 and Each Birthday
Date of Retirement	Less	60	61	62	63	64	Thereafter

5	0%	0%	0%	0%	0%	0%	12.5%
6	0	0	0	0	0	0	15.0%
7	0	0	0	0	0	0	17.5%
8	0	0	0	0	0	0	20.0%
9	0	0	0	0	0	0	22.5%
10	0	0	0	0	0	0	25.0%
11	0	0	0	0	0	0	27.5%
12	0	0	0	0		0	30.0%
13	0	0	0	0	0	0	32.5%
14	0	0	0	0	0	0	35.0%
15	0	0	0	35	36	36	37.5%
16	0	0	0	38	39	39	40.0%
17	0	0	0	40	41	41	42.5%
18	0	0	0	42	43	44	45.0%
19	0	0	0	44	45	46	47.5%
20	0	44	46	47	48	49	50.0%
21	0	46	48	49	50	51	52.5%
22	0	49	50	52	53	54	55.0%
23	0	51	52	54	55	56	57.5%
24	0	53	55	56	58	59	60.0%
25	0	55	57	58	60	61	62.5%
26	0	58	60	61	62	64	65.0%
27	0	59	61	63	64	66	67.5%
28	0	62	64	65	67	69	70.0%
29	0	63	65	67	69	71	72.5%
30	0	66	68	70	72	73	75.0%
31	0	66	68	70	72	73	75.0%
32	0	66	68	70	72	73	75.0%
33	0	67	68	70	72	73	75.0%
34 & over	0	67	68	70	72	73	75.0%

Appendix III – Chicago Plan Participants

III4.11

B-1 Election	Payable to to Annuitant	Payable to Surviving Spouse
Type of Joint Annuity elected:
A	88%	Same as payable to annuitant
B	91	87% of amount payable to annuitant
C	94	75% of amount payable to annuitant
D	97	60% of amount payable to annuitant
E	100	50% of amount payable to annuitant

If the Spouse is more than five years younger than the annuitant, the percentage payable to the Spouse shall be based on the table for a B-2 election.

B-2 Election		Spouse’s Benefit as a Percent of
		Amount Payable to Annuitant
Number of Years		Type of Joint Annuity Elected
Spouse’s Age is Less
Than Annuitant’s Age	A	B	C	D	E

0-5	100%	87%	75%	60%	50%
6	97	84	70	58	48
7	94	81	67	56	46
8	91	78	64	54	45
9	89	75	62	52	43
10	87	73	60	50	43
11	84	70	58	48	41
12	81	67	56	46	39
13	78	64	54	45	38
14	75	62	52	44	37
15	73	60	50	43	36
16	70	58	48	41	34
17	67	56	46	39	33
18	64	54	45	38	32
19	62	52	44	37	31
20	60	50	43	36	30
21	58	48	41	34	29
22	56	46	39	33	28
23	54	45	38	32	27
24	52	44	37	31	26
25	50	43	36	30	25
More than 25	50	43	36	30	25

Appendix III – Chicago Plan Participants

Appendix IV – New York Joint Board Plan Participants

CLOSED GROUP – December 31, 2002

The provisions of this Appendix IV apply to participants in the Staff Retirement Plan for Elected and Appointed Staff Members of the New York Joint Board (the “NYJB Plan”) prior to June 1, 2000. The NYJB Plan was merged into the Plan on June 1, 2000 and all participants in the NYJB Plan became Participants in the Plan. Employees of the Employer hired after January 1, 2000 and prior to January 1, 2003 shall be covered under Appendix I (ACTWU provisions). Employees of the Employer hired after December 31, 2002 are covered under the Base Plan provisions. In the event of any conflict between the terms of the Plan and the terms of this Appendix IV, the terms of this Appendix IV will control with respect to Participants covered by this Appendix IV. References in this Appendix to the NYJB Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix IV, it is intended that the Plan and this Appendix IV be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the NYJB Plan as of June 1, 2000 shall not be decreased as a result of the merger of the NYJB Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to June 1, 2000.

The following definitions shall apply for purposes of this Appendix IV:

“Average Salary” shall mean the average Salary rate received by a Participant during the highest consecutive two-year period preceding severance from employment.

“Credited Service” shall mean a Year of Service for which the required contribution, if any, for a Year is made. Any period of Service for which a Participant does not make any required contribution shall be disregarded for purposes of determining Credited Service. Periods of Credited Service may be disregarded upon application of Section 3.3.

“Employer” means, as to its respective Employees, the New York Joint Board and/or participating Locals of the Joint Board and the New York Joint Board of Neckwear Workers.

“Union’s Matching Contribution” shall mean an amount equal to the Participant’s Accumulated Contributions.

The following special provisions shall apply to Participants covered by the terms of this Appendix IV. Unless otherwise indicated, Section references refer to the corresponding section in the NYJB Plan.

1.

For purposes of Participants covered by this Appendix IV, active service from January 1, 1989 shall be included as Credited Service for employees formerly covered under a collective bargaining agreement regardless of whether contributions were made for the period prior to July 1, 1994. Also, Participants who joined the Plan before January 1, 1991 can earn up to five years of Credited Service for employment in shops affiliated with the

Appendix IV – New York Joint Board Plan Participants

New York Joint Board, if (a) the Participant had fifteen year of previous continuous employment in a Joint Board affiliated shop, and was a member of the New York Joint Board for that time, (b) the Participant had five years of Credited Service under this Plan, and (c) the Participant is not entitled to retirement benefits from the Amalgamated Insurance Fund for that same period of service.

2.

This Section replaces Section 4.4 of the Base Plan document with respect to Participants covered by this Appendix IV. A Participant who has completed at least one Year of Credited Service, at any age and who suffers a physical or mental disability while he is employed by the Employer which, in the opinion of a physician designated by the Trustees, is permanent and prevents him from performing his duties (or alternatively, if the Participant is determined to be disabled by the Social Security Administration) shall be retired on the first day of the month following such disability and thereupon continue to receive a Normal Retirement Benefit determined in accordance with the provisions of Section IV5.1. The Trustees shall have the right from time to time to examine the Participant receiving a disability benefit to determine if the disability is permanent and prevents him from performing his duties.

Section 5 of the Base Plan document is replaced with the following Sections IV5.1 through IV5.5 with respect to Participants covered by this Appendix IV:

IV5.1

The annual amount of Regular Annuity subject to the provisions of Sections IV5.3 and IV5.5, payable to a Participant retiring in accordance with Section 4.1 or 4.4 and commencing at retirement, shall be equal to, except as set forth in the following paragraph and except as specified in the “Neckwear” and “Local 340A” provisions at the end of this Appendix, the sum of (a) 4.0% of his Average Salary multiplied by his Credited Service accrued prior to 1/1/91 plus, (b) 2.50% of his Average Salary multiplied by his Credited Service accrued after 1/1/91. Effective for those terminating employment after 1/1/97, the Retirement Annuity shall be the sum of (a) 4.0% of his Average Salary multiplied by his Credited Service accrued prior to 1/1/91 plus, (b) 3.25% of his Average Salary multiplied by his Credited Service accrued after 1/1/91. However, the maximum benefit payable is 80% times Average Salary.

However, for employees formerly covered under a collective bargaining agreement who first entered the Plan on July 1, 1994, the benefit equals 2.50% (or 3.25% for terminations after 1/1/97) times Credited Service, maximum of 80% of Average Salary.

IV5.7

Section IV5.1 notwithstanding, in no event shall the annual Regular Annuity be less than the sum of (i) monthly annuity which is the Actuarial Equivalent of the Participant’s Accumulated Contributions (assuming they are not withdrawn), plus (ii) $80 times Credited Service accrued after 1/1/89.

IV5.3

If a Participant retires under Section 4.2 of the Plan, the amount of Regular Benefit to which he is entitled, commencing at his Normal Retirement Date, is determined pursuant to the formula in Section IV5.1.

At the Participant’s request a benefit may become payable on any date between his retirement date and his Normal Retirement Date. Such reduced benefit shall be the

Appendix IV – New York Joint Board Plan Participants

Regular benefit determined pursuant to Section IV5.1(a) multiplied by a percentage equal to (a) 100% minus (b) 2.0% multiplied by the number of full years that the benefit commencement precedes his Normal Retirement Date plus the Actuarial Equivalent of the Regular Benefit determined pursuant to Section IV5.1(b) . For employees formerly covered under a collective bargaining agreement, the benefit shall be the Actuarial Equivalent of the Regular Benefit pursuant to Section IV5.1. Effective January 1, 2008, the entire Accrued Benefit for all Participants covered by this Appendix IV shall the Regular Annuity pursuant to IV5.1 multiplied by a percentage equal to (a) 100% minus (b) 2.0% multiplied by the number of full years that the benefit commencement precedes his Normal Retirement Date.

IV5.4

Section IV5.3 notwithstanding, in no event shall the annual Regular Annuity be less than the sum of (i) the monthly annuity which is the Actuarial Equivalent of the Participant’s Accumulated Contributions (assuming they are not withdrawn) plus (ii) the Actuarial Equivalent of $80 times Credited Service.

IV5.5

If a Participant’s employment with the Employer continues after his Normal Retirement Date, the amount of his Accrued Benefit shall be the benefit determined in accordance with Section IV5.1 on the basis of his Credited Service and his Average Salary as of his date of termination of employment. Any payments received by an active Participant pursuant to Section IV8.6 shall offset on an Actuarial Equivalent basis the benefit determined under this Section IV5.5, such benefit to be redetermined annually to reflect additional accruals due to active participation; however, in no event shall a Participant’s redetermined benefit be less than the benefit which he was receiving immediately prior to the redetermination.

Section 3.7(a) of the Base Plan document is replaced with the following Section 3.7(a), applicable to Participants covered by this Appendix IV.

IV3.7	(a)

Each Participant shall make contributions to the Fund in an amount equal to 5.0% of his Salary. Each such Participant shall authorize the Union to deduct from his Salary the percentage thereof so payable and to pay the same to the Fund. Contributions by a Participant shall be waived after such Participant has accrued the maximum 80% of Average Salary benefit. Employees over age 70 1⁄2 may elect to waive contributions. In the event of such waiver, no further benefits shall accrue under the Plan. The above notwithstanding, effective January 1, 2007, Participant contributions are neither required nor permitted.

The following provisions regarding the benefits for those who terminate employment prior to Normal, Early or Disability Retirement Date eligibility shall apply to Participants subject to this Appendix IV in lieu of provisions of the Base Plan document dealing with the same issues.

IV7.1

If a Participant’s employment relationship with the Union terminates for any reason such that he ceases to be a Participant in the Plan, before he is eligible for normal retirement or early retirement in accordance with Sections IV4.1 or IV4.2 and before he has completed five Years of Service, as determined in accordance with Section IV3.1, he shall be entitled to a lump sum payment of his Accumulated Contributions and, with respect to

Appendix IV – New York Joint Board Plan Participants

contributions made prior to January 1, 1991, the Union’s Matching Contributions, if any. In lieu of such lump sum payment, the Participant may elect a vested annuity based on his Accumulated Contributions, payable in accordance with Section IV8.4, to commence at age 65 and determined pursuant to the provisions of Section 411(c)(2) of the Internal Revenue Code. Such benefit shall be fully vested and subject to the terms and conditions of Sections IV7.3 and IV 8.9.

IV7.2

If a Participant’s employment relationship with an Employer terminates for any reason such that he ceases to be a Participant in the Plan before he is eligible for normal retirement or early retirement in accordance with Sections 4.1 or 4.2, but after he has completed five Years of Service, as determined in accordance with Section 3.1, he shall be vested in an annuity commencing at his Normal Retirement Date equal to his accrued benefit.

IV7.3

A Participant who is entitled to a vested annuity in accordance with Section IV7.2 may elect, by filing a written application with the Committee, to commence receiving a reduced annuity on the first day of any month after he has reached the age of 55. Such reduced annuity shall be the annuity determined pursuant to Section 5.1 multiplied by a percentage equal to 100% minus 6% a year for each full year that the date of commencement precedes Normal Retirement Date, but in no event less than that provided in Section 5.4.

IV7.4

If a Participant receives a lump sum payment of his Accumulated Contributions at his termination date, pursuant to Section IV7.1 or IV8.9, then upon a subsequent reemployment date prior to his Annuity Starting Date he shall be permitted to repay the Accumulated Contributions previously withdrawn with Credited Interest to the date of repayment, provided that the repayment of previously withdrawn contributions shall be made within five years of reentry. Such repayment shall have the effect of restoring the annuity, or portion thereof, previously forfeited because of the withdrawal of his Accumulated Contributions in accordance with Section IV-8.9. Such repayment shall have the effect of restoring Credited Service previously forfeited because of withdrawal of Accumulated Contributions in accordance with Section IV-7.1. If a Participant has received a “deemed distribution” of the vested portion of his Accrued Benefit pursuant to the second paragraph of this Section IV-7.4, he shall be deemed to have repaid such distribution as of the date of his rehire

The following provisions regarding the pre-retirement death benefits and forms of payment shall apply to Participants subject to this Appendix IV in lieu of provisions of the Base Plan document dealing with the same issues.

IV8.3	The amount of the Qualified Preretirement Survivor Annuity is:

(a)

If the Participant’s death occurs while in active employment on or after completion of 5 Years of Service, survivor annuity payments shall commence on the Participant’s Normal Retirement Date and shall be made to the Participant’s Surviving Spouse if such Participant and his Spouse were married for one year prior to his death, for the then remaining lifetime of the Surviving Spouse. The

Appendix IV – New York Joint Board Plan Participants

Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as of the first day of any month after both the Participant’s death and the date on which he would have attained age 55 if he had lived, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his death, elected to commence receiving his benefit under the benefit option selected under Section IV8.4, and died on the next day. The survivor annuity payment shall equal 50% of the amount of pension which would have been payable to the Participant under the provisions of Section IV5.1 if the Participant had retired on the day before death and pension payments had then commenced assuming coverage under Section IV8.4(d).

(b)

In the case of a terminated vested participant who dies before the Annuity Starting Date and who has a Surviving Spouse, a Qualified Pre-retirement Survivor Annuity, as defined in Section IV8.3(a) above, shall be provided to the Surviving Spouse of such terminated vested participant.

(c)

Upon the death of the Surviving Spouse, the Participant’s contingent Beneficiary shall be paid a lump sum distribution equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account (as set forth in Section IV6.1) as of the Annuity Starting Date exceeds the aggregate benefit payments made to the Participant and the Spouse.

IV8.4	The normal forms of benefit payment at retirement shall be:

(a)	Life Annuity: The normal form of payment for a single Participant is a benefit payable for his lifetime, as determined under Section IV5.1, with no further payments beyond the month of his death.

(b)	Qualified Joint and Survivor Annuity:

(1)

The normal form of payment for a married Participant is a Qualified Joint and Survivor Annuity which shall be equal to a percentage of the Regular Annuity as specified in Section IV8.4(c) or IV8.4(d) and payable in accordance with those Sections. In addition to those sections, Section 7.1(e) of the Base Plan shall apply.

(2)

Notwithstanding paragraph (1), no benefit shall be payable to a Participant’s Spouse under this Section IV8.4(b) unless the Participant and his Spouse were legally married throughout the 12-month period ending on the date of the Participant’s death. If the Participant and his Spouse were not legally married for at least 12 months before the Annuity Starting Date, the normal form of payment nevertheless shall be a Qualified Joint and Survivor Annuity; however, if the Participant dies within 12 months after the date of his marriage, the form of payment shall revert to the normal form of payment in Section IV8.4(a), and no benefit shall be payable to the Participant’s Spouse except as otherwise provided in Section 8.5.

Appendix IV – New York Joint Board Plan Participants

(3)

An election not to take the Qualified Joint and Survivor Annuity shall be made on an appropriate election form filed with the Trustees no more than 90 days, and not less than 30 days, before the Annuity Starting Date, as specified by the Trustees. Such an election shall be effective only if accompanied by the written consent of the Participant’s Spouse, witnessed by a member of the Trustees or a notary public, acknowledging the effect of the designation and the specific non-spouse Beneficiary, including any class of Beneficiaries or any contingent Beneficiary. Any consent of a Participant’s Spouse shall be valid only with respect to that Spouse and shall be irrevocable as to that Spouse. Any such election may be revoked in writing by the Participant without spousal consent at any time before the Annuity Starting Date. After such election is revoked, another such election may be made at any time before the Annuity Starting Date; however, any new election will require a new spousal consent. Spousal consent shall not be required if it can be established to the satisfaction of the Trustees that the required consent cannot be obtained because there is no Spouse, the Spouse cannot be located, or there are other circumstances for which regulations do not require such consent.

(4)

The Trustees shall provide to a Participant, before he makes any election with regard to a form of benefit payment (and within the time described in paragraph (3) for making the election), a written explanation of (i) the terms and conditions of the Qualified Joint and Survivor Annuity; (ii) the Participant’s right to make an election to waive the Qualified Joint and Survivor Annuity and the effect of such election; (iii) the rights of the Participant’s Spouse with respect to any election to waive the Qualified Joint and Survivor Annuity; and (iv) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

(5)

Notwithstanding the foregoing, an Annuity Starting Date which is not at least 30 days after the written explanation described in paragraph (4) above was provided to the Participant will be permitted if the following conditions are satisfied:

(i)	the written explanation is provided to the Participant before the Annuity Starting Date;

(ii)	the written explanation explains that the Participant has the right to at least 30 days to consider whether to make an election with regard to a form of benefit payment;

(iii)

the Participant is permitted to revoke a benefit election at any time until the Annuity Starting Date, or if later, at any time before the end of the 7-day period beginning on the day after the written explanation is provided to the Participant; and

Appendix IV – New York Joint Board Plan Participants

(iv)	distribution of benefits does not begin before the date the 7-day period described above expires (which date may be later than the Annuity Starting Date).

(6)

Payments under the Qualified Joint and Survivor Annuity shall begin on the Annuity Starting Date and shall end with the payment due as of the first day of the month in which occurs the death of the last person entitled to payments under the annuity.

(c)

Any Participant who is married for one year to his present Spouse at the time retirement incomes commence under this Plan will continue to receive a life annuity unreduced by this joint and survivor annuity payable for his life; and upon his death his Surviving Spouse shall be entitled to receive an annuity for the rest of her life equal to 50% of the benefit the Participant was receiving at the date of his death.

(d)	Automatic Post-Retirement Surviving Spouse Option

The provisions of this Section IV8.4(d) are applicable only to those Participants not covered by the joint annuity benefits described in Sections IV8.4(c). Subject to the conditions hereinafter set forth in this Section IV8.4(d), if a Participant shall be married for at least one year at the date of death, the amount of each such annuity payment which would otherwise be payable to such Participant shall be reduced to be the Actuarial Equivalent of the Regular Annuity and if the Participant’s Spouse shall survive him, an annuity shall be payable under the Plan to the Spouse during such Spouse’s remaining lifetime after the Participant’s death in an amount equal to 50% of his reduced annuity payment.

IV8.5	The other Death Benefits shall be:

(a)

Upon participation in the Plan, a Participant shall designate a Beneficiary on the appropriate form in accordance with Section 2.3. If a Beneficiary has not been designated, the any death benefit under the Plan shall be paid to (i) the Surviving Spouse, or (ii) if none, then to the surviving children in equal shares, or (iii) if none, to his estate.

(b)

In the event of the death of a Participant prior to retirement who is not eligible for the Surviving Spouse benefit in Section IV8.3, his designated Beneficiary is entitled to the Participant’s Accumulated Contributions.

(c)

Upon the death of a Participant (and of his Spouse, if a Qualified Joint and Survivor Annuity is in effect) after his Annuity Starting Date, his Beneficiary shall be entitled to receive a lump sum payment equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account as of the Annuity Starting Date exceeds the aggregate benefit payments made to the Participant and, if applicable, his Spouse.

Appendix IV – New York Joint Board Plan Participants

(d)

Notwithstanding any other provisions of this Section to the contrary, if payment of retirement benefits to a Participant has not commenced before his death, the entire death benefit payable hereunder shall be distributed by the December 31 coinciding with or next following the fifth anniversary of the Participant’s death. However, if distribution of the survivorship benefit is to be made to a surviving Beneficiary over the life of such Beneficiary and the distribution begins by the December 31 coinciding with or next following the first anniversary of the Participant’s death, benefits may be distributed over a period of longer than five years. In the event that the Participant’s Spouse is his Beneficiary, the requirement that the distribution commence within one year of a Participant’s death shall not apply, although the distribution must commence no later than April 1st following the calendar year in which the deceased Participant would have attained age 70 1⁄2 .

(e)

In addition to the Death Benefits available under this Section IV8.5, Participants covered under this Appendix IV shall be eligible for the optional forms of payment set forth in Section 7.2 of the Base Plan, and shall continue to be eligible after January 1, 2015.

IV8.9	Accumulated Contributions:

A Participant who is entitled to benefits under Section IV7.2 or IV5.1 or IV5.3 may elect to receive a lump sum payment of his Accumulated Contributions and/or the Union’s Matching Contributions, referred to hereinafter as a “refund”, in lieu of the normal form of benefit in accordance with Section IV8.4. On the date as of which such refund is paid (hereinafter referred to as the “refund date”), the benefit to which he would otherwise be entitled shall be reduced by the Actuarial Equivalent of the refund amount. Notwithstanding the above, any payment other than in the form of a Qualified Joint and Survivor Annuity shall be made only with the consent of the Participant’s Spouse, as more fully detailed in Section IV8.4.

The following special provisions shall apply to Participants covered by this Appendix IV who were in the employ of the New York Joint Board Neckwear and Accessories Division Workers at June 30, 1994 (“Neckwear Employees”). Except as specifically provided herein, all of the other provisions of this Appendix IV, and of the Plan, as applicable, shall apply to Neckwear Employees.

Neckwear 1. Credit for Prior Service:

(a)

For purposes of determining where a Participant has completed an “Hour of Service” under the NYJB Plan, his or her “Hours of Service” as credited under the New York Joint Board of Neckwear Workers Staff Retirement Plan (the “Neckwear Plan”) as it existed immediately prior to its merger into the NYJB Plan as of June 30, 1994 shall be included.

Appendix IV – New York Joint Board Plan Participants

(b)

For purposes of determining a Participant’s “Salary” under the NYJB Plan, the “Salary” received under the Neckwear Plan as it existed immediately prior to its merger into the NYJB Plan as of June 30, 1994 shall be included.

Neckwear 2. Definitions:

(a)

“Neckwear Credited Service” means a Neckwear Employee’s “Credited Service” as of June 30, 1994 as defined under the Neckwear Plan as it existed immediately prior to its merger into the Plan as of June 30, 1994.

(b)	“Neckwear Accrued Benefit” shall be 2% times the product of:

(i)	the Neckwear Employee’s Average Salary determined in accordance with the NYJB Plan multiplied by

(ii)	the Neckwear Employee’s Neckwear Credited Service

(c)	“New York Credited Service” means a Neckwear Employee’s Credited Service under the NYJB Plan, less his Neckwear Credited Service.

Neckwear 3. Amount of Regular Annuities:

(a)	The amount of Regular Benefit payable to a Neckwear Employee under Section IV5.1 of the Plan shall be determined as the sum of:

(i)

the Neckwear Employee’s Regular Benefit as determined under Section IV5.1 of the Plan. For purposes of this determination only, a Neckwear Employee’s Credited Service shall be equal to his “New York Credited Service”.

plus

(ii)	the Neckwear Employee’s Neckwear Accrued Benefit

(b)

A Neckwear Employee who elects to retire under Section IV4.2 of the Plan may elect to commence benefits at any date between his retirement date and his Normal Retirement Date. Such benefit shall be determined in Section IV5.4 or the sum of:

(i)	the Actuarial Equivalent of the benefit determined under Section IV5(a)(i) of this Section plus

Appendix IV – New York Joint Board Plan Participants

(ii)	the Neckwear Employee’s Neckwear Accrued Benefit, reduced by 2.0% for each full year that commencement precedes his Normal Retirement Date.

The following special provisions shall apply to Participants covered by this Appendix IV who were in the employ of Local 340A on or after December 31, 1996 (“Local 340A Employees”) and who would have been covered prior to such date under the terms of the Local 340A Staff Retirement Plan (the “Local 340A Plan”). Except as specifically provided herein, all of the other provisions of this Appendix IV, and of the Plan, as applicable, shall apply to Local 340A Employees.

Local 340A 1. Credit for Prior Service:

(a)

For purposes of determining where a Participant has completed an “Hour of Service” under the Plan, his or her “Hours of Service” as credited under the Local 340A Plan as it existed immediately prior to its merger into the Plan as of December 31, 1996 shall be included.

(b)

For purposes of determining a Participant’s “Salary” under the Plan, the “Salary” received under the Local 340A Plan as it existed immediately prior to its merger into the Plan as of December 31, 1996 shall be included.

Local 340A 2. Definitions:

(a)

“Local 340A Credited Service” means a Local 340A Employee’s “Credited Service” as of December 31, 1996 as defined under the Local 340A Plan as it existed immediately prior to its merger into the NYJB Plan as of December 31, 1996.

(b)	“Local 340A Accrued Benefit” shall be 2.50% times the product of:

(i)	the Local 340A Employee’s final average pay (highest 3 of the last 5 years) including any Salary paid after December 31, 1996.

multiplied by

(ii)	the Local 340A Employee’s Credited Service to December 31, 1996 (maximum of 20 years).

Local 340A 3. Amount of Regular Annuities:

(a)	The amount of Regular Benefit payable to a Local 340A Employee under Section IV5.1 of the Plan shall be determined as the sum of:

(i)	the regular accrual under Section IV5.1 of the Plan with respect to service rendered after December 31, 1996 plus

Appendix IV – New York Joint Board Plan Participants

(ii)	the Local 340A Accrued Benefit.

However, in no event will the benefit payable exceed 80% of Average Salary.

(b)

A Local 340A Employee who elects to retire under Section 4.2 of the Plan may elect to commence benefits at any date between his retirement date and his Normal Retirement Date. Such benefit shall be determined in Section IV5.4 or the sum of:

(i)	the Actuarial Equivalent of the benefit determined under Section IV5(a)(i) of this Section plus

(ii)

the Local 340A Accrued Benefit, reduced by 6.0% for each Year that commencement precedes his Normal Retirement Date. With respect to the Local 340A Accrued Benefit, the eligibility provision is age 55 with 10 years of Service.

Appendix IV – New York Joint Board Plan Participants

Appendix V – Service (New York Laundry) Plan Participants

CLOSED GROUP – December 31, 2002

The provisions of this Appendix V apply to (i) participants in the Amalgamated Service & Allied Industries Joint Board Staff Retirement Plan (the “Service Plan”) prior to December 31, 1999 and to (ii) employees hired prior to December 31, 1999 who would have been eligible to join the Service Plan in the future under the terms of the Service Plan as in effect on December 31, 1999. Employees hired after January 1, 2000 and prior to January 1, 2003 who would otherwise have been covered by the Service Plan are covered under Appendix I (ACTWU). Employees hired after December 31, 2002 are covered under the Base Plan provisions. The Service Plan was merged into the Plan on December 31, 1999 and all participants in the Service Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix V, the terms of this Appendix V will control with respect to Participants covered by this Appendix V. References in this Appendix to the Service Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix V, it is intended that the Plan and this Appendix V be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Service Plan as of December 31, 1999 shall not be decreased as a result of the merger of the Service Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to December 31, 1999.

The following definitions shall apply for purposes of this Appendix V:

“Age Retirement Date” means the first day of the month after the 65th birthday of a Participant or the first day of any month thereafter at which time he actually retires from service, provided that he shall have completed not less than five (5) Years of Service on that date.

“Average Monthly Salary” shall mean the average Salary rate received by a Participant during the two-year period immediately preceding the date upon which he becomes an Annuitant or during the ten-year period immediately preceding such date, whichever average amount is the greater.

“Salary” with respect to any Participant means total annual compensation paid by the Joint Board and/or Joint Board Affiliate for a calendar year excluding the following: (1) amounts contributed under this Plan, (2) any reimbursements or other expense allowances, fringe benefits, and welfare benefits provided by the Joint Board and/or Joint Board Affiliate, and (3) salary reduction contributions made on behalf of the Participant to a Code Section 401(k), 125, 401(h) or 403(b) Plan maintained by the Joint Board and/or Joint Board Affiliate. Effective January 1, 2011, Salary shall not include severance pay.

For Plan Years beginning after December 31, 1988 and ending December 31, 1993, Salary in excess of $200,000 shall be disregarded. For Plan Years beginning on and after January 1, 1994, Salary in excess of $150,000 shall be disregarded. Such amount shall be adjusted at the same time and in such a manner as permitted under Section 401(a)(17) of the Code.

Appendix V – Service (New York Laundry) Plan Participants

An individual subject to the terms of this Appendix V who became an Eligible Employee prior to December 31, 1999 and who was not a Participant in the Service Plan as of such date shall become a Participant in the Plan commencing with the Plan Year in which he first completes 1,000 Hours of Service.

The following special provisions regarding Service and Credited Service apply to Participants subject to the terms of this Appendix V in lieu of the provisions of the Base Plan document regarding the same issues.

V3.01	In accordance with this Section V3.01, a Participant’s period of Service for vesting shall be the sum of (a) and (b) as follows:

(a)	A Participant’s vesting in benefits under the Service Plan prior to January 1, 1989 shall be determined in accordance with the terms of the Service Plan prior to January 1, 1989

(b)	On or after January 1, 1989, a Participant’s vesting in benefits shall be determined by his period of Service.

Service means the aggregate of all periods of an Eligible Employee’s employment from his date of hire with the Joint Board and/or Joint Board Affiliate, whether or not consecutive, and counting as a complete month any month in which an Eligible Employee is paid, or entitled to payment, for the performance of duties. Service shall also include (i) a period of up to 12 months of absence from employment for any reason other than because of resignation, retirement, death or discharge, (ii) the period from the date the Staff Member resigns, retires or is discharged to the date of his re-employment, if he returns to employment Joint Board and/or Joint Board Affiliate within 12 months of such resignation, retirement or discharge, and (iii) in the case of a Staff Member who is absent from employment by reason of a maternity or paternity absence beyond the first anniversary of the date such absence began, the period that is the earlier of (a) the second anniversary of the beginning of such absence or (b) the date such maternity or paternity absence ceased.

A Year of Service is each 12 month period of Service.

Years of Service with any member of a Joint Board Affiliate shall be recognized for purposes of vesting in benefits.

Years of Service may be disregarded upon application of Section V3.03.

V3.02	The amount of benefit payable to or on behalf of a Participant shall be determined on the basis of his Credited Service and shall mean the sum of

(a)	Prior to January 1, 1989, Credited Service shall be determined in accordance with the terms of the Service Plan Prior to January 1, 1989

Appendix V – Service (New York Laundry) Plan Participants

(b)

With respect to service after December 31, 1988, Credited Service shall be the number of years and fractions thereof, counting each calendar month as one- twelfth (1/12th) of a year, measured during each Participant’s calendar year of employment on or after January 1, 1989, reduced as provided in sections (c) and (d) below.

Periods of Credited Service may be further disregarded upon application of Section V3.03.

(c)

If during any calendar year after December 31, 1988 included in a Participant’s Credited Service, such Participant was employed (or, in the year in which his employment ceases, would have been so employed had his service continued at the same rate of hours to the end of such calendar year) for a number of hours less than 1,000, such Participant’s Credited Service for such calendar year shall be reduced to zero.

(d)

Any period of Service for which a Participant does not make contributions where required shall be disregarded for purposes of determining Credited Service. An individual who was a Staff Member prior to January 1, 1957 shall be given credit for all such years of Credited Service, notwithstanding the preceding sentence.

V3.03

For a former Participant who previously satisfied the requirements of Section V6 for vested benefits, and who again is employed, his pre-break Service and Credited Service shall be restored as of his re-employment date in determining his rights and benefits under the Service Plan. A former Participant who previously received any distribution of his benefits under the Service Plan shall be subject to the requirements of Section V6.

For a former Participant who, at the time of a Break in Service, as defined in Section V3.04, had not fulfilled the requirements for vested benefits, and who again is employed, Years of Service and Credited Service before the Break in Service shall be restored as of his re-employment date if the number of consecutive one year Breaks in Service was less than the greater of: (i) five, or (ii) the aggregate number of years of Service before the Break in Service.

V3.04

Break in Service means a period of at least 12 consecutive months beginning on the Eligible Employee’s Severance Date during which the Eligible Employee did not perform any duties for the Employer. Severance Date means the earlier of: (i) the date of the Eligible Employee’s quit, discharge or retirement, or (ii) the first anniversary of the first day of absence from employment for any reason other than quit, discharge or retirement. Solely for purposes of determining whether a Break in Service has occurred, effective for Plan Years beginning on or after January 1, 1985, the Severance Date of an Eligible Employee who is absent from employment beyond such first anniversary date by reason of a maternity or paternity absence described in the next sentence is the second anniversary of the first day of such absence. A maternity or paternity absence means an absence by reason of the pregnancy of the Eligible Employee, the birth of a child of the Eligible Employee, the placement of the child with the Eligible Employee in connection with the adoption of the child by the Eligible Employee, or for purposes of caring for the child for a period beginning immediately after such birth or placement.

Appendix V – Service (New York Laundry) Plan Participants

A Participant shall not incur a Break in Service because of an absence from work that is approved or authorized by the Joint Board as a leave of absence. A leave of absence shall mean an Eligible Employee’s absence from employment with the Joint Board by reason of service in the armed forces of the United States, jury duty, sick or disability leave, or any other approved absence under uniform rules uniformly applied, provided that the Eligible Employee returns to the employment of the Joint Board on or before the expiration of his leave or while his re-employment rights are protected by applicable federal law.

The following special provisions regarding eligibility for retirement apply to Participants subject to the terms of this Appendix, in lieu of the provisions of the Base Plan document dealing with the same matters.

V4.01

Each Participant who retires from employment as a Staff Member on or after his Age Retirement Date shall receive a Regular Benefit as determined in Section V5.01. Each Participant, upon attainment of his Age Retirement Age shall have a nonforfeitable right in his Accrued Benefit.

V4.02	Each Participant may elect to retire from employment as a Staff Member prior to his Age Retirement Date if he has attained the age of 53 and completed 15 Years of Service.

In the event of retirement pursuant to this Section V4.02, a Participant shall receive a benefit determined in accordance with Section V5.02.

V4.03

If a Participant continues his employment beyond the Participant’s Age Retirement Date, the Participant shall be able to retire at any time thereafter and shall be eligible for a Late Retirement Benefit in accordance with Section V5.04.

V4.04

A Participant who has completed at least 15 Years of Service, at any age and who suffers a physical or mental disability while he is employed as a Staff Member which, in the opinion of the Social Security Administration, is permanent and prevents him from performing his duties shall be retired on the first day of the month that the Social Security Administration starts making payment to the Participating Staff Member on the basis of total and permanent disability and thereupon continue to receive a benefit determined in accordance with the provisions of Section V5.03.

The following special provisions regarding the amount of the annuity payable apply to Participants subject to the terms of this Appendix V in lieu of the provisions of the Base Plan document dealing with the same issues.

V5.01

Age Retirement Annuity: An amount equal to two and one half percent (2-1/2%) of the Participant’s Average Monthly Salary during the twenty-four (24) calendar months preceding his retirement date multiplied by his years (and fractions) of Service. Such benefit shall not exceed an amount equal to eighty percent (80%) of the Participant’s Average Monthly Salary during the twenty-four (24) calendar months preceding his retirement date.

Appendix V – Service (New York Laundry) Plan Participants

V5.02

Early Retirement Annuity: If a Participant retires under Section V4.02 of the Plan, the amount of Regular Benefit to which he is entitled, commencing on his Age Retirement Date is determined pursuant to the formula in Section V5.01 and based on his Average Monthly Salary during the applicable number of months preceding his retirement, and his Years of Service at such time.

In lieu of a benefit commencing at his Age Retirement Date, a Participant may, at any time between the date of his retirement date and his Age Retirement Date, elect a reduced retirement income payable in accordance with Section V7, to commence on the first day of any month (to be selected by him) between the date of retirement and his Age Retirement Date. Such reduced benefit shall be the Regular Benefit determined pursuant to Section V5.01 reduced by 1/4 of 1% for each month (3% per year) that such commencement date precedes the Age Retirement Date.

V5.03	Disability Retirement Annuity: If a Participant retires under Section V4.04 of the Plan, he shall receive a monthly annuity determined as follows:

An amount computed as provided in the applicable subsection of Section V5.01 but based on his Average Monthly Salary during the applicable number of months preceding his disability retirement date and his Years of Service at such date. The monthly annuity thus computed will be reduced in accordance with the following schedule of percentages:

Appendix V – Service (New York Laundry) Plan Participants

Number of Integral Years from Annuity Start Date to Age Retirement Date	Percentage of Annuity Payable
15 or more	55%
14	58%
13	61%
12	64%
11	67%
10	70%
9	73%
8	76%
7	79%
6	82%
5	85%
4	88%
3	91%
2	94%
1	97%

V5.04

Late Retirement Annuity: If a Participant continues his employment as a Staff Member beyond the Participant’s Age Retirement Date, the Participant shall be eligible for a Late Retirement Benefit determined as follows:

If a Participant’s employment with the Joint Board continues after his Age Retirement Date, the amount of his Accrued Benefit shall be the benefit determined in accordance with Section V5.01 on the basis of his Credited Service and his Average Monthly Salary as of his date of termination of employment. Any payments received by an active Participant pursuant to Section 8.6 of the Base Plan document shall offset on an Actuarial Equivalent basis the benefit determined under this Section V5.04, such benefit to be redetermined at periodic intervals to reflect additional accruals due to active participation; however, in no event shall a Participant’s redetermined benefit be less than the benefit which he was receiving immediately prior to the redetermination.

V5.05

If any person entitled to benefits under this Plan shall be entitled to benefits under any benefit plan of any Joint Board Affiliate by reason of the Joint Board’s contribution to that plan on behalf of the Participant, and that plan does not provide for a deduction of benefits payable under this Plan, the benefits under this Plan, which are not attributable to employee contributions, shall be reduced to the extent that a Participant does not receive a combined benefit that would exceed the benefits permitted under this Plan.

Appendix V – Service (New York Laundry) Plan Participants

The following special provisions regarding payments to terminated vested Participants shall apply to Participants subject to the terms of this Appendix V in lieu of the provisions of the Base Plan document dealing with the same issues.

V6.01	Vested Termination of Employment Benefits (Vested Retirement Annuity)

Upon termination of employment on or after January 1, 1976, for any reason other than those specified in Section V4 or due to death, a Participant who shall have completed five (5) Years of Service, as determined in accordance with Section V3.01, shall be entitled to receive a monthly vested Annuity commencing at his Age Retirement Date based on his Accrued Benefit determined pursuant to Section V5.01 as of his date of termination. Such monthly Vested Retirement Annuity shall be at least equal to the amount of monthly Age Retirement Annuity payable upon the Participant’s Age Retirement Date multiplied by a fraction, the numerator of which shall be Participant’s months of Credited Service in the Plan and the denominator of which shall be the number of months of Credited Service which the Participant would have had at his earliest Age Retirement Date had he continued in service thereto.

V6.02	Early Commencement of Vested Retirement Annuity

A Participant who has completed fifteen (15) Years of Service, may, at his option, elect earlier payment commencing at any time after he has attained the age of fifty-three (53). In the event such Participant makes the election of earlier commencement of his Annuity, the amount of his Vested Retirement Annuity shall be determined in accordance with the Schedule of Percentages as stated in Section V5.02 hereof.

Any Participant who does not have 15 Years of Service but is eligible for a vested retirement annuity under Section V6.01 may elect early commencement of such benefit as of the first of any month on or after his fifty-third birthday, provided that the otherwise payable annuity is reduced by one-half of one percent for each month (six percent per year) that such early commencement date precedes his Age Retirement Date.

The following Sections V7.03 through V7.05 replace Sections 7.1. through 7.3, respectively, of the Base Plan document, with respect to Participants covered by this Appendix V.

V7.03	The amount of the Qualified Pre-Retirement Survivor Annuity is:

(a)

If the Participant’s death occurs on or after the date on which the Participant attains age 53, survivor annuity payments shall commence on the Participant’s Age Retirement Date and shall be made to the Participant’s Surviving Spouse for the then remaining lifetime of the Surviving Spouse. The Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as of the first day of any month after the Participant’s death but prior to his Age Retirement Date, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his death, elected to commence receiving his benefit under the benefit option selected under Section V7.04, and died on the next day.

Appendix V – Service (New York Laundry) Plan Participants

(1)

If the Participant meets the requirements of Section V4.02 at date of death then the survivor annuity payment shall equal 50% of the amount of pension which would have been payable to the Participant under the provisions of Sections V5.02 and V7.04 if the Participant had retired on the day before death and pension payments had then commenced, multiplied by the percentage in (c) below if the Participant’s age last birthday exceeds his Spouse’s age last birthday by more than 5 years.

(2)

If the Participant does not meet the requirements of Section V4.02 at date of death then the survivor annuity payment shall equal 50% of the amount of pension payable to the Participant under the provisions of Sections V6.01 and V7.04, assuming pension payments commence at date of death, multiplied by the percentage in (c) below if the Participant’s age last birthday exceeds his Spouse’s age last birthday by more than 5 years.

(b)

If the Participant’s death occurs before the Participant attains age 53 and after he had completed five Years of Service, survivor annuity payments shall commence on the date one month after the Participant’s fifty-third birthday and shall be made to the Surviving Spouse of the Participant for the then remaining lifetime of the Surviving Spouse in an amount equal to 50% of the amount of benefit which the Participant had accrued at the date of death in accordance with the formula in Section V5.01 multiplied by the percentage in (c) below if the Participant’s age last birthday exceeds his Spouse’s age last birthday by more than 5 years.

(c)	Percentage equals (i) 100% minus (ii) 0.4% multiplied by the number of years by which such difference in ages between Participant and Spouse exceeds 5 years.

V7.04	The normal forms of benefit payment at retirement shall be:

(a)	Life Annuity: The normal form of payment for a single Participant is a benefit payable for his lifetime, as determined under Section V5.01, with no further payments beyond the month of his death.

(b)	Qualified Joint and Survivor Annuity:

(1)

The normal form of payment for a married Participant is a Qualified Joint and Survivor Annuity. The Qualified Joint and Survivor Annuity shall be equal to the Regular Joint Annuity Option E as determined under Section V7.04(c) if the Participant and Spouse meet the requirements of Section V7.04(c). Otherwise, if the Participant or the Spouse does not meet the requirements of V7.04(c), the Qualified Joint and Survivor Annuity shall be 90%, adjusted in accordance with Section V7.03(a)(2), of the normal form of payment in Section V7.04(a).

(2)

Notwithstanding paragraph (1), no benefit shall be payable to a Participant’s Spouse under this Section V7.04(b) unless the Participant and his Spouse were legally married throughout the 12-month period ending on the date of the Participant’s death. If the Participant and his Spouse

Appendix V – Service (New York Laundry) Plan Participants

were not legally married for at least 12 months before the Annuity Starting Date, the normal form of payment nevertheless shall be a Qualified Joint and Survivor Annuity; however, if the Participant dies within 12 months after the date of his marriage, the form of payment shall revert to the normal form of payment in Section V7.04(a), and no benefit shall be payable to the Participant’s Spouse except as otherwise provided in Section 7.06 of the Service Plan.

(3)

An election not to take the Qualified Joint and Survivor Annuity shall be made on an appropriate election form filed with the Trustees no more than 90 days, and not less than 30 days, before the Annuity Starting Date, as specified by the Trustees. Such an election shall be effective only if accompanied by the written consent of the Participant’s Spouse, witnessed by a member of the Trustees or a notary public, acknowledging the effect of the designation and the specific non-Spouse Beneficiary, including any class of Beneficiaries or any contingent Beneficiary. Any consent of a Participant’s Spouse shall be valid only with respect to that Spouse and shall be irrevocable as to that Spouse. Any such election may be revoked in writing by the Participant without spousal consent at any time before the Annuity Starting Date. After such election is revoked, another such election may be made at any time before the Annuity Starting Date; however, any new election will require a new spousal consent. Spousal consent shall not be required if it can be established to the satisfaction of the Trustees that the required consent cannot be obtained because there is no Spouse, the Spouse cannot be located, or there are other circumstances for which regulations do not require such consent.

(4)

The Trustees shall provide to a Participant, before he makes any election with regard to a form of benefit payment (and within the time described in paragraph (3) for making the election), a written explanation of (1) the terms and conditions of the Qualified Joint and Survivor Annuity; (ii) the Participant’s right to make an election to waive the Qualified Joint and Survivor Annuity and the effect of such election; (iii) the rights of the Participant’s Spouse with respect to any election to waive the Qualified Joint and Survivor Annuity; and (iv) the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

(5)

Notwithstanding the foregoing, an Annuity Starting Date which is not at least 30 days after the written explanation described in paragraph (4) above was provided to the Participant will be permitted if the following conditions are satisfied:

(i)	the written explanation is provided to the Participant before the Annuity Starting Date;

Appendix V – Service (New York Laundry) Plan Participants

(ii)	the written explanation explains that the Participant has the right to at least 30 days to consider whether to make an election with regard to a form of benefit payment;

(iii)

the Participant is permitted to revoke a benefit election at any time until the Annuity Starting Date, or if later, at any time before the end of the 7-day period beginning on the day after the written explanation is provided to the Participant; and

(iv)	distribution of benefits does not begin before the date the 7-day period described above expires (which date may be later than the Annuity Starting Date).

(6)

Payments under the Qualified Joint and Survivor Annuity shall begin on the Annuity Starting Date and shall end with the payment due as of the first day of the month in which occurs the death of the last person entitled to payments under the annuity.

(c)	Regular Joint Annuity

The amount of the monthly payments to an annuitant who has elected the Regular Joint Annuity or to his Surviving Spouse, shall be computed by applying the percentage determined in accordance with the following table to the normal form of payment in Section V7.04(a):

Type of Joint Annuity	To Participant	To Surviving Spouse
A	88%	Same as payable to Participant.
B	91%	87% of amount payable to Participant.
C	94%	75% of amount payable to Participant.
D	97%	60% of amount payable to Participant.
E	100%	50% of amount payable to Participant.

The foregoing percentages applicable to the Participant shall be reduced by one percent (1%) for each year in excess of five (5) that the age of the Participant’s Surviving Spouse is less than the age of the Participant when all three of the following conditions (i), (ii) and (iii) apply:

(i)	the Spouse is more than five years younger than the Participant;

(ii)	the Participant and his Surviving Spouse have not been married for at least twenty (20) Years, irrespective of the difference of their ages; and

(iii)	the Spouse of a Participant shall not have attained age 60 upon becoming eligible to receive and does not commence receiving any annuity under this Plan.

Appendix V – Service (New York Laundry) Plan Participants

In calculating differences under Section V7.04, a fraction of a year of six (6) months or less shall be disregarded, and a fraction of a year of more than six (6) months shall be considered a full year.

For the purposes of this Section V7.04(c) the Surviving Spouse of any Participant or Participant electing the Regular Joint Annuity shall not be eligible to receive any annuity unless married to such Participant for at least ten (10) years prior to the earlier of his retirement under the Plan or his death. A Participant who dies before his retirement and before the marriage to his Spouse has lasted for at least 10 years shall be automatically considered to have elected the Qualified Joint and Survivor Annuity under Section V7.04(b) hereof. A Participant who elects the Regular Joint Annuity and who does not designate the type of annuity shall be deemed to have designated option E.

(d)	Guaranteed Payment Life Annuity

A Participant who retires pursuant to any provision of Section V3 hereof, who does not have a Spouse eligible for a Joint Annuity pursuant to Section V7.04, but who has a natural child or children, may elect (on a form provided by the Trustees and filed with it) to receive a reduced monthly annuity payable for life with 120 monthly payments guaranteed in any event.

The guaranteed payment life annuity shall be the amount of annuity determined in accordance with the applicable provision of Section V5 reduced in accordance with the following schedule of percentages:

Number of Integral Years from Annuity Starting Date to Age Retirement Date	Percentage of Annuity Payable
0	94.0
1	94.5
2	95.0
3	95.5
4	96.0
5	96.5
6	97.0
7	97.5
8	98.0
9	98.5
10 or more	99.0

Appendix V – Service (New York Laundry) Plan Participants

V7.05	The other death benefits shall be:

(a)	Upon participation in the Plan, a Participant shall designate a Beneficiary on the appropriate form

(b)

If the Participant dies before he has completed five (5) years of Service, his Spouse shall not be entitled to any annuity payment hereunder other than a refund of the Participant’s contributions improved with interest to date of death, if any.

(c)

The Spouse of a deceased Participant who has not made an election in accordance with Section V7.01 and who becomes eligible for benefits under Section V7.03 above shall have the option to receive in a lump sum any residue of Accumulated Contributions thereon made by the Participant under the Plan.

(d)	Upon the death of:

(i)	a Participant before becoming an Annuitant (and, if he elected a Regular Joint Annuity or Qualified Joint Annuity, before the date on which his Spouse is entitled to receive annuity payments); or

(ii)	(1)	a Participant who has not elected a Regular Joint Annuity or Qualified Joint Annuity;

	(2)	a Participant who has elected a Regular Joint Annuity or Qualified Joint Annuity but dies without a Surviving Spouse, or with a Surviving Spouse not entitled to an annuity hereunder; or

	(3)	a Surviving Spouse entitled to an annuity hereunder;

before receiving aggregate annuity payments (including payments received by his surviving Spouse in the case of a joint annuity) equal to the Accumulated Contributions made by such Participant to the Trustee, then a lump equal to such difference shall be paid to his designated Beneficiary or Beneficiaries, or if none so designated, either (1) to his surviving Spouse or (ii) if none, to his children in equal shares, or (iii) if none, to his estate.

Appendix V – Service (New York Laundry) Plan Participants

Appendix VI – Provisions Applicable to Certain Canadian Employees

Benefits for certain Canadian Employees of UNITE HERE were formerly provided under the Textile Staff Retirement Plan of the Amalgamated Clothing and Textile Workers Union for Canadian Participants (the “Prior Canadian Plan”), formerly the Textile Workers Union of America, effective January 1, 1949. These provisions later became the Textile I section of the Prior Canadian Plan, which became closed to new participants.

In 1979, two additional benefit schedules were added to the Prior Canadian Plan, called Textile II and Textile III respectively.

The Prior Canadian Plan was subsequently amended and restated several times.

Effective as of December 31, 2007, the Prior Canadian Plan was wound up with no further accruals occurring and benefits commencing to be distributed.

Effective January 1, 2008, a new Canadian Plan (the “Canadian Plan”) of the UNITE HERE Consolidated Retirement Fund was adopted to provide pension benefits to Canadian Employees of UNITE HERE, including recognition of service while participating in the Prior Canadian Plan. Benefits payable under this Canadian Plan are offset by any amounts paid, or deemed to be paid, from the Prior Canadian Plan.

The Canadian Plan is an unregistered pension plan that is designated as a “foreign plan” under the Income Tax Act (Canada). However, an application for registration of the Canadian Plan as the “UNITE HERE Canadian Staff Retirement Plan” has been filed with the Financial Services Commission of Ontario on a voluntary basis.

In 2009, a component of the UNITE HERE union disaffiliated with UNITE HERE to form a new trade union, “Workers United,” in affiliation with the Service Employees International Union. The staff of both unions (UNITE HERE and Workers United) continue to participate in the Plan, including the Canadian Plan.

Effective April 26, 2010, the UNITE HERE Consolidated Retirement Fund was renamed the “Consolidated Retirement Fund” and the Canadian Plan was subsequently renamed the “Consolidated Retirement Fund Canadian Plan.”

Although the Canadian Plan is a part of the Consolidated Retirement Plan (US) (the “Plan”) and provides similar benefits to the Plan, the Canadian Plan is being administered as a standalone plan.

The provisions of this Appendix VI apply to Employees of the Employer, as those terms are defined in this Appendix VI. The Canadian Plan was merged into the Plan on January 1, 2008 and all participants in the Canadian Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix VI, the terms of this Appendix VI will control with respect to Participants covered by this Appendix VI.

Notwithstanding anything to the contrary in the Plan or in this Appendix VI, it is intended that the Plan and this Appendix VI be interpreted, in accordance with Section 411(d)(6) of the Code,

Appendix VI – Provisions Applicable to Certain Canadian Employees

in such manner as shall insure that the accrued benefit of participants in the Canadian Plan as of January 1, 2008 shall not be decreased as a result of the merger of the Canadian Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to January 1, 2008.

Appendix VI – Provisions Applicable to Certain Canadian Employees

1.	Definitions

In the Canadian Plan, references to the masculine include the feminine and vice versa; references to the singular shall include the plural and vice versa, as the context shall require; and references to a subsection, section, paragraph or subparagraph mean a subsection, section, paragraph or subparagraph of the Canadian Plan unless otherwise identified.

The Canadian Plan shall be governed and administered in accordance with Applicable Pension Laws, and shall be construed in accordance with the laws of the Province of Ontario unless otherwise specified.

All amounts payable under the Canadian Plan are expressed in the lawful currency of Canada.

If any provision of the Canadian Plan or part thereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

Headings, wherever used herein, are for reference purposes only, and do not limit or extend the meaning of any of the Canadian Plan’s provisions.

The following words and phrases as used in the Canadian Plan shall have the following meanings unless, in any case, a different meaning is required by the context.

“Accrued Benefit” shall mean a Participant’s benefit payable as a single life annuity calculated in accordance with the benefit formula set forth in Section 6.

“Actuarial Equivalent” means a benefit of same value but of different form of payment, as determined on a basis of calculation adopted by the Employer on the advice of the Actuary, in accordance with Applicable Pension Laws, and in effect on the date such determination is being made. Notwithstanding the foregoing, the Employer may adopt a basis that eases administration of the Prior Canadian Plan, including the use of unisex factors, provided that such basis is not precluded by Applicable Pension Laws.

“Actuary” means a Fellow of the Canadian Institute of Actuaries, or a firm employing at least one Fellow of the Canadian Institute of Actuaries appointed, by the Employer to render actuarial services to it for purposes of the Prior Canadian Plan.

“Administrative Agent” means any person or persons delegated administrative authority by the Trustees.

“Affiliate” means a local union or joint board affiliated with the Union, the Amalgamated Life Insurance Company, Inc., the Amalgamated Bank, Union Health Center, or any other fund which is created or exists for the benefit of the Union, its members or any corporation the majority of stock of which is held by or for the benefit of the Union, its members or a local union or joint board affiliated with the Union.

Appendix VI – Provisions Applicable to Certain Canadian Employees

“Annuity Starting Date” means the first day of the first period for which an amount is payable as an annuity to a Participant or his Beneficiary.

“Applicable Pension Laws” shall mean, as applicable, the Employee Retirement Income Security Act of 1974, as amended, the Pension Benefits Act of Ontario and any regulation thereunder and any amendments thereto or substitute therefor as well as any similar provincial statute applicable in a particular circumstance.

“Average Salary” shall mean

(a) for Pre-2005 Participants, the greater of the average of the Participant’s last two years of Salary or the average of the Participant’s last 10 years of Salary.

(b) for Post-2004 Participants, the average Salary received during the highest consecutive 10 year period preceding the earliest of the Participant’s termination, retirement, or death.

If the Participant is employed on a less than full-time basis, then the Participant’s Salary shall be deemed to be the Salary that would have been earned by the Participant if the Participant had been employed on a full-time basis.

“Beneficiary” means the individual(s) or entity designated by the Participant to receive benefits under the Canadian Plan in accordance with Canadian Plan procedures. In the absence of a named Beneficiary, benefits otherwise payable from the Fund will be paid in the following order: Spouse, children, parent(s), brother(s) and sister(s), and the Participant’s estate.

“Commuted Value” means the value at any specified date, calculated in the manner prescribed by the Applicable Pension Laws, of any benefit to which a person is or will become entitled under the Canadian Plan.

“Credited Service” shall be used to determine a Participant’s amount of retirement annuity payable under the Canadian Plan and shall be determined pursuant to Section 4.

“Custodian Agreement” shall mean the written agreement entered into by the Trustees with a trust corporation registered under the Ontario Loan and Trust Corporations Act, or any other financial institution, pursuant to which assets of the Fund may be held and administered in Canada.

“Effective Date” means January 1, 2008.

“Eligible Employee” shall mean an active member of the Prior Canadian Plan on December 31, 2007 who has maintained employment with the Employer in Canada up to the Effective Date of the Canadian Plan and any Employee hired on or after January 1, 2008 to work in Canada. An Eligible Employee must remain employed in Canada in order to remain an Eligible Employee.

Appendix VI – Provisions Applicable to Certain Canadian Employees

“Employee” means any person (including general officers and council members) who is in the employment of the Employer in Canada. For the above purposes, Employees shall include part-time Employees.

“Employer” means the Union, and any Affiliate that has adopted the Canadian Plan. As of January 1, 2008, the following Affiliates are Employers for the purposes of the Canadian Plan:

(a)	The UNITE HERE Ontario Council.

(b)	The UNITE HERE Quebec Council.

(c)	The Amalgamated Clothing Workers Insurance Fund (CATAV-ACWIF)

“Fund” shall mean the fund or funds established under the terms of the Trust Agreement or agreements.

“Hours of Service” shall mean each hour for which the Employee receives compensation from the Employer.

“Participant” shall mean an Eligible Employee who meets the eligibility requirements provided in Section 2. Participant also means any Employee or former Employee who is receiving or entitled to receive benefits under the Canadian Plan. Participant shall include a Pre-2005 Participant and a Post-2004 Participant.

“Post-2004 Participant” shall mean a Participant who is not a Pre-2005 Participant.

“Pre-2005 Participant” shall mean a Participant who was an active member of the Prior Canadian Plan on December 31, 2004,

“Prior Canadian Plan” means the UNITE HERE pension plan registered in Canada prior to January 1, 2008, and formerly known as the Textile Staff Retirement Plan of the Amalgamated Clothing and Textile Workers Union for Canadian Participants.

“Salary” with respect to any Participant means the basic compensation rate paid by an Employer.

“Spouse” in relation to a Participant, shall mean the person who is the Participant’s “spouse” as that term is defined in the provincial pension legislation applicable to the Participant, as determined at the relevant time.

“Totally and Permanently Disabled” means a person with a physical or mental disability that, in the opinion of a physician designated by the Trustees, is permanent and prevents him from performing his duties.

“Trust Agreement” means the Agreement and Declaration of Trust for the Consolidated Retirement Fund, as amended and restated.

Appendix VI – Provisions Applicable to Certain Canadian Employees

“Trustees” means the Board of Trustees and their successors thereto as provided for in the Trust Agreement.

“Union” means, prior to February 1, 2009, UNITE HERE, UNITE or any successor organization. On and after February 1, 2009, Union means Workers United, UNITE HERE and any entity that was affiliated with UNITE HERE on December 31, 2008, and any entity affiliated with any entity that was affiliated with UNITE HERE on December 31, 2008.

“Vested” means:

(a) immediately for a Participant who at the time of termination is employed in the province of Quebec, Ontario (for terminations effective on or after July 2012) and Manitoba (for terminations effective on or after May 31, 2010), and Participants in any other provinces which adopt immediate vesting; or

(b) the completion of two years of participation in the Canadian Plan for any Participant who does not fall under (a) above at the time of termination.

2.	Participation

2.01	Members on Effective Date

Each person who is an Eligible Employee and who was an active member of the Prior Canadian Plan on December 31, 2007 shall become a Participant effective January 1, 2008.

2.02	Other Full-Time Employees

Each other person who became a full-time Eligible Employee on or after January 1, 2008, and who was employed in Canada shall become a Participant on the 1st day of the month coincident with or immediately following the Employee’s completion of three months of employment with the Employer.

2.03	Part-Time Employees

Each person who is an Employee on a part-time basis and has not waived membership in the Canadian Plan in accordance with Section 2.05 will become a Participant on the 1st day of the month coincident with or next following the completion of:

(a)	For persons employed in Ontario and Manitoba, 24 months of Continuous Service, provided that he has:

(i)	earned at least 35% of the YMPE, or

(ii)	Hours of Service equal to at least 700 hours,

in each of the 2 consecutive calendar years immediately prior to membership in the Canadian Plan;

(b)	For persons employed in Quebec, provided that he has:

Appendix VI – Provisions Applicable to Certain Canadian Employees

(i)	Earned at least 35% of the YMPE, or

(ii)	Hours of Service equal to at least 700 hours,

in the calendar year immediately prior to membership in the Canadian Plan; or

(c)

For persons employed in British Columbia, 24 months of Continuous Service, provided that he has earned at least 35% of the YMPE for 2 consecutive calendar years immediately prior to membership in the Canadian Plan.

2.04	Enrollment

Each Eligible Employee shall be automatically enrolled in the Canadian Plan and shall be notified by the Administrative Agent by letter. Upon joining the Canadian Plan, the Eligible Employee shall designate a Beneficiary.

2.05	Waiver of Participation

An Eligible Employee who is employed on a part-time basis may waive membership in the Canadian Plan at any time. However, the Employee will not be permitted to join at a later date.

2.06	No Discontinuance of Membership

While an Employee, a Participant may not terminate, suspend or withdraw from participation in the Canadian Plan except in accordance with the provisions of the Canadian Plan or as permitted or required by, and in accordance with, the Applicable Pension Law.

2.07	Transfer of Employment

(a)	Eligible Employee to Non-Eligible Employee

If an Eligible Employee transfers employment to a different category of employment with the Employer or transfers employment to an Affiliate such that the Eligible Employee is no longer an Eligible Employee then

(i) this transfer shall not constitute a termination of employment for the purposes of Section 10;

(ii) the Participant’s Continuous Service shall continue to accrue;

(iii) the Participant’s Credited Service shall cease to accrue; and

(iv) the Participant’s Average Salary shall be based on Continuous Service prior to the date of transfer of employment or, if the Participant transfers employment to an Affiliate or commences participation in the US Plan, the Participant’s Continuous Service as at termination, retirement or death.

Appendix VI – Provisions Applicable to Certain Canadian Employees

(b)	Non-Eligible Employee to Eligible Employee

If an individual who is not an Eligible Employee transfers employment to a different category of employment with the Employer or transfers employment to an Affiliate such that the individual is now an Eligible Employee, then the Eligible Employee shall be eligible to join the Canadian Plan subject to subsections 4.02 and 4.03 with the understanding that Credited Service will only be provided for Continuous Service after joining the Canadian Plan.

3.	Contributions

3.01	Participant Contributions

Participants are not required nor permitted to contribute to the Canadian Plan.

3.02	Employer Contributions

Based upon the amounts estimated by the Actuary and subject to subsection 3.03, the Employer will contribute to the Fund such amounts as determined by the Trustees and in accordance with Applicable Pension Laws.

The liability of the Employer at any time is limited to such contributions as should have been made by it in accordance with the determination of the Trustees and Applicable Pension Laws.

3.03	Surplus

At the discretion of the Trustees, any amount by which the assets of the Fund exceed the liabilities, on any basis determined by the Actuary, may be used in whole or in part to reduce the contributions of the Employer under the Canadian Plan.

At the discretion of the Trustees, any amount by which the assets of the Fund exceed the liabilities, on any basis determined by the Actuary, may be returned to the Employer.

The use of any surplus assets in any way is subject to any conditions or approval procedures under Applicable Pension Laws.

3.04	Timing of Contributions

Contributions made by the Employer must be made on a monthly basis with the contribution for a particular month being made within at least 30 days after the end of the particular month.

4.	Service

4.01	Continuous Service

A Participant’s Continuous Service accrued in a calendar year shall be equal to the number of Hours of Service earned by the Participant in the calendar year divided by 1,000, such amount not to exceed 1.

Appendix VI – Provisions Applicable to Certain Canadian Employees

4.02	Credited Service — Prior Canadian Plan

Any service accrued under the Prior Canadian Plan, including any service purchased in a buyback program, shall be included in the Participant’s Continuous Service and Credited Service.

4.03	Credited Service

A Participant who is employed on a full-time basis shall accrue one month of Credited Service for every month of Continuous Service.

In the Participant’s final month of service, a Participant who has accrued at least 120 hours (15 days) of Hours of Service in that month shall receive 1 month of Credited Service. A Participant who has accrued less than 120 hours (15 days) shall not receive a Month of Credited Service for the final month of service.

A Participant who is employed on a Less than full-time basis shall accrue a fraction of a month of Credited Service for each month of part-time employment equal to the number of Hours of Service accrued in that month to the Hours of Service that would have been accrued in that month by a full-time Employee.

4.04	Credited Service — Suspension

A Participant who has a period of Continuous Service that exceeds 501 hours of compensated Hours of Service without performing any duties for the Employer during that period shall cease to accrue any further Credited Service until such time as the Participant begins to again perform duties for the Employer, subject to subsections 4.06 and 4.07 below.

4.05	Credited Service — Cap

The maximum amount of Credited Service that a Participant may accrue is 30 years (360 months).

4.06	Disability Service

(a) A Participant who becomes disabled and is receiving benefits from the Workplace Safety and Insurance Board (or similar program provided by another province) and is not eligible under subparagraph 4.06(b) will continue to accrue Continuous and Credited Service in the same annual amount as the Participant accrued immediately prior to becoming disabled.

The Participant’s Average Salary shall be the Average Salary determined at the time the Participant became disabled.

(b) Prior to January 1, 2015, Participant who is Totally and Permanently Disabled, and who has completed at least 15 years of Continuous Service will be entitled to an immediate unreduced pension equal to the pension payable on the Participant’s Normal Retirement Date based on Credited Service and Average Salary as at the time the Participant became disabled. Effective for disability applications received on or after December 1, 2014 and that are first payable on or after January 1, 2015, a Participant who is Totally and Permanently Disabled, and

Appendix VI – Provisions Applicable to Certain Canadian Employees

who has completed at least 15 years of Continuous Service will be entitled to a pension equal to the greater of 70% of the pension payable under Section 6 on the Participant’s Normal Retirement Date based on Credited Service and Average Salary as at the time the Participant became disabled or 100% of the pension payable under Sections 7.02, 7.03 or 7.04, as applicable.

(c) A disabled Participant who does not qualify under (a) or (b) above will have his participation in the Canadian Plan suspended and will be entitled to a deferred pension.

(d) In the event that the Participant recovers and returns to work, the Participant will continue to participate in the Canadian Plan.

However, if a Participant who has recovered fails to return to work, the Participant shall be deemed to have terminated employment on the date of the Participant’s recovery.

4.07	Maternity or Parental Leave of Absence

A Participant who is on maternity or parental leave shall continue to participate in the Canadian Plan and accrue Credited Service as required by the appropriate provincial employment standards legislation. The Participant’s Salary for the period of leave shall be deemed to be equal to the Salary the Participant earned immediately prior to the leave of absence.

5.	Retirement Dates

5.01	Normal Retirement Date

Except as provided otherwise, payment of the Participant’s pension will commence on the 1st day of the month coincident with or next following the Participant’s attainment of age 65.

5.02	Early Retirement Date

An active Vested Participant who is at least 55 years of age and who terminates employment from the Employer may elect to commence his pension on the 1st day of any month coincident with or subsequent to his termination of employment.

A Participant who terminates employment after attaining age 55 but prior to his Normal Retirement Date who does not elect to commence his pension on the 1st day of the month coincident with or immediately subsequent to his termination of employment shall be considered to have terminated employment and not an early retirement.

5.03	Postponed Retirement

If a Participant remains in the service of the Employer after reaching the Normal Retirement Date, the Participant shall continue to accrue Credited Service. A Participant’s pension must commence to be paid no later than the April 1st coincident with or next following the Participant’s attainment of age 70.5.

Appendix VI – Provisions Applicable to Certain Canadian Employees

6.	Amount of Regular Annuities

6.01	Amount of Pension

A Participant who retires on or after his Normal Retirement Date shall be entitled to an annual pension equal to:

2.5% x Average Salary x Credited Service — Offset Pension

6.02	Minimum Pension

A Pre-2005 Participant whose annual pension is less than $300 per year of Credited Service will instead receive an annual pension equal to $300 per year of Credited Service.

6.03	Maximum Pension

The annual pension payable to a Participant cannot exceed 75% of the Participant’s Average Salary.

6.04	Offset Pension

The amount of the Offset Pension shall be equal to the amount paid, or deemed to be paid, to the Participant from the Prior Canadian Plan, including any payments in respect of service purchased during a buyback program, or the plan of any other Affiliate which does not provide for a deduction of benefits payable from the Canadian Plan.

6.05	Continued Employment beyond Age 70.5

The pension payable to a Participant who continues to be employed by the Employer beyond the Participant’s attainment of age 70.5 shall commence to be paid on the 1st day of April coincident with or next following the Participant’s attainment of age 70.5.

Provided that the Participant has not accrued 30 years of Credited Service, the Participant shall continue to accrue Credited Service until the earlier of his termination or 30 years of Credited Service has been attained.

The Participant’s pension shall be recalculated every January 1st to account for the additional Credited Service accrued by the Participant.

7.	Early Retirement

7.01	Application

For benefits earned prior to January 1, 2015, Sections 7.02 or 7.03, as applicable, shall apply to:

(a) a Pre-2005 Participant who terminates employment on or after the attainment of age 55 but prior to his Normal Retirement Date and who commences a pension on the 1st day of the month coincident with or immediately following termination of employment;

Appendix VI – Provisions Applicable to Certain Canadian Employees

(b) a Pre-2005 Participant who terminates employment prior to his Normal Retirement Date but with at least 15 years of Credited Service; and

(c) a Post-2004 Participant who terminates employment on or after the attainment of age 55 but prior to his Normal Retirement Date.

For benefits earned on or after January 1, 2015, Section 7.04 shall apply to all Participants who terminate employment prior to Normal Retirement Date.

7.02	Pre-2005 Participants, for benefits earned prior to January 1, 2015

A Pre-2005 Participant who elects to commence his pension on his Early Retirement Date shall receive the following amounts:

(a) a Pre-2005 Participant who has at least 15 years of Credited Service may retire with no reduction in pension payments on the date the Participant attains the earliest of:

(i)	age 60,

(ii)	Continuous Service equal to at least 30 years, or

(iii)	age plus Continuous Service equal to at least 80.

In the event that the Participant does not meet the requirements of (i), (ii), or (iii) above, then the Participant shall be entitled to a pension that is the greater of:

(A) the pension payable to the Participant at the Participant’s Normal Retirement Date reduced by 3/12% for each month between the Participant’s Annuity Starting Date and the earliest of (i), (ii), or (iii) above, and

(B) the pension payable to the Participant under subparagraph 8.02 below.

(b) for a Pre-2005 Participant with less than 15 years of Credited Service who commences his pension immediately upon retirement, the pension payable from the Canadian Plan will be reduced by 2/12% per month for each month between the Participant’s Annuity Starting Date and the Participant’s Normal Retirement Date.

7.03	Post-2004 Participants, for benefits earned prior to January 1, 2015

A Post-2004 Participant who elects to commence his pension prior to his Normal Retirement Date shall receive a pension payable from the Canadian Plan reduced by 1/2% for each month between the Participant’s Annuity Starting Date and the Participant’s Normal Retirement Date or, if greater, the Actuarial Equivalent of the pension payable on the Participant’s Normal Retirement Date.

Appendix VI – Provisions Applicable to Certain Canadian Employees

7.04	All Participants for benefits earned on or after January 1, 2015

For benefits earned on or after January 1, 2015, a Participant shall be entitled to a pension on the Participant’s Early Retirement Date calculated in accordance with the rules of Section 7.03.

8.	Pre-Retirement Death Benefits

The pre-retirement death benefits payable in accordance with this Section 8 are subject to the requirements of any Applicable Pension Law, including the waiver of entitlements that may be required to pay the pre-retirement death benefits in accordance with this Section 8.

8.01	Benefit Payable to Spouse on Participant’s Death

In the event that a Participant dies prior to retirement while still in active employment with the Employer, and the Participant has at least 15 years of Credited Service and has been with his current Spouse for at least 5 years, the benefit payable to the Spouse of the Participant will be an annual pension equal to 75% of the benefit that would have been payable to the Participant had the Participant retired with an unreduced pension immediately prior to death.

In the event that the Participant was less than 55 years of age at death, the benefit payable to the Participant at Normal Retirement Date will be reduced by 2/12% for each month between the Spouse’s Annuity Starting Date and the date the Participant would have attained age 55.

The pension payable to the Spouse will be reduced by a further 0.5% for every year in excess of 5 years by which the Spouse is younger than the Participant.

In the event that the Commuted Value of the benefit paid under this subsection 8.01 is less than the benefit paid under subsection 8.02, the difference shall be paid to the Spouse as a lump sum cash payment.

8.02	Other Benefits Payable to Spouse or non-Spouse

If, at the time of death, an active Vested Participant does not have at least 15 years of Credited Service or has been with his Spouse for less than 5 years, then the benefit payable to the Spouse is the Commuted Value of the pension payable to the Participant.

In the event that the Participant has no Spouse at the time of death, or the Participant’s Spouse has filed with the Trustees, a valid waiver of entitlement to a pre-retirement death benefit in accordance with the Applicable Pension Law, the benefit will be paid to the Beneficiary designated to the Administrative Agent by the Participant.

8.03	Death of Non-Vested Participant

No benefit shall be payable in the event of the death of a Participant who is not Vested.

Appendix VI – Provisions Applicable to Certain Canadian Employees

8.04	Benefits Payable on Death of Inactive Participant

In the event of the death of an inactive Participant who has a deferred pension entitlement, the benefit payable shall be:

(a) if the Participant had a Spouse at the time of death, 60% of the pension payable to the Participant assuming that that Participant elected a joint and survivor 60% form of pension to start as soon as possible, or

(b) if the Participant did not have a Spouse at the time of death, or the Participant’s Spouse has filed with the Trustees, a valid waiver of entitlement to a pre-retirement death benefit in accordance with the Applicable Pension Law, the Commuted Value of the deferred pension owed to the Participant.

In the event that the Commuted Value of the benefit paid to a Spouse under paragraph 8.04(a) is less than the benefit paid to a Beneficiary under paragraph 8.04(b) (assuming that the Participant has no Spouse), the difference shall be paid to the Spouse as a lump sum cash payment.

9.	Post-Retirement Death Benefits

9.01	Normal Form: Participant with No Spouse

A Participant who does not have a Spouse at the time of his Annuity Starting Date will receive a pension payable for the Participant’s life and ending on the 1st day of the month the Participant’s death occurs.

9.02	Normal Form: Pre-2005 Participants with a Spouse

(a)	Participants with a Spouse for at least 5 years

The Spouse of a Pre-2005 Participant, who has commenced his pension and who was with his Spouse for at least 5 years prior to his date of termination, will continue to receive 60% of the pension payable to the Pre-2005 Participant until the 1st day of the month in which the Spouse’s death occurs. The Participant’s pension under this normal form is the amount payable under Option D of subparagraph 9.05(a) .

(b)	Participants with a Spouse for less than 5 years

A Pre-2005 Participant, who has been with his Spouse for less than 5 years prior to his date of termination, shall be entitled to an annual pension payment of 90% of the pension payable to a Participant without a Spouse.

In the event that the Spouse is younger than the Pre-2005 Participant, the 90% factor noted above shall be reduced by 0.3% for each year by which the Spouse is younger.

In the event that the Spouse is older than the Pre-2005 Participant, the 90% factor noted above shall be increased by 0.3% for each year by which the Spouse is older. The total amount of pension payable to the Pre-2005 Participant cannot exceed 99% of the pension payable to a Participant with no Spouse.

Appendix VI – Provisions Applicable to Certain Canadian Employees

Upon the death of the Pre-2005 Participant, the Spouse will continue to receive 60% of the pension payable to the Participant until the 1st day of the month in which the Spouse’s death occurs.

9.03	Normal Form: Post-2004 Participants with a Spouse

(a)	At least 10 years of Credited Service and retiring from active employment

The Spouse of a Post-2004 Participant, who has at least 10 years of Credited Service, and retires under Sections 4.06, 5.01, 5.02 or 5.03, and has commenced his pension, will continue to receive 60% of the pension payable to the Post-2004 Participant until the 1st day of the month in which the Spouse’s death occurs. The Participant’s pension payable under this normal form is the amount payable under Option D of subparagraph 9.05(a).

(b)	Less than 10 years of Credited Service or retiring under Section 11

A Post-2004 Participant who has less than 10 years of Credited Service prior to his date of termination or is collecting a pension under Section 11, shall be entitled to an annual pension payment of 90% of the pension payable to a Participant without a Spouse.

Upon the death of the Post-2004 Participant, the Spouse will continue to receive 60% of the pension payable to the Participant until the 1st day of the month in which the Spouse’s death occurs.

In the event that the Spouse is younger than the Post-2004 Participant, the 90% factor noted above shall be reduced by 0.3% for each year by which the Spouse is younger.

In the event that the Spouse is older than the Post-2004 Participant, the 90% factor noted above shall be increased by 0.3% for each year by which the Spouse is older. The total amount of pension payable to the Post-2004 Participant cannot exceed 99% of the pension payable to a Participant with no Spouse.

9.04	Optional Forms — Participants with no Spouse

Participants with no Spouse may elect a reduced pension paid under a single life and ten year guarantee form of payment. Under this form, the Participant receives a reduced pension but, in the event that the Participant dies prior to receiving 120 monthly payments, his Beneficiary shall receive the remainder of the 120 guaranteed payments.

Such reduced amount shall be 96% of the benefit otherwise payable if the Participant is between age 62 and age 65. Such 96% factor shall be increased by 0.3% for each year (or partial year) that the commencement age is less than age 62 (to a maximum of 98.8% and decreased by 0.6% for each year (or partial year) that the commencement age exceeds age 65 (to a minimum of 93%)

Appendix VI – Provisions Applicable to Certain Canadian Employees

9.05	Optional Forms — Participants with a Spouse

(a) For benefits earned prior to January 1, 2015, Participants meeting the requirements of subparagraphs 9.02(a) or 9.03(a) may elect from the following options:

Option	Benefit as a % of the Normal Form Benefit	Survivor Benefit
A	88%	100%
B	91%	87%
C	94%	75%
D	97%	60%
E	100%	50%

In the event that the Spouse is more than 5 years younger than the Participant, the benefit payable to the Spouse shall be reduced by 0.5% per year for each year in excess of 5 years by which the Spouse is younger.

A Participant electing Option E must, along with his Spouse, sign a waiver of the normal form under Option D in a form prescribed under the Applicable Pension Law in a form prescribed under the Applicable Pension Law.

For benefits earned on or after January 1, 2015, the joint and survivor options in the Base Plan shall apply, in addition to the 60% survivor option, which is required under Canadian law. Thus, Participants may elect from the following options:

Option	Benefit as a % of the Normal Form Benefit		Survivor Benefit
	Non-Disabled Participants	Disabled Participants
C	89.5%	69.0%	75%
D	90.0%	76.0%	60%
E	93.0%	79.0%	50%

The factors in the table above are adjusted as follows:

Option C: plus 0.45% (0.6% for Disabled Participants) for each year that the Beneficiary’s age is greater than the Participant’s or minus 0.45% (0.6% for Disabled Participants) for each year that the Beneficiary’s age is less than the Participant’s age with a maximum factor of 99%.

Option D: plus 0.3% (0.5% for Disabled Participants) for each year that the Beneficiary’s age is greater than the Participant’s or minus 0.3% (0.5% for Disabled Participants) for each year that the Beneficiary’s age is less than the Participant’s age with a maximum factor of 99%.

Appendix VI – Provisions Applicable to Certain Canadian Employees

Option E: plus 0.3% (0.4% for Disabled Participants) for each year that the Beneficiary’s age is greater than the Participant’s or minus 0.3% (0.4% for Disabled Participants) for each year that the Beneficiary’s age is less than the Participant’s age with a maximum factor of 98%.

A Participant electing Option E must, along with his Spouse, sign a waiver of the normal form under Option D in a form prescribed under the Applicable Pension Law.

(b) All other Participants with a Spouse may elect, by filing with the Trustees, a signed waiver in a form prescribed under, and in accordance with, the Applicable Pension Law to receive a single life annuity (without applying the reduction set forth in subparagraph 9.02(b) or 9.03(b)) with no benefits payable after the Participant’s death.

10.	Termination of Employment

10.01	Application

This Section shall apply to:

(a) a Participant who terminates employment prior to attaining age 55; or

(b) a Pre-2005 Participant who terminates employment after attaining age 55 but prior to his Normal Retirement Date with less than 15 years of Credited Service who elects to defer his pension.

10.02	Terminated — Non-Vested

A Participant who terminates employment prior to Vesting shall not receive any benefit from this Canadian Plan.

10.03	Terminated — Vested

A Participant who terminates employment after Vesting shall be entitled to a deferred pension calculated in accordance with subsection 7.01 payable on the Participant’s Normal Retirement Date.

10.04	Terminated — Early Commencement of Pension

A Participant who terminated employment and is entitled to a deferred pension may elect to commence pension payments on the 1st day of any month coincident with or following the Participant’s attainment of age 55. The annual pension payable shall be the greater of:

(a) the deferred pension reduced by 1/2% for each month between the Participant’s Annuity Starting Date and his Normal Retirement Date, or

(b) the Actuarial Equivalent of the deferred pension.

Appendix VI – Provisions Applicable to Certain Canadian Employees

11.	Administration of the Canadian Plan

11.01	Canadian Plan Administrator

The administration of the Canadian Plan shall be the responsibility of the Trustees, which for the purposes of Applicable Pension Laws shall constitute a “pension committee” composed of one or more representatives of the Employer and the Eligible Employees, except to the extent that:

(a) authority to construe, administer and interpret the Canadian Plan is delegated to the Administrative Agent, which may be a committee;

(b) authority to hold the Fund and to invest, control and disburse funds thereunder has been delegated to a custodian pursuant to a Custodian Agreement in accordance with the Trust Agreement.

11.02	Interpretation

The Trustees or the Administrative Agent delegated this authority, may from time to time establish rules for its administration of the Canadian Plan, adopt and prescribe appropriate forms and procedures for handling claims and the denial of claims. Except as herein otherwise expressly provided, the Trustees or the Administrative Agent delegated this authority, shall have the sole and exclusive discretion to interpret and apply the terms of the Canadian Plan and the rules thereunder, including, but not limited to, all questions of coverage, eligibility, and methods of providing benefits. The decisions and the records of the Trustees or the Administrative Agent shall be conclusive and binding upon the Employer, Participants, and all other persons having any interest in the Canadian Plan.

11.03	Reliance

The Trustees and the Administrative Agent shall be entitled to rely upon all tables, valuations, certificates and reports furnished by the Actuary, upon all certificates and reports made by any accountant, and upon all opinions given by any legal counsel. The Trustees and the Administrative Agent shall be fully protected against any action taken in good faith in reliance upon any such tables, valuations, certificates, reports or opinions. All actions so taken shall be conclusive upon each of them and upon all persons having any interest under the Canadian Plan. No Trustee or Administrative Agent shall be personally liable by virtue of any instrument executed by him or on his behalf as a Trustee or Administrative Agent, or for any neglect, omission or wrongdoing of any other Trustee or Administrative Agent or of anyone employed by the Trustees, the Administrative Agent or the Employer, or for any loss unless resulting from his own gross negligence or willful misconduct. The Trustees and the Administrative Agent shall be indemnified by the Fund against expenses, including legal fees, reasonably incurred by him in connection with any action to which he may be a party by reason of his being a Trustee or an Administrative Agent, except in relation to matters as to which he shall be adjudged in such action to be liable for gross negligence or willful misconduct in the performance of his duty as such member. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

Appendix VI – Provisions Applicable to Certain Canadian Employees

12.	Funding of the Canadian Plan

12.01	Fund

(a) Subject to Applicable Pension Laws, benefits provided under the Canadian Plan shall only be paid to the extent that they are provided for by the assets held in the Fund, and no liability or obligation to make any contributions thereto or otherwise shall be imposed upon the Trustees or any Employer other than in accordance with Section 4.

(b) The fees properly paid and the expenses reasonably incurred in respect of the Canadian Plan may be paid from the Fund, including but not restricted to:

(i) the expenses incurred by the Trustees on behalf of the Canadian Plan or the Fund;

(ii) custodial fees;

(iii) the fees and disbursements of the agents of the Trustees and/or the Administrative Agent with respect to the Canadian Plan or the Fund;

(iv) the fees and disbursements of the advisors with respect to the Canadian Plan or the Fund, including actuarial, consulting, legal and accounting; and

(v) costs related to the investments of the Fund, including brokerage, commissions and transfer taxes, and costs related to investment counsel and investment management services;

The Trustees and/or the Administrative Agent may pay any such fees and expenses on behalf of the Canadian Plan or the Fund.

12.02	Investments

(a) The investment of the Fund shall be made in accordance with Applicable Pension Laws.

(b) The Trustees shall establish a written investment policy statement in accordance with Applicable Pension Law.

12.03	Borrowing

Neither the Trustees nor the Administrative Agent shall borrow money for the purposes of the Canadian Plan except as allowed under Applicable Pension Laws.

12.04	Claims on the Fund

No Participant or any person claiming through a Participant shall have any right to, or any interest in, any part of the Fund except to the extent specifically provided from time to time under the Canadian Plan, a funding agreement or Applicable Pension Laws, and any Participant or other person having any claim through the Participant shall have recourse solely to the Fund for payment of any benefits hereunder. Under no circumstances shall any liability attach to an Employer, a Trustee, the Administrative Agent or custodian, or any director, officer or employee of an Employer for payment of any benefits or claims hereunder.

Appendix VI – Provisions Applicable to Certain Canadian Employees

13.	Miscellaneous Provisions

13.01	No Right of Employment

Neither the establishment of the Canadian Plan nor the making of any Employer contribution thereunder nor the creation of any fund or account thereunder nor the payment of any benefits shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer unless conferred by written affirmative action of the Employer in accordance with the terms of the Canadian Plan. No Participant shall have any right to be retained in the employ of the Employer by reason of the existence of the Canadian Plan, and all Participants shall remain subject to discharge to the same extent as if the Canadian Plan had never been established.

13.02	Non-alienation of benefits

Subject to Applicable Pension Law, no benefit under the Canadian Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits; except as specifically provided in the Canadian Plan.

13.03	Domestic Relations Orders

(a) Subject to Applicable Pension Laws and pursuant to a written agreement, decree, order or judgment of a competent tribunal, a benefit payable under the Canadian Plan may be subject to execution, seizure or attachment in satisfaction of an order for support or maintenance or may be assigned, pledged, charged, encumbered or alienated to satisfy a division of matrimonial property.

(b) The determination of the benefit payable to a person under paragraph (a) above and of the Participant’s remaining benefit entitlements shall be subject to Applicable Pension Laws.

(c) The Participant’s benefit entitlements shall be reduced to account for the value of any settlement made under paragraph (a) above. Such reduction shall be determined in accordance with Applicable Pension Law.

13.04	Payment in Case of Incapacity

If any person to whom a benefit is payable is under legal disability or is, in the sole judgment of the Trustees, otherwise unable to manage his financial affairs, the Trustees may, in its discretion, direct that any payment due to such person be made to (a) such person, (b) his legal guardian or conservator, (c) a custodian for him, or (d) his Spouse or any other person, to be expended for his benefit. The decision of the Trustees shall in each case be binding on all persons, and it shall be under no duty to see to the proper application of such payments.

Appendix VI – Provisions Applicable to Certain Canadian Employees

13.05	Participants to Furnish Required Information

(a) Every Participant shall furnish to the Trustees such information as the Trustees considers necessary or desirable for purposes of administering the Canadian Plan. If a Participant, in his application for his retirement benefit or in response to any request by the Trustees for information, makes any statement which is erroneous, or omits any material fact, or fails before receiving his first payment to correct any information which he previously incorrectly furnished to the Trustees for its records, then the amount of his benefit shall be adjusted accordingly, if necessary, and the amount of any overpayment theretofore made to the Participant shall be deducted from his next succeeding payments as the Trustees shall direct.

(b) Every Participant and other person entitled to benefits hereunder shall file with the Trustees from time to time, in writing, his post office address and each change of post office address. Any check representing payment hereunder, and any communication addressed to a Participant or other person at his last address filed with the Trustees (or, if no such address has been filed, then at his last address as indicated on the records of an Employer), shall be binding on such person for all purposes of the Canadian Plan, and neither the Trustees nor an Employer shall be obligated to search for the location of any such person.

13.06	Commutation of Benefits

A pension payable from the Canadian Plan may be commuted and paid in a lump-sum cash payment where permitted or required by, and in accordance with Applicable Pension Law.

14.	Disclosure

14.01	Plan Explanation

Within the period prescribed by Applicable Pension Laws, the Administrative Agent shall provide a written description of the Canadian Plan to each Employee who becomes eligible for membership in the Plan. Such description shall explain the terms and conditions of the Canadian Plan and amendments thereto applicable to the Eligible Employee and the rights and obligations of the Eligible Employee in respect of the Canadian Plan.

Except as otherwise permitted or required under Applicable Pension Laws, the Administrative Agent shall provide a written explanation of an amendment to each Employee affected by the amendment not later than 60 days after registration of any amendment to the Canadian Plan.

14.02	Inspection

The Administrative Agent or the Employer shall permit a Participant, or such person as is required to be permitted under Applicable Pension Laws, to inspect, or make extracts from, the Canadian Plan text and any other related documents required to be made available under Applicable Pension Laws, at such times and places as may be required by Applicable Pension Laws.

Appendix VI – Provisions Applicable to Certain Canadian Employees

14.03	Benefits Statement

(a) Within the period prescribed by Applicable Pension Laws, the Administrative Agent shall provide to each Participant a written statement describing the benefits the Participant has earned to date and such other information as required under Applicable Pension Laws.

(b) Upon cessation of employment of a Participant or upon termination of the Participant’s active membership in the Canadian Plan, the Administrative Agent shall provide to the Participant (or the person entitled to benefits in the event of the Participant’s death) within the period prescribed by Applicable Pension Laws, a written statement of the benefits and options to which the Participant is entitled.

14.04	Other Information

The Administrative Agent or the Employer shall provide such other information regarding the Canadian Plan, statistical or otherwise, as is required under Applicable Pension Laws.

14.05	Limitation

An explanation, statement or right of disclosure pursuant to Section 14 of the Canadian Plan text provided under any document shall have no effect on the rights or obligations of any person under the Canadian Plan, and shall not be referred to in interpreting or giving effect to the provisions of the Canadian Plan. Neither the Trustees, the Administrative Agent, the Employer, nor any Employee, officer or director of the Employer who is involved in the administration of the Canadian Plan shall be liable for any loss or damage claimed by any person to have been caused by any error or omission in such explanation, statement or other information.

15.	Right to Alter and Terminate

15.01	Payment of Benefits

Upon the termination of the Canadian Plan, Participants shall be paid their accrued benefits in the form of cash, the purchase of annuity contracts, the transfer of monies to other pension plans or to approved registered vehicles, or the continuation of the Fund or a combination thereof, at the discretion of the Trustees and as permitted under Applicable Pension Laws and the Income Tax Act (Canada).

15.02	Wind-Up Surplus

Upon the termination of the Canadian Plan, in whole or in part, any assets of the Fund (or the appropriate portion of the Fund in the case of a partial discontinuance) in excess of those required to discharge all liability for accrued benefits shall be paid to the Employer, except to the extent that Applicable Pension Laws otherwise require.

Appendix VI – Provisions Applicable to Certain Canadian Employees

Appendix VII – Provisions Applicable to Certain Canadian Employees

CLOSED Group – January 1, 2008

This appendix describes how the Plan is modified with respect to participants who are otherwise covered under the Plan or any Appendix and who are working from a Canadian office of an Employer and reside in Canada prior to January 1, 2008 and who are not Participants in the Consolidated Retirement Fund Canadian Plan.

1.	Vesting override: any Plan provision to the contrary notwithstanding, two years of Service will be required for purposes of Section 4 of the Base Plan in order to be vested.

2.

50% rule refund: any Plan provision to the contrary notwithstanding, any Participant who terminates employment with a vested benefit shall receive an additional lump sum benefit to the extent that the present value of his accrued benefit (as calculated on the minimum basis as specified under applicable law) is less than two times the value of his own contributions with interest.

3.	Contribution with interest: Exhibit 1 to the Plan notwithstanding, the interest rate applied will be the average rate for the prior calendar year as specified under applicable law.

4.

Pre-retirement death benefit override: any Plan provision to the contrary notwithstanding, the minimum benefit payable under the plan shall a benefit equal in value to 100% of the benefit that would be applicable to the employee had he terminated employment instead, and shall be paid as a lump sum to a non-Spouse Beneficiary or as lump sum or life annuity at the election of a Spouse Beneficiary.

5.

Optional forms: unless properly rejected, in no event shall a Participant be permitted to commence a benefit that does not provide, upon his death, that at least 60% of the amount the participant was receiving will continue to his Spouse for the remainder of her lifetime.

Appendix VII – Provisions Applicable to Certain Canadian Employees

Appendix VIII – ILGWU Plan Participants

CLOSED GROUP – December 31, 2002

The provisions of this Appendix VIII apply to (i) participants in the UNITE Staff Retirement Plan, ILGWU Unit (the “ILGWU Plan”) prior to December 31, 2001 and to (ii) employees hired prior to December 31, 2001 who would have been eligible to join the ILGWU Plan in the future under the terms of the ILGWU Plan as in effect on December 31, 2001. This includes employees of UNITE hired after July 1, 1995 and prior to January 1, 2003, and employees of former ILGWU affiliates hired prior to January 1, 2003. In no event shall any Participant hired after January 1, 2003 be covered by this Appendix. Employees hired after December 31, 2002 shall be covered under the Base Plan provisions. The ILGWU Plan was merged into the Plan on December 31, 2001 and all participants in the ILGWU Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix VIII, the terms of this Appendix VIII will control with respect to Participants covered by this Appendix VIII. References in this Appendix to the ILGWU Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix VIII, it is intended that the Plan and this Appendix VIII be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the ILGWU Plan as of December 31, 2001 shall not be decreased as a result of the merger of the ILGWU Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to December 31, 2001.

The following definitions shall apply for purposes of this Appendix VIII:

“Affiliated Organizations” - shall mean the General Office, joint boards, district councils, local unions and such other organizational sections of the Union as are now, or may hereafter be, established by or pursuant to the Constitution of the Union and employees of the Amalgamated Life Insurance Company who as of December 31, 2001, were participants in the ILGWU Plan.

“Credited Employment” or “Covered Employment” - shall mean, as applied to each participant, the number of years or fraction thereof for which contributions are made, or are required to be made, by or on behalf of such participants under the Plan, the ILGWU Plan or the Predecessor Plan. For the purpose of determining a participant’s eligibility for a retirement benefit or the amount of such benefit, years of credited employment before any permanent break in service shall be disregarded unless, pursuant to the applicable provisions of the Plan, credit for such years is restored. If a participant’s scheduled number of hours of duty in a month is less than the normally scheduled number of hours, his credited employment for that month shall be a fraction equal to the number of his scheduled hours divided by the normally scheduled number, unless such change in the normally scheduled number of hours is temporary in nature. The above notwithstanding, Participant Jean Hansen shall, commencing on January 1, 2000, be credited with three months of Credited Employment and Covered Employment for each month of Credited Employment or Covered Employment which would otherwise be credited each year to a maximum total of 30 years. In addition, Participant Darlene Bilicik shall be credited with ten additional years of Credited and Covered Employment upon hire at October 1, 2002.

Appendix VIII – ILGWU Plan Participants

“Break in Service” - shall mean any plan year, beginning after 1975, in which an employee does not complete at least 501 hours of service. An employee who has completed less than 5 years of service and incurs a number of consecutive one-year breaks in service equal to or more than 5 years or, if longer, his number of years of service preceding such break shall incur a permanent break in service when he incurs the last of such one-year breaks in service. An employee shall also be deemed to have incurred a permanent break in service (a) upon any termination of employment before 1975 or (b) as of the end of 1975, if he was involuntarily terminated that year after completing less than 501 hours of service, or if he voluntarily terminated in that year after completing less than 1,000 hours of service.

“Salary” - shall mean, subject to the limitations of Code Section 401(a)(17), the regular weekly rate of compensation paid to a participant that:

(a)	conforms to the policies or recommendations on salaries or salary increases of the UNITE or ILGWU Convention, UNITE or ILGWU General Executive Board or UNITE or ILGWU Personnel Review Trustees; or

(b)

is paid under the terms of a collective bargaining agreement applicable to the participant. An increase based on a bona fide job change, bona fide promotion, or bona fide merit adjustment shall be included in “salary”, or

(c)

with respect to an employee of Amalgamated Life Insurance Company, means total remuneration of an Employee on account of his employment with the Employer, including but not limited to salary, overtime, sick pay and the Employee’s Tax Deferred Contributions and Supplemental Tax Deferred Contributions under the Savings Plan.

With respect to (a) and (b) above, bonuses, payment of overtime, reimbursement for expenses or expense allowances shall be excluded from Salary.

Effective January 1, 2011, “Salary” shall mean Salary as defined in Section 1.29 of the Base Plan except that for employees of ALICO who participate in the Plan under Appendix VIII, Salary shall have the meaning given for Compensation under Appendix II for ALICO.

“Final Average Annual Salary” - shall mean the annual average calculated based on the participant’s salary during his last 104 regular weekly payrolls immediately prior to his retirement date. For any month for which he receives a fraction of a month of credited employment, because his scheduled number of hours of duty is less than the normally scheduled number of hours, his salary for this purpose shall be deemed to be his actual salary divided by such fraction. For employees of ALICO who participate in the Plan under Appendix VIII, Final Average Annual Salary shall mean the average Salary during the two-year period preceding the Participant’s retirement or severance from employment.

“With Interest” - shall mean, when used in connection with the return of a participant’s personal contributions made prior to May 1991, as provided under the Plan, interest at an annual rate as

Appendix VIII – ILGWU Plan Participants

declared by the Trustees, compounded annually based on the cumulative returnable personal contributions at the end of each calendar year. For 1976, the rate shall be 5%. Thereafter, at the beginning of any calendar year, the Trustees may, in its discretion, adjust the rate applicable to each year, provided that such rate is not less than the rate required by Income Tax Regulations under Section 411 of the Internal Revenue Code.

“Normal Retirement Age” - shall mean age 62.

“Predecessor Plan” - shall mean the International Ladies’ Garment Workers’ Union Staff Retirement Plan, as in effect on June 30, 1995.

“Predecessor Employer” - shall mean the International Ladies’ Garment Workers’ Union or any of its affiliates.

“Member” or “Participant” - shall mean an Employee covered by the terms of this Appendix VIII.

Where inconsistent with the terms of the Base Plan, participation and contributions shall be determined pursuant to the following sections VIII2.1 -2.3:

(a)

VIII2.1 - Participation - A Participant in the Appendix VIII of the Plan on December 31, 2002 shall remain a Participant in this Appendix. There shall be no new Participants in the Appendix VIII after December 31, 2002.

The retirement dates of Participants covered by this Appendix VIII shall be in accordance with Sections VIII4.1 through VIII4.4, immediately following:

VIII4.1 - Regular Retirement Age and Service Requirements -

(a)	Any participant with 25 or more years of credited employment who has attained age 60; or

(b)	Any participant with 24 or more years of credited employment who has attained age 61; or

(c)

Any participant with 5 or more years of credited employment who has attained age 62 while in the employ of the Predecessor Employer or the Union, shall be eligible for regular retirement on the first day of the month next following his retirement birthday (or the retirement birthday itself, if that be the first day of the month), and may apply, in such form as the Trustees may prescribe, for the regular benefits provided under this Plan effective such date or any other first day of a month thereafter.

VIII4.2 - Regular Disability Retirement Benefits - Any participant with 15 or more years of credited employment who has not attained age 62 and while still in the employ of the Union is totally and permanently disabled for 6 months, shall be eligible for regular disability retirement benefits upon application therefore by or on behalf of the participant, in such form as the Trustees may prescribe. A participant shall be deemed totally and permanently disabled for

Appendix VIII – ILGWU Plan Participants

purposes of this Plan, only if the participant has received a Social Security Disability Award or the New York Union Health Center, or such medical institution or medical agency as may be designated by the Trustees, certifies that the participant is unable to perform the regular functions of his position because of a presumably permanent or indefinitely continuing disability and such disability continues thereafter as the Trustees may from time to time determine prior to the participant’s 62nd birthday.

VIII4.3 - Late Retirement - Any participant who continues in the employ of the Employer after reaching his Normal Retirement Age shall not be entitled to receive retirement benefits until he actually retires. Retirement benefits for such participant shall commence on the first day of any month selected by the participant subsequent to his attainment of Normal Retirement Age but prior to his required beginning date.

Notwithstanding the foregoing, a participant who continues in the employ of the employer after his Normal Retirement Age but prior to his required beginning date shall be entitled to receive a pension with respect to any month in which he has less than 40 hours of service. Once a participant reaches his required beginning date, he shall be entitled to receive a pension without regard to his employment status.

VIII4.4 - Early Retirement - Any Participant with 15 or more years of credited employment who has attained age 55 while in the employ of the Union shall be eligible for a reduced early retirement benefit upon application therefore. Up to 10 years of Union membership immediately prior to employment with the Union can be used towards satisfying the required 15 years of credited employment. Such benefit shall be the regular retirement benefit determined pursuant to this Appendix VIII, less 3% per each full year under age 62, and fractionally for each month not part of a full year, to a maximum of 20%. This reduction shall not apply to participants who meet the requirements of Section VIII4.1(a) or (b).

VIII4.5 - Deferred Vested Retirement - A Participant who has five (5) Years of Service, but is not eligible for regular retirement under Section VIII4.1, shall have a vested right to receive a retirement benefit effective as of the earliest of the March 1 following the year in which the Participant attained his 62nd birthday or terminated his employment, whichever is later. However, in the event a Participant has ten (10) Years of Credited Employment and such Participant’s termination is due to total and permanent disability as determined under Section VIII4.2, he shall receive a vested retirement benefit effective as of March 1 following the year in he was so disabled. Notwithstanding the foregoing, in no event may a Participant entitled to receive a vested retirement benefit postpone the commencement of benefits to a date later than his required beginning date. The provisions of Sections VIII5.3 and VIII5.4 shall apply to retirees who receive a vested retirement benefit under this Section VIII4.5.

The benefit of a Participant covered by this Appendix VIII shall be determined in accordance with Sections VIII5.1 through VIII5.5, immediately following:

VIII5.1 - Monthly Regular Retirement Benefits Amount - A participant who is eligible for regular retirement shall be entitled to receive an annual retirement benefit payable monthly for life, including the month in which he dies, computed by multiplying all years of credited employment by two and one-half percent (2 1⁄2%) of his Final Average Annual Salary, provided

Appendix VIII – ILGWU Plan Participants

that no annual retirement benefit shall exceed a maximum of seventy-five percent (75%) of such participant’s Final Average Annual Salary. For employees who were participants on July 1, 1991, the benefit shall be 104% of the computed amount. The annual benefit amount shall then be divided by twelve (12) to determine the participant’s monthly retirement benefit amount.

Notwithstanding the foregoing, in the event a participant who has elected a late retirement date has not been furnished a notice required under Section 203(a)(3)(B) of ERISA, the retirement benefit determined under this Section VIII5.1 shall not be less than the actuarial equivalent of the amount that would have been paid had the participant retired on the first day of the month following the month in which he attained normal retirement age.

VIII5.2 - Time of Payment - Retirement benefits as calculated in Section VIII5.1 shall be paid to eligible participants monthly, on or about the first day of each month, but shall be deemed effective as of the first day of each such month, commencing as of the annuity starting date. In no event, unless the participant elects otherwise, shall the commencement date be later than the 60th day after the close of the plan year in which he attained age 62 or, if later, the plan year in which he terminated his covered employment, provided that no such election may postpone the commencement of benefits to a date later than the participant’s required beginning date.

VIII5.3 - Termination of Benefits - Monthly retirement benefits to a retiree shall terminate:

(a)	In the month in which the retiree dies; or

(b)	With respect to any period, before normal retirement age, in which a disability retiree is determined by the Trustees to be no longer totally and permanently disabled.

VIII5.4 - Suspension of Benefits -

(a)

Monthly retirement benefits to a retiree shall be suspended except in cases of part- time or temporary reemployment approved by the Trustees effective the first day of the month following the date he again becomes an employee and shall be resumed effective the first day of the month following the date he again ceases to be an employee. However, monthly retirement benefits to a participant who has attained normal retirement age shall not be suspended for any month in which the participant is employed in credited employment for 83 hours of service or fewer per month. Notwithstanding the foregoing, commencing on a participant’s required beginning date, there are no restrictions regarding employment after retirement and there shall be no suspension of benefits.

(b)

The Trustees shall notify a participant or retiree of any suspension of benefits by notice given by personal delivery or first class mail during the first calendar month in which his benefits are withheld. Such notice shall include a description of the specific reasons for the suspension, a description and a copy of the relevant plan provisions, reference of the applicable regulations of the U.S. Department of Labor, and a statement of the procedure for securing a review of the suspension.

Appendix VIII – ILGWU Plan Participants

(c)

The monthly retirement benefit payable to a retiree who returns to credited employment shall, upon his subsequent retirement, be adjusted to reflect additional years of credited employment and the most recent final average annual salary earned during his subsequent period(s) of work in credited employment (subject to the maximums provided by the Plan). However, any benefits then payable shall be reduced by the actuarial equivalent of any benefits the participant received during his previous period(s) of retirement and prior to his normal retirement age except that in no event shall the monthly amount be less than the amount paid to him at the time he returned to credited employment.

(d)

Participants who either continue in employment past Normal Retirement Age or are reemployed for 83 hours of service or fewer per month (which is deemed to be the equivalent of less than 12 days per month) shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who work 83 hours of service or fewer per month.

VIII5.5 - Lump Sum Settlement - Except as provided in Sections VIII6.4 and VIII7.4, the Plan does not provide for a lump sum settlement of any pension payable to a retiree or Beneficiary.

VIII5.6 - Vested Retirement Age and Service Requirements - A Participant who has completed 5 Years of Service, but is not eligible for a regular retirement, shall have a vested right to receive a retirement benefit effective as of the earliest of the March 1 following the year in which the Participant attained his 62nd birthday or terminated his employment, whichever is later.

Notwithstanding the foregoing, in no event may a Participant entitled to a vested retirement benefit postpone the commencement of benefits to a date later than his required beginning date.

The provisions of Sections VIII5.3(a) and VIII5.4 shall apply to retirees who receive a vested retirement benefit under this Section.

VIII5.7 - Monthly Vested Retirement Benefit Amount - A Participant who is eligible for vested retirement under Section VIII5.6 shall be entitled to receive an annual retirement benefit payable monthly for life, including the month in which he dies, computed by multiplying the number of years of credited employment by two and one-quarter percent (2 1⁄4%) of his Final Average Annual Salary, provided that no annual retirement benefit shall exceed a maximum of seventy-five percent (75%) of such Participant’s Final Average Annual Salary. For employees who were participants on July 1, 1991, the benefit shall be 104% of the computed amount. The annual benefit amount shall then be divided by twelve (12) to determine the Participant’s monthly retirement benefit amount.

Notwithstanding the foregoing, in the event a Participant who has attained Normal Retirement Age has not been furnished a notice required under Section 203(a)(3)(B) of ERISA, the retirement benefit determined under this Section VIII5.7 shall not be less than the actuarial equivalent of the amount that would have been paid had the Participant retired on the first day of the month following the month in which be attained Normal Retirement Age.

Appendix VIII – ILGWU Plan Participants

In lieu of a Participant’s right to benefits and death benefits under the provisions of the Base Plan document, the immediately following provisions of Sections VIII6.1 through VIII6.8 shall apply to Participants covered by this Appendix VIII. Notwithstanding the foregoing, Section 7.2 of the Base Plan shall apply to Participants covered by this Appendix VIII.

VIII6.1 - Survivor’s Benefit on Death of a Retiree - See Base Plan text – Section 7, with the following changes:

I-7.1(c) A Participant who has completed ten (10) years of credited employment and is an active Employee on the date of his death may elect from various joint annuity options in accordance with Table A. A joint annuity shall be payable to the annuitant during his life and, after his death, to his Spouse, if surviving, during her life. The amount of the monthly payments to an annuitant who has elected a joint annuity and to his Surviving Spouse, shall be computed by applying the monthly Regular Annuity to which the annuitant would otherwise have been entitled, the percentage determined in accordance with Table A, annexed hereto. If no election is made, option E will be deemed to have been elected.

I-7.3 Upon the death of a Participant (and of his Spouse, if a Qualified Joint and Survivor Annuity is in effect) after his Annuity Starting Date, his Beneficiary shall be entitled to receive a lump sum payment equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account as of the Annuity Starting Date exceeds one-half of the aggregate benefit payments made to the Participant and, if applicable, his Spouse.

VIII6.2 - Survivor’s Benefit on Death of an Active Participant – see Section 6 of Base Plan text, with the following added to the end of Section 6.2 and replacing Section 6.3 as follows:

I-6.2

(e)

Upon the death of the Surviving Spouse, the Participant’s contingent Beneficiary shall be paid a lump sum distribution equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions account as of the Annuity Starting Date exceeds one-half of the aggregate benefit payments made to the Participant and the Spouse.

Section 6.3 – replace the Base Plan document with the following:

I-6.3 The other pre-retirement Death Benefits shall be:

(a)

In the event of the death of a Participant prior to retirement who is not eligible for the Surviving Spouse benefit in Section 6.1, his Beneficiary is entitled to the amount specified in Section I-6.2(d).

(b)

Upon the death of a Participant (and of his Spouse, if a Qualified Joint and Survivor Annuity is in effect) after his Annuity Starting Date, his Spouse, if any, or Beneficiary shall be entitled to receive a lump sum payment equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account as of the Annuity Starting Date exceeds one-half of the aggregate benefit payments made to the Participant and, if applicable, his Spouse.

Appendix VIII – ILGWU Plan Participants

(c)

Notwithstanding any other provisions of this Section to the contrary, if payment of retirement benefits to a Participant has not commenced before his death, the entire death benefit payable hereunder shall be distributed by the December 31 coinciding with or next following the fifth anniversary of the Participant’s death. However, if distribution of the survivorship benefit is to be made to a surviving Beneficiary over the life of such Beneficiary and the distribution begins by the December 31 coinciding with or next following the first anniversary of the Participant’s death, benefits may be distributed over a period of longer than five years. In the event that the Participant’s Spouse is his Beneficiary, the requirement that the distribution commence within one year of a Participant’s death shall not apply, although the distribution must commence no later than April 1st following the calendar year in which the deceased Participant would have attained age 70 1⁄2.

VIII6.3 - Eligible Survivor - A survivor for the payment of monthly survivor benefits hereunder must be designated by the Participant with spousal consent as prescribed in the Plan and on forms prescribed by the Trustees from the following only: (i) Spouse, however no benefit shall be payable to a designated Spouse who was married to a retiree or active Participant for less than one year prior to death; or (ii) unmarried children up to the December 31st of the year of their 23rd birthday. The failure to designate an eligible survivor shall be deemed to be a waiver of the survivor benefit under this Section. The survivor benefit under Section VIII6.2 will not be payable to a Spouse who is receiving a statutory joint and survivor annuity. The Participant may change his designation at any time before his retirement, but no change shall be permitted thereafter.

VIII6.4 - Survivor’s Lump Sum Election - When a monthly survivor’s benefit is payable under Section VIII6.2(a) as the result of the death of a Participant before actual retirement and before the Participant has met the retirement eligibility requirements, the survivor may elect to receive, instead of the monthly survivor’s benefit, a lump sum settlement equal to the Participant’s personal contributions to the Plan with interest.

However, if the eligible survivor electing to receive the lump sum settlement is the Participant’s Spouse and the actuarial present value of the statutory joint and survivor annuity is greater than the amount of the lump sum settlement, then the amount of the lump sum settlement will be increased so that the total amount of the lump sum settlement is equal to the Actuarial Equivalent of the statutory joint and survivor annuity.

VIII6.5 - Termination of Survivor’s Benefits - The monthly survivor’s benefit payable to a designated eligible surviving Spouse under this Section shall be payable monthly for her life and shall terminate on her death. If, on the Spouse’s death, there are any unmarried children of the Participant under age 23, the monthly survivor’s benefit shall continue to be paid to such children until the last child reaches age 23. Monthly survivor’s benefit payable to designated surviving unmarried children under age 23 shall terminate December 31 of the year of the 23rd birthday, or on the marriage or death of any such child, whichever sooner occurs, and such portion of the benefit shall be added to the benefit of any unmarried surviving child under age 23. In no event

Appendix VIII – ILGWU Plan Participants

shall any survivor receive more than a single survivor’s benefit hereunder. In cases where more than one survivor’s benefit may be due, the survivor shall be eligible to receive only the single highest survivor benefit payable hereunder.

VIII6.6 - At Retirement - A Participant who was an employee after 1975, and is married on the date as of which his retirement benefit has become effective, and who either had less than 10 years of credited employment or failed to designate an eligible survivor under the Plan, shall receive his retirement benefit in an adjusted amount which is the Actuarial Equivalent of a single-life annuity, payable in the form of a joint and survivor annuity with 50% of such reduced amount payable to his surviving spouse for life, unless he has filed with the Trustees a written notice rejecting such joint and survivor annuity, with appropriate spousal consent.

Subject to the requirements of spousal consent, a Participant may reject the statutory joint and survivor annuity (or revoke a previous rejection) at any time during the Election Period. The Election Period shall be the period not more than 90 days prior to the annuity starting date or less than 30 days after the Participant is provided a general description or explanation of the statutory joint and survivor annuity, the circumstances under which it will be provided unless the Participant elects not to have benefits provided in that form, the availability of such election, a general explanation of any other available optional form of payment and the relative financial effect on a Participant’s pension of such election, the availability of additional information and how such additional information can be obtained. If a Participant requests additional information on or before the last day of the election period, such election period shall be extended to include at least 7 calendar days immediately following the date on which the additional information requested is personally delivered or mailed to the Participant. However, any rejection of the statutory joint and survivor annuity which is dated more than 90 days before the Participant’s annuity starting date shall be deemed invalid. For notices given in plan years beginning after December 31, 2006, such notification shall also include a description of how much larger benefits will be if the commencement of distributions is deferred.

VIII6.8 - Adjustment of Pension Amount - When a statutory joint and survivor annuity becomes effective, the amount of the participant’s monthly pension shall be reduced in accordance with the following factors to be multiplied by the benefit payable under the normal form:

Regular Retirement - 93% plus .3% for each year that the Beneficiary’s age is greater than the participant’s or minus .3% for each year that the Beneficiary’s age is less than the participant’s age with a maximum factor of 99%. (For example: participant is age 65 and Spouse is age 62; factor = 92.1%).

Disability Retirement - 79% plus .4% for each year that the Beneficiary’s age is greater than the participant’s age or minus .4% for each year that the Beneficiary’s age is less than the participant’s age with a maximum factor of 99%.

These factors are not in any respect to be deemed a vested right of any participant nor part of his accrued benefit and is subject to change by the Trustees for future annuities or elections as may be permitted by law.

Appendix VIII – ILGWU Plan Participants

In lieu of any other rules regarding a participant’s personal contributions, the following provisions of Sections VIII7.1 through VIII7.3 shall apply to participants covered by the terms of this Appendix VIII:

VIII7.1 - Termination of Covered Employment - If a participant terminates employment before he has become eligible for a retirement benefit, or earned a vested right to a deferred retirement benefit, his total personal contributions shall be returned to him with interest. A terminated participant who has earned a vested right to a deferred retirement benefit shall have the option to request within 6 months after his termination of employment a return of his personal contributions with interest and to receive a deferred retirement benefit based only on the contributions of the UNITE and the Predecessor Employer instead of a full deferred retirement benefit based on the joint contributions of the participant and the Union and the Predecessor Employer. The deferred retirement benefit derived from the Union and Predecessor Employer contributions shall be the excess, if any, of:

(a)	the full deferred benefit provided under the Plan as of age 62, over

(b)	the accrued benefit derived from participant’s personal contributions as of age 62.

For this purpose, the accrued benefit from participant’s contributions as of age 62 is an amount equal to the participant’s total person contributions expressed as an annual benefit commencing at age 62 (in the form of a single life annuity), using the following the assumptions from Appendix I.

If a Participant resumes employment, he shall have the right to repay the amount returned with interest and, upon such repayment, credit for those years of credited employment earned prior to such termination of employment shall be restored. The right of repayment described in the preceding sentence shall not apply to (1) in the case of a withdrawal on account of a separation from service, before the earlier of five years after the first date on which the Participant is later reemployed by the Employer, or (2) in the case of any other withdrawal, before five years have passed since the withdrawal.

VIII7.2 - Death Without Eligible Survivors - If, on the death of a Participant, no benefits are payable to a survivor or to his Spouse, the deceased’s personal contributions less all retirement benefits paid, if any, shall be returned with interest to his designated Beneficiary or, if none, to his estate.

VIII7.3 - Remaining Personal Contributions - If all retirement and survivor or joint and survivor benefits terminate before the Participant’s personal contributions have been exhausted, the balance of such contributions shall be returned, with interest, calculated up to the date of retirement, to his designated Beneficiary or, if none, to the Participant’s estate. Effective as of January 1, 2003, only 50% of retirement and survivor or joint and survivor benefits paid shall be taken into account for purposes of this benefit.

VIII7.4 - Cash-out of Accrued Benefit and Retirement Benefit. Effective as of January 1, 2002, the ILGWU Plan shall make a lump sum distribution of the Actuarial Equivalent of the Vested Accrued Benefit derived from Employer and/or Employee Contributions of a terminated or retired Participant, provided that the amount of such lump sum distribution is not in excess of

Appendix VIII – ILGWU Plan Participants

$5,000 at the time of distribution. Such distribution may be made only on account of termination of participation in the ILGWU Plan. The ILGWU Plan may make immediate distribution of such benefit to a Participant without such Participant’s consent. No distribution may be made under this section after the Annuity Starting Date. This Section is deleted effective as of March 28, 2005.

Appendix VIII – ILGWU Plan Participants

Appendix IX – Mid-Atlantic Plan Participants

CLOSED GROUP – January 1, 2002

The provisions of this Appendix IX apply to (i) participants in the Mid-Atlantic Regional Staff Retirement Plan, (the “Mid-Atlantic Plan”) prior to December 31, 2001 and to (ii) employees hired prior to December 31, 2001 who would have been eligible to join the Mid-Atlantic Plan in the future under the terms of the Mid-Atlantic Plan as in effect on December 31, 2001. The Mid-Atlantic Plan was merged into the Plan on December 31, 2001 and all participants in the Mid-Atlantic Plan became Participants in the Plan. Employees of the Employer hired during 2002 shall be covered under Appendix I (ACTWU). Employees of the Employer hired after 2002 shall be covered under the Base Plan provisions. In the event of any conflict between the terms of the Plan and the terms of this Appendix IX, the terms of this Appendix IX will control with respect to Participants covered by this Appendix IX. References in this Appendix to the Mid-Atlantic Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix IX, it is intended that the Plan and this Appendix IX be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Mid-Atlantic Plan as of December 31, 2001 shall not be decreased as a result of the merger of the Mid-Atlantic Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to December 31, 2001.

The following definitions shall apply for purposes of this Appendix IX:

“Accumulated Contributions” shall mean the aggregate of a Participant’s Contributions, as made under the Mid-Atlantic Plan in accordance with Section IX3.2, together with credited interest pursuant to Section IX5.8.

“Average Compensation” shall mean the gross monthly Compensation received by the Participant averaged over the 24 consecutive month period which produces the highest monthly average prior to the earliest of retirement, termination of employment, or cessation of all Employee contributions under the Mid-Atlantic Plan.

“Compensation” shall mean the gross monthly salary of the Participant including but not limited to payment for overtime, and any other emoluments. Effective January 1, 2011, Compensation shall not include severance pay.

“Early Retirement Date” shall mean in the case of each Participant the first day of the month on or following the date he attains his 55th birthday and completes 10 Years of Service but before his Normal Retirement Date.

“Employer” shall mean the Mid-Atlantic Regional Board, UNITE, and/or participating Locals of the Joint Board and any predecessor employer. Effective September 1, 1996, Employer also includes the former Pennsylvania Joint Board, UNITE. Employer also includes any other employer required to be aggregated with such Employer under Code Sections 414(b), (c), (m) or (o).

Appendix IX– Mid-Atlantic Plan Participants

“Former Plan” shall mean the Pennsylvania Joint Board Staff Retirement Plan as in effect on August 31, 1996.

“Normal Retirement Date” shall mean the first day of the month coincident with or next following the Participant’s Normal Retirement Age which is the earlier of

(a)	the later of the Participant’s 65th birthday or the fifth anniversary of the date the Participant commenced participation in the Mid-Atlantic Plan; or

(b)	the later of the date the Participant attains his 62nd birthday and completes 10 Years of Service.

“Union” shall mean Mid-Atlantic Regional Joint Board, UNITE.

“UNITE Affiliate” shall mean a local union or joint board affiliated with UNITE, including The Amalgamated Bank of New York, The Amalgamated Life Insurance Company, Inc., the Amalgamated Insurance Fund, or any other fund which is created or exists for the benefit of the Union of Needletrades, Industrial and Textile Employees, its members or any corporation, the majority of stock of which is held by or for the benefit of the Union of Needletrades, Industrial and Textile Employees, its members or local union or joint board affiliated with UNITE.

“Year of Credited Service” for purposes of determining a Participant’s Accrued Benefit shall mean

(a)

for service prior to January 1, 1976, continuous and uninterrupted service shall be credited as in accordance with the provisions of the Mid-Atlantic Plan in effect prior to such date during which the Employee was a Participant in the Mid-Atlantic Plan and made the required contributions; plus

(b)

for service on or after January 1, 1976, each “full year” the Employee is a Participant and makes the required contributions commencing with an Employee’s first day of employment in which he completes an Hour of Service. For purposes of this section “full year” means the number of years, counting six months or more of a fractional year as a full year and less than six months of a fractional year as zero years.

However, in the event a Participant does not complete a “full year” of service, a Year of Credited Service shall be credited if the Participant completes at least 1000 Hours of Service during the 12-month period commencing with an Employee’s first day of employment in which he completes an Hour of Service with the Employer and anniversaries of such date.

Former participants of the Scranton-Wilkes Barre Joint Board Severance Pay Program, a predecessor plan, who are employed by the Employer as of January 1, 1985 and are Participants on January 1, 1985, shall receive one-half Year of Credited Service for each year of credited service in the Scranton-Wilkes Barre Joint Board Severance Pay Program, that was earned before January 1, 1980.

Appendix IX– Mid-Atlantic Plan Participants

Years of Credited Service for Participants of the former Pennsylvania Joint Board Staff Retirement Plan (Former Plan) as of September 1, 1996, the effective date of its merger into this Mid-Atlantic Plan, shall include all service earned under the provisions of the Former Plan.

“Year of Service” for purposes of determining a Participant’s eligibility for benefits under the Mid-Atlantic Plan shall mean service as provided in the definition of Year of Credited Service except service prior to January 1, 1976 shall mean the number of “full years” as an Employee of the Employer which were continuous and without interruption and shall not be limited to years the Employer was a Participant in the Mid-Atlantic Plan. Years of Service shall not include Years of Service prior to a break in Service except as otherwise provided in the Mid-Atlantic Plan or in the Plan.

Years of Service with any corporation, trade or business which is a member of a controlled group of corporations or under common control (as defined by Sections 414(a) and 414(c) of the Code), or is a member of an affiliated service group (as defined by Section 414(m) of the Code) or is an entity required to be aggregated pursuant to Regulations under Code Section 414(o) shall be recognized for vesting and eligibility for benefits, but only during the period such corporation, trade, or business, as applicable, is under common control with Employer or in a controlled group of corporations with Employer.

Where inconsistent with the terms of the Base Plan, contributions shall be determined pursuant to the following Sections IX3.2 and IX3.3:

Section IX3.2 Employee Contributions. A Participant is required to make contributions equal to 5% of his Compensation to be eligible for a Benefit in accordance with Section IX5.1. Each such Participant shall authorize the Employer, in writing, to deduct from his salary the percentage thereof so payable. The failure of an Employee to authorize the deduction in writing shall be deemed a waiver of participation.

Contributions required by a Participant pursuant to this Section shall be made as long as such Participant remains an Employee and shall be considered Accumulated Contributions.

Section IX3.3 Voluntary Contributions.

(a)

Each Participant may elect, effective January 1, 1994, to voluntarily contribute an additional portion of his Compensation while a Participant under this Mid-Atlantic Plan. Such contributions shall be paid to the Trustee within a reasonable period of time but in no event later than 90 days after the receipt of the contributions. The balance in each Participant’s Voluntary Contribution Account shall be fully vested at all times and shall not be subject to forfeiture for any reason.

Appendix IX– Mid-Atlantic Plan Participants

(b)

The Trustees shall maintain a separate Participant’s Voluntary Contribution Account for Participant’s Voluntary Contributions made pursuant to this Section. The Account will be valued at fair market value as of the last day of each Plan Year, or more frequently as decided by the Trustee. On such valuation date, the earnings and losses of the Plan attributable to Voluntary Contributions of all Participants will be allocated to each Participant’s Voluntary Contributions Account in the ratio that such Account balance bears to all such Account Balances.

(c)	Employee contributions made pursuant to this Section shall be considered as a separate defined contribution plan for the purposes of applying the limitations of Code Section 415.

The eligibility for retirement benefits of Participants covered by this Appendix IX shall be in accordance with Sections IX4.1 through IX4.6, immediately following:

Section IX4.1 Normal Retirement Benefit. A Participant who has retired from all employment with the Employer on or after attaining the Normal Retirement Age shall have a non-forfeitable right to receive a Normal Retirement Benefit.

Section IX4.2 Late Retirement Benefit. A Participant upon reaching his Normal Retirement Date may continue in the employ of the Employer. Upon retirement be shall have a non-forfeitable right to receive a Late Retirement Benefit.

Section IX4.3 Early Retirement Benefit. A Participant who retires from all employment with the Employer after attaining the age of fifty-five (55) and after completing ten (10) Years of Service shall have a non-forfeitable right to receive an Early Retirement Benefit.

Section IX4.4 Disability Retirement Benefit. A Participant whose employment terminates as a result of having become totally and permanently disabled after completing five (5) Years of Service and who satisfies the Trustees as to his Permanent and Total Disability upon certification by a physician selected by the Trustees shall be eligible to receive a Disability Retirement Benefit.

Section IX4.5 Deferred Vested Retirement Benefit. A Participant who is not otherwise entitled to receive a Benefit hereunder but whose employment ceases after he has completed five (5) or more Years of Credited Service shall have a non-forfeitable right to receive a Deferred Vested Retirement Benefit.

Section IX4.6 Nonvested Retirement Benefit. A Participant who is not otherwise entitled to receive a Benefit hereunder and whose employment ceases prior to completing five (5) Years of Credited Service shall be entitled to his Accumulated Contributions. The benefit attributable to Employer contributions shall be forfeited upon termination of employment.

The amount and payment of retirement benefits of Participants covered by this Appendix IX shall be determined in accordance with Sections IX5.1 through IX5.11, immediately following:

Appendix IX– Mid-Atlantic Plan Participants

Section IX5.1 Normal Retirement Benefit. A Participant who is eligible for a Normal Retirement Benefit in accordance with Section IX4.1 shall receive a monthly benefit equal to 2.5% multiplied by the Participant’s Average Compensation multiplied by his Years of Credited Service.

In no event shall a Participant’s Accrued Benefit exceed 75% of Annual Average Compensation.

Normal Retirement Benefit payments shall commence on the Normal Retirement Date and shall be paid monthly for life unless a Qualified Joint and Survivor Annuity is in effect.

Section IX5.2 Late Retirement Benefit. A Participant who is eligible for a Late Retirement Benefit in accordance with Section IX4.2 shall receive a monthly benefit equal to the Accrued Benefit.

Late Retirement Benefit payments shall commence on the first day of the month coincident with or next following his Late Retirement Date and shall be paid monthly for life unless a Qualified Joint and Survivor Annuity is in effect.

Section IX5.3 Early Retirement Benefit. A Participant who is eligible for an Early Retirement Benefit in accordance with Section IX4.3 shall receive a monthly benefit equal to the Accrued Benefit.

Early Retirement Benefit payments shall commence on the Normal Retirement Date and shall be paid monthly for life unless a Qualified Joint and Survivor Annuity is in effect.

In lieu of the Early Retirement Benefit payments commencing on the Normal Retirement Date, such payments may commence on the first day of any month following early retirement and prior to the Normal Retirement Date in an amount equal to the Early Retirement Benefit that would otherwise be paid commencing on the Normal Retirement Date reduced by 2% for each year and fractions thereof by which the Annuity Starting Date of the Early Retirement Benefit precedes such Participant’s Normal Retirement Date and shall be paid monthly for life unless a Qualified Joint and Survivor Annuity is in effect.

Section IX5.4 Disability Retirement Benefit. A Participant who is eligible for a Disability Retirement Benefit in accordance with Section IX4.4 shall receive a monthly benefit equal to the Accrued Benefit.

Such Disability Retirement Benefit shall be paid monthly for life unless a Qualified Joint and Survivor Annuity is in effect.

Section IX5.5 Deferred Vested Retirement Benefit. A Participant who is eligible for a Deferred Vested Retirement Benefit in accordance with Section IX4.5 shall receive a monthly benefit equal to the Accrued Benefit. Benefit payments shall commence on the Normal Retirement Date and shall be paid monthly for life unless a Qualified Joint and Survivor Annuity is in effect.

In lieu thereof, a Deferred Vested Participant who satisfies the Years of Service requirement for Early Retirement but who terminated employment with the Employer before the attainment of age 55 may upon the attainment of age 55 elect to receive his monthly Retirement Benefit

Appendix IX– Mid-Atlantic Plan Participants

commencing on the first day of any month following the attainment of age 55 and prior to his Normal Retirement Date reduced by 6% for each year and fractions thereof by which the Annuity Starting Date precedes such Participant’s Normal Retirement Date.

Section IX5.6 Nonvested Retirement Benefit. A Participant who is eligible for a Nonvested Retirement Benefit in accordance with Section IX4.6 shall receive a monthly benefit equal to the Accrued Benefit attributable to his Accumulated Contributions as determined pursuant to Section IX5.8 if he has not elected to receive his Accumulated Contributions in a lump sum payment pursuant to Section IX5.8.

Such Nonvested Retirement Benefit shall be paid monthly for life unless a Qualified Joint and Survivor Annuity is in effect.

Section IX5.7 Cash-out of Accrued Benefit and Retirement Benefit. The Mid-Atlantic Plan shall make a lump sum distribution of the Actuarial Equivalent of the Vested Accrued Benefit derived from Employer and/or Employee Contributions of a terminated or retired Participant, provided that the amount of such lump sum distribution is not in excess of $5,000 at the time of distribution. Such distribution may be made only on account of termination of participation in the Mid-Atlantic Plan. The Mid-Atlantic Plan may make immediate distribution of such benefit to a Participant without such Participant’s consent. No distribution may be made under this section after the Annuity Starting Date. This Section is deleted effective as of March 28, 2005.

Section IX5.8 Withdrawal of Employee Contributions. A Participant whose employment relationship with the Employer has terminated may elect to receive a lump sum payment of his Accumulated Contributions. In such case, the benefit to which he would be entitled under this Section shall be reduced by the accrued benefit attributable to his Accumulated Contributions. The accrued benefit attributable to his Accumulated Contributions as of any applicable date is the amount equal to his Accumulated Contributions expressed as an annual benefit commencing at Normal Retirement Age, using an interest rate which would be used under the Mid-Atlantic Plan under Code Section 417(e)(3) (as of the determination date). The Accumulated Contributions shall be the total of:

(a)	Participant’s Employee contributions;

(b)	interest (if any) on such contributions, computed at the rate as follows for Plan Years prior to January 1976:

1965 – 1971	2% per annum, compounded annually
1971 – 1975	4% per annum, compounded annually

(c)

interest on the sum of (a) and (b) above compounded annually at the rate of 5 percent per annum from the beginning of the Plan Year to which Code Section 411(a)(2) applies (January 1, 1976) or the date the Participant began participation in the Mid-Atlantic Plan, whichever is later, to December 31, 1987 or the date on which the Participant would attain Normal Retirement Age, if earlier; and

Appendix IX– Mid-Atlantic Plan Participants

(d)	interest on the sum of (a), (b) and (c) above compounded annually:

(i)

at the rate of 120 percent of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from January 1, 1988 or the date the Participant began participation in the Mid-Atlantic Plan, whichever is later, and ending with the date on which the determination is being made, and

(ii)

at the interest rate used under the Mid-Atlantic Plan pursuant to Code Section 417(e)(3) (as of the determination date) for the period beginning with the determination date and ending on the date on which the Participant would attain Normal Retirement Age.

Withdrawal of Accumulated Contributions under this Section IX5.8 shall be made subject to the procedures in Section Eight of the Base Plan.

Section IX5.9 Reemployment of Former Participant. If a former Participant again becomes a Participant, such renewed participation shall not result in duplication of benefits. Accordingly, if he has received or was deemed to have received a distribution of a Vested Accrued Benefit under the Mid-Atlantic Plan by reason of prior participation (and such distribution has not been repaid to the Mid-Atlantic Plan with interest within a period of the earlier of 5 years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of 5 consecutive one-year Breaks in Service commencing after the distribution), his Normal Retirement Benefit and Accrued Benefit shall be reduced by the Actuarial Equivalent (at the date of distribution) of the present value of the Accrued Benefit as of the date of distribution. Any repayment by a Participant shall be equal to the total of:

(a)	the amount of the distribution,

(b)

interest on such distribution compounded annually at the rate of 5 percent per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

(c)

interest on the sum of (a) and (b) above compounded annually at the rate of 120 percent of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

Section IX5.10 Withdrawal of Voluntary Contributions. At Normal Retirement Date, or such other date when a Participant shall be entitled to receive benefits, the Voluntary Contribution Account shall be used to provide an additional benefit to the Participant. A Participant may elect to receive a lump sum payment of his Voluntary Contribution Account in accordance with the election procedures in Section Eight of the Base Plan. Should the Participant die before he is entitled to receive payment of his Voluntary Contribution Account, his Beneficiary may elect to receive a lump sum payment of the Account.

Appendix IX– Mid-Atlantic Plan Participants

Section IX5.11 Additional Lump Sum Benefit at Retirement. A Participant who retires from active employment under Section IX4.1, IX4.2 or IX4.3 on or after January 1, 1999 shall receive at retirement an additional lump sum benefit equal to $1,000 for each Year of Credited Service earned after January 1, 1998.

The following provisions apply to Participants covered by this Appendix and supersede the provisions in Section Four of the Base Plan with respect to such Participants, to the extent these provisions are inconsistent with those provisions.

Section IX6.1 Qualified Joint and Survivor Annuity. In addition to Section 7.1(e) of the Base Plan, the following provisions shall apply:

(a)

If a Participant is married on his Annuity Starting Date, his benefit shall be paid in the form of a Qualified Joint and Survivor Annuity. Under the Qualified Joint and Survivor Annuity, the Retirement Benefit payable to the retired Participant shall be reduced by 15% and shall be paid to the retired Participant for his lifetime; and at his death, his Eligible Surviving Spouse shall be entitled to 50% of such reduced Retirement Benefit. However, for each year the retired Participant’s birthday exceeds his Eligible Surviving Spouse’s birthday by 5 years, the Benefit payable to his Surviving Spouse shall be multiplied by a percentage equal to (i) 100% minus (ii) 1⁄2% for each year his birthday exceeds his Eligible Surviving Spouse’s by 5 years. The survivor annuity shall commence on the first day of the month following the date of the retired Participant’s death and shall continue during the lifetime of the Eligible Surviving Spouse.

(b)

A married Participant may elect not to take the Qualified Joint and Survivor Annuity during an election period which shall be the 90 day period ending on his Annuity Starting Date. Any election to waive the Qualified Joint and Survivor Annuity must be made by the Participant, in writing during the election period and be consented to by the Participant’s Eligible Surviving Spouse. Such election shall designate a Beneficiary (or a form of benefit) that may not be changed without spousal consent (unless the consent of the Spouse expressly permits designation by the Participant without the requirements of further consent by the Spouse). Such Spouse’s consent shall be irrevocable and must acknowledge the effect of such election and be witnessed by a Plan representative or a notary public. Such consent shall not be required it if is established to the satisfaction of the Trustees that the required consent cannot be obtained because there is no Spouse, the Spouse cannot be located, or other circumstances that may be prescribed by Treasury regulations. The election made by the Participant and consented to by his Spouse may be revoked by the Participant in writing without the consent of the Spouse at any time during the election period. The number of revocations shall not be limited. Any new election must comply with the requirements of this Section IX6.1. A former spouse’s waiver shall not be binding on a new spouse.

Appendix IX– Mid-Atlantic Plan Participants

(c)

With regard to the election, the Trustees shall provide the Participant, no less than 30 days and no more than 90 days before the Annuity Starting Date (and consistent with Treasury regulations), a written explanation of:

(i)	the terms and conditions of the Qualified Joint and Survivor Annuity;

(ii)	the Participant’s right to make an election to waive the Qualified Joint and Survivor Annuity;

(iii)	the right of the Participant’s Spouse to consent to any election to waive the Qualified Joint and Survivor Annuity;

(iv)	the right of the Participant to revoke such election, and the effect of such revocation; and

(v)	the relative values of the various optional forms of benefit under the Plan.

Notwithstanding the foregoing, however, a Participant (or his spouse, if applicable) may commence distribution earlier than the expiration of the 90 day period described above, if the applicable election period to waive the Qualified Joint and Survivor Annuity shall not end before the 30th day after the date of which such explanation is provided. Moreover, a Participant may elect (with any applicable spousal consent) to waive the requirement that the written explanation be provided at least 30 days before the Annuity Starting Date if the distribution commences more than 7 days after such explanation is provided. For notices given in plan years beginning after December 31, 2006, such notification shall also include a description of how much larger benefits will be if the commencement of distributions is deferred.

(d)

“Eligible Surviving Spouse” means the Spouse of a Participant who was legally married to such Participant throughout the one year period ending on the earlier of the Participant’s Annuity Starting Date or the date of death of the Participant. However, if a Participant marries within one year before the Annuity Starting Date and the Participant and the Participant’s Spouse have been married for at least a one year period ending on or before the date of the Participant’s death, the Spouse shall be treated as an Eligible Surviving Spouse as of the Annuity Starting Date.

(e)

An official marriage certificate and birth certificate of the Participant and his Spouse and/or other documentation must be submitted to the Trustees showing evidence of the legal marriage and ages of the Participant and his Spouse.

(f)	Upon the death of a Participant who has no Eligible Surviving Spouse, no Qualified Joint and Survivor Annuity shall be payable under this Section IX6.1.

(g)	If a Participant’s Spouse dies before the Participant’s Annuity Starting Date, his election of the Qualified Joint and Survivor Annuity shall automatically be revoked.

Appendix IX– Mid-Atlantic Plan Participants

Section IX6.2 Single Life Annuity. If a Participant is not married on his Annuity Starting Date, or if he elected not to provide the Qualified Joint and Survivor Annuity for his Spouse, in accordance with Section IX6.1(b), he shall receive his monthly benefit in the form of a Single Life Annuity, payable for his life and terminating upon his death.

Section IX6.3 Pre-Retirement Death Benefit.

(a)

A married Participant or married former Participant who is entitled to a Vested Accrued Benefit and who dies prior to Retirement shall be deemed automatically to have elected a Pre-Retirement Surviving Spouse Annuity. If the Participant dies after attaining the earliest retirement age, such Pre-Retirement Surviving Spouse Annuity shall provide a lifetime monthly pension benefit for the Participant’s Eligible Surviving Spouse as defined in Section IX6.1(d) equal to the amount the Spouse would have been entitled to receive under the Qualified Joint and Survivor Annuity if the Participant had retired on the day immediately preceding his death and shall commence on the first day of the month coincident with or next following his date of death.

If the Participant dies prior to attaining the earliest retirement age, his Eligible Surviving Spouse shall be entitled to a lifetime monthly benefit equal to the amount that would have been payable under the Qualified Joint and Survivor Annuity if the Participant had terminated employment on the day of his death, survived to his earliest retirement age, retired with an immediate Qualified Joint and Survivor Annuity and died on the day on which such Participant would have attained his earliest retirement age. Such Pre-Retirement Surviving Spouse Annuity shall commence on the first day of the month in which the Participant would have attained his earliest retirement age unless the Surviving Spouse elects a later date, Benefits commencing after the earliest retirement age will be the Actuarial Equivalent of the benefit to which the Eligible Surviving Spouse would have been entitled if benefits had commenced at the earliest retirement age.

The earliest retirement age, as used in this Section IX6.3, shall be defined as the earliest age at which a Participant could separate from service and immediately receive a Retirement Benefit.

(b)

If the Actuarial Equivalent of the Pre-Retirement Surviving Spouse Annuity is $5,000 or less, the Trustees shall direct the immediate distribution of such amount to the Participant’s Eligible Surviving Spouse. No distribution may be made under this preceding sentence after the Annuity Starting Date unless the Spouse consents in writing. If the value of the Actuarial Equivalent is in excess of $5,000, payment may not be made without the consent of the Participant’s Eligible Surviving Spouse, with such consent obtained in the manner described in Section IX6.1(b).

(c)

In the event the Participant is not married as of the date of death, or if he is married, but dies before attaining eligibility for a vested benefit, his designated Beneficiary shall be entitled to receive a lump sum death benefit equal to his

Appendix IX– Mid-Atlantic Plan Participants

Accumulated Contributions and Voluntary Contribution Account. The designated Beneficiary of a married Participant shall be the spouse, unless such spouse consents in writing to an alternate designation and the terms of such consent acknowledge the effect of such alternate designation and the consent is witnessed by a representative of the Plan or by a notary public. If a Beneficiary has not been designated, the amount shall be paid to (i) the surviving spouse, or (ii) if none, then to the surviving children in equal shares, or (iii) if none, to his estate.

(d)

In addition to the Pre-Retirement Death Benefit described in Section IX6.3(a) and (c), an active Participant who dies on or after January 1, 1999 shall be entitled to an additional lump sum death benefit equal to 100% of his annual salary in effect as of the date of his death, up to a maximum of $35,000.

Appendix IX– Mid-Atlantic Plan Participants

Appendix X – California Plan Participants

CLOSED GROUP – December 31, 2002

The provisions of this Appendix X apply to (i) participants in the Staff Retirement Plan of the California Joint Board Amalgamated Clothing and Textile Workers Union, (the “California Plan”) prior to December 31, 2001 and to (ii) employees hired prior to December 31, 2001 who would have been eligible to join the California Plan in the future under the terms of the California Plan as in effect on December 31, 2001. Employees of the Employer hired during 2002 shall be covered under Appendix I (ACTWU), Employees of the Employer hired after 2002 shall be covered under the Base Plan provisions. The California Plan was merged into the Plan on December 31, 2001 and all participants in the California Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix X, the terms of this Appendix X will control with respect to Participants covered by this Appendix X. References in this Appendix to the California Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix X, it is intended that the Plan and this Appendix X be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the California Plan as of December 31, 2001 shall not be decreased as a result of the merger of the California Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to December 31, 2001.

The following definitions shall apply for purposes of this Appendix X:

“Accumulated Contributions” shall mean the aggregate of a Participant’s contributions, as made in accordance with Section X6.1, together with Credited Interest.

“Amalgamated” means Amalgamated Clothing and Textile Workers Union.

“Amalgamated Affiliate” means a local union or joint board affiliated with Amalgamated, The Amalgamated Bank of New York, The Amalgamated Life Insurance Company, Inc., The Amalgamated Insurance Fund, or any other fund which is created or exists for the benefit of Amalgamated Clothing and Textile Workers Union, its members or any corporation the majority of stock of which is held by or for the benefit of Amalgamated Clothing and Textile Workers Union, its members or a local union or joint board affiliated with Amalgamated. Amalgamated Affiliate shall also mean any other entity which is related to the Employer as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code, any organization which is part of an affiliated service group in accordance with Section 414(m) of the Code, or any entity required to be aggregated with the Employer in accordance with Section 414(o) of the Code and the regulations there under.

Appendix X – California Plan Participants

“Average Salary” shall mean the average Salary rate received by a Participant during the two-year period immediately preceding the date upon which he/she becomes an Annuitant or during the ten-year period immediately preceding such date, whichever average amount is the greater.

“California Plan” means the Staff Retirement California Plan of the California Joint Board Amalgamated Clothing and Textile Workers Union, as amended from time to time. “Prior California Plan” means the Staff Retirement Plan of the California Joint Board which was in effect on December 31, 1975.

“Credited Interest” means interest computed at such rate per annum on the Accumulated Contributions, compounded annually, as the Trustees may determine from time to time, and as specified in Exhibit I of the Base Plan as in effect on the appropriate date.

“Employer” means the California Joint Board Amalgamated Clothing and Textile Workers Union.

“Old Law Accumulated Contributions” shall mean the same as Accumulated Contributions except that Credited Interest shall be 5% per year, compounded annually, for 1988 and later.

“Salary” with respect to any Participant means basic compensation paid by the Employer for a calendar year. Amounts contributed under this California Plan and any nontaxable fringe benefits provided by the Employer shall not be considered as Salary. In addition, Salary shall not include salary reduction contributions made on behalf of the Participant to a Code Section 401(k), 125, 401(h) or 403(b) plan maintained by the Employer. Effective January 1, 2011, Salary shall not include severance pay.

“Union” means the Joint Board and/or participating Locals of the California Joint Board.

Service of Participants covered by this Appendix X shall be determined in accordance with Sections X3.1 through X3.5, immediately following:

X3.1	In accordance with this Section X3.1, a Participant’s period of Service for vesting shall be the sum of (a) and (b) as follows:

(a)	A Participant’s vesting in benefits under the California Plan prior to January 1, 1989 shall be determined in accordance with the terms of the California Plan prior to January 1, 1989.

(b)	On or after January 1, 1989, a Participant’s vesting in benefits shall be determined by his/her period of Service.

Service means the aggregate of all periods of an Eligible Employee’s employment from his/her date of hire with the Employer or an Amalgamated Affiliate, whether or not consecutive, and counting as a complete month any month in which an Eligible Employee is paid, or entitled to payment, for the performance of duties. Service shall also include (i) a period of up to 12 months of absence from employment for any reason other than because of resignation, retirement, death or discharge, (ii) the period from the date the Employee resigns, retires or is discharged to the date of his/her reemployment, if

Appendix X – California Plan Participants

he/she returns to employment with the Employer or any member of such Employer’s Group within 12 months of such resignation, retirement or discharge, and (iii) in the case of an Employee who is absent from employment by reason of a maternity or paternity absence beyond the first anniversary of the date such absence began, the period that is the earlier of (a) the second anniversary of the beginning of such absence or (b) the date such maternity or paternity absence ceased.

A Year of Service is each 12 month period of Service.

Any period of Service for which a Participant voluntarily declines to make required contributions while a Participant in the California Plan shall be disregarded for the purpose of determining a Year of Service. Years of Service, however, with any member of an Amalgamated Affiliate shall be recognized for purposes of vesting in benefits.

Years of Service may be disregarded upon application of Section X3.3.

X3.2

The amount of the benefit payable to or on behalf of a Participant shall be determined on the basis of his/her Credited Service. Credited Service shall mean a Participant’s period of employment with the Employer from his/her date of hire. A person’s period of employment shall be computed in years and months, with each calendar month in which the Participant is credited with at least one Hour of Service counting as one-twelfth of a year.

Any period of service for which a Participant does not make required contributions shall be disregarded for purposes of determining Credited Service. An individual who was a Staff Member of the Union prior to January 1, 1968 shall be given credit for all such years of Credited Service, notwithstanding the preceding sentence.

Periods of Credited Service may be disregarded upon application of Section X3.3.

X3.3

For a former Participant who previously satisfied the requirements for vested benefits, and who again is employed, his/her pre-break Service and Credited Service shall be restored as of his/her reemployment date in determining his/her rights and benefits under the California Plan. A former Participant who previously received any distribution of his/her benefits under the California Plan shall be permitted to repay such distribution upon rehire to the extent permitted by law.

For a former Participant who, at the time of a Break in Service, as defined in Section X3.4, had not fulfilled the requirements for vested benefits, and who again is employed, years of Service and Credited Service before the Break in Service shall be restored as of his/her reemployment date if the number of consecutive one year Breaks in Service was less than the greater of: (i) five, or (ii) the aggregate number of years of Service before the Break in Service.

X3.4

Break in Service means a period of at least 12 consecutive months beginning on the Eligible Employee’s Severance Date during which the Eligible Employee did not perform any duties for the Employer. Severance Date means the earlier of: (i) the date of the Eligible Employee’s quit, discharge or retirement, or (ii) the first anniversary of the first

Appendix X – California Plan Participants

day of absence from employment for any reason other than quit, discharge or retirement. Solely for purposes of determining whether a Break in Service has occurred, effective for Plan Years beginning on or after January 1, 1985, the Severance Date of an Eligible Employee who is absent from employment beyond such first anniversary date by reason of a maternity or paternity absence described in the next sentence is the second anniversary of the first day of such absence. A maternity or paternity absence means an absence by reason of the pregnancy of the Eligible Employee, the birth of a child of the Eligible Employee, the placement of the child with the Eligible Employee in connection with the adoption of the child by the Eligible Employee, or for purposes of caring for the child for a period beginning immediately after such birth or placement.

A Participant shall not incur a Break in Service because of an absence from work that is approved or authorized by the Employer as a leave of absence. A leave of absence shall mean an Eligible Employee’s absence from employment with the Employer by reason of service in the armed forces of the United States, jury duty, sick or disability leave, or any other approved absence under uniform rules uniformly applied, provided that the Eligible Employee returns to the employment of the Employer on or before the expiration of his/her leave or while his/her reemployment rights are protected by applicable federal law.

X3.5

If a Participant receiving or entitled to receive benefits under the California Plan is reemployed by the Employer, any benefit payments then being made to him/her shall be suspended during the period of such reemployment for each calendar month prior to age 70 1⁄2 (or the date specified in accordance with Section 401(a)(9) of the Code, if later) in which he/she works more than 83 hours. Participants who are reemployed for 83 hours or fewer per month shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who work 83 hours or fewer per month. On the Participant’s subsequent termination of employment, the amount of his/her benefit shall be redetermined in accordance with the provisions of the California Plan as then in effect. For such purpose, his/her Credited Service as of the date of his/her original termination shall be added to the Credited Service, if any, earned during the period of reemployment The amount of benefit payable on his/her subsequent termination of employment shall be reduced by an amount which is the Actuarial Equivalent of any benefits previously paid to him/her under the California Plan. Notwithstanding the foregoing, in no event shall the amount of benefit payable to a Participant on his/her subsequent termination of employment be less than the amount of benefit (under the same form of payment) which he/she was receiving, or entitled to receive, as of the date preceding his/her reemployment.

Suspension of benefits shall be made in accordance with Department of Labor Regulation Section 2530.203-3 with regard to: (1) notifying a Participant that his/her benefits are suspended, (2) responding to a Participant’s request for a specific determination as to whether his/her employment will result in a suspension of benefits, (3) resumption of payments, and (4) permissible offsets to resumed benefits in the case of benefits previously paid when such benefits should have been suspended.

Appendix X – California Plan Participants

For purposes of suspending benefits, a Participant who continues his/her employment with the Employer beyond his/her Normal Retirement Date shall be subject to the notification requirements in this Section X3.5 and shall not be eligible to receive benefits unless he/she works 83 hours or less in a calendar month. Participants who continue employment with the Employer beyond his/her Normal Retirement Date for 83 hours or fewer per month (which is deemed to be the equivalent of less than 12 days per month) shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who work 83 hours or fewer per month.

The following special provisions regarding eligibility for retirement apply to Participants subject to the terms of this Appendix, in lieu of the provisions of the Base Plan document dealing with the same matters.

X4.1

Each Participant who retires from employment on or after his Normal Retirement Date shall receive a Regular Benefit as determined in Section X5.1. Each Participant, upon attainment of his Normal Retirement Age shall have a nonforfeitable right in his Accrued Benefit.

X4.2

Each Participant may elect to retire from employment as a Staff Member prior to his Normal Retirement Date if he has attained the age of 60 and completed 10 Years of Service. In the event of retirement pursuant to this Section X4.2, a Participant shall receive a benefit determined in accordance with Section X5.2.

X4.3

If a Participant continues his employment beyond the Participant’s Normal Retirement Date, the Participant shall be able to retire at any time thereafter and shall be eligible for a Late Retirement Benefit in accordance with Section X5.3.

X4.4

A Participant who has completed at least 10 Years of Service, at any age and who suffers a physical or mental disability while he is employed by the Employer which, in the opinion of the Social Security Administration, is permanent and prevents him from performing his duties shall be retired on the first day of the month that the Social Security Administration starts making payment to the Participant on the basis of total and permanent disability and thereupon continue to receive a benefit determined in accordance with the provisions of Section X5.1.

The amount of the regular annuities of Participants covered by the terms of this Appendix shall be determined in accordance with the following Sections X5.1 through X5.6.

X5.1

The annual amount of Regular Annuity subject to the provisions of Section X5.3, payable to a Participant retiring in accordance with Section X4.1 or 4.4 and commencing at retirement, shall be equal to 2.5% of his/her Average Salary multiplied by his/her Credited Service. In no event may the amount exceed 75% of such Participant’s Average Salary.

Appendix X – California Plan Participants

X5.2

Section X5.1 notwithstanding, in no event shall the annual Regular Annuity be less than the Actuarial Equivalent of the Participant’s Accumulated Contributions (assuming they are left in the California Plan).

X5.3

If a Participant retires under Section X4.2 of the California Plan, the amount of Regular Benefit to which he/she is entitled, commencing at his/her Normal Retirement Date, is determined pursuant to the formula in Section X5.1.

At the Participant’s request a benefit may become payable on any date between his/her retirement date and his/her Normal Retirement Date. Such reduced benefit shall be the Regular benefit determined pursuant to Section X5.1 multiplied by a percentage equal to (a) 100% minus (b) .5% multiplied by the number of months that the benefit commencement precedes his/her Normal Retirement Date.

X5.4

Section X5.3 notwithstanding, in no event shall the annual Regular Annuity be less than the Actuarial Equivalent of the Participant’s Accumulated Contributions (assuming they are left in the California Plan).

X5.5

If a Participant’s employment with the Employer continues after his/her Normal Retirement Date, the amount of his/her Accrued Benefit shall be the benefit determined in accordance with Section X5.1 on the basis of his/her Credited Service and his/her Average Salary as of his/her date of termination of employment. Any payments received from the Plan or the California Plan by an active Participant shall offset on an Actuarial Equivalent basis the benefit determined under this Section X5.3, such benefit to be redetermined at periodic intervals to reflect additional accruals due to active participation; however, in no event shall a Participant’s redetermined benefit be less than the benefit which he/she was receiving immediately prior to the redetermination.

X5.6

If any person entitled to benefits under this California Plan shall be entitled to benefits under any benefit plan of any Amalgamated Affiliate by reason of the Union’s contribution to that plan on behalf of the Participant, and that plan does not provide for a deduction of benefits payable under this California Plan, the benefits under this California Plan, which are not attributable to Employee contributions, shall be reduced to the extent that an Employee does not receive a combined benefit that would exceed the benefits permitted under this California Plan.

The following special provisions set forth in Sections X6.1 and X6.2 relate to Employee contributions apply to Participants covered by the terms of this Appendix.

X6.1	(a)	A Participant shall make contributions to the Fund in an amount equal to 6.0% of his/her Salary. Each such Participant shall authorize the Union to deduct from his/her Salary the percentage thereof so payable and to pay the same to the Fund. Prior to October 30, 1983, the failure of a Participant to authorize the deduction in writing shall be deemed a waiver of participation.

(b)	An Accumulated Contributions Account shall be maintained for each Participant and shall be credited with his/her aggregate contribution together with Credited Interest.

Appendix X – California Plan Participants

(c)

A Participant’s Accrued Benefit derived from his/her Accumulated Contributions shall be determined by converting, on an Actuarial Equivalent basis, the balance in his/her Accumulated Contributions Account as of the date of distribution or his/her Accumulated Contributions Account (or his/her Annuity Starting Date, if earlier) into a life annuity benefit at his/her Normal Retirement Date (or as of his/her Annuity Starting Date, if later). The Participant’s Accrued Benefit derived from Employer contributions shall be the excess, if any, of his/her Accrued Benefit over his/her Accrued Benefit derived from his/her Accumulated Contributions.

6.2

Contributions by a Participant shall be made as long as such Participant remains in active employment as an Eligible Employee. The above notwithstanding, effective January 1, 2007, employee contributions are neither required nor permitted.

The following special provisions relating to deferred vested benefits are applicable to Participants covered by the terms of this Appendix and are set forth in Sections X7.1 through X7.4.

X7.1

If a Participant’s employment relationship with the Union terminates for any reason such that he/she ceases to be a Participant in the California Plan, before he/she is eligible for normal retirement or early retirement in accordance with Sections X4.1 or X4.2 and before he/she has completed five Years of Service, as determined in accordance with Section X3.1, he/she shall be entitled to his/her Accumulated Contributions, if any, payable as otherwise set forth in the Plan or in this Appendix, to commence at age 65 and determined pursuant to the provisions of Section 411(c)(2) of the Internal Revenue Code. Such benefit shall be fully vested and subject to the terms and conditions of Section X7.3.

X7.2

If a Participant’s employment relationship with the Union terminates for any reason such that he/she ceases to be a Participant in the California Plan, before he/she is eligible for normal retirement or early retirement in accordance with Sections X4.1 or X4.2, but after he/she has completed five Years of Service, as determined in accordance with Section X3.1, he/she shall be entitled to an annuity commencing at his/her Normal Retirement Date based on his/her Accrued Benefit determined pursuant to Section X5.1 as of his/her date of termination.

X7.3

A Participant who is entitled to a vested annuity in accordance with Section X7.2 may elect, by filing a written application with the Trustees, to commence receiving a reduced annuity on the first day of any month after he/she has reached the age of 60 provided he/she has at least 10 years of Service. Such reduced annuity shall be the annuity determined pursuant to Section X5.1 multiplied by a percentage equal to 100% minus 6% a year for each full year that the date of commencement precedes Normal Retirement Date.

X7.4

If a Participant receives a lump sum payment of his/her Accumulated Contributions at his/her termination date, pursuant to Section X7.5, then upon a subsequent re-employment date prior to his/her Annuity Starting Date he/she shall be permitted to repay the Accumulated Contributions previously withdrawn with Credited Interest to the date

Appendix X – California Plan Participants

of repayment. Such repayment shall have the effect of restoring the annuity, or portion thereof, previously forfeited because of the previous withdrawal of his/her Accumulated Contributions.

X7.5

A Participant who is entitled to benefits under Section X7.2 may elect to receive a lump sum payment of his/her Accumulated Contributions, referred to hereinafter as a “refund”, in lieu of the Qualified Joint and Survivor Annuity form of benefit. On the date as of which such refund is paid (hereinafter referred to as the “refund date”), the benefit to which he/she would otherwise be entitled under this Appendix shall be reduced by the Actuarial Equivalent of the Participant’s Accumulated Contributions.

The following special provisions shall apply to the Qualified Pre-Retirement Survivor Annuity payable with respect to a Participant covered by this Appendix.

The amount of the Qualified Pre-Retirement Survivor Annuity is:

(1)

If the Participant’s death occurs on or after the date on which the Participant attains age 60, survivor annuity payments shall commence on the Participant’s Normal Retirement Date and shall be made to the Participant’s Surviving Spouse for the then remaining lifetime of the Surviving Spouse. The Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as of the first day of any month after the Participant’s death but prior to his/her Normal Retirement Date, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his/her death, elected to commence receiving his/her benefit in the form of a Qualified Joint and Survivor Annuity, and died on the next day.

(i)

if the Participant meets the requirements of Section X4.2 at date of death then the survivor annuity payment shall equal 42.5% of the amount of pension which would have been payable to the Participant under the provisions of Section X5.2 if the Participant had retired on, the day before death and pension payments had then commenced, multiplied by the percentage in (3) below if the Participant’s age last birthday exceeds his/her Spouse’s age last birthday by more than 5 years.

(ii)

If the Participant does not meet the requirements of Section X4.2 at date of death then the survivor annuity payment shall equal 42.5% of the amount of pension payable to the Participant under the provisions of Section X7.3, assuming pension payments commence at date of death, multiplied by the percentage in (3) below if the Participant’s age last birthday exceeds his/her Spouse’s age last birthday by more than 5 years.

(2)

If the Participant’s death occurs before the Participant attains age 60, survivor annuity payments shall commence on the Participant’s Normal Retirement Date and shall be made to the Surviving Spouse of the Participant for the then remaining lifetime of the Surviving Spouse in an amount equal to 42.5% of the

Appendix X – California Plan Participants

amount of benefit which the Participant had accrued at the date of death in accordance with the formula in Section X5.1 multiplied by the percentage in (3) below if the Participant’s age last birthday exceeds his/her Spouse’s age last birthday by more than 5 years. The Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as of the first day of any month after both the Participant’s death and the date on which he/she would have attained age 60 if he/she had lived, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his/her death, elected to commence receiving his/her benefit under a Qualified Joint and Survivor Annuity, and died on the next day.

(3)	Percentage equals (i) 100% minus (ii) 1⁄2% multiplied by the number of years by which such difference in ages between Participant and Spouse exceeds 5 years.

(4)

Upon the death of the Surviving Spouse, the Participant’s contingent Beneficiary shall be paid a lump sum distribution equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account as of the Annuity Starting Date exceeds the aggregate benefit payments made to the spouse.

In addition to the provisions of Section 7.1 of the Base Plan, which shall continue to apply after January 1, 2015, and Section 7.2(b) of the Base Plan, the following special provisions shall apply to forms of benefit payable at retirement to a Participant covered by this Appendix.

(a)	Life Annuity: The normal form of payment for a single Participant is a benefit payable for his or her lifetime, with no further payments beyond the month of his or her death.

(b)	Qualified Joint and Survivor Annuity. In addition to Section 7.1(e) of the Base Plan, the following provisions shall apply:

(1)

The normal form of payment for a married Participant is a Qualified Joint and Survivor Annuity which shall be 90% times the amount payable as a Life Annuity. This percentage shall be increased by .50% for each whole year (not to exceed 5) by which the Participant is younger than age 62. This percentage shall be decreased by .50% for each whole year (not to exceed 10) by which the Spouse is younger than the Participant increased by .50% for each whole year (not to exceed 10) by which the Spouse is older than the Participant.

(2)

Notwithstanding paragraph (1), no benefit shall be payable to a Participant’s Spouse under this Section unless the Participant and his or her Spouse were legally married throughout the 12-month period ending on the date of the Participant’s death. If the Participant and his or her Spouse were not legally married for at least 12 months before the Annuity Starting Date, the normal form of payment nevertheless shall be a Qualified Joint and Survivor Annuity, however, if the Participant dies

Appendix X – California Plan Participants

within 12 months after the date of his or her marriage, the form of payment shall revert to a Life Annuity and no benefit shah be payable to the Participant’s Spouse.

(3)

An election not to take the Qualified Joint and Survivor Annuity shall be made on an appropriate election form filed with the Trustees no more than 90 days, and not less than 30 days, before the Annuity Starting Date, as specified by the Trustees. Such an election shall be effective only if accompanied by the written consent of the Participant’s Spouse, witnessed by a member of the Trustees or a notary public, acknowledging the effect of the designation and the specific non-spouse beneficiary, including any class of beneficiaries or any contingent beneficiary. Any consent of a Participant’s Spouse shall be valid only with respect to that Spouse and shall be irrevocable as to that Spouse. Any such election may be revoked in writing by the Participant without spousal consent at any time before the Annuity Starting Date. After such election is revoked, another such election may be made at any time before the Annuity Starting Date; however, any new election will require a new spousal consent. Spousal consent shall not be required if it can be established to the satisfaction of the Trustees that the required consent cannot be obtained because there is no spouse, the spouse cannot be located, or there are other circumstances for which regulations do not require such consent.

(4)

Payments under the Qualified Joint and Survivor Annuity shall begin on the Annuity Starting Date and shall end with the payment due as of the first day of the month in which occurs the death of the last person entitled to payments under the annuity.

Notwithstanding any provision of the Plan to the contrary, the Trustees shall specify that the Actuarial Equivalent value of any benefit (derived from both Employer and Employee contributions) payable hereunder be paid in a lump sum, provided that if such Actuarial Equivalent value is in excess of $5,000, payment may not be made without the Participant’s consent prior to age 65 and, if the Participant is married, such payment may not be made without the consent of the Participant’s Spouse. This paragraph is deleted effective as of March 28, 2005.

Any Participant who terminates employment and is not vested shall be deemed to have received a distribution of the present value of his/her vested Accrued Benefit equal to zero.

Appendix X – California Plan Participants

Appendix XI – OCME Plan Participants

CLOSED GROUP – January 1, 2003

The provisions of this Appendix XI apply to participants in the UNITE Office, Clerical and Miscellaneous Employees Retirement Plan, ILGWU Unit (the “OCME Plan”) prior to December 31, 2001. The OCME Plan was merged into the Plan on December 31, 2001 and all participants in the OCME Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix XI, the terms of this Appendix XI will control with respect to Participants covered by this Appendix XI. References in this Appendix to the OCME Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XI, it is intended that the Plan and this Appendix XI be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the OCME Plan as of December 31, 2001 shall not be decreased as a result of the merger of the OCME Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to December 31, 2001.

Section 5.6 of the Base Plan shall not apply to Participants covered under this Appendix and Participants covered under this Appendix may also be covered for some of the same service earned after January 1, 1974 under Appendix VIII (ILGWU Participants). Consequently, in applying the limits of Section 9.1 of the Base Plan, the benefits of a Participant under all other retirement plans sponsored by the Company shall be taken into consideration, except for multiemployer plans.

The following definitions shall apply for purposes of this Appendix XI:

“Employee” means any person employed by the Union prior to January 1, 1974, in an office, clerical or miscellaneous job category covered by any collective bargaining agreement with the Union, whether or not such person is actually covered by such a collective bargaining agreement. The term “Employee” includes a Leased Employee, who otherwise meets the conditions for participation, vesting and/or benefit accrual under the Plan.

“Union” means the International Ladies’ Garment Workers’ Union and any successor union and its local unions, joint boards, district councils, departments, regions and subordinate organizations in the United States of America.

For purposes of this Appendix XI, the following special rule shall apply to participation in the OCME Plan:

Each Employee on the Union payroll as of December 31, 1973 who at that time was not a Participant in the Plan now known as UNITE Staff Retirement Plan, ILGWU Unit and was not covered under any other Union financed retirement program, shall be deemed a Participant of the OCME Plan as of the date she became an Employee or after January 1, 1944, whichever is later. Any person who became an Employee after January 1, 1974 shall not be eligible to become a Participant and is not covered by this OCME Plan.

Appendix XI – OCME Plan Participants

The following rules concerning eligibility for, computation of, and commencement of, both regular pension benefits and disability pension benefits, shall apply to all Participants covered by the terms of this Appendix XI:

Eligibility Requirements

(a)	20 Year Regular Pension Benefit. A Participant shall be eligible for a 20 year Regular Pension Benefit if she meets all of the following requirements as of her Benefit Commencement Date:

(1)	she has attained age 62 while still in the employ of the Union; and

(2)	as of the prior December 31st she has completed and maintained at least 20 Years of Service; and

(3)	as of the prior December 31st she has completed and maintained at least 5 Years of Service during the 7 Plan Years immediately preceding.

(b)	20 Year Disability Pension Benefit. A Participant shall be eligible for a 20 Year Disability Pension Benefit if she meets all of the following requirements as of her Benefit Commencement Date:

(1)	she becomes Totally and Permanently Disabled while still in the employ of the Union; and

(2)	she remains Totally and Permanently Disabled for at least 6 months; and

(3)	as of the prior December 31st she has completed and maintained at least 20 Years of Service; and

(4)	as of the prior December 31st she has completed and maintained at least 5 Years of Service during the 7 Plan Years immediately preceding.

A Retiree receiving a 20 Year Disability Pension Benefit may be required to submit to a physical examination or otherwise establish the continuation of Total and Permanent Disability as often as may be required by the Trustees, but not after the Retiree has reached the age of 65.

Appendix XI – OCME Plan Participants

Benefit Amount

(a)

20 Year Regular Pension Benefit A Participant whose application for a 20 year Regular Pension Benefit has been approved in accordance with the provisions of this Appendix XI shall be entitled to receive the following monthly pension benefit based upon the age she attained as of her Benefit Commencement Date:

(1)	at age 65 or older	$100.00 per month

	at age 64 but before age 65	93.00 per month

	at age 63 but before age 64	86.00 per month

	at age 62 but before age 63	80.00 per month

(2)	For Retirees not receiving benefits from the UNITE Staff Retirement Plan, ILGWU Unit, the following monthly benefit schedule shall apply effective as of July 1, 1980:

at age 65 or older	$112.50 per month

at age 64 but before age 65	105.00 per month

at age 63 but before age 64	97.50 per month

at age 62 but before age 63	90.00 per month

(3)

The provisions of paragraph (1) above shall not apply to Participants who are Employees of the St. Louis Joint Board or its successors, or the Central States Regional Office, if such Participants are covered by a collective bargaining agreement with the Office and Professional Employees International Union. Such Participants shall receive a benefit of $60.00 per month at age 65 and older, which amount shall be actuarially reduced for early retirement at or after Early Retirement Age but before age 65.

(b)

20 Year Disability Pension Benefit A Participant whose application for a 20 Year Disability Pension Benefit has been approved in accordance with the provisions of this Appendix XI shall be entitled to receive the following monthly benefit:

(1)	at any age, $100 per month.

(2)	for those disability Retirees not receiving benefits from the UNITE Staff Retirement Plan, ILGWU Unit, the monthly benefit shall be $112.50 per month.

(3)

the provisions of paragraph (1) above shall not apply to Participants who are Employees of the St. Louis Joint Board or its successors, of the Central States Regional Office, if such Participants are covered by a Collective

Appendix XI – OCME Plan Participants

Bargaining Agreement with the Office and Professional Employees International Union. Such Participants shall receive a benefit of $60.00 per month.

(c)

The benefit amounts listed above are subject to reduction if the Qualified Joint and Survivor Annuity is elected or not rejected. Also, the benefits payable under this Appendix, when combined with the benefits payable under Appendix VIII (ILGWU Participants) to Participants covered under both Appendices, shall not exceed the benefit calculated under Appendix VIII, aggregating all service for this purpose.

Benefit Commencement Date.

(a)

The Benefit Commencement Date for a Participant eligible for a 20 Year Regular Pension Benefit shall be the first day of any month following her 62nd birthday (or on the 62nd birthday itself, if that is the first day of the month) provided she files an application therefore in such form as the Trustees may prescribe, and stops working for the Union by such Benefit Commencement Date.

(b)

The Benefit Commencement Date for a Participant eligible for a 20 Year Disability Pension Benefit shall be the first day of the month following the date she becomes eligible for such pension benefit provided an application is filed therefore by or on behalf of such Participant in such form as may be prescribed by the Trustees.

The following rules concerning eligibility for, computation of, and commencement of, deferred vested pension benefits, shall apply to all Participants covered by the terms of this Appendix XI:

Eligibility Requirements. Effective January 1, 1976, a Participant shall be eligible for a vested pension benefit if she meets all of the following requirements as of the December 31st prior to her Benefit Commencement Date:

(a)	she has attained age 62; and

(b)	she has completed and maintained at least 10 (5, effective January 1, 1997) Years of Service; and

(c)	she has completed and maintained at least 3 Years of Service after December 31, 1970.

Deferred Benefit. A Participant who terminates her employment with the Union after she has satisfied the service requirements listed above but before she has satisfied the age requirement, shall have a deferred right to a vested pension benefit.

Appendix XI – OCME Plan Participants

Benefit Amount

(a)

A Participant whose application for a vested pension benefit has been approved in accordance with the provisions of this Appendix shall be entitled to receive the following monthly benefit based upon the age she has attained as of the December 31st prior to her Benefit Commencement Date:

(1)	At age 65 or older	$3.00 times the number of her Years of Service up to a maximum of $100.00

	At age 64 but before age 65	$2.80 times the number of her Years of Service up to a maximum of $93.00

	At age 63 but before age 64	$2.60 times the number of Years of Service up to a maximum of $86.00

	At age 62 but before age 63	$2.40 times the number of Years of Service up to a maximum of $80.00

(2)	For those vested Retirees not receiving a benefit from the UNITE Staff Retirement Plan, ILGWU Unit, the following monthly pension benefit schedule shall apply effective as of July 1, 1980:

At age 65 or older	$3.38 times the number of her Years of Service up to a maximum of $112.50

At age 64 but before age 65	$3.15 times the number of her Years of Service up to a maximum of $105.00

At age 63 but before age 64	$2.93 times the number of Years of Service up to a maximum of $97.50

At age 62 but before age 63	$2.70 times the number of Years of Service up to a maximum of $90.00

(3)

The benefit amounts contained in paragraph (1) above shall not apply to Participants who are Employees of the St. Louis Joint Board or its successors, or the Central States Regional Office, if such Participants are covered by a collective bargaining agreement with the Office and Professional Employees International Union. Such a Participant shall be entitled to receive the following monthly benefit based on the age she has attained as for the December 31 prior to her Benefit Commencement Date:

Appendix XI – OCME Plan Participants

At age 65 or older	$1.80 times the number of her Years of Service up to a maximum of $60.00

At age 64 but before age 65	$1.68 times the number of her Years of Service up to a maximum of $56.00

At age 63 but before age 64	$1.56 times the number of Years of Service up to a maximum of $52.00

At age 62 but before age 63	$1.44 times the number of Years of Service up to a maximum of $48.00

(b)

The benefit amounts listed in Section 4.3(a)(1) and (2) are subject to reduction if the Qualified Joint and Survivor Annuity is elected or not rejected. Also, the benefits payable under this Appendix, when combined with the benefits payable under Appendix VIII (ILGWU Participants) to Participants covered under both Appendices, shall not exceed the benefit calculated under Appendix VIII, aggregating all service for this purpose.

Benefit Commencement Date

(a)

The Benefit Commencement Date for Participants eligible for a vested pension benefit shall be the March 1st following the end of any Plan Year in which the Participant satisfied all the requirements for a vested pension or terminated her employment with the Union, whichever is later, provided she files an application therefore in such form as the Trustees may prescribe. In no event, unless the Participant elects otherwise, shall her Benefit Commencement Date be later than the March 1st following the Plan Year in which she satisfied all the requirements for a vested pension, attained age 65, or terminated her employment with the Union, whichever is later.

(b)

Notwithstanding the provisions of Section (a) above, the Benefit Commencement Date for a Participant whose application for a Vested Pension Benefit has been approved in accordance with the provisions of this Appendix and whose termination of employment with the Union is due to layoff, shall be the first day of the month following her termination of employment with the Union.

In addition to Sections 7.1(e) and 7.2(b) of the Base Plan, the following rules apply to the payment of regular and survivor benefits for Participants covered by this Appendix.

The Qualified Joint and Survivor Annuity provides a life annuity for the Participant plus a life annuity for her surviving Spouse starting in the month after the death of the Participant and is equal to the Actuarial Equivalent of a single-life annuity, which is the optional form of benefit. When a Qualified Joint and Survivor Annuity is in effect, the monthly amount of the Participant’s pension is reduced as provided below from the full amount otherwise payable. The monthly amount to be paid to the surviving Spouse is one-half the monthly amount paid or due to the Participant.

Appendix XI – OCME Plan Participants

These provisions apply only to a Participant who was an Employee after 1975, and to a pension benefit, the effective date of which is on or after January 1, 1976.

After Retirement

(a)

All pension benefits shall be paid in the form of a Qualified Joint and Survivor Annuity, unless the Participant has filed with the Plan a timely written rejection of the Qualified Joint and Survivor Annuity, with the Spouse’s consent. When a Qualified Joint and Survivor Annuity is in effect, the Participant’s surviving Spouse will be eligible for her life annuity benefit the month following the Participant’s death. The Participant will be furnished with an explanation of the relative financial effect the Qualified Joint and Survivor Annuity will have on her pension. For notices given in plan years beginning after December 31, 2006, such notification shall also include a description of how much larger benefits will be if the commencement of distributions is deferred.

(b)

A Participant may reject the Qualified Joint and Survivor Annuity (or revoke a previous rejection) in writing, with the Spouse’s consent, at any time not less than 30 days nor greater than 90 days before the Benefit Commencement Date.

After Separation From Service But Before Retirement

A Participant who separates from the employ of the Union after becoming vested but before her Benefit Commencement Date, shall be entitled to a Qualified Pre-Retirement Survivor Annuity. A Qualified Pre-Retirement Survivor Annuity is a pension which provides for a monthly benefit payment to the surviving Spouse for the Participant’s lifetime in an amount equal to the amount of benefit which the surviving Spouse would have received had the participant retired on the day before she dies with a Qualified Joint and Survivor Annuity being payable to the Participant.

The surviving Spouse may direct the commencement of payments under the Qualified Pre-Retirement Survivor Annuity no later than the month in which the Participant would have attained the earliest retirement age under the Plan.

If a Participant dies before reaching Normal Retirement Age, any Qualified Pre-Retirement Survivor Annuity with respect to that Participant shall be paid starting as of no later than the first day of the month following the day the Participant would have reached Normal Retirement Age.

If a Participant dies on or after Normal Retirement Age, any Qualified Pre-Retirement Survivor Annuity with respect to that Participant shall be paid starting as of the first day of the month following the Participant’s death.

Subject to the provisions of this Appendix and the Plan regarding lump sum settlements, the Qualified Pre-Retirement Survivor Annuity shall be payable to the surviving Spouse as a single-life annuity unless another form of payment has been properly elected.

Appendix XI – OCME Plan Participants

If for any reason payments have not already begun as prescribed in this Subsection, payment of the Qualified Pre-Retirement Survivor Annuity must start no later than December 1 of the calendar year in which the Participant would have reached age 70 1⁄2 or, if later, December 1 of the calendar year following the year of the Participant’s death. If the Trustees confirm the identify and whereabouts of a surviving Spouse who has not applied for benefits by that time, payments to that surviving Spouse in the form of a single-life annuity (subject to the provisions of this Appendix and the Plan regarding lump sum settlements) will begin automatically as of that date.

During Active Service

Unless rejected in writing, with spousal consent, and timely filed with the Retirement Trustees, a Participant who is in the employ of the Union and who has become vested shall be deemed to have elected the Qualified Joint and Survivor Annuity payable to the Participant’s Spouse starting in the month following the Participant’s death, but not before the first Benefit Commencement Date which is applicable to the Participant and occurs after her death.

When a Qualified Joint and Survivor Annuity becomes effective, the amount of the Participant’s monthly pension shall be reduced in accordance with the following factors to be multiplied by the benefit payable under the normal form:

Regular Retirement

93% plus .3% for each year that the Beneficiary’s age is greater than the Employee’s age or minus .3% for each year that the Beneficiary’s age is less than the Employee’s age with a maximum factor of 99%. (For example, Employee is age 65 and Spouse is age 62; factor is 92.1%).

Disability Retirement

79% plus .4% for each year that the Beneficiary’s age is greater than the Employee’s age or minus .4% for each year that the Beneficiary’s age is less than the Employee’s age with a maximum factor of 99%.

A Qualified Joint and Survivor Annuity shall not be effective under the following circumstances:

(a)	The Participant and Spouse were not married to each other when pension benefit payments began.

(b)	The Participant and Spouse were married to each other for less than a year before the Participant died.

(c)	The Spouse died before the Participant’s pension benefit began or before the Participant’s death.

(d)	The Participant and the Spouse were divorced from each other before the Participant’s pension benefit began.

Appendix XI – OCME Plan Participants

The Trustees shall be entitled to rely on a written representation last filed by the Participant before the Benefit Commencement Date of her pension benefit as to whether she is married. This reliance shall include the right to deny benefits to a person claiming to be the Spouse of a Participant in contradiction to the aforementioned representation of the Participant.

Lump Sum Settlement

The Trustees may provide for payment of an appropriate lump sum on termination of participation in the OCME Plan in full settlement of any vested pension benefit or annuity payable to a Participant, Retiree or Beneficiary if the Actuarial Equivalent of such Accrued Benefit does not exceed $5,000, and, with the consent of the Retiree or Beneficiary, in such greater amounts as may be determined by the Trustees and permitted by law. The amount of the lump sum payment shall be determined using the Applicable Interest Rate and the Applicable Mortality Table. In no event, however, will a lump sum payment be made before the Participant’s Benefit Commencement Date. This paragraph is deleted effective as of March 28, 2005.

Notwithstanding the preceding paragraph or any provision of this Appendix or the Plan to the contrary, upon termination of employment with the Union of a Participant who has no vested Accrued Benefit from the Plan, the Participant will be deemed to have received a distribution of her entire vested interest in her Accrued Benefit which shall be equal to zero.

Appendix XI – OCME Plan Participants

Appendix XII – Amalgamated Bank Plan Participants

The provisions of this Appendix XII apply to (i) participants in the Employee Retirement Plan of Amalgamated Bank and Subsidiaries (the “Amalgamated Bank Plan”) prior to July 1, 2002 and to (ii) employees hired on or after July 1, 2002 who meet the definition of Employee in this Appendix XII. The Amalgamated Bank Plan was merged into the Plan on July 1, 2002 and all participants in the Amalgamated Bank Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix XII, the terms of this Appendix XII will control with respect to Participants covered by this Appendix XII. References in this Appendix to the Amalgamated Bank Plan or to the Plan shall be deemed to refer to the provisions of this Appendix as well.

Notwithstanding anything to the contrary in the Plan or in this Appendix XII, it is intended that the Plan and this Appendix XII be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Amalgamated Bank Plan as of July 1, 2002 shall not be decreased as a result of the merger of the Amalgamated Bank Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to July 1, 2002.

The following definitions shall apply for purposes of this Appendix XII:

“Average Monthly Salary” means the sum of the highest Salary received by an Employee in 60 consecutive calendar months during the 120 months preceding his termination of employment, divided by 60. If the Employee receives a Salary for fewer than 60 months, the Average Monthly Salary shall be the total Salary received divided by the number of months for which such Salary was received.

“Bank” means The Amalgamated Bank.

“Employee” means any person employed by the Employer, including an Officer of the Employer and a Leased Employee, whether or not he is also a Director. Any person acting only as a Director shall not be considered an Employee.

However, “Employee” shall exclude any individual retained by an Employer to perform services for such Employer (for either a definite or indefinite duration) and is characterized thereby as a fee-for-service worker or independent contractor or in a similar capacity (rather than in the capacity of an employee), regardless of such individual’s status under common law, including, without limitation, any such individual who is or has been determined by a third party, including, without limitation, a government agency or board or court or arbitrator, to be an employee of an Employer for any purpose, including, without limitation, for purposes of any employee benefit plan of an Employer (including this Plan) or for purposes of federal, state or local tax withholding, employment tax or employment law.

“Employer” means The Amalgamated Bank and Subsidiaries.

Appendix XII – Amalgamated Bank Plan Participants

“Normal Retirement Age” means the later of age 65 or the age of the Participant on the fifth anniversary of his participation. Participation before a Permanent Break in Service shall not be counted. An Employee who is not vested incurs a Permanent Break in Service if the number of consecutive Breaks in Service equals or exceeds the number of Years of Vesting Service with which he has been credited, provided, however, that a Participant will not incur a Permanent Break in Service unless the number of consecutive Breaks in Service is greater than five.

“Pensioner” means a person to whom a pension is being paid under this Plan or to whom a pension would be paid but for time for administrative processing.

“Salary” or “Compensation” means the amount received from the Employer by an Employee as regular compensation (base pay) for services, and shall not include any commissions, severance pay, bonus, overtime pay, premium pay, expenses, pension, retirement allowance or any other payment of like or different nature, or retainer or fee, under contract for special services or otherwise. The limitations found in the Base Plan document under the definition of Salary shall apply to the definition of Salary or Compensation herein.

“Year of Service” means each 12 consecutive month period commencing on an Employee’s date of employment or reemployment, or anniversary of such date of employment or reemployment, throughout which said Employee remains employed by the Employer, pursuant to the rules of Treas. Regulation Section 1.410(a)(7). Fractional Years shall be granted for each month during which an Employee completed Hours of Service as 1/12 of a year for each such month. For vesting purposes, a Participant shall be credited with one Year of Vesting Service as described in Sections XII5.1 through XII5.3 of this Appendix. Notwithstanding the foregoing, no credit will be granted for union Bank Participants for the period from August 1, 2011 through July 31, 2014. Notwithstanding the foregoing, no credit will be granted for non-union Bank Participants for the period from July 1, 2011 through July 31, 2014.

Where inconsistent with the terms of the Base Plan, participation shall be determined pursuant to the following Sections XII2.2 through XII2.4:

XII2.2	PARTICIPATION

An Employee shall become a Participant in the Plan on the earliest January 1 or July 1 following the completion of a 12 consecutive month period during which he completed at least 1,000 Hours of Service and attains age 21. The first 12 consecutive month period for an Employee shall begin on the first date that the Employee performs work for the Employer. The second 12 consecutive month period for that Employee shall be the calendar year beginning within the first such period. All succeeding 12-month periods for that Employee shall be the succeeding calendar years. Each week during which a salaried Employee performs one Hour of Service shall be treated as 45 Hours of Service for purposes of determining when such an Employee becomes a Participant.

Appendix XII – Amalgamated Bank Plan Participants

XII2.3	TERMINATION OF PARTICIPATION

A person who incurs a Break in Service shall cease to be a Participant as of the last day of the calendar year which constituted the Break in Service, unless such Participant is a Pensioner, or has acquired the vested right to a pension, whether immediate or deferred.

XII2.4	REINSTATEMENT OF PARTICIPATION

An Employee who has lost his status as a Participant, in accordance with Section XII2.3, shall again become a Participant by meeting the requirements of Section XII2.2 within 12 months after returning on the basis of Hours of Service after the calendar year during which his participation terminated. An Employee who has not forfeited his service shall become a Participant upon his date of reemployment.

Where inconsistent with the terms of the Base Plan, pension eligibility and amounts shall be determined pursuant to the following Sections XII3.2 through XII3.7:

XII3.2	NORMAL RETIREMENT

The monthly Normal Retirement income for a Participant who retires on his Normal Retirement Date, provided such date occurs on or after July 1, 1980 and for a former Participant who ceased to be a Participant on or after July 1, 1980 while eligible for a Deferred Retirement benefit, shall be equal to the sum of:

(a)	1.65% of his Average Monthly Salary multiplied by the number of his Years of Service up to 15.

plus

(b)	1.925% of his Average Monthly Salary multiplied by the number of his Years of Service in excess of 15. However, no Participant shall receive credit for service in excess of fifty years.

XII3.3	POSTPONED RETIREMENT

If a Participant continues in active service after his Normal Retirement Date, the retirement income shall commence on the first of the month following his actual Retirement. The monthly retirement income for a Participant who retires after his Normal Retirement Date on or after July 1, 1980 shall be equal to the sum of: (1) For benefits earned before January 1, 2015, the percentage of his Average Monthly Salary set forth in the Table in Section XII3.6 based on his age and Years of Service on his Annuity Starting Date, and (2) for benefits earned on or after January 1, 2015, the Normal Retirement Benefit, adjusted in accordance with Sections 5.4(c) and 5.4(d) of the Base Plan. No Participant shall receive credit for any Years of Service in excess of fifty years. Any Participant whose age at retirement is greater than 70 shall be presumed to be 70 years of age for the purpose of application of Section XII3.6.

Appendix XII – Amalgamated Bank Plan Participants

XII3.4	EARLY RETIREMENT

On the first day of any month on or after the Participant’s fifty-fifth (55) birthday and before his sixty-fifth (65) birthday, a Participant who has fifteen or more Years of Service is eligible to retire on an Early Retirement Pension. The monthly Early Retirement Benefit for a Participant who is retired at an Early Retirement date pursuant to this Section on or after July 1, 1980 shall be equal to the sum of: (1) For benefits earned before January 1, 2015, the percentage of his Average Monthly Salary set forth in the Table in Section XII.6, based on his age at and on his Years of Service on his Annuity Starting Date, and (2) For benefits earned on or after January 1, 2015, the Normal Retirement Benefit, multiplied by a percentage equal to 100% minus 0.5% multiplied times the number of full months that the date of commencement precedes his Normal Retirement Date. No Participant shall receive credit for any Years of Service in excess of fifty years.

XII3.5	DEFERRED RETIREMENT

A Participant who has at least five Years of Vesting Service and thereafter ceases to be an Employee shall be eligible for a Deferred Retirement Benefit payable the first of the month next following the month the Participant attains Normal Retirement Age. A Participant who has at least fifteen Years of Vesting Service, and thereafter terminates employment shall be eligible for a Deferred Retirement benefit payable on the first of the month next following the month in which the Participant attains age 55. The monthly amount of such retirement income shall be determined in accordance with Section XII3.6, and shall depend on the Participant’s age (but not greater than Normal Retirement Age) when benefits commence.

Appendix XII – Amalgamated Bank Plan Participants

XII3.6	TABLE OF PERCENTAGE FOR POSTPONED OR EARLY RETIREMENT ON OR AFTER 7/1/80 (FOR BENEFITS EARNED BEFORE JANUARY 1, 2015)

Age on Annuity Starting Date
Years of Service at Retirement

	5	10	15	20	25	30	35	40	45	50

70	9.625	19.250	28.875	39.875	50.875	61.875	72.875	83.875	94.875	100.000
69	9.350	18.700	28.050	38.775	49.500	60.225	70.950	81.675	92.400	100.000
68	9.075	18.150	27.225	37.675	48.125	58.575	69.025	79.475	89.925	100.000
67	8.800	17.600	26.400	36.575	46.750	56.925	67.100	77.275	87.450	97.625
66	8.525	17.050	25.575	35.475	45.375	55.275	65.175	75.075	84.975	94.875
65	8.250	16.500	24.750	34.375	44.000	53.625	63.250	72.875	82.500	92.125
64			23.925	33.275	42.625	51.975	61.325	70.675	80.025
63			23.100	32.175	41.250	50.325	59.400	68.475	77.550
62			22.275	31.075	39.875	48.675	57.475	66.275	75.075
61			21.450	29.975	38.500	47.025	55.550	64.075	72.600
60			20.625	28.875	37.125	45.375	53.625	61.875	70.125
59			19.800	27.775	35.750	43.725	51.700	59.675
58			18.975	26.675	34.375	42.075	49.775	57.475
57			18.150	25.575	33.000	40.425	47.850	55.275
56			17.325	24.475	31.675	38.775	45.925	53.075
55			16.500	23.375	30.250	37.125	44.000	50.875

The percentage for an age other than integral year and for Years of Service not shown in the Table shall be obtained by direct (straight-line) interpolation.

XII3.7	APPLICATION OF BENEFIT INCREASES

The pension to which a Participant is entitled shall be determined under the terms of the Plan as in effect at the time the Participant separates from employment. For purposes of this Section, a Participant shall be deemed to have separated from such employment on the last day of work. If a Participant returns to such employment after he suffers a Break in Service, he must complete a Year of Vesting Service subsequent to his return to such employment in order to be subject to any Plan provision which may have become effective after he initially ceased such employment.

XII3.8	ADJUSTED CONTRIBUTION RATES

Effective July 1, 2011, the Trustees shall adjust the contribution rate for the period July 1, 2011 through July 31, 2014 to account for the elimination of crediting a year of service Years of Service for such period for non-union Participants. The Trustees shall also adjust the contribution rate for the period from the Effective Date August 1, 2011 through July 31, 2014 to account for the elimination of crediting a year of service Years of Service for such period for union Participants.

Appendix XII – Amalgamated Bank Plan Participants

Where inconsistent with the terms of the Base Plan, the forms of pension payments and the amounts of such payments shall be determined pursuant to the following Sections XII4.1 through XII4.6:

XII4.1	UNMARRIED PARTICIPANT

The normal form of benefit payment for an unmarried Participant is a single life annuity.

XII4.2	MARRIED PARTICIPANT

The normal form of benefit payment for a married Participant is a Qualified Joint and Survivor Annuity. For benefits earned before January 1, 2015, the amount of the Qualified Joint and Survivor Annuity is an unreduced pension benefit payable to the Participant during his lifetime and, upon his death, 50 percent of the benefit payable to the Participant shall be payable to the Participant’s Spouse for the remainder of the Spouse’s lifetime. For benefits earned on or after January 1, 2015, the amount of the Qualified Joint and Survivor Annuity is adjusted in accordance with Section 7.1(d) of the Base Plan.

XII4.3	OPTIONAL FORMS OF BENEFIT

In addition to the form of payment set forth in Section 7.2 of the Base Plan, a Participant may waive the normal form of benefit payment and elect one of the optional forms of payment described in (a) or (b) below or the Social Security Level Income option described in Section XII4.5, provided that if the Participant is married, such election is subject to the notice and consent provisions described in the Base document.

For benefits earned before January 1, 2015, the following options apply:

(a)	Option 1 – 100% Joint and Survivor Pension:

A reduced monthly benefit payable during the Participant’s life, with a lifetime benefit payable to the Joint Annuitant after his death equal to 100% of monthly benefit payable to the Participant.

(b)	Option 2 – 50% Joint and Survivor Pension (For non-spouse beneficiaries only):

A reduced monthly benefit payable during the Participant’s life, with a lifetime benefit payable to the Joint Annuitant equal to 50% of the monthly benefit payable to the Participant.

For benefits earned on or after January 1, 2015, only the option described in Section 7.1(e) of the Base Plan applies.

Appendix XII – Amalgamated Bank Plan Participants

XII4.4	ADJUSTMENT OF PENSION AMOUNT

Any pension payable in either of the optional forms described in Section XII4.3 which becomes effective on July 1, 1990 or thereafter shall be adjusted for the Joint and Survivor benefit by multiplying the full amount otherwise payable by the following factors:

For benefits earned prior to January 1, 2015:

Option 1:

87.6% plus 0.4% for each year that the Beneficiary’s age is greater than the Employees age or minus 0.4% for each year that the Beneficiary’s age is less than the employees age with a maximum factor of 99%.

Option 2:

88.6% plus 0.4% for each year that the Beneficiary’s age is greater than the Employees age or minus 0.4% for each year that the Beneficiary’s age is less than the Employees age with a maximum factor of 99%.

For benefits earned on or after January 1, 2015, the adjustment described in Section 7.1(e) of the Base Plan applies.

XII4.5	SOCIAL SECURITY LEVEL INCOME OPTION

Any Participant retiring in accordance with the provisions of the Plan before Social Security payments begin may elect in writing filed with the Trustees to receive retirement income providing larger monthly payments, in lieu of the retirement income otherwise payable upon early retirement, until his sixty-second birthday is reached, but thereafter his monthly payments will be reduced, provided, however, that the projected increase in total retirement income payment until his sixty-second birthday and the projected decrease in such payments on and after his sixty-second birthday shall be actuarially equivalent. Through the means of this Social Security Level Income Option, insofar as is practicable, a level total retirement income will be available to the Participant. The Social Security Level Income Option shall be the Actuarial Equivalent of a straight life annuity where actuarial equivalence is determined using the mortality table and interest rate specified in Section A of Exhibit I.

XII4.6	PRE-RETIREMENT DEATH BENEFIT

(a)

If a Participant dies before his pension payments start but at a time when he had earned a vested right to a pension, a Pre-Retirement Death Benefit shall be paid to his Qualified Spouse or designated Beneficiary.

(b)

A Spouse is a Qualified Spouse for the purpose of this Section if the Participant and Spouse have been married to each other for 12 consecutive months immediately prior to his death, or if the couple were divorced after being married for at least one year and the former spouse is required to be treated as a Spouse or surviving Spouse under a QDRO.

Appendix XII – Amalgamated Bank Plan Participants

(c)

If the Participant described in (a) above died at a time when he would have been eligible to begin receiving payment of a pension had he retired, he shall be conclusively presumed to have retired on the day preceding death and to have elected the optional 100% Joint and Survivor Pension under Section XII4.3. If the Participant was married to a Qualified Spouse at the time of his death, the beneficiary will be the Qualified Spouse, unless the spouse consented to another beneficiary as provided in subsection (e) below.

(d)

If the Participant described in (a) above died before he would have been eligible to begin receiving pension payments had he retired, the surviving Qualified Spouse or designated Beneficiary shall be entitled to a Pre-Retirement Death Benefit determined as if the Participant had separated from service under the Plan on the earlier of the date he last worked or the date of his death, had survived to the earliest age at which a pension would be payable to him under the Plan, had retired at that age with an immediate 100% Joint and Survivor Pension under Section XII4.3, and had died the next day. In other words, the Pre-Retirement Death Benefit begins when the Participant would have attained the earliest retirement age for which he would have qualified for a pension and the amount is 100% of what the Participant’s pension amount would have been, after adjustment, if any, (i) for early retirement and (ii) for the election of the 100% Joint-and-Survivor Pension option. In order to collect the Pre-Retirement Death Benefit, the Qualified Spouse or designated Beneficiary may apply for the Participant’s benefit any time after the Participant would have been eligible to begin collecting his or her benefit. The amount shall be determined under the terms and benefit level of the Plan in effect when the Participant last worked, unless otherwise expressly specified.

(e)

Notwithstanding any other provision of this Section, a Pre-Retirement Death Benefit shall not be paid in the form, manner or amount described above if one of the alternatives set forth in this subsection applies.

(i)

If the Actuarial Present Value of the benefit is less than $5,000, the Committee shall make a single sum payment to the Spouse or Beneficiary in an amount equal to that Actuarial Present Value, in full discharge of the Pre-Retirement Death Benefit.

(ii)

The Spouse may elect in writing, filed with the Committee, and on whatever form they may prescribe, to defer commencement of the Pre- Retirement Death Benefit until a specified date that is no later than the December 31st of the calendar year in which the Participant would have reached age 70-1/2. The amount payable at that time shall be determined as described in paragraphs (c) and (d) of this Section, except that the benefit shall be paid in accordance with the terms of the Plan and benefit level in effect when the Participant last worked as if the Participant had

Appendix XII – Amalgamated Bank Plan Participants

begun to receive payments in the form of a 100% Joint and Survivor Pension on the day before the surviving Spouse’s payments are scheduled to start, and died the next day.

(f)

A Spouse’s consent to a waiver of the Pre-Retirement Death Benefit shall be effective only with respect to that Spouse, and shall be irrevocable unless the Participant revokes the waiver to which it relates.

(g)

Notwithstanding any other provision of the Plan, all distributions shall comply with the limits of Code Section 401(a)(9) and the incidental benefit rules and Regulations prescribed there under including proposed Treasury Regulation Section 1.401(a)(9)(1) and (2), including specifically the following:

(i)

When distribution of a Participant’s entire interest is not made in a lump sum, the distribution will be made in one or more of the following ways: over the life of the Participant; over the life of the Participant and designated Beneficiary; over a period certain not extending beyond the life expectancy of the Participant; or over a period certain not extending beyond the joint life and last survivor expectancy of the Participant and designated Beneficiary.

(ii)

If distribution is considered to have commenced in accordance with IRS Regulations before the Participant’s death the remaining interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant’s death.

(iii)

If the Participant dies before the time when distribution is considered to have commenced in accordance with IRS Regulations: (I) any remaining portion of the Participant’s interest that is not payable to a “designated beneficiary”, as defined in the regulations issued under Code Section 401(a)(9), of the Participant will be distributed within five years after the Participant’s death; and (II) any portion of the Participant’s interest that is payable to a “designated beneficiary” of the Participant will be distributed either (1) within five years after the Participant’s death, or (2) over the life of such Beneficiary or over a period certain not extending beyond the life expectancy of such Beneficiary, commencing not later than the end of the calendar year following the calendar year in which the Participant died (or, if such Beneficiary of the Participant is the surviving Spouse, commencing not later than the end of the calendar year following the calendar year in which the Participant would have attained age 70 1⁄2 ).

XII4.7	SUSPENSION OF BENEFITS

(a)	Suspension

(i)

If a Participant has attained Normal Retirement Age, the monthly benefit shall be suspended for any month in which the Participant is employed or was paid for more than 83 hours by the Employer. Participants who are

Appendix XII – Amalgamated Bank Plan Participants

employed for 83 hours or fewer (which is deemed to be the equivalent of less than 12 days per month) by the Employer after attaining Normal Retirement Age shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who work 83 hours or fewer per month. In no event shall benefits be suspended after the Participant has reached his or her Required Beginning Date.

(ii)

If a Pensioner returns to work, the monthly benefit shall be suspended for any month in which such Pensioner is employed or was paid for more than 83 hours by the Employer. Participants who return to work for 83 hours or fewer (which is deemed to be the equivalent of less than 12 days per month) by the Employer after attaining Normal Retirement Age shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who work 83 hours or fewer per month. In no event shall benefits be suspended after the Pensioner has reached his or her Required Beginning Date.

(b)	Definition of Suspension of Benefits.

“Suspension of benefits” for a month means non-entitlement to benefits for the month.

(c)	Notices.

(i)

Upon attainment of Normal Retirement Age, the Trustees shall notify the Participant of the Plan rules governing suspension of benefits. If benefits have been suspended, new notification shall, upon resumption of benefits, be given to the Participant if there has been any material changes in the suspension rules.

(ii)	The Trustees shall inform a Participant of any suspension of benefits by notice given by personal delivery or first class mail during the first calendar month in which his benefits are withheld.

(d)	Review.

A Participant shall be entitled to a review of a determination suspending his benefits by written request filed with the Trustees within 60 days of the notice of suspension.

Appendix XII – Amalgamated Bank Plan Participants

(e)	Resumption of Benefit Payments.

(i)

Benefits shall be resumed for the month after the last month for which benefits were suspended, with payments beginning no later than the third month after the last calendar month for which the Participant’s benefit was suspended.

(ii)

Overpayments attributable to payments made for any month or months for which the Participant is credited with 40 or more Hours of Service shall be deducted from pension payments otherwise paid or payable subsequent to the period of suspension. A deduction from a monthly benefit for a month after the Participant attained Normal Retirement Age shall not exceed 25% of the pension amount (before deduction), except that the Trustees may withhold up to 100% of the first monthly pension payment made upon resumption of benefits after a suspension.

(iii)

If a Pensioner dies before overpayments have been recovered, deductions shall be made from the benefits payable to his Beneficiary or surviving Spouse, subject to the above percentage limitations on the rate of deduction in Subparagraph (ii) above.

XII4.8	BENEFIT PAYMENTS FOLLOWING SUSPENSION

(a)

The monthly amount of pension when resumed after suspension shall be determined under paragraphs (i) and (ii) and adjusted for any optional form of payment in accordance with paragraph (iii). Nothing in this section shall be understood to extend any benefit increase or adjustment effective after the Participant’s initial retirement to the amount of pension upon resumption of payment, except to the extent that it may be expressly directed by other provisions of the Plan.

(i)	The amount shall be determined under Section XII-3.2 through 3.7 as if it were being determined for the first time.

(ii)

The amount calculated in paragraph (i) above, shall be reduced by the Actuarial Equivalent of benefits received before the benefits suspended. For these purposes, Actuarial Equivalent shall be determined using the factor contained in Exhibit I – Item J (d). Notwithstanding anything to the contrary, the reduced amount shall not be less than the amount of the monthly benefit received prior to the suspension.

(iii)	The amount determined under the above paragraphs shall be adjusted for any optional form of benefit in accordance with which the benefits of the Participant and any Beneficiary are payable.

(b)

A Pensioner who returns to covered employment for an insufficient period of time to complete a Year of Service, shall not, on subsequent termination of employment, be entitled to a recomputation of pension amount based on the

Appendix XII – Amalgamated Bank Plan Participants

additional service. If a Pensioner who returns to covered employment completes a Year of Service, he shall, upon his subsequent retirement, be entitled to a recomputation of his pension amount, based on any additional Years of Service, notwithstanding any Service earned during a month in which the Pensioner was credited with less than 40 Hours of Service.

(c)

A Qualified Joint and Survivor Annuity in effect immediately prior to suspension of benefits and any other benefit following the death of the Pensioner shall remain effective if the Pensioner’s death occurs while his benefits are in suspension. If a Pensioner has returned to covered employment, he shall not be entitled to a new election as to the Qualified Joint and Survivor Annuity or any other optional form of benefit.

XII4.9	ACTUARIAL ADJUSTMENT FOR DELAYED RETIREMENT

(a)

If a Participant does not retire directly from active service, and the Annuity Starting Date is after the Participant’s Normal Retirement Age, the monthly benefit will be the Retirement Benefit based on age and Years of Service at Normal Retirement Age, actuarially increased for each complete calendar month between Normal Retirement Age and the Annuity Starting Date for which benefits were not suspended, and then converted as of the Annuity Starting Date to the benefit payment form elected in the pension application or to the automatic form of Husband-and-Wife Pension if no other form is elected.

(b)

If a Participant first becomes entitled to additional benefits after Normal Retirement Age, whether through additional service or because of a benefit increase, the actuarial increase in those benefits will start from the date they would first have been paid rather than Normal Retirement Age.

(c)	The actuarial increase will be 1% per month for the first 60 months after Normal Retirement Age and 1.5% per month for each month thereafter.

Where inconsistent with the terms of the Base Plan, Years of Vesting Service shall be credited as described in the following Sections XII5.1 through XII5.3:

XII5.1	VESTING SERVICE FOR NONWORKING PERIODS

A Participant who is absent from employment because of one of the following reasons, shall be credited with Years of Vesting Service as if he were at Work.

Appendix XII – Amalgamated Bank Plan Participants

(a)	Military Service.

Service in the armed forces of the United States shall be credited to the extent required by law. Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to military service will be provided in accordance with §414(u) of the Code. To protect his full rights, a Participant who left employment to enter such military service must apply for reemployment with his Employer within the time prescribed by law. Furthermore, he must call his claim for credit for military service to the attention of the Trustees and be prepared to supply the evidence that the Trustees will need in order to determine his rights.

(b)	Disability.

Periods of temporary and total disability arising from occupational accident or disease compensated under a worker’s compensation law, shall be credited, but limited to a maximum period of 2 years for each separate and unrelated accident or disease. Periods of disability shall also be credited for which disability benefits are paid from the Employer or by the State of New York Temporary Disability Benefits Fund but limited to a maximum period of 26 weeks.

(c)	Pending Arbitration.

In the event an arbitrator’s award is rendered in a Participant’s favor regarding the appropriateness of a discharge from employment by the Employer, the Participant shall retroactively receive credit for periods of non-employment that occur after the discharge and before the rendering of the award.

XII5.2	YEARS OF VESTING SERVICE

(a)	General Rule.

A Participant shall be credited with one Year of Vesting Service for each calendar year in which he completes at least 1,000 Hours of Service. This rule is subject to the provisions of the following Subsections.

(b)	Exceptions.

A Participant shall not be entitled to credit for years preceding a Permanent Break in Service as defined in Section XII5.3.

XII5.3	BREAKS IN SERVICE

(a)	General.

If a person has a Break in Service before he has earned Vested Status, it has the effect of canceling his standing under this Plan, that is, his previous Years of Vesting Service and credited Years of Service. However, a Break may be temporary, subject to repair by a sufficient amount of subsequent service. A longer Break may be permanent.

Appendix XII – Amalgamated Bank Plan Participants

(b)	Break in Service.

(i)	A person has a Break in Service in any calendar year after 1975 in which he fails to complete 501 Hours of Service.

(ii)

A Break in Service is repairable, in the sense that its effects are eliminated if, before incurring a Permanent Break in Service, the Employee subsequently earns a Year of Vesting Service (1,000 hours). More specifically:

(A)	Participation is restored in accordance with the provisions of Section XII2.4; and

(B)	Previously earned Years of Vesting Service are restored.

(C)	Nothing in this paragraph (ii) shall change the effect of a Permanent Break in Service.

(c)	Permanent Break in Service 1976 and Thereafter.

An Employee who has not attained Vested Status incurs a Permanent Break in Service if the number of consecutive Breaks in Service equals or exceeds the number of Years of Vesting Service with which he has been credited, however a Participant will not incur a Permanent Break in Service after December 31, 1985 unless the number of consecutive Breaks in Service is greater than five.

(d)	Effect of Permanent Break in Service.

If a person who has not achieved Vested Status has a Permanent Break in Service:

(i)	his previous Years of Vesting Service and credited Years of Service are canceled, and

(ii)	his participation is canceled, new participation being subject to the provisions of Section XII2.4.

(e)	Grace Periods.

Solely for the purpose of determining whether or not a Break in Service has occurred, there shall be credited to each person absent from service on a “Parenthood Leave” or an unpaid leave of absence granted by the Employer, up to 12 weeks, that qualifies under the Family and Medical Leave Act, the lesser of (a) the number of Hours of Service that would normally have been credited but for such absence or (b) five hundred and one (501) Hours of Service. “Parenthood Leave” shall mean an absence from work (a) due to the pregnancy of the

Appendix XII – Amalgamated Bank Plan Participants

individual, (b) due to the birth of a child to the individual, (c) due to the placement of a child in connection with the adoption of that child by the individual, or (d) for purposes of caring for a child during the period immediately following the birth or placement for adoption of such child. Such Hours of Service shall be credited to the participation and vesting computation period in which the absence begins if necessary to avoid a Break in Service in such computation period, or if not so necessary, then in the next following participation and vesting computation period after which the absence begins.

Appendix XII – Amalgamated Bank Plan Participants

Appendix XIII – Union Health Center Plan Participants

CLOSED GROUP – December 31, 2002

The provisions of this Appendix XIII apply to participants in the Union Health Center Staff Retirement Plan (the “Union Health Center Plan”) prior to October 1, 2002. The Union Health Center Plan was merged into the Plan on October 1, 2002 and all participants in the Union Health Center Plan became Participants in the Plan. Employees hired after October 1, 2002 and prior to January 1, 2003 shall be covered under Appendix VIII (ILGWU). Employees hired after December 31, 2002 shall be covered under the Base Plan provisions. In the event of any conflict between the terms of the Plan and the terms of this Appendix XIII, the terms of this Appendix XIII will control with respect to Participants covered by this Appendix XIII. References in this Appendix to the Union Health Center Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XIII, it is intended that the Plan and this Appendix XIII be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Union Health Center Plan as of September 30, 2002 shall not be decreased as a result of the merger of the Union Health Center Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to October 1, 2002.

The following definitions shall apply for purposes of this Appendix XIII:

“Credited Employment or Covered Employment” - The term “Credited Employment or Covered Employment” means, as applied to each Participant, the number of Years or fraction thereof, for which contributions are made by and on behalf of such Participant there under. If a Participant’s scheduled number of hours of duty in a month is less than his normally scheduled number of hours, his Credited Employment for that mouth shall be a fraction equal to the number of his scheduled hours divided by his normally scheduled number, unless such change in his normally scheduled number of hours is temporary in nature. For the purpose of computing a, Participant’s total Years of Credited Employment, each 3 Years of Credited Employment prior to July 1, 1959 shall be counted as 1 Year of Credited Employment. For the purpose of determining a Participant’s eligibility for a pension benefit or the amount of such benefit, Years of Credited Employment before any Permanent Break-in-Service shall be disregarded.

“Employee” - The term “Employee” means any person employed by the Union Health Center, including a Leased Employee.

However, “Employee” shall exclude any individual retained by an Employer to perform services for such Employer (for either a definite or indefinite duration) and is characterized thereby as a fee-for-service worker or independent contractor or in a similar capacity (rather than in the capacity of an employee), regardless of such individual’s status under common law, including, without limitation, any such individual who is or has been determined by a third party, including, without limitation, a government agency or board or court or arbitrator, to be an employee of an Employer for any purpose, including, without limitation, for purposes of any employee benefit plan of an Employer (including this Plan) or for purposes of federal, state or local tax withholding, employment tax or employment law.

Appendix XIII – Union Health Center Plan Participants

“Final Average Salary” - The term “Final Average Salary” means the annual average calculated based on the Participant’s Salary during his last 156 regular weekly payrolls immediately prior to his Benefit Commencement Date. However, effective January 1, 1994, the annual average shall be based on the Participant’s salary during the last 104 regular weekly payrolls immediately prior to his Benefit Commencement Date. For active participants in the Union Health Center Staff Retirement Plan employed on December 31, 1991, the Final Average Salary shall be increased by 4%. For any month for which a Participant receives a fraction of a month of Credited Employment, because his scheduled number of hours of duty is less than his normally scheduled number of hours, his Salary for this purpose shall be deemed to be his actual Salary divided by such fraction.

“Normal Retirement Age” - The term “Normal Retirement Age” means the later of age 65 or the date of the fifth anniversary of the commencement of participation in the plan. Such participation before a Break in Service shall not be counted unless such Break in Service is repaired by subsequent service.

“Permanent Break-in-Service” - A “Permanent Break-in-Service” occurs when an Employee who has not completed at least 5 Years of Service incurs a number of consecutive one year Breaks-in-Service which equal or exceeds the greater of five consecutive years of service, or the number of his prior completed Years of Service before such break. In computing the number of an Employee’s Years of Service, Years of Service which were canceled and forfeited because of a prior Break in-Service shall be disregarded. An Employee shall also be deemed to have incurred a Permanent Break-in-Service (a) upon any termination of employment before 1975, or (b) as of the end of 1975, if his employment was involuntarily terminated in that year before he completed at least 501 Hours of Service, or if his employment was voluntarily terminated in that year before he completed at least 1,000 Hours of Service.

“Salary” - The term “Salary” means compensation paid to a Participant, excluding reimbursement fur expenses or expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits. Effective January 1, 2011, Salary shall not include severance pay.

“Totally and Permanently Disabled” - A Participant shall be deemed “Totally and Permanently Disabled” only if he has received a Social Security Disability Award or the New York Union Health Center, or such other medical institution or medical agency as may be designated by the Trustees, certifies the Participant is unable to perform the regular functions of his position because of a presumably permanent or indefinitely continuing disability and such disability continues thereafter as the Trustees may from time to time determine prior to the Participant’s 65th birthday.

Where inconsistent with the terms of the Base Plan, the forms of pension payments and the amounts of such payments shall be determined pursuant to the following Sections:

Appendix XIII – Union Health Center Plan Participants

VESTED PENSION BENEFITS

“Eligibility Requirements”

(a)	A participant who attains Normal Retirement Age while in the employ of the Union Health Center and who is not otherwise eligible for a pension benefit shall be eligible for a Vested Pension Benefit.

(b)

A Participant whose employment is terminated after he has completed at least 5 Years of Service, but before he has become eligible for a pension benefit, shall have a deferred right to a Vested Pension Benefit.

“Benefit Amount” - A Participant whose application for a Vested Pension Benefit has been approved in accordance with the provisions of this Plan shall be entitled to receive an annual pension benefit which shall be payable monthly and which shall be computed by multiplying the total number of the Participant’s years earned by two and one-quarter percent (2.25%) of his Final Average Salary, provided that no annual retirement benefit shall exceed a maximum of seventy-five percent of such Participant’s Final Avenge Salary. The annual pension amount shall then be divided by twelve (12) to determine the Participant’s monthly benefit amount.

Notwithstanding the foregoing, in the event a participant who has attained normal retirement age has not been furnished a notice required under Section 203(a)(3)(B) of ERISA, the retirement benefit determined under this Section shall not be less than the actuarial equivalent of the amount that would have been paid had the participant retired on the first day of the month following the month in which he attained normal retirement age.

“Benefit Commencement Date” - The “Benefit Commencement Date” for a Participant eligible for a Vested Pension Benefit shall be the March 1st following the Plan Year in which the Participant attained Normal Retirement Age or terminated his employment, whichever is later. However, in the event that a Participant’s termination of employment is due to the fact that the Participant is Totally and Permanently Disabled, as defined in this Appendix, the Benefit Commencement Date of his Vested Pension Benefit shall be the March 1st following the Plan Year in which he was so disabled, and for which an application was filed by or on behalf of such Participant.

“Late Retirement” - Any participant who continues in the employ of the Employer after reaching his normal retirement age shall not be entitled to receive retirement benefits until he actually retires. Retirement benefits for such participant shall commence on the first day of any month selected by the participant subsequent to his attainment of normal retirement age but prior to his required beginning date.

Notwithstanding the foregoing, a Participant who continues in the employ of the employer after his normal retirement age but prior to his required beginning date shall be entitled to receive a pension with respect to any month in which he has less than 40 hours of service, Once a Participant reaches his required beginning date, he shall be entitled to receive a pension without regard to his employment status.

Appendix XIII – Union Health Center Plan Participants

REGULAR PENSION BENEFIT AND REGULAR DISABILITY PENSION BENEFIT

Regular Pension Benefit - A Participant shall be eligible for a Regular Pension Benefit if he meets all of the following requirements:

(i)	he has attained age 65 while still in the employ of the Union Health Center; and

(ii)	he has completed at least 6 Years of Credited Employment.

Regular Disability Pension Benefit - A Participant shall be eligible for a Regular Disability Pension Benefit if he meets all of the following requirements:

(i)	he becomes Totally and Permanently Disabled while still in the employ of the Union Health Center; and

(ii)	he has completed at least 10 Years of Credited Employment.

“Benefit Amount” - A Participant whose application for a regular Pension Benefit or a Regular Disability Pension Benefit has been approved in accordance with the provisions of this Plan shall be entitled to receive an annual pension benefit which shall be payable monthly and which shall be computed by multiplying the total number of the Participant’s years earned by two and one-half percent (2.5%) of his Final Average Salary, provided that no annual retirement benefit shall exceed a maximum of seventy-five percent of such Participant’s Final Avenge Salary. The annual pension amount shall then be divided by twelve (12) to determine the Participant’s monthly benefit amount.

Notwithstanding the foregoing, in the event a Participant who has elected a late retirement date has not been furnished a notice required under Section 203(a)(3)(B) of ERISA, the retirement benefit determined under this Section shall not be less than the actuarial equivalent of the amount that would have been paid had the Participant retired on the first day of the month following the month in which he attained normal retirement age.

“Benefit Commencement Date”

(I)

The Benefit Commencement Date for a Participant eligible for a Regular Pension Benefit shall be the first day of the month following his 65th birthday (or on his 65th birthday itself, if that be the first day of the month) provided he files an application therefore and stops working for the Union Health Center by such Benefit Commencement Date. In no event, unless the Participant elects otherwise, shall his Benefit Commencement Date be later than the 60th day after the close of the Plan Year in which he attained age 65, or, if later, the Plan Year in which he terminated his employment. In no event, unless the Participant elects otherwise, shall the commencement date be later than the 60th day after the close of the Plan Year in which be attained age 62 or, if later, the Plan Year in which he terminated his covered employment, provided that no such election filed on or after January 1, 1989 may postpone the commencement of benefits to a date later than the participant’s required beginning date.

Appendix XIII – Union Health Center Plan Participants

(ii)

The Benefit Commencement Date for a Participant eligible for a Regular Disability Pension Benefit shall be the first day of the month following the date he becomes eligible for such pension benefit provided an application is filed therefore by or on behalf of such Participant and the Participant stops working for the Union Health Center by such Benefit Commencement Date.

EARLY RETIREMENT PENSION BENEFIT

A Participant who has met the Credited Employment requirement for a Regular Pension Benefit may retire as of the first day of any month following his 62nd birthday (or on his 62nd birthday if that be the first day of the month), provided he is actively employed at age 62, files an application and stops working for the Union Health Center prior to the Benefit Commencement Date. The monthly benefit payable as an Early Retirement Pension Benefit shall be equal to the amount of the Regular Pension Benefit reduced by 1/2 of 1% for each month by which the commencement of the Early Retirement Pension Benefit precedes the Participant’s 65th birthday.

QUALIFIED JOINT AND SURVIVOR ANNUITY

A Qualified Joint and Survivor Annuity is the normal form payable to a married Participant and is equal to a reduced benefit that would otherwise be payable, which in the event that the Participant dies prior to his spouse, pays 50% of the benefit to the surviving spouse for the remainder of her lifetime. When a Qualified Joint and Survivor Annuity becomes effective, the amount of the Participant’s monthly pension shall be reduced in accordance with the following factors to be multiplied by the benefit payable under the normal form:

Regular Retirement - 90% plus .4% for each year that the beneficiary’s age is greater than the employee’s age or minus .4% for each year that the beneficiary’s age is less than the employee’s age with a maximum factor of 99%. (For example: Employee is age 65 and spouse is age 62; factor = 88.8%) .

Disability Retirement - 78% plus .4% for each year that the beneficiary’s age is greater than the employee’s age or minus .4% for each year that the beneficiary’s age is less than the employee’s age, with a maximum factor of 99%.

The monthly amount of the Joint and Survivor Annuity, once it has become payable, shall not be increased if the spouse is subsequently divorced from the Retiree or if the spouse predeceases the Retiree.

In addition to the foregoing, the provisions of Sections 7.1(c) and 7.1(e) of the Base Plan shall also continue to apply after January 1, 2015.

QUALIFIED PRE-RETIREMENT JOINT & SURVIVOR ANNUITY

Active employees with five years of service receive a 50% of accrued monthly pension, reduced 5% per year for each year (up to 5) that the Participant is under age 65 and 3% for each year the Participant is under age 60, to a maximum reduction of 50%. To the extent that the designated surviving spouse is under age 55 and more than 8 years younger than the Participant, then the benefit shall be further reduced by 5% per year for the first five years of such age difference and

Appendix XIII – Union Health Center Plan Participants

3% per year for the next years to a maximum of 50% with no further reductions. Such benefit will not be less than the Qualified Pre-Retirement Joint & Survivor Annuity amount payable under the following paragraph.

A Qualified Pre-Retirement Joint & Survivor Annuity shall be payable to the spouse of any vested participant who has been married for at least one year at the time of his death equal to the amount of the benefit that would have been payable to the spouse under a Qualified Joint and Survivor Annuity, assuming, in the event that the Participant was not yet eligible for an immediate pension, that the Participant terminated employment on the date of his death, and lived to his earliest retirement date.

RETURN OF PERSONAL CONTRIBUTIONS

Termination of Covered Employment - If a Participant terminates employment before he has become eligible for a Pension Benefit, or earned a deferred right to a Vested Pension Benefit, his total personal contributions shall be returned to him with Credited Interest. A terminated Participant who has earned a vested right to a deferred retirement benefit shall have the option to request within 6 months of his termination of employment the return of his personal contributions with Credited Interest and to receive a deferred retirement benefit based only on the Union Health Center’s contributions instead of a full deferred retirement benefit based on the joint contributions of the Participant and the Union Health Center. If the Participant resumes employment before he has incurred a Permanent Break-in-Service, he shall be required to repay the amount received with Credited Interest over a period of time to be determined by the Retirement Trustees in accordance with law. A Participant’s Personal Contributions, which were made prior to January 1, 1992, shall be nonforfeitable at all times.

Death Without Eligible Survivor - If, on the death of a Participant, no annuity benefits are payable to his spouse, the deceased’s personal contributions less all pension benefits paid, if any, shall be returned with Credited Interest to his designated beneficiary or, if none, to his estate.

Remaining Personal Contributions - If all pension and joint and survivor benefits terminate before the Participant’s personal contributions have been exhausted, the balance of such contributions shall be returned, with Credited Interest, calculated up to the date of retirement, to his designated beneficiary or, if none, to the Participant’s estate.

Appendix XIII – Union Health Center Plan Participants

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

CLOSED GROUP – November 1, 2004

The provisions of this Appendix XIV apply to participants in the Retirement Plan for the Medical Staff Employees of the Day Care Centers of the Baltimore Regional Joint Board (UNITE) Health and Welfare Fund (the “Baltimore Retirement Plan”) prior to November 1, 2004. The Baltimore Retirement Plan was merged into the Plan on November 1, 2004 and all participants in the Baltimore Retirement Plan became Participants in the Plan. Employee hired after November 1, 2004 are covered under the Base Plan provisions. In the event of any conflict between the terms of the Plan and the terms of this Appendix XIV, the terms of this Appendix XIV will control with respect to Participants covered by this Appendix XIV. References in this Appendix to the Baltimore Retirement Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XIV, it is intended that the Plan and this Appendix XIV be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Baltimore Retirement Plan as of October 31, 2004 shall not be decreased as a result of the merger of the Baltimore Retirement Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to November 1, 2004.

The following definitions shall apply for purposes of this Appendix XIV:

“Affiliated Employer” – shall mean the Baltimore Regional Joint Board--UNITE, a local union or joint board with the Amalgamated Clothing Workers of America, the Amalgamated Bank of New York, the Amalgamated Life Insurance Company, the Amalgamated Insurance Fund or any other fund which is created or exists for the benefit of UNITE, its members or any corporation the majority of stock of which is held by or for the benefit of UNITE, its members or any local union or joint board affiliated with UNITE.

“Age” – shall mean age at last birthday.

“Break in Service” - Occurs during a twelve (12) consecutive month period, beginning on a Severance from Service Date and ending on the first anniversary of such date, during which the Employee fails to receive at least one (1) Hour of Service. For the purpose of determining a Break in Service, service as a Leased Employee shall be treated as service with the Employer.

“Compensation” - The term “Compensation” as used herein shall mean an Employee’s earned income, wages and other amounts received for personal services actually rendered in the course of employment with an Employer. Amounts included as Compensation are those actually paid or made available to a Participant within the calendar year. Compensation shall also include elective deferrals within the meaning of Section 402(g) of the Code, and amounts excludible from gross income pursuant to an election by the Participant under Sections 125, 132(f)(4) and 457 of the Code. Effective January 1, 2011, Compensation does not include severance pay.

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

“Continuous Service” - Shall mean the Period of Service as an Employee commencing with the Participant’s most recent date of employment with the Employer.

“Credited Future Service” - Shall mean the sum of (i) the period of Continuous Service earned on or after January 1, 1983 through December 31, 1983, plus (ii) the period of Continuous Service earned on or after January 1, 1984. For this purpose, a Participant shall receive a full month’s Credited Future Service for any month he made the Required Employee Contributions.

“Credited Past Service” - Shall mean the period of Continuous Service earned prior to January 1, 1983 as an Employee. For this purpose, a partial calendar month’s service shall be treated as a full month of Credited Service.

“Credited Service”

(a)	Shall mean the sum of Credited Future Service and Reinstated Service.

(b)

Service in uniformed service of the United States shall be counted as service under this Plan for all purposes, including benefit accrual, vesting, and participation, provided that all of the requirements of the Uniformed Services Employment and Reemployment Rights Act (USERRA), or applicable prior federal veteran’s reemployment rights laws, are satisfied. Generally such requirements relate to advance notice of such service to the employer, application for employment in covered employment within the required time limits, the furnishing of documentation of such service, and an honorable discharge or satisfactory completion of service.

An aggregate minimum of five years of service or less shall be granted for service in the uniformed services, unless extended service is required as part of an Employee’s initial period of obligation or, if the service is otherwise involuntarily extended, such as during a war or operations mission.

“Normal Retirement Date”

(a)

Shall mean the later of (i) the Participant’s sixty-fifth (65th) birthday; (ii) the tenth (10th) anniversary of his date of participation in the Plan or the completion of ten (10) years of Vesting Service, whichever is earlier; and (iii) January 1, 1988.

(b)

For any Participant who completes one hour of service on or after January 1, 1989, Normal Retirement Date shall mean the later of (i) the Participant’s sixty-fifth (65th) birthday, and (ii) the fifth (5th) anniversary of his date of participation in the Program or the completion of five (5) years of Vesting Service, whichever is earlier.

“Period of Service” - Shall mean the period of time commencing with the Employee’s most recent date of employment and ending on the Severance from Service Date.

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

“Period of Severance” - Shall mean the period of time commencing on the Severance from Service Date and ending on the date on which the Employee again receives one (1) Hour of Service.

“Reinstated Service” - Shall mean, for a former Employee who terminates his employment with the Employer after January 1, 1983, who again becomes an Employee after incurring a Break-in-Service, and who completes a one (1) year Period of Service after again becoming an Employee, all Credited Service credited on his behalf at the time of his earlier termination of employment provided one of the following conditions is satisfied:

(a)	the Participant was entitled to a Deferred Vested Retirement Pension at the time of his Break-in-Service;

(b)	the Participant’s Period of Severance did not equal or exceed his prior Vesting Service;

(c)	(i) the Participant’s Break-in-Service commenced after December 31, 1984; and (ii) the Participant’s Period of Severance did not equal or exceed five (5) years; or

(d)

(i) the Participant’s Break-in-Service commenced before January 1, 1985; (ii) the Participant returned to employment on or after January 1, 1985; (iii) the Participant would have been entitled to Reinstated Service if he had returned to employment on December 31, 1984; and (iv) the Participant’s Period of Severance did not equal or exceed five (5) years.

Except for eligibility and vesting, a former Employee who received the full value of his nonforfeitable benefits upon his earlier termination of employment will not be entitled to Reinstated Service unless he repays the entire amount of his distribution together with interest at the rate of five percent (5%) compounded annually, to the Trustees within two (2) years of the date he again becomes an Employee.

“Severance from Service Date” - Shall mean the earlier of:

(a)	the date on which an Employee quits, is discharged, retires or dies; and

(b)

the first anniversary of the commencement of a period during which an Employee takes an approved Leave of Absence. In the case of military service, the Severance from Service Date shall be the ninetieth (90th) day following his release from military service or such longer period during which his employment rights are protected by law.

“Vesting Service” - Shall mean the sum of the Employee’s (i) Credited Service; (ii) Credited Past Service; and (iii) any periods of Severance of a duration of less than twelve (12) months. For this purpose, twelve (12) months of Vesting Service, whether or not continuous, shall constitute a year of Vesting Service. In determining the number of years of Vesting Service, service with a predecessor organization of the Employer and/or an Affiliated Employer to a maximum of five (5) years, shall be credited. For purposes of determining Vesting Service, Service as a Leased Employee shall be treated as service with the Employer.

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

Where inconsistent with the terms of the Base Plan, the following provisions shall be applied to Participants covered by this Appendix XIV in lieu of, or in addition to, as appropriate, the provisions of the Base Plan.

Required Employee Contributions - Each Participant shall contribute for the benefits provided for him under this Plan, at the rate of three and one-half percent (3 1⁄2%) of his annual Compensation. The above notwithstanding, effective January 1, 2007, employee contributions are neither required nor permitted.

Normal and Late Retirement Pension - The annual Normal and Late Retirement Pension benefit payable to an eligible Participant shall be equal to two and one-half percent (2 1⁄2%) of the Participant’s total Compensation received during the Participant’s period of Credited Service; provided, however, that in no event shall such sum exceed seventy-five (75%) of the Participant’s average annual Compensation received during the five (5) consecutive calendar years out of the ten (10) calendar years prior to termination of employment which produces the highest average. A Participant shall mandatorily retire upon the attainment of Age 70.

Minimum Normal and Late Retirement Pension - The minimum Normal Retirement Pension shall be equal to a monthly benefit of fifty dollars ($50) provided the Participant has completed ten (10) years of Credited Service, and shall be increased by five dollars ($5) per month for each additional year of Credited Service, to a maximum of one hundred dollars ($100).

Early Retirement Pension – Eligibility - An Early Retirement Pension shall be granted to each Participant of the Plan who ceases to be an Employee of the Employer prior to becoming eligible to receive a Normal Retirement Pension but on or after the date the Participant either: (i) completes thirty (30) years of Vesting Service; or (ii) both attains age sixty (60) and completes ten (10) years of Vesting Service.

Early Retirement Pension – Amount - The monthly Early Retirement Pension shall be the Participant’s accrued pension benefit determined in accordance with the Normal Retirement Pension formula based on Credited Service and Compensation earned as of the date of termination of employment. A Participant who terminates employment with the Employer may elect to have benefit payments commence on his Normal Retirement Date or on the first of any month following or coinciding with his sixtieth (60th) birthday. A Participant who elects to have benefit payments commence prior to his sixty-second (62nd) birthday shall have the amount determined above reduced by one-half of one percent (0.5%) for each complete or partial month that the Participant’s actual retirement date precedes his Normal Retirement Date; provided, however, no reduction shall be made if the Participant has completed thirty (30) years of Vesting Service.

Minimum Early Retirement Pension - The minimum Early Retirement Pension shall be equal to the minimum Normal Retirement Pension reduced by one-half of one percent (0.5%) for each complete or partial month that the Participant’s actual retirement date precedes his Normal Retirement Date.

Disability Retirement Pension – Eligibility - A Disability Retirement Pension shall be granted to any disabled Participant of the Plan who at the time of his disability;(i) had earned ten (10) years

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

of Vesting Service; (ii) was an active Employee of the Employer; (iii) is found by the Trustees to be unable to engage in any substantially gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration; and (iv) applies for and is determined to be eligible to receive Social Security Disability benefits. In the determination of disability, the Trustees may establish rules which are uniformly and consistently applied to all Participants in similar circumstances.

Disability Retirement Pension – Amount - The amount of the Participant’s Disability Retirement Pension shall be the Participant’s accrued pension benefit based on Credited Service and Compensation earned as of the date of disability.

Disability Retirement Pension – Period of Payment - The Disability Retirement Pension shall commence as of the first of the month coincident with or next following the date he satisfies all the eligibility requirements described above and shall continue in equal monthly installments. The Trustees may verify by medical examination at any time whether a Participant who is receiving a Disability Retirement Pension benefit has ceased to be totally and permanently disabled. If any such Participant should refuse to permit such examination, such refusal shall be justification for the discontinuance of his benefits under this section. If it is determined that total and permanent disability no longer exists, the Participant may be employed by the Employer and upon such reemployment, shall be credited with the years of Continuous Service, Credited Service and Vesting Service which he had earned to the date he absented himself from the employment of the Employer due to the disability; provided, however, the benefits to which he may become entitled to thereafter under the Plan shall be reduced by the Actuarial Equivalent of the disability payment received hereunder.

Deferred Vested Retirement Pension – Eligibility - A Participant shall be entitled to a Deferred Vested Retirement Pension upon attaining Normal Retirement Age if he has completed at least five Years of Vesting Service. Any Participant of the Plan who ceases to be an Employee for reasons other than death or disability, prior to becoming eligible for a Normal Retirement Pension or an Early Retirement Pension, and who is ineligible to receive a Deferred Vested Retirement Pension shall be ineligible to receive any benefit from the Plan, except for Withdrawal Benefits or Top-Heavy benefits, if applicable.

Deferred Vested Retirement Pension – Amount - The amount of the Deferred Vested Retirement Pension shall be the Participant’s accrued pension benefit based on Credited Service and Compensation earned as of the date of termination of employment. A Participant who terminates employment with the Employer may elect to have benefit payments commence on his Normal Retirement Date or on the first of any month following or coinciding with his sixtieth (60th) birthday. A Participant who elects to have benefit payments commence prior to his Normal Retirement Date shall have the amount determined above reduced by one-half of one percent (0.5%) for each month his Annuity Starting Date precedes his Normal Retirement Date.

Pre-Retirement Death Benefit – Eligibility - If a Participant dies prior to termination of employment but after completing five (5) years of Vesting Service, the Surviving Spouse of the deceased Participant shall be entitled to a death benefit in the form of a Survivor’s Pension as provided below. In the event the eligible Participant is not survived by a Spouse eligible to receive a benefit under the Plan, the surviving children of the Participant shall be eligible to

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

receive the Survivor’s Pension. For the purpose of this benefit, children of the Participant shall only mean the surviving natural issue and adopted children of the Participant under Age of eighteen (18) if not a full-time student, under Age twenty-three (23) if a full-time student, or institutionalized on the date of the Participant’s death. If the eligible Participant dies without a Surviving Spouse or child eligible to receive a Survivor’s Pension, his designated Beneficiary shall be entitled to a Lump Sum Death Benefit as provided below. The designated Beneficiary of each other Participant who dies prior to his Annuity Starting Date shall receive a Withdrawal Benefit as provided below.

Survivor’s Pension - The amount of the Survivor’s Pension shall be equal to fifty percent (50%) of the Participant’s Accrued Benefit. In the event the benefit amount is payable to eligible children of the Participant, the amount determined above shall be allocated in equal shares to the eligible children surviving on the date of the benefit payment being made. The Survivor’s Pension shall commence as of the first of the month following the Participant’s death and shall continue in monthly installments through the month in which the Spouse dies. In the absence of a Spouse eligible to receive the Survivor’s Pension, the Survivor’s Pension payable to the Participant’s children shall commence on the first day of the month following the death of the Participant, and shall continue through the first of the month in which the last of the surviving children of the Participant attains Age eighteen (18), or Age twenty-three (23) if a full-time student, or ceases to be institutionalized if such child had been institutionalized on the date of the Participant’s death. If an applicable law or regulations limits the number of years over which a Survivor’s Pension may be paid, at the end of such period, monthly payments shall cease and a lump sum of Actuarial Equivalent value to the remaining unpaid payments shall be paid to the eligible survivor(s). In no event shall the total payments under this Section be less than the Lump Sum Death Benefit provided below.

Lump Sum Death Benefit - The amount of the Lump Sum Death Benefit shall be equal to two (2) times the Withdrawal Benefit as determined below. Such Lump Sum Death Benefit shall be paid to the designated Beneficiary within ninety (90) days of the date of death of the Participant. In lieu of a Lump sum Death Benefit, the designated Beneficiary may elect to receive a life period certain pension for a period of not more than ten (10) years which shall be the Actuarial Equivalent of the Lump Sum Death Benefit and shall commence as of the first of the month following the Participant’s death.

Withdrawal Benefit – Eligibility - Each Participant of the Plan who ceases to be an Employee for reasons other than death or disability, prior to becoming eligible for a Normal Retirement Pension or Late Retirement Pension shall receive a Withdrawal Benefit. Each other Participant who ceases to be an Employee for reasons other than death or disability prior to becoming eligible for a pension commencing within one (1) month of the date he ceases to be an Employee, may elect to receive a Withdrawal Benefit. The designated beneficiary of an active Participant or of a Participant entitled to a Deferred Vested Retirement Pension who has not previously elected a Withdrawal Benefit who dies prior to his actual retirement date without being covered under the provisions regarding the Survivor’s Pension will receive a Withdrawal Benefit.

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

Withdrawal Benefit – Amount - The amount of the Withdrawal Benefit shall be the Participant’s Required Employee Contributions plus Credited Interest thereon to the date the Withdrawal Benefit is paid.

Effect of Withdrawal Benefit on Other Benefits - If a Participant who is eligible for a Deferred Vested Retirement Pension elects to receive a Withdrawal Benefit, his Deferred Vested Retirement Pension will be reduced by the Employee Paid Benefit defined below. If the Employee Paid Benefit is greater than the Deferred Vested Retirement Pension, then the Participant shall cease to be a Participant of the Plan. Notwithstanding the language of the preceding sentence, if the Participant has accrued a minimum benefit for any year in which the Plan was Top-Heavy, this Minimum Annual Retirement Benefit shall not be reduced by the Employee Paid Benefit and the Participant will remain a Participant in this Plan.

Employee Paid Benefit - The Employee Paid Benefit shall mean the benefit that can be provided by Required Employee Contributions. The Employee Paid Benefit commencing at the Participant’s Normal Retirement Date under the normal form shall be determined by adding interest at the rate of five percent (5%) per annum to the Participant’s Required Employee Contribution account (including accrued Credited Interest thereon) from the date of determination to his Normal Retirement Date and multiplying the result by one-tenth (0.10) . The resulting Employee Paid Benefit made payable at other ages or in other optional forms shall be the Actuarial Equivalent of the Employee Paid Benefit payable at the Participant’s Normal Retirement Date under the normal form.

Repayment of Withdrawal Benefit - Any Participant who received a Withdrawal Benefit upon termination of employment and is subsequently rehired by the Employee and is eligible for Reinstated Service, may repay his Withdrawal Benefit with interest at the rate of five percent (5%) compounded annually within the end of a period of two (2) consecutive one-year breaks in service and thereby restore his rights to any benefits accrued during his prior period of participation in the Plan which were forfeited upon the Participant’s termination of employment.

Automatic Form of Pension - The provisions of Section 7.1 of the Base Plan with respect to automatic payment forms shall apply to all Participants covered by this Appendix, and shall continue to apply after January 1, 2015. Any provisions herein set forth regarding distributions must take into account the provisions of Section 7.1 of the Base Plan.

Normal Form of Pension - The normal form of pension for a Participant eligible for a Normal, Late, Early, Disability or Deferred Vested Retirement Pension shall be a pension payable monthly for the life of the Participant continuing through the month in which the Participant dies. Upon the death of a Participant receiving the normal form of pension, his designated beneficiary or beneficiaries shall receive, in a lump sum, the amount of the Participant’s contributions to the Plan, together with Credited Interest, which are in excess of the total benefit payments paid to the Participant.

Optional Forms of Pension - In lieu of any other form of pension, a Participant may elect, at the time and in the manner prescribed by the Trustees, to receive a pension of Actuarial Equivalent value in accordance with any of the following options.

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

(a)

A joint and contingent survivor pension providing for an actuarially adjusted pension payable to and during the lifetime of the retired Participant with the provision that following his death after his benefit commencement date, such adjusted pension shall continue to be paid to and during the lifetime of the Participant’s spouse at the same rate or at the rate of two-thirds (2/3rds) or one-half (1/2) of his adjusted pension.

(b)

A life period certain pension providing for an actuarially adjusted pension payable to and during the lifetime of the retired Participant with the provision that, in the event the Participant shall die before he shall have received payment of such adjusted pension for a period of one hundred twenty (120) months or one hundred eighty (180) months (“Select Period”), as selected by the Participant, after his death such adjusted pension shall continue for the remainder of said Select Period to the Participant’s designated Beneficiary as he shall nominate by written designation filed with the Trustees. If the Participant’s designated Beneficiary dies before payment of all payments provided in this option, payment will be made to the Participant’s estate.

(c)

Any other option including a single lump sum payment (except an “interest only” option); provided, however, that such option is approved by the Trustees; and, provided further, that such option provides for equal or decreasing installments (payable not less frequently than annually) and does not provide for a certain period longer than the life expectancy of the last to die of the Participant or his spouse.

In no event, however, shall the actuarial value (determined as of the Benefit Commencement Date) of the benefits payable following the death of a Participant to a person other than the Participant’s spouse equal or exceed fifty percent (50%) of the actuarial value of the pension payable to the Participant.

Appendix XIV – Baltimore Medical Staff Retirement Plan Participants

Appendix XV – Baltimore Severance Plan Participants

CLOSED GROUP – November 1, 2004

The provisions of this Appendix XV apply to participants in the Severance Pay Program of the Baltimore Regional Joint Board, Amalgamated Clothing Workers of America (the “Baltimore Severance Plan”) prior to November 1, 2004. Employees hired after November 1, 2004 shall be covered under the Base Plan provisions. The Baltimore Severance Plan was merged into the Plan on November 1, 2004 and all participants in the Baltimore Severance Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix XV, the terms of this Appendix XV will control with respect to Participants covered by this Appendix XV. References in this Appendix to the Baltimore Severance Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XV, it is intended that the Plan and this Appendix XV be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Baltimore Severance Plan as of October 31, 2004 shall not be decreased as a result of the merger of the Baltimore Severance Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to November 1, 2004.

The following definitions shall apply for purposes of this Appendix XV:

“Affiliated Employer” – Shall mean the Amalgamated Clothing Workers of America, a local union or joint board with Amalgamated Clothing Workers of America, The Amalgamated Bank of New York, The Amalgamated Life Insurance Company, The Amalgamated Insurance Fund, or any other fund which is created or exists for the benefit of Amalgamated Clothing Workers of America, its members and any corporation the majority stock of which is held by or for the benefit of Amalgamated Clothing Workers of America, its members or any local union or joint board affiliated with Amalgamated.

“Age” – Shall mean age at last birthday.

“Break in Service” - Occurs during a twelve (12) consecutive month period, beginning on a Severance from Service Date and ending on the first anniversary of such date, during which the Employee fails to receive at least one (1) Hour of Service. For the purpose of determining a Break in Service, service as a Leased Employee shall be treated as service with the Joint Board.

“Compensation” - The term “Compensation” as used herein shall mean an Employee’s earned income, wages and other amounts received for personal services actually rendered in the course of employment with an Employer. Amounts included as Compensation are those actually paid or made available to a Participant within the calendar year. Compensation shall also include elective deferrals within the meaning of Section 402(g) of the Code, and amounts excludible from gross income pursuant to an election by the Participant under Sections 125, 132(f)(4) and 457 of the Code. Effective January 1, 2011, Compensation does not include severance pay.

Appendix XV – Baltimore Severance Plan Participants

“Continuous Service” - Shall mean the Period of Service as an Employee commencing with the Participant’s most recent date of employment with the Joint Board.

“Credited Future Service” - Shall mean the period of Continuous Service earned on or after January 1, 1980 during which a Participant made the Required Employee Contributions to the Plan. For this purpose, a Participant shall receive a full month’s Credited Future Service for any month he made the Required Employee Contributions.

“Credited Past Service” - Shall mean the sum of (i) the period of Continuous Service earned prior to January 1, 1967 as an Employee, plus (ii) the period of Continuous Service earned from January 1, 1967 through December 31, 1979 during which the Participant made the Required Employee Contributions to the Plan. For this purpose, a partial calendar month’s service shall be treated as a full month of Credited Service.

“Credited Service”

(a)	Shall mean the sum of Credited Future Service, Credited Past Service, Prior Industry Service and Reinstated Service.

(b)

Service in uniformed service of the United States shall be counted as service under this Plan for all purposes, including benefit accrual, vesting, and participation, provided that all of the requirements of the Uniformed Services Employment and Reemployment Rights Act (USERRA), or applicable prior federal veteran’s reemployment rights laws, are satisfied. Generally such requirements relate to advance notice of such service to the employer, application for employment in covered employment within the required time limits, the furnishing of documentation of such service, and an honorable discharge or satisfactory completion of service.

(c)

An aggregate minimum of five years of service or less shall be granted for service in the uniformed services, unless extended service is required as part of an Employee’s initial period of obligation or, if the service is otherwise involuntarily extended, such as during a war or operations mission.

“Joint Board” – The Baltimore Regional Joint Board, Amalgamated Clothing Workers of America.

“Normal Retirement Age”

(a)

For any Participant who has not completed one hour of service on or after January 1, 1989, Normal Retirement Age shall mean the later of (i) the Participant’s sixty-fifth (65th) birthday and (ii) the tenth (10th) anniversary of his date of participation in the Plan or the completion of ten (10) years of Vesting Service, whichever is earlier.

(b)

For any Participant who completes one hour of service on or after January 1, 1989, Normal Retirement Age shall mean the later of (i) the Participant’s sixty-fifth (65th) birthday, and (ii) the fifth (5th) anniversary of his date of participation in the Plan or the completion of five (5) years of Vesting Service, whichever is earlier.

Appendix XV – Baltimore Severance Plan Participants

“Period of Service” - Shall mean the period of time commencing with the Employee’s most recent date of employment and ending on the Severance from Service Date.

“Period of Severance” - Shall mean the period of time commencing on the Severance from Service Date and ending on the date on which the Employee again receives one (1) Hour of Service.

“Prior Industry Service” - Shall mean, for a Participant with at least ten (10) years of Continuous Service, the period of employment within the industry prior to becoming an Employee of the Joint Board up to a maximum of ten (10) years.

“Reinstated Service” - Shall mean, for a former Employee who terminates his employment with the Joint Board after January 1, 1976, who again becomes an Employee after incurring a Break-in-Service, and who completes a one (1) year Period of Service after again becoming an Employee, all Credited Service credited on his behalf at the time of his earlier termination of employment provided one of the following conditions is satisfied:

(a)	the Participant was entitled to a Deferred Vested Retirement Pension at the time of his Break-in-Service;

(b)	the Participant’s Period of Severance did not equal or exceed his prior Vesting Service;

(c)	(i) the Participant’s Break-in-Service commenced after December 31, 1984; and (ii) the Participant’s Period of Severance did not equal or exceed five (5) years; or

(d)

(i) the Participant’s Break-in-Service commenced before January 1, 1985; (ii) the Participant returned to employment on or after January 1, 1985; (iii) the Participant would have been entitled to Reinstated Service if he had returned to employment on December 31, 1984; and (iv) the Participant’s Period of Severance did not equal or exceed five (5) years.

Except for eligibility and vesting, a former Employee who received the full value of his nonforfeitable benefits upon his earlier termination of employment will not be entitled to Reinstated Service unless he repays the entire amount of his distribution together with interest at the rate of five percent (5%) compounded annually, to the Trustees within two (2) years of the date he again becomes an Employee.

“Severance from Service Date” - Shall mean the earlier of:

(a)	the date on which an Employee quits, is discharged, retires or dies; and

(b)

the first anniversary of the commencement of a period during which an Employee takes an approved Leave of Absence. In the case of military service, the Severance from Service Date shall be the ninetieth (90th) day following his release from military service or such longer period during which his employment rights are protected by law.

Appendix XV – Baltimore Severance Plan Participants

“Vesting Service” - Shall mean the sum of the Employee’s (i) Credited Service; and (ii) any Period of Severance of a duration of less than twelve (12) months. For this purpose, twelve (12) months of Vesting Service, whether or not continuous, shall constitute a year of Vesting Service, In determining the number of years of Vesting Service, service with a predecessor organization of the Joint Board and/or an Affiliated Employer to a maximum of five (5) years, shall be credited. For purposes of determining Vesting Service, Service as a Leased Employee shall be treated as service with the Joint Board.

Where inconsistent with the terms of the Base Plan, the following provisions shall be applied to Participants covered by this Appendix XV in lieu of, or in addition to, as appropriate, the provisions of the Base Plan.

Required Employee Contributions - Each Participant shall contribute for the benefits provided for him under this Plan, at the rate of three and one-half percent (3 1⁄2%) of his annual Compensation. The above notwithstanding, effective January 1, 2007, employee contributions are neither required nor permitted.

Normal and Late Retirement Pension - The annual Normal and Late Retirement Pension benefit payable to an eligible Participant shall be equal to two and one-half percent (2 1⁄2%) of the Participant’s average annual Compensation received during the three (3) consecutive calendar years out of the ten (10) calendar years prior to or including his termination of employment which produces the highest average, or if the Participant has fewer than three (3) complete calendar years of employment with the Joint Board, the average annual Compensation received from the Joint Board during all complete calendar years prior to his termination of employment, multiplied by the Participant’s years of Credited Service; provided, however, that in no event shall such sum exceed seventy-five (75%) of the Participant’s average annual Compensation received during the three (3) consecutive calendar years out of the ten (10) calendar years prior to termination of employment which produces the highest average. Notwithstanding the foregoing, in the case of a Participant who would have been entitled to an Early Retirement Pension as provided below if he had retired early, in no event shall his Normal Retirement Pension be less than the largest Early Retirement Pension to which he would have been entitled. A Participant shall be mandatorily retired upon attainment of Age seventy (70).

Minimum Normal and Late Retirement Pension - The minimum Normal Retirement Pension shall be equal to a monthly benefit of fifty dollars ($50) provided the Participant has completed ten (10) years of Credited Service, and shall be increased by five dollars ($5) per month for each additional year of Credited Service, to a maximum of one hundred dollars ($100).

Early Retirement Pension – Eligibility - An Early Retirement Pension shall be granted to each Participant of the Plan who ceases to be an Employee of the Joint Board or any Affiliated Employer prior to becoming eligible to receive a Normal Retirement Pension but on or after the date the Participant either: (i) completes thirty (30) years of Vesting Service; or (ii) both attains age fifty-five (55) and completes ten (10) years of Vesting Service.

Appendix XV – Baltimore Severance Plan Participants

Early Retirement Pension – Amount - The monthly Early Retirement Pension shall be the Participant’s Accrued Benefit determined in accordance with the Normal Retirement Pension formula based on Credited Service and Compensation earned as of the date of termination of employment. A Participant who terminates employment with the Joint Board may elect to have benefit payments commence on his Normal Retirement Date or on the first of any month following or coinciding with his fifty-fifth (55th) birthday. A Participant who elects to have benefit payments commence prior to his sixty-second (62nd) birthday shall have the amount determined above reduced by one-half of one percent (0.5%) for each complete or partial month that the Participant’s actual retirement date precedes his Normal Retirement Date; provided, however, that no reduction shall be made if (a) the sum of the Participant’s attained Age and Vesting Service is at least seventy (70) and the Employee has attained age fifty-five (55) and completed ten (10) years of Vesting Service or (b) the Participant has completed thirty (30) years of Vesting Service.

Minimum Early Retirement Pension - The minimum Early Retirement Pension shall be equal to the minimum Normal Retirement Pension reduced by one-half of one percent (0.5%) for each complete or partial month that the Participant’s actual retirement date precedes his Normal Retirement Date; provided, however, that no reduction shall be made if the Participant has completed thirty (30) years of Vesting Service.

Disability Retirement Pension – Eligibility - A Disability Retirement Pension shall be granted to any disabled Participant of the Plan who at the time of his disability; (i) had earned ten (10) years of Vesting Service; (ii) was an active Employee of the Joint Board; (iii) is found by the Trustees to be unable to engage in any substantially gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration; and (iv) applies for and is determined to be eligible to receive Social Security Disability benefits. In the determination of disability, the Trustees may establish rules which are uniformly and consistently applied to all Participants in similar circumstances.

Disability Retirement Pension – Amount - The amount of the Participant’s Disability Retirement Pension shall be the Participant’s Accrued Benefit based on Credited Service and Compensation earned as of the date of disability.

Disability Retirement Pension – Period of Payment - The Disability Retirement Pension shall commence as of the first of the month coincident with or next following the date he satisfies all the eligibility requirements described above and shall continue in equal monthly installments. The Trustees may verify by medical examination at any time whether a Participant who is receiving a Disability Retirement Pension benefit has ceased to be totally and permanently disabled. If any such Participant should refuse to permit such examination, such refusal shall be justification for the discontinuance of his benefits under this section. If it is determined that total and permanent disability no longer exists, the Participant may be employed by the Joint Board and upon such reemployment, shall be credited with the years of Continuous Service, Credited Service and Vesting Service which he had earned to the date he absented himself from the employment of the Joint Board due to the disability; provided, however, the benefits to which he may become entitled to thereafter under the Plan shall be reduced by the Actuarial Equivalent of the disability payment received hereunder.

Appendix XV – Baltimore Severance Plan Participants

Deferred Vested Retirement Pension — Eligibility - A Participant shall be entitled to a Deferred Vested Retirement Pension upon attaining Normal Retirement Age if he has completed at least five Years of Vesting Service. Any Participant of the Plan who ceases to be an Employee for reasons other than death or disability, prior to becoming eligible for a Normal Retirement Pension or an Early Retirement Pension, and who is ineligible to receive a Deferred Vested Retirement Pension shall be ineligible to receive any benefit from the Plan, except for Withdrawal Benefits or Top-Heavy benefits, if applicable.

Deferred Vested Retirement Pension — Amount - The amount of the Deferred Vested Retirement Pension shall be the Participant’s Accrued Pension Benefit based on Credited Service and Compensation earned as of the date of termination of employment. A Participant who terminates employment with the Joint Board may elect to have benefit payments commence on his Normal Retirement Date or on the first of any month following or coinciding with his fifty-fifth (55th) birthday. A Participant who elects to have benefit payments commence prior to his Normal Retirement Date shall have the amount determined above reduced by one-half of one percent (0.5%) for each month his Benefit Commencement Date precedes his Normal Retirement Date.

Pre-Retirement Death Benefit — Eligibility - If a Participant dies prior to termination of employment but after completing five (5) years of Vesting Service, the Surviving Spouse of the deceased Participant shall be entitled to a death benefit in the form of a Survivor’s Pension as provided below. In the event the eligible Participant is not survived by a Spouse eligible to receive a benefit under the Plan, the surviving children of the Participant shall be eligible to receive the Survivor’s Pension. For the purpose of this benefit, children of the Participant shall only mean the surviving natural issue and adopted children of the Participant under Age of eighteen (18) if not a full-time student, under Age twenty-three (23) if a full-time student, or institutionalized on the date of the Participant’s death. If the eligible Participant dies without a Surviving Spouse or child eligible to receive a Survivor’s Pension, his designated Beneficiary shall be entitled to a Lump Sum Death Benefit as provided below. The designated Beneficiary of each other Participant who dies prior to his Benefit Commencement Date shall receive a Withdrawal Benefit as provided below.

Survivor’s Pension - The amount of the Survivor’s Pension shall be equal to fifty percent (50%) of the Participant’s Accrued Benefit. In the event the benefit amount is payable to eligible children of the Participant, the amount determined above shall be allocated in equal shares to the eligible children surviving on the date of the benefit payment being made. The Survivor’s Pension shall commence as of the first of the month following the Participant’s death and shall continue in monthly installments through the month in which the Spouse dies. In the absence of a Spouse eligible to receive the Survivor’s Pension, the Survivor’s Pension payable to the Participant’s children shall commence on the first day of the month following the death of the Participant, and shall continue through the first of the month in which the last of the surviving children of the Participant attains Age eighteen (18), or Age twenty-three (23) if a full-time student, or ceases to be institutionalized if such child had been institutionalized on the date of the Participant’s death. If an applicable law or regulation limits the number of years over which a Survivor’s Pension may be paid, at the end of such period, monthly payments shall cease and a lump sum of Actuarial Equivalent value to the remaining unpaid payments shall be paid to the eligible survivor(s). In no event shall the total payments under this Section be less than the Lump Sum Death Benefit provided below.

Appendix XV – Baltimore Severance Plan Participants

Lump Sum Death Benefit - The amount of the Lump Sum Death Benefit shall be equal to two (2) times the Withdrawal Benefit as determined below. Such Lump Sum Death Benefit shall be paid to the designated Beneficiary within ninety (90) days of the date of death of the Participant. In lieu of a Lump Sum Death Benefit, the designated Beneficiary may elect to receive a life period certain pension for a period of not more than ten (10) years which shall be the Actuarial Equivalent of the Lump Sum Death Benefit and shall commence as of the first of the month following the Participant’s death.

Withdrawal Benefit — Eligibility - Each Participant of the Plan who ceases to be an Employee for reasons other than death or disability, prior to becoming eligible for a Normal Retirement Pension or Late Retirement Pension shall receive a Withdrawal Benefit. Each other Participant who ceases to be an Employee for reasons other than death or disability prior to becoming eligible for a pension commencing within one (1) month of the date he ceases to be an Employee, may elect to receive a Withdrawal Benefit. The designated Beneficiary of an active Participant or of a Participant entitled to a Deferred Vested Retirement Pension who has not previously elected a Withdrawal Benefit who dies prior to his actual retirement date without being covered under the provisions regarding the Survivor’s Pension will receive a Withdrawal Benefit.

Withdrawal Benefit — Amount - The amount of the Withdrawal Benefit shall be the Participant’s Required Employee Contributions plus Credited Interest thereon to the date the Withdrawal Benefit is paid.

Effect of Withdrawal Benefit on Other Benefits - If a Participant who is eligible for a Deferred Vested Retirement Pension elects to receive a Withdrawal Benefit, his Deferred Vested Retirement Pension will be reduced by the Employee Paid Benefit defined below. If the Employee Paid Benefit is greater than the Deferred Vested Retirement Pension, then the Participant shall cease to be a Participant of the Plan. Notwithstanding the language of the preceding sentence, if the Participant has accrued a minimum benefit for any year in which the Plan was Top-Heavy, this Minimum Annual Retirement Benefit shall not be reduced by the Employee Paid Benefit and the Participant will remain a Participant in this Plan.

Employee Paid Benefit - The Employee Paid benefit shall mean the benefit that can be provided by Required Employee Contributions. The Employee Paid Benefit commencing at the Participant’s Normal Retirement Date under the normal form shall be determined by adding interest at the rate of five percent (5%) per annum to the Participant’s Required Employee Contribution account (including accrued Credited Interest thereon) from the date of determination to his Normal Retirement Date and multiplying the result by one-tenth (0.10) . The resulting Employee Paid Benefit made payable at other ages or in other optional forms shall be the Actuarial Equivalent of the Employee Paid Benefit payable at the Participant’s Normal Retirement Date under the normal form.

Repayment of Withdrawal Benefit - Any Participant who received a Withdrawal Benefit upon termination of employment and is subsequently rehired by the Employer and is eligible for Reinstated Service, may repay his Withdrawal Benefit with interest at the rate of five percent (5%) compounded annually within the end of a period of two (2) consecutive one-year breaks in service and thereby restore his rights to any benefits accrued during his prior period of participation in the Program which were forfeited upon the Participant’s termination of employment.

Appendix XV – Baltimore Severance Plan Participants

Automatic Form of Pension - The provisions of Section 7.1 of the Base Plan shall apply with respect to forms of payment to all Participants covered by this Appendix, and shall continue to apply after January 1, 2015. Any provisions herein set forth regarding distributions must take into account the provisions of Section 7.1 of the Base Plan.

Normal Form of Pension - The normal form of pension for a Participant eligible for a Normal, Late, Early, Disability or Deferred Vested Retirement Pension shall be a pension payable monthly for the life of the Participant continuing through the month in which the Participant dies. Upon the death of a Participant receiving the normal form of pension, his designated Beneficiary or Beneficiaries shall receive, in a lump sum, the amount of the Participant’s contributions to the Plan, together with Credited Interest, which are in excess of the total benefit payments paid to the Participant.

Optional Forms of Pension - In lieu of any other form of pension, a Participant may elect, at the time and in the manner prescribed by the Trustees, to receive a pension of Actuarial Equivalent value in accordance with any of the following options.

(a)

A joint and contingent survivor pension providing for an actuarially adjusted pension payable to and during the lifetime of the retired Participant with the provision that following his death after his benefit commencement date, such adjusted pension shall continue to be paid to and during the lifetime of the Participant’s Spouse at the same rate or at the rate of two-thirds (2/3rds) or one- half (1/2) of his adjusted pension.

(b)

A life period certain pension providing for an actuarially adjusted pension payable to and during the lifetime of the retired Participant with the provision that, in the event the Participant shall die before he shall have received payment of such adjusted pension for a period of one hundred twenty (120) months or one hundred eighty (180) months (“Select Period”), as selected by the Participant, after his death such adjusted pension shall continue for the remainder of said Select Period to the Participant’s designated Beneficiary as he shall nominate by written designation filed with the Trustees. If the Participant’s designated Beneficiary dies before payment of all payments provided in this option, payment will be made to the Participant’s estate.

(c)

Any other option including a single lump sum payment (except an “interest only” option); provided, however, that such option is approved by the Trustees; and, provided further, that such option provides for equal or decreasing installments (payable not less frequently than annually) and does not provide for a certain period longer than the life expectancy of the last to die of the Participant or his Spouse.

(d)

In no event, however, shall the actuarial value (determined as of the Annuity Starting Date) of the benefits payable following the death of a Participant to a person other than the Participant’s Spouse equal or exceed fifty percent (50%) of the actuarial value of the pension payable to the Participant.

Appendix XV – Baltimore Severance Plan Participants

(c)	Distribution may also be paid in the following manner:

(1)	Over the life of the Participant;

(2)	Over the life of the Participant and the designated Beneficiary;

(3)	Over a period certain not extending beyond the life expectancy of the Participant; and

(4)	Over a period certain not extending beyond the joint life and last survivor expectancy of the Participant and a designated Beneficiary.

Appendix XV – Baltimore Severance Plan Participants

Appendix XVI — Local 169 Plan Participants

CLOSED GROUP — December 1, 2004

The provisions of this Appendix XVI apply to (i) participants in the Staff Retirement Plan of Local 169, Union of Needletrades, Industrial and Textile Employees (the “Local 169 Plan”) prior to December 1, 2004 and to (ii) employees hired prior to December 1, 2004 who would have been eligible to join the Local 169 Plan in the future under the terms of the Local 169 Plan as in effect on December 1, 2004. Employees hired after December 1, 2004 shall be covered under the Base Plan provisions. The Local 169 Plan was merged into the Plan on December 1, 2004 and all participants in the Local 169 Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix XVI, the terms of this Appendix XVI will control with respect to Participants covered by this Appendix XVI. References in this Appendix to the Local 169 Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XVI, it is intended that the Plan and this Appendix XVI be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the Accrued Benefit of participants in the Local 169 Plan as of December 1, 2004 shall not be decreased as a result of the merger of the Local 169 Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to December 1, 2004.

The following definitions shall apply for purposes of this Appendix XVI:

“Average Salary” shall mean the average Salary rate received by a Participant during the highest consecutive two-year period preceding severance from employment.

“Credited Service” shall mean Service except for the following: if a Participant makes any portion of the required employee contribution, the Credited Service attributable to the period for which the contribution was made will be counted for Credited Service. Any period of service for which a Participant does not make any required contributions shall be disregarded for purposes of determining Credited Service.

“Employer” means the Union.

“Full Years” means the number of integral years, counting 6 months or more as one year and less than six months as zero years.

“Regular Benefit” or “Regular Annuity” means the form of benefit payable under the plan and is a straight lifetime annuity payable in equal monthly installments.

“Salary” with respect to any Participant means basic compensation rate paid by the Employer. Amounts contributed under this Plan and any nontaxable fringe benefits provided by the Employer shall not be considered as Salary. In addition, Salary shall include salary reduction contributions made on behalf of the Participant to a Code Sections 132(f)(4), 401(k), 125, 401(h) or 403(b) Plan maintained by the Employer. The limitations found in the Base Plan document under the definition of Salary shall apply to the definition of Salary or compensation herein.

Appendix XVI – Local 169 Plan Participants

“Service” — a year of Service shall mean any Plan Year during which an Employee is credited with at least 1,000 Hours of Service.

“Union” means Local 169 and all Local 169 Affiliates. For the purposes of this Plan, “Local 169 Affiliates” shall mean the Amalgamated Washable Clothing, Sportswear and Allied Industries Insurance Fund and the Vacation and Holiday Fund of Washable Clothing, Sportswear and Novelty Workers Union, Local 169 of UNITE HERE.

The following special provisions shall apply to Participants covered by the terms of this Appendix XVI. Unless otherwise indicated, Section references refer to the corresponding section in the Local 169 Plan.

For purposes of determining Service and Credited Service credit shall be provided if the Eligible Employee makes payment of all required contributions. Provided, however, an Eligible Employee who was excluded from participating in the Plan prior to January 1, 1988, because they were not eligible because of the maximum age restriction, shall be permitted to obtain credit for Service prior to January 1, 1988, if the Eligible Employee makes the payment of all such required contributions. Effective January 1, 1997, Participants shall not be required nor permitted to make contributions to the Plan.

Where inconsistent with the terms of the Base Plan, pension amounts shall be determined pursuant to the following Sections XVI4.1 through XVI4.2:

XVI4.1	Each Participant may elect to retire from employment with the Employer prior to his Normal Retirement Date if he has attained the age of 55 and completed 10 Years of Service.

XVI4.2

A Participant who has completed at least 15 Years of Credited Service, at any age and who suffers a physical or mental disability while he is employed by the Employer which, in the opinion of a physician designated by the Trustees, is permanent and prevents him from performing his duties shall be retired on the first day of the month following such disability and thereupon commence to receive a Regular Annuity determined in accordance with the provisions of Section XVI5.1 except that an additional 7 years of Credited Service shall be provided (to a maximum total of 31). The Trustees shall have the right from time to time to examine a Participant receiving a disability benefit to determine if the disability is permanent and prevents him from performing his duties.

Where inconsistent with the terms of the Base Plan, pension amounts shall be determined pursuant to the following Sections XVI5.1 through XVI5.6:

XVI5.1

The annual amount of the Regular Annuity payable to a Participant commencing at retirement, shall be equal to 2.75% of his Average Salary multiplied by his Credited Service (not to exceed 31 years). The Regular Annuity of the Participants who were active Employees of the Employer on January 1, 1997, shall upon retirement, be 104% of the otherwise computed amount.

Appendix XVI – Local 169 Plan Participants

XVI5.2

Section XVI5.1 notwithstanding, in no event shall the annual Regular Annuity be less than the sum of (i) the annuity which is the Actuarial Equivalent of the Participant’s Accumulated Contributions (assuming they are not withdrawn) based on the Participant’s age in years and completed months as of the benefit commencement plus (ii) $60 times Credited Service (not to exceed 7 years for this purpose).

XVI5.3

If a Participant retires under Section XVI4.1 of the Plan, the amount of the Regular Benefit to which he is entitled, commencing at his Normal Retirement Date, is determined pursuant to the formula in Section XVI5.1.

At the Participant’s request a benefit may become payable on any date between his retirement date and his Normal Retirement Date. Such reduced benefit shall be the Regular Benefit determined pursuant to Section XVI5.1 multiplied by a percentage equal to (a) 100% minus (b) 2.0% multiplied by the number of Full Years that the benefit commencement precedes his Normal Retirement Date. If the Participant has 30 or more Years of Credited Service, no reduction for early commencement shall apply.

XVI5.4

Section XVI5.3 notwithstanding, in no event shall the annual Regular Annuity be less than the sum of (i) annuity which is the Actuarial Equivalent of the Participant’s Accumulated Contributions as of the Annuity Starting Date based on the Participant’s age in years and completed months as of the Annuity Starting Date plus (ii) $60 times Credited Service (not to exceed 7 years for this purpose), multiplied by a percentage equal to (a) 100% minus (b) 2.0% multiplied by the number of Full Years that the benefit commencement precedes his Normal Retirement Date.

XVI5.5

If a Participant’s employment with the Employer continues after his Normal Retirement Date, the amount of his Accrued Benefit shall be the benefit determined in accordance with Section XVI5.1 on the basis of his Credited Service and his Average Salary as of his date of termination of employment. Any payments received by an active Participant prior to his termination of employment shall offset on an Actuarial Equivalent basis the benefit determined under this Section XVI5.5, such benefit to be redetermined annually to reflect additional accruals due to active participation; however, in no event shall a Participant’s redetermined benefit be less than the benefit which he was receiving immediately prior to the redetermination.

XVI5.6

If a Participant’s employment relationship with the Union terminates for any reason such that he ceases to be a Participant in the Plan, before he is eligible for normal retirement or early retirement but after he has completed five Years of Service, he shall be vested in an annuity commencing at his Normal Retirement Date based on his Accrued Benefit determined pursuant to Section XVI5.1 or XVI5.2 as of his date of termination, or as provided in Appendix I, Section I-5.9. A Participant who is entitled to a vested annuity may elect, by filing a written application with the Trustees, to commence receiving a reduced annuity on the first day of any month after he has

Appendix XVI – Local 169 Plan Participants

reached the age of 55. Such reduced annuity shall be the annuity determined pursuant to Section XVI5.1 multiplied by a percentage equal to 100% minus 6% a year for each Full Year that the date of commencement precedes the Normal Retirement Date, but in no event less than that provided in Section XVI5.4.

The following provisions apply to Participants covered by this Appendix and supersede the provisions in Sections Six and Seven of the Base Plan with respect to such Participants.

XVI8.1	Any Participant who is married shall be provided with information regarding his entitlements under subsections (a) and (b) below:

(a)

The Surviving Spouse of a married vested Participant shall be entitled to a Surviving Spouse benefit which shall be in the event of death of the Participant prior to his Annuity Starting Date in accordance with the rules and procedures set forth in Section XVI8.3.

(b)

A married Participant is given the option to waive the normal form of benefit payment at retirement, by electing to receive payment in the form of a single life annuity in lieu of a Qualified Joint and Survivor Annuity, in accordance with the rules and procedures set forth in Section XVI8.4.

(c)	All of the provisions of this Section XVI8, regarding the entitlements described above, shall apply to the Participant’s entire Accrued Benefit under the Plan, including his Accumulated Contributions.

XVI8.2	The Trustees shall provide to a Participant, before he makes any election with regard to Section XVI8.1, a written explanation of:

(a)	The terms and conditions of the Qualified Joint and Survivor Annuity;

(b)	The Participant’s right to make an election to waive the Qualified Joint and Survivor Annuity, and the effect of such election;

(c)	The rights of the Participant’s Spouse with respect to any election to waive the Qualified Joint and Survivor Annuity; and

(d)	The right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

XVI8.3	(a) In accordance with Section XVI8.1(a), the amount of the Qualified Pre-Retirement Survivor Annuity is:

(1)

If the Participant’s death occurs on or after the date on which the Participant attains age 55, survivor annuity payments shall commence on the Participant’s Normal Retirement Date and shall be made to the Participant’s Surviving Spouse for the then remaining lifetime of the Surviving Spouse. The Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as

Appendix XVI – Local 169 Plan Participants

of the first day of any month after the Participant’s death but prior to his Normal Retirement Date, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his death, elected to commence receiving his benefit under the benefit option selected under Section XVI8.4, and died on the next day, as follows:

(i)

If the Participant meets the requirements of Section XVI4.2 at date of death then the survivor annuity payment shall equal 50% of the amount of pension which would have been payable to the Participant under the provisions of Section XVI5.2 if the Participant had retired on the day before death and pension payments had then commenced assuming coverage under Section XVI8.4(g).

(ii)

If the Participant does not meet the requirements of Section XVI4.2 at date of death then the survivor annuity payment shall equal 50% of the amount of pension payable to the Participant under the provisions of Section XVI5.6, assuming coverage under Section XVI8.4(g) and assuming pension payments commence at the date of death.

(2)

If the Participant’s death occurs before the Participant attains age 55, survivor annuity payments shall commence on the Participant’s Normal Retirement Date and shall be made to the Surviving Spouse of the Participant for the then remaining lifetime of the Surviving Spouse in an amount equal to 50% of the amount of benefit which the Participant had accrued at the date of death in accordance with the formula in Section XVI5.1 assuming coverage under Section XVI8.4(g). The Surviving Spouse may, at any time after the Participant’s death, elect to commence receiving an annuity for her life as of the first day of any month after both the Participant’s death and the date on which he would have attained age 55 if he had lived, in which case the benefit to the Surviving Spouse will be equal to the amount of benefit to which such Surviving Spouse would have been entitled had the Participant retired on the day before his death, elected to commence receiving his benefit under the benefit option selected under Section XVI8.4, and died on the next day.

(3)	In addition to the foregoing, Section 7.1(e) of the Base Plan shall apply.

(b)

Section XVI8.3(a) notwithstanding, the Spouse of a Participant shall, in the event of the Participant’s death after he has completed 15 or more Years of Service and prior to his retirement, be entitled to receive an annuity commencing on the first day of the calendar month following the Participant’s death. Such annuity shall equal a percentage (as determined in accordance with Table A-1, at the end of this Appendix) of the amount which would have been payable to the Participant

Appendix XVI – Local 169 Plan Participants

commencing on the aforementioned date pursuant to Section XVI5.1 based on his Average Salary and Credited Service at his date of death, plus an additional seven Years (to a maximum of 31 in total). The provisions of this Section XVI8.3(b) are applicable only in the event that a joint annuity option is in effect (based on the terms and conditions of option elections as stated in Section XVI8.4(c) and (f)) at the date of the Participant’s death.

(c)

Upon the death of the Surviving Spouse, the Participant’s contingent Beneficiary shall be paid a lump sum distribution equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions account as of the Annuity Starting Date exceeds the aggregate benefit payments made to the Participant and the Spouse.

XVI8.4	The normal forms of benefit payment at retirement shall be:

(a)	Life Annuity: The normal form of payment for a single Participant is a benefit payable for his lifetime, as determined under Section XVI5.1, with no further payments beyond the month of his death.

(b)	Qualified Joint and Survivor Annuity:

(1)

The normal form of payment for a married Participant is a Qualified Joint and Survivor Annuity which shall be equal to a percentage of the Regular Annuity as specified in Section XVI8.4(c) or XVI8.4(g) and payable in accordance with those Sections.

(2)

Notwithstanding paragraph (1), no benefit shall be payable to a Participant’s Spouse under this Section XVI8.4(b) unless the Participant and his Spouse were legally married throughout the 12-month period ending on the date of the Participant’s death. If the Participant and his Spouse were not legally married for at least 12 months before the Annuity Starting Date, the normal form of payment nevertheless shall be a Qualified Joint and Survivor Annuity; however, if the Participant dies within 12 months after the date of his marriage, the form of payment shall revert to the normal form of payment in Section XVI8.4(a), and no benefit shall be payable to the Participant’s Spouse except as otherwise provided in Section XVI8.5.

(3)

An election not to take the Qualified Joint and Survivor Annuity shall be made on an appropriate election form filed with the Trustees no more than 90 days, and not less than 30 days, before the Annuity Starting Date, as specified by the Trustees. Such an election shall be effective only if accompanied by the written consent of the Participant’s Spouse, witnessed by a Plan official or a notary public, acknowledging the effect of the designation and the specific non-Spouse Beneficiary, including any class of Beneficiaries or any contingent Beneficiary. Any consent of a Participant’s Spouse shall be valid only with respect to that Spouse and

Appendix XVI – Local 169 Plan Participants

shall be irrevocable as to that Spouse. Any such election may be revoked in writing by the Participant without spousal consent at any time before the Annuity Starting Date. After such election is revoked, another such election may be made at any time before the Annuity Starting Date; however, any new election will require a new spousal consent. Spousal consent shall not be required if it can be established to the satisfaction of the Committee that the required consent cannot be obtained because there is no Spouse, the Spouse cannot be located, or there are other circumstances for which regulations do not require such consent.

(4)

Notwithstanding the foregoing, an Annuity Starting Date which is not at least 30 days after the written explanation described above was provided to the Employee will be permitted if the following conditions are satisfied: (i) the written explanation is provided to the Employee before the Annuity Starting Date, (ii) the written explanation explains that the Employee has the right to at least 30 days to consider whether to make an election regarding a form of benefit, (iii) the Employee is permitted to revoke such election at any time until the Annuity Starting Date, or if later, the end of the seven day period beginning on the day after the written explanation is provided, and (iv) distribution of benefits does not begin before the seven day period described above expires.

(5)	The Trustees shall provide the written explanations described in Section XVI8.2 to each Participant.

(6)

Payments under the Qualified Joint and Survivor Annuity shall begin on the Annuity Starting Date and shall end with the payment due as of the first day of the month in which occurs the death of the last person entitled to payments under the annuity.

(c)

In lieu of a Regular Annuity, a Participant may elect to receive a joint annuity. A joint annuity shall be payable to the annuitant during his life and, after his death, to his Spouse, if surviving, during her life. The amount of the monthly payments to an annuitant who has elected a joint annuity and to his Surviving Spouse, shall be computed by applying to the monthly Regular Annuity to which the annuitant would otherwise have been entitled, the percentage determined in accordance with Table A-1 annexed hereto at the end of this Appendix.

(d)

An election to receive a joint annuity and the designation of the type annuity elected (from those types provided in Table A-1, at the end of this Appendix) shall be made by the Participant by an instrument signed by him and filed with the Trustees at least six months prior to the date on which the Participant shall become eligible to receive, or commence receiving, any annuity payment under this Plan, or at least six months prior to death on or after the date that the Participant becomes eligible to receive any annuity payment under this Plan. As a condition of such election, the Trustees shall require proof satisfactory to it of the age of the Participant’s Spouse. In the event that any election to receive a joint annuity, filed or deemed filed, does not designate the type of joint annuity elected, the Participant shall be deemed to have designated Type C.

Appendix XVI – Local 169 Plan Participants

(e)

The election by a Participant to receive a joint annuity may be revoked or the type of joint annuity elected may be changed, only by an instrument signed by him and filed with the Trustees at least six months prior to the date on which the Participant shall become eligible to receive, or commences receiving, any annuity payment under this Plan. Such instrument of revocation or change shall not be effective until one year after it is filed and unless the Participant and his Spouse are both living at the end of said one year. No election or revocation or change shall require the consent of the Participant’s Spouse, if another joint annuity option with the Participant’s Spouse as the annuitant is elected. However, if a single life annuity is elected, the consent of the Participant’s Spouse shall be required.

(f)

Notwithstanding the provisions of Sections XVI8.4(c) and XVI8.4(d) the Surviving Spouse of any annuitant or Participant electing a joint annuity shall not be eligible to receive such annuity unless married to such annuitant or Participant for at least five (5) years prior to the earliest date: (i) of his severance, or (ii) of his retirement under the Plan, or (iii) of his death during the period provided in Section XVI8.3(b).

(g)	Automatic Post-Retirement Surviving Spouse Option

The provisions of this Section XVI8.4(g) are applicable only to those Participants not covered by the joint annuity benefits described in Sections XVI8.4(c) through XVI8.4(f) above. Subject to the conditions hereinafter set forth in this Section XVI8.4(g), if a Participant shall be married for at least one year at the Annuity Starting Date, the amount of each such annuity payment which would otherwise be payable to such Participant shall be reduced to be the Actuarial Equivalent of the Regular Annuity and if the Participant’s Spouse shall survive him, an annuity shall be payable under the Plan to the Spouse during such Spouse’s remaining lifetime after the Participant’s death in an amount equal to 50% of his reduced annuity payment.

XVI8.5	The other Death Benefits shall be:

(a)	Upon participation in the Plan, a Participant shall designate a Beneficiary on the appropriate form.

(b)

In the event of the death of a Participant prior to retirement who is not eligible for the Surviving Spouse benefit in Section XVI8.3, his designated Beneficiary is entitled to the amount specified in Section XVI8.3(c), paid in accordance with Section XVI8.4. If a Beneficiary has not been designated, the amount shall be paid to (i) the Surviving Spouse, or (ii) if none, then to the surviving children in equal shares, or (iii) if none, to his estate.

Appendix XVI – Local 169 Plan Participants

(c)

Upon the death of a Participant (and of his Spouse, if a Qualified Joint and Survivor Annuity is in effect) after his Annuity Starting Date, his Beneficiary shall be entitled to receive a lump sum payment equal to the amount, if any, by which the balance in the Participant’s Accumulated Contributions Account as of the Annuity Starting Date exceeds one-half of the aggregate benefit payments made to the Participant and, if applicable, his Spouse.

(d)

Notwithstanding any other provisions of this Section to the contrary, if payment of retirement benefits to a Participant has not commenced before his death, the entire death benefit payable hereunder shall be distributed by the December 31 coinciding with or next following the fifth anniversary of the Participant’s death. However, if distribution of the survivorship benefit is to be made to a surviving Beneficiary over the life of such Beneficiary and the distribution begins by the December 31 coinciding with or next following the first anniversary of the Participant’s death, benefits may be distributed over a period of longer than five years. In the event that the Participant’s Spouse is his Beneficiary, the requirement that the distribution commence within one year of a Participant’s death shall not apply, although the distribution must commence no later than April 1st following the calendar year in which the deceased Participant would have attained age 70 1/2.

(e)

In addition to the forms of payment set forth in this Appendix XVI, Participants covered under this Appendix XVI shall be eligible for the optional form of payment set forth in Section 7.2(b) of the Base Plan.

XVI8.9	Accumulated Contributions:

A Participant who is entitled to benefits under this Appendix may elect to receive a lump sum payment of his Accumulated Contributions, referred to hereinafter as a “refund”, in lieu of the normal form of benefit in accordance with Section XVI8.4. On the date as of which such refund is paid (hereinafter referred to as the “refund date”), the benefit to which he would otherwise be entitled under this Section XVI-Eight shall be reduced by the Actuarial Equivalent of the Accumulated Contributions.

Appendix XVI – Local 169 Plan Participants

TABLE A-1 -JOINT ANNUITIES - Percentage of Monthly Annuity When Joint Annuity is Elected - For Purposes of this Appendix XVI:

(1) Type of Joint Annuity	(2) To Annuitant	(3) To His Surviving Spouse

A	90%	Same as payable to annuitant
B	95%	75% of amount payable to annuitant
C	100%	50% of amount payable to annuitant

Appendix XVI – Local 169 Plan Participants

Appendix XVII — John Kenneally OEL Plan Participants

The provisions of this Appendix XVII apply to participants in the John Kenneally OEL Plan (previously known as the Officers and Employees of the Locals of the Hotel Employees and Restaurant Employees International Union Pension Plan) prior to December 31, 2004, and unless an Employer covered under this Appendix elects the Base Plan provisions (with correspondingly higher contribution rates), such Employer’s Employees hired after December 31, 2004 are covered under this Appendix XVII as well . See the chart below for a listing of such employers and the effective date of the transition. All other former HERE IU locals who contribute to this Plan are covered under this Appendix. Employees of any employer who elects coverage under the Base Plan provisions shall accrue benefits under the Base Plan after the effective date of such election — benefits accrued prior to that transition date are payable under the terms of this Appendix XVII, except that service will count for eligibility and vesting purposes under both the Base Plan and this Appendix XVII. The John Kenneally OEL Plan was merged into the Plan on December 31, 2004 and all participants in the John Kenneally OEL Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix XVII, the terms of this Appendix XVII will control with respect to Participants covered by this Appendix XVII. References in this Appendix to the John Kenneally OEL Plan shall be deemed to refer as well to the provisions of this Appendix.

Local number	Transition Date
6	January 1, 2005
7	N/A
17	January 1, 2008
21	January 1, 2005
23	N/A
24	January 1, 2008
25	February 1, 2011
26	November 1, 2010
49	January 1, 2005
74	January 1, 2008
450	March 1, 2006
688	N/A
2850	April 1, 2007

Notwithstanding anything to the contrary in the Plan or in this Appendix XVII, it is intended that the Plan and this Appendix XVII be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the John Kenneally OEL Plan as of December 30, 2004 shall not be decreased as a result of the merger of the John Kenneally OEL Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to December 31, 2004.

Appendix XVII – John Kenneally OEL Plan Participants

The following definitions shall apply for purposes of this Appendix XVII:

“Authorized Leave of Absence” - An Authorized Leave of Absence is any absence authorized by an Employer under the Employer’s standard personnel practices, provided that all persons under similar circumstances are treated alike in the granting of such Authorized Leaves of Absence, and further provided that the Participant returns or Retires within the period specified in the Authorized Leave of Absence. Participants on Authorized Leaves of Absence due to reasons other than “qualified military service” under Code Section 414(u) shall earn no more than one Year of Service during such Authorized Leaves of Absence, effective May 14, 2000. An absence due to “qualified military service” under Code Section 414(u) shall be considered an Authorized Leave of Absence, provided that the Employee complies with all of the requirements of federal law in order to be entitled to re-employment, and further provided that the Employee returns to employment with the Employer within the period provided by law. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

“Average Annual Salary” - Average Annual Salary is the result obtained by dividing the total Salary of a Participant during his or her last five (5) completed consecutive calendar Years of Service (or during the actual number of Years of Service, if fewer than five (5)) by five (5) (or by the actual number of Years of Service or partial Years of Service, if fewer than five (5)).

“Contiguous Noncovered Service” - Contiguous Noncovered Service means noncovered service which precedes or follows Covered Service, provided no quit, discharge, or Retirement occurs between such Covered Service and noncovered service.

“Covered Service” - Covered Service means service with an Employer within a class of Employees covered under a participation agreement between the Employer and the Union.

“Credited Service” - A Participant shall accrue one month of Credited Service for each month in which a contribution was required to be made during a Year of Service earned from and after the June 1st to May 31st year in which his or her participation in the Plan commenced.

“Disability” - Disability is a physical condition which entitles the Participant to a Social Security Disability Insurance benefit under the Social Security Act, as evidenced by a determination letter from the Social Security Administration establishing such disability.

“Earliest Retirement Age” - Earliest Retirement Age is the earliest age at which a Participant is eligible to receive his or her vested accrued benefit, provided the Participant has a nonforfeitable right to such benefit.

“Early Retirement Age” - A Participant attains Early Retirement Age on the date on which he or she has reached age 55 and has earned thirty-six (36) months of Credited Service.

Appendix XVII – John Kenneally OEL Plan Participants

“Employee” - An Employee is:

(a)

any common law employee of an Employer who is receiving remuneration for personal services rendered to the Employer (or would be receiving such remuneration except for an Authorized Leave of Absence), and

(b)	any Leased Employee.

Employee shall not include:

(a)	any person employed by the Employer in a capacity covered by a collective bargaining agreement requiring pension contributions to be made on his or her behalf to another pension plan;

(b)

temporary employees of a local union hired specifically to assist in special projects related to the organizing duties of the local union and whose remuneration is subsidized by the Union or any other person or organization, provided that any such temporary employee who works more than twelve (12) months in any consecutive twenty-four (24) month period for such local union shall not be excluded under this exception;

(c)	Employees working less than one thousand (1,000) Hours of Service per year; and

(d)

an individual who is identified on the books and records of the Employee as other than a common law employee, regardless of a later agency or judicial determination to the effect that such individual is a common law employee of the Employer.

“Employer” - An Employer is any local union, Joint Executive Board, or Support Organization that has adopted the Plan with the Union’s consent and has agreed in writing to make contributions to the Fund on behalf of its Employees.

“Normal Retirement Age” - A Participant attains Normal Retirement Age on the later of:

(a)	the date on which he or she has reached age 65; or

(b)	the earlier of:

(i)	the date on which he or she has earned three (3) years of Credited Service, or

(ii)	the 5th anniversary of the date that he or she commenced participation in the Plan.

For Plan Years beginning before January 1, 1995, Normal Retirement Age shall be determined in accordance with the plan document in effect for those years.

Appendix XVII – John Kenneally OEL Plan Participants

“Prohibited Employment” - For a Participant who has attained Normal Retirement Age, Prohibited Employment occurs when such Participant begins receiving his or her vested accrued benefit, then returns to employment with an Employer maintaining the Plan and is compensated for at least seventeen (17) days in a calendar month. For a Participant who has not yet attained Normal Retirement Age, Prohibited Employment occurs when such Participant Retires and begins receiving his or her vested accrued benefit, then returns to employment with an Employer maintaining the Plan for more than 83 hours per month (which is deemed to be the equivalent of less than 12 days per month).

“Qualified Election” - A Qualified Election is a waiver of a 50% Joint and Survivor Annuity. Any waiver of a 50% Joint and Survivor Annuity shall not be effective unless:

(a)	the Participant’s eligible Spouse consents in writing to the election;

(b)

the election designates a specific alternate beneficiary, including any class of beneficiaries or any contingent beneficiaries, which may not be changed without spousal consent (or the eligible Spouse expressly permits designations by the Participant without any further spousal consent);

(c)

the election designates a form of benefit payment, which may not be changed without spousal consent (or the eligible Spouse expressly permits designations by the Participant without any further spousal consent);

(d)	the eligible Spouse’s consent acknowledges the effect of the election; and

(e)	the eligible Spouse’s consent is witnessed by a Plan representative or a notary public.

If it is established to the satisfaction of a Plan representative that such written consent may not be obtained because there is no eligible Spouse or the eligible Spouse cannot be located, a waiver will be deemed a Qualified Election. Any consent by an eligible Spouse obtained under this provision (or establishment that the consent of an eligible Spouse may not be obtained) shall be effective only with respect to such eligible Spouse. A consent that permits designations by the Participant without any requirement of further consent by such eligible Spouse must acknowledge that the eligible Spouse has the right to limit consent to a specific beneficiary, and a specific form of benefit, where applicable, and that the eligible Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the eligible Spouse at any time prior to the commencement of benefits.

“Required Contributions” - Required Contributions are, over any given period of time, all contributions required to be made by an Employer under the Plan.

“Retire/Retirement” - Retirement is termination of employment for reasons other than death after a Participant has fulfilled all requirements for a Normal Retirement Pension, an Early Retirement Pension, a Deferred Vested Pension, a Disability Retirement, or a 30-and-Out Pension. Retirement shall be considered as commencing on the day immediately following a Participant’s last day of employment with an Employer, or, if later, the last day of an Authorized Leave of Absence.

Appendix XVII – John Kenneally OEL Plan Participants

“Salary” - Salary means “wage,” as defined in Section 3121(a) of the Code for purposes of calculating Social Security taxes, but determined without regard to the wage base limitation in Section 3121(a)(1) of the Code, the special rules in Section 3121(v) of the Code (applicable to certain elective contributions and non-qualified deferred compensation), any rules that limit Covered Service based on the type or location of an Employee’s Employer, and any rules that limit the remuneration included in wages based on familial relationship or based on the nature or location of the employment or the services performed (such as the exceptions to the definition of employment in Sections 3121(b)(1) through (20) of the Code). Effective January 1, 2011, Salary shall not include severance pay.

“Support Organization” - A Support Organization is any organization that is an exempt organization under Code Section 501 and that performs services or administrative functions for the Union and/or any other Employer. Such organization must have adopted the Plan on or before March 31, 1984, and only employees employed by such organization on March 31,1984, shall be considered Employees under the Plan. The effective date of adoption for such organization shall be March 31, 1984. Effective as of December 31, 2002, the preceding two sentences shall be of no further force and effect.

“Union” - The Union is the Hotel Employees and Restaurant Employees International Union, or its successor or successors.

“Vesting Computation Period” - The Vesting Computation Period is the twelve (12) consecutive month period commencing on June 1st and ending on May 31st.

“Voluntary Employer Contributions” - Voluntary Employer Contributions are contributions made on a voluntary basis by an Employer, in excess of the contribution level required under the Plan, and made for the sole purpose of providing increased benefits only for the Employees of that contributing Employer.

“Year of Service” - A Participant shall earn a Year of Service in any twelve (12) month period commencing June 1st and ending May 31st in which he or she is credited with 1000 Hours of Service.

Participation

Participation begins on the later of: (i) the date the local union, Joint Executive Board or Support Organization adopted the Plan; or (ii) the first day of the month after an Employee completes at least 1,000 Hours of Service in a 12-consecutive month period following the Employee’s date of hire or anniversary thereof.

Eligibility

An Employee shall become eligible to participate in the Plan on the later of: (i) the date that the Employee’s Employer adopts the Plan; or (ii) the first day of the month after the Employee has completed at least 1,000 Hours of Service in a 12-consecutive month period following his date of hire or anniversary thereof.

Appendix XVII – John Kenneally OEL Plan Participants

An Employee shall be credited with 190 Hours of Service in any calendar month in which he or she completes at least one Hour of Service. All Employers maintaining the Plan shall be treated as constituting a single Employer, so long as an Employee is employed in either Covered Service or Contiguous Noncovered Service, and all Covered Service and all Contiguous Noncovered Service with Employers maintaining the Plan shall be taken into account in determining whether an Employee has completed 1,000 Hours of Service (a “Year of Service”) during the 12-consecutive month period referred to in section (ii) above.

A former employee entitled to receive a vested accrued benefit from the Plan shall continue as a Participant until the date of his or her death.

Notwithstanding the foregoing, for Employers who initially adopted the John Kenneally OEL Plan (previously known as the Officers and Employees of the Locals of the Hotel Employees and Restaurant Employees International Union Pension Plan) and then transitioned into the Base Plan, all years of service will be counted for purposes of determining eligibility for benefits under Sections 4.2 and 4.5 of the Base Plan.

Vesting Schedule

Notwithstanding any Plan provision to the contrary, a Participant shall have a nonforfeitable (“vested”) right to a Normal Retirement Pension (as defined in the Benefit Amount section of this Appendix) if he or she is employed with an Employer upon attainment of Normal Retirement Age. A Participant shall also have a vested right to a Normal Retirement Pension upon termination or partial termination of the Plan, to the extent funded as of such date. In all other cases, a Participant shall have a vested right to a Deferred Vested Pension as described below.

In the case of a Participant who completes at least one Hour of Service on or after January 1, 1995, such percentage shall be determined in accordance with the following table:

Years of Service	Vested Percentage
Less than 5	0%
5 or more	100%

A Participant who, as of January 1, 1995, had three (3), but less than five (5), Years of Service shall continue to vest in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3	0%
3, but less than 4	20%
4, but less than 5	40%
5 or more	100%

In the event a Participant separates from Covered Service, but returns prior to losing his or her Years of Service for purposes of vesting under the Break in Service rules (see the Base Plan Section Three), such Participant shall continue vesting in accordance with the applicable schedule immediately upon his or her return to Covered Service.

Appendix XVII – John Kenneally OEL Plan Participants

An Employee or Participant shall be credited with a Year of Service for purposes of vesting if he is credited with at least 1000 Hours of Service during a Vesting Computation Period, An Employee or Participant shall be credited with 190 Hours of Service for purposes of vesting in any calendar month in which he or she completes one Hour of Service.

A Participant shall also be credited with a Year of Service for a period of employment with any local union affiliated with the Union, provided that:

(a)	the Participant had at least 1000 Hours of Service in the twelve (12) month period commencing on June 1st and ending on May 31st;

(b)	there is no duplication of service for the same Hours of Service;

(c)	an actuarial review determines that granting the Years of Service is supported by future anticipated contributions; and

(d)	the Employer agrees in writing to make the additional contributions, consistent with the actuarial review described in (c) above, for the Years of Service.

A Participant shall also be credited with a Year of Service for a period of employment with the Union, provided that:

(a)	the Participant had at least 1000 Hours of Service in the twelve (12) month period commencing on June 1st and ending on May 31st;

(b)	there is no duplication of service for the same Hours of Service;

(c)	with respect to employment prior to June 5, 1997, the Employer agrees in writing to make the additional contributions for the Years of Service; and

(d)

with respect to employment from and after June 5, 1997, an actuarial review determines that granting the Years of Service is supported by future anticipated contributions and the Employer agrees in writing to make the additional contributions, consistent with the actuarial review for the Years of Service.

Effective December 1, 2002, a Participant shall also be credited with a Year of Service for a period of employment with any Support Organization, provided that:

(a)	the Participant had at least 1,000 Hours of Service in the twelve (12) month period commencing on June 1st and ending on May 31st;

(b)	there is no duplication of service for the same Hours of Service;

(c)	an actuarial review determines that granting the Years of Service is supported by future anticipated contributions; and

(d)	the employer agrees in writing to make the additional contributions, consistent with the actuarial review described in (c) above, for the Years of Service.

Appendix XVII – John Kenneally OEL Plan Participants

All Years of Service with employers who are members of a controlled group of corporations, trades or businesses under common control, and affiliated services groups shall be included for purposes of determining an Employee or Participant’s Years of Service for purposes of vesting in accordance with Code Sections 414(b), (c), and (m). All Employers maintaining the Plan shall be treated as constituting a single Employer, so long as an Employee is employed in either Covered Service or Contiguous Noncovered Service, and all Covered Service and all Contiguous Noncovered Service with Employers maintaining the Plan shall be taken into account in determining whether an Employee has completed a Year of Service during a Plan Year for purposes of vesting, except:

(a)	Years of Service before age 18;

(b)	Years of Service before the Employer maintained this Plan or a predecessor plan, except as otherwise provided herein;

(c)	Years of Service not required to be counted under the Plan’s Break in Service Rules;

(d)	Years of Service before the effective date of ERISA, if such service would have been disregarded under the break in service rules of the prior plan;

(e)

Years of Service with an Employer after a complete withdrawal from the Plan or a partial withdrawal from the Plan in connection with the decertification of the collective bargaining representative; and

(f)	Years of Service with an Employer after the termination date of the Plan.

Eligibility for Benefits

Normal Retirement Pension

A Participant shall be eligible for a Normal Retirement Pension if he or she:

(a)	has attained Normal Retirement Age; and

(b)	terminated employment upon or after attaining Normal Retirement Age.

Early Retirement Pension

A Participant shall be eligible for an Early Retirement Pension if he or she:

(a)	has reached age 55 and has earned thirty-six (36) months of Credited Service (i.e., he or she has attained Early Retirement Age); and

(b)	terminated employment upon or after attaining Early Retirement Age.

Appendix XVII – John Kenneally OEL Plan Participants

Disability Retirement Pension

A Participant shall be eligible for a Disability Retirement Pension if he or she;

(a)	has earned thirty-six (36) months of Credited Service; and

(b)	terminated employment due to Disability.

Disability shall be considered to have ended and entitlement to a Disability Retirement Pension shall cease if, prior to attainment of age 55, the Participant (a) is re-employed by an Employer, or (b) is no longer entitled to a Social Security Disability Insurance benefit, as determined by the Social Security Administration (“SSA”). If entitlement to a Disability Retirement Pension ceases, a Participant shall not be prevented from qualifying for a pension under another provision of the Plan, and he or she shall be granted Years of Service and months of Credited Service for the period of Disability, disregarding any Disability Retirement Pension payments which were made during the period of Disability.

Deferred Vested Pension

A Participant shall be eligible for a Deferred Vested Pension if he or she:

(a)	has earned five (5) Years of Service;

(b)	terminated employment prior to satisfying the requirements for a Normal Retirement Pension, a 30 and Out Pension, an Early Retirement Pension, or a Disability Retirement Pension; and

(c)	has attained age 55.

In the event a Participant Retires with a Deferred Vested Pension, and later receives a determination letter from the Social Security Administration establishing that he or she is disabled, the Trustees may, upon the Participants request, convert the Participant’s Deferred Vested Pension to a Disability Retirement Pension, provided the Participant otherwise satisfies the eligibility requirements for a Disability Retirement Pension. Such a conversion may enable the Participant to receive payments retroactive to the date on which SSA determined that he or she first became disabled, provided the conditions set forth above are satisfied.

30 and Out Pension

A Participant shall be eligible for a 30 and Out Pension if he or she;

(a)	has earned twenty (20) years of Credited Service;

(b)	has earned thirty (30) Years of Service; and

(c)	terminated employment upon or after attaining age 55.

Appendix XVII – John Kenneally OEL Plan Participants

Benefit Amount

Normal Retirement Pension

The monthly amount of the Normal Retirement Pension paid as a single life pension shall be equal to the sum of (a) and (b) below:

(a)

the greater of (i) one and a quarter percent (1 1/4%) of the “annualized contribution” (as defined in (c) below) multiplied by the number of Years of Service earned prior to June 1, 1999 or (ii) the amount accrued under the prior plan at June 1, 1999 set forth in (d) below; in addition to

(b)

one and a quarter percent (1 1/4%) of the sum of the Voluntary Employer Contributions and Required Contributions, computed separately for each Year of Service earned after May 31, 1999 (no pension accrual is earned for any Year in which the Participant earns less than 1,000 Hours of Service).

(c)	The “annualized contribution” is determined by multiplying the Employer contribution for January 1999 by twelve (12).

(d)	The monthly amount of the Normal Retirement Pension paid as a Single Life Pension shall be equal to one-twelfth (1/12th) of the product of (i), (ii), and (iii) below:

(i)	two and a half percent (2 1/[2] %) of the Participant’s Average Annual Salary as of June 1, 1999, up to a maximum of $35,000; multiplied by

(ii)	the Participant’s Years of Service as of June 1, 1999, up to a maximum of fifteen (15) Years of Service; multiplied by

(iii)	a fraction, not exceeding one, of which the numerator is the Participant’s months of Credited Service (as of June 1, 1999) and the denominator is thirty-six (36).

In no event shall the benefit determined for any Participant be less than the amount he or she would have been entitled to receive had his or her employment terminated at an earlier date. If a Participant’s Retirement occurs after his or her Normal Retirement Age and after he has completed fifteen (15) Years of Service and thirty-six (36) months of Credited Service, his or her Normal Retirement Pension, as determined above, shall be actuarially increased in accordance with the factors set forth in Appendix B.

Notwithstanding the foregoing, the monthly amount of the Normal Retirement Pension paid to Local 362 Participants as a single life annuity shall be 1.25% of the monthly contributions made on their behalf.

Appendix XVII – John Kenneally OEL Plan Participants

Early Retirement Pension

The monthly amount of the Early Retirement Pension paid as a single life pension and calculated as of the Participant’s effective date shall be equal to his or her vested accrued benefit, reduced by 1/180th for each month that the effective date of the Early Retirement Pension precedes the Participant’s Normal Retirement Date.

Disability Retirement Pension

The monthly amount of the Disability Retirement Pension paid as a single life pension shall be determined in the same manner as an Early Retirement Pension, except that, solely for the purpose of determining the amount of a Disability Retirement Pension, the following assumption shall be made: If Disability occurs prior to the Participant’s attainment of age 55, the Participant shall be deemed to have attained age 55 as of the date of his or her disability Retirement, and any Years of Service and Credited Service he or she would have earned had his or her employment actually continued until age 55 shall be granted.

Deferred Vested Pension

The amount of a Participant’s Deferred Vested Pension paid as a single life pension, commencing as of his or her Normal Retirement Date shall be equal to his or her Vested Accrued Benefit. If payment of a Deferred Vested Pension commences prior to the Participant’s Normal Retirement Date, the amount of the Deferred Vested Pension shall be reduced by 1/180th for each month that the effective date of the pension precedes the Participant’s Normal Retirement Date.

30 and Out Pension

The monthly amount of a 30 and Out Pension paid as a single life pension and calculated as of the Participant’s effective date shall equal the Participant’s vested accrued benefit.

Employment after Required Beginning Date

If a Participant retires after attaining his or her Normal Retirement Age, his or her accrued benefit shall be actuarially increased to take into account any period after Normal Retirement Age in which he or she was not receiving benefits under the Plan. The actuarial increase shall be provided for the period beginning on the date that the Participant attains his or her Normal Retirement Age and ending on the date on which benefits commence after Retirement. The actuarial increase shall be determined using a five percent (5%) interest rate and the Applicable Mortality Table (Exhibit I, Section A) and shall be the same as, and not in addition to, any actuarial increase required for the same period under Code Section 411 to reflect any delay in the payment of benefits after Normal Retirement Age. However, the actuarial increase required under this section shall be provided even during any period in which benefits are suspended in accordance with ERISA Section 203(a)(3)(B). The benefit payable with respect to a Participant as of the end of the period for which the actuarial increase was made shall be no less than:

(i) the actuarial equivalent of the benefit that would have been payable as of the Participant’s Normal Retirement Age if distributions had commenced on that date; plus

Appendix XVII – John Kenneally OEL Plan Participants

(ii) the actuarial equivalent of any additional benefits accrued after the Participant’s Normal Retirement Age; reduced by

(iii) the actuarial equivalent of any distributions made to the Participant after his or her Normal Retirement Age.

For purposes of (i), (ii) and (iii) above the actuarial equivalent benefit shall be determined using the Applicable Mortality Table and interest at a rate of five percent (5%). However, if, as of December 31, 2003, a Participant earned at least 15 Years of Service and 36 months of Credited Service, the actuarial equivalence shall be determined using the greater of the above and the factors from Appendix B.

Standard Distribution Options

50% Joint and Survivor Pension/Single Life Pension

Unless an optional form of payment is selected pursuant to a Qualified Election within the ninety (90) day period ending on a Participant’s Annuity Starting Date, the vested accrued benefit of a Participant who has an eligible Spouse shall be paid in the form of a 50% Joint and Survivor Pension, and the Vested Accrued Benefit of all other Participants shall be paid in the form of a Single Life Pension. The 50% Joint and Survivor Pension shall be at least the Actuarial Equivalent of a Single Life Pension, based on the applicable factor set forth in Appendix A. Once benefit payments have begun under a 50% Joint and Survivor Pension, if a Participant’s eligible Spouse predeceases the Participant, the Participant shall not be permitted to change the form of benefit payments from the 50% Joint and Survivor Pension to any other form of payment under the Plan, and there shall not be any increase in the benefit payments made to the Participant as a result of the Eligible Spouse’s death.

The above paragraph notwithstanding, no benefit shall be payable to a Participant’s Spouse under this provision unless the Participant and his Spouse were legally married throughout the 12-month period ending on the date of the Participant’s death. If the Participant and his Spouse were not legally married for at least 12 months before the Annuity Starting Date, the normal form of payment nevertheless shall be a Qualified Joint and Survivor Annuity; however, if the Participant dies within 12 months after the date of his marriage, the form of payment shall revert to the normal form for a unmarried Participant, and no benefit shall be payable to the Participant’s Spouse

Optional Forms of Pension Payments

In lieu of a Participant’s right to receive payments in the forms described under the provisions of the Base Plan document, the immediately following provisions shall apply to Participants covered by this Appendix XVII.

Single Life Pension

A married Participant who has properly waived the 50% Joint and Survivor Pension by making a Qualified Election may elect to receive his or her vested accrued benefit in the form of a single life pension, providing for monthly benefit payments to the Participant for his or her life only.

Appendix XVII – John Kenneally OEL Plan Participants

Ten-Year Certain and Life Option

A married Participant who has properly waived the 50% Joint and Survivor Pension by making a Qualified Election, or an unmarried Participant who has rejected payment in the form of single life pension, may elect to receive his or her vested accrued benefit as a ten-year certain and life option. Under this option, a Participant shall receive a reduced pension payable until his or her death, and in the event his or her death occurs within a period of ten (10) years after payments commence, payment of the pension will be continued in the same amount to the person or persons designated by the Participant for the balance of the ten (10) year period; provided that, if no beneficiary has been designated by the Participant, any pension payments to be made after the Participant’s death shall be paid out within five (5) years of the death of the Participant.

The ten-year certain and life option shall be elected in writing on a form approved by the Trustees, and the aggregate of the pension payments expected to be made shall be the Actuarial Equivalent of the single life pension computed for the Participant based on the applicable factor set forth in Appendix A. The option may not be elected, changed, or revoked after payments have commenced. If the beneficiary is other than the Participant’s eligible Spouse, then the eligible Spouse must consent to the Participant’s election of the ten-year certain and life option within the ninety (90) day period preceding the Participant’s Annuity Starting Date.

Notwithstanding the foregoing, the benefits payable under this option in the event of the death of a Participant attributable to accruals earned in any Plan Year after the Plan Year in which the Participant reached age 70 1⁄2, shall be paid monthly until the expiration of the ten (10) year period of the initial 70 1⁄2 effective date. The balance of any payments due shall be paid as a lump sum at the expiration of this initial ten (10) year period.

In addition to the foregoing, Section 7.1(e) of the Base Plan shall apply.

Death Benefits

If a vested Participant dies before the effective date of his or her pension under the Plan, and on or before attaining Earliest Retirement Age, the Participant’s Surviving Spouse, if any, shall receive the same benefit that would be payable if the Participant had (i) separated from employment on the date of death (or the date of separation from service, if earlier); (ii) survived to Earliest Retirement Age; (iii) Retired with an immediate 50% Joint and Survivor Pension at the Earliest Retirement Age; and (iv) died on the day after the Earliest Retirement Age. For this purpose, the benefit payable to the Surviving Spouse shall be payable on or before the month in which the Participant would have reached his or her Earliest Retirement Age, as directed by the Surviving Spouse. The benefit payable to the Surviving Spouse shall be calculated as of the Participant’s Earliest Retirement Age and shall be adjusted for early payment, if applicable, under Appendix C, or late payment, if applicable, under Appendix B.

Suspension of Benefits

Notwithstanding the provisions in the Base Plan, a Participant’s benefit payments shall be suspended during any period of Prohibited Employment. If a Participant who has not yet attained Normal Retirement Age retires, begins receiving his or her vested accrued benefit, then returns to employment with an Employer maintaining the Plan for 83 hours or fewer per month

Appendix XVII – John Kenneally OEL Plan Participants

(which is deemed to be the equivalent of less than 12 days per month), such Participant’s benefit shall not be suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who complete 83 hours or fewer of work per week. A Participant’s benefit payments also shall not be suspended after his or her Required Beginning Date — the April 1 of the first calendar year following the later of the calendar year in which the Participant reaches age 70-1/2, or the calendar year in which the Participant Retires. A Participant may make a written request to the plan administrator for a determination of whether employment with an Employer maintaining the Plan constitutes Prohibited Employment. The plan administrator shall provide a response to the Participant within a reasonable time after such request is made. A Participant who is engaged in Prohibited Employment must notify the Plan immediately of such Prohibited Employment.

If benefit payments are suspended, payment shall resume no later than the first day of the third calendar month after the calendar month in which the Participant’s Prohibited Employment ceases. The initial payment upon resumption shall include the payment scheduled to occur in the calendar month when payments resume and any amounts withheld during the period between the cessation of Prohibited Employment and the resumption of payments.

Benefit payments that are erroneously made to a Participant in a period of Prohibited Employment shall be offset by later benefit payments, when such payments resume after the period of Prohibited Employment. This offset shall not, however, exceed twenty-five percent (25%) of the total benefit payment that would have been otherwise due for any calendar month.

No payment shall be withheld by the Plan pursuant to this paragraph unless the Plan notifies the Participant by personal delivery or first class mail during the first calendar month in which the Plan withholds payments that his or her benefits are suspended. Such notification shall contain:

(a)	a description of the specific reasons why benefit payments are being suspended,

(b)	a description of the Plan provisions relating to the suspension of payments,

(c)	a copy of those Plan provisions,

(d)	a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of the Code of Federal Regulations, and

(e)	an explanation of the Plan’s appeal procedures.

The suspension of a Participant’s benefit payments due to Prohibited Employment prior to the time that he or she has reached Normal Retirement Age shall not affect his or her right to the Actuarial Equivalent of a Normal Retirement Pension upon attainment of Normal Retirement Age. For purposes of this paragraph, Actuarial Equivalent shall be based on the Applicable Mortality Table (see Exhibit I) with interest at five percent (5%).

In the event of the death of the Participant during a period of Prohibited Employment, any benefit payable to the Participant’s eligible Spouse (under a 50% Joint and Survivor Pension) or beneficiary (under a Ten-Year Certain and Life Option) shall commence as of the first day of the

Appendix XVII – John Kenneally OEL Plan Participants

month next following the Participant’s death in the amount which would have been payable had the Participant Retired immediately prior to his death. The death of a Participant’s eligible Spouse during a period of Prohibited Employment shall not affect the amount of the Participant’s benefit payments when they resume after the period of Prohibited Employment ceases.

Appendix XVII – John Kenneally OEL Plan Participants

Pro Rata Pensions

Purpose - Pro Rata Pensions are provided under this Plan for Employees who lack sufficient Years of Service for purposes of vesting to be eligible for benefits, because their Years of Service are divided between this Plan and Related Plans.

Related Plans - By resolution duly adopted, the Trustees may, pursuant to a reciprocity agreement, recognize one or more other pension plans as a Related Plan.

Related Years of Service - Related Years of Service means years of service for purposes of vesting that are accumulated and maintained by an Employee under a Related Plan and are to be recognized by this Plan pursuant to a reciprocity agreement between this Plan and the Related Plan. Related Years of Service are only recognized by this Plan if contributions were required to be made to the Related Plan during the period in which the years of service were earned.

Combined Years of Service - The total of an Employee’s Years of Service under this Plan and Related Years of Service together comprise the Employee’s Combined Years of Service. Not more than one Combined Year of Service shall be counted in any twelve (12) month period commencing on June 1st and ending on May 31st.

Eligibility - An Employee who lacks sufficient Years of Service under this Plan to have earned a vested right to a pension shall be eligible for a Pro Rata Pension if (a) the number of Combined Years of Service with which he or she is credited equals or exceeds the number of Years of Service otherwise required in order for a Participant to satisfy the eligibility requirements for benefits, and (b) he or she satisfies the eligibility requirements for a pension under the Related Plan; provided, however, that any Years of Service canceled by a Break in Service prior to execution of a reciprocity agreement between this Plan and the affected Related Plan shall not be reinstated by these provisions or by the reciprocity agreement.

Breaks in Service - In applying the Break in Service rules of this Plan (see the Base Plan Section Three) with respect to loss of Years of Service for purposes of vesting, any period for which an Employee has earned Related Years of Service shall be considered the same as if the period of employment was with an Employer under this Plan in determining whether there has been a Break in Service; provided, however, that any credit canceled by a Break in Service prior to the execution of the reciprocity agreement between this Plan and the affected Related Plan shall not be reinstated by this Section.

Election of Pensions - If an Employee is eligible for more than one type of pension under this Plan, he shall be entitled to elect the type of pension he is to receive.

Pro Rata Pension Amount - The monthly amount of the Pro Rata Pension payable by this Plan shall be equal to the benefit earned by the Employee calculated in accordance with the provisions of this Plan, provided that only Years of Service earned under this Plan shall be used in such calculation.

Payment of Pro Rata Pensions - The payment of a Pro Rata Pension shall be subject to all of the conditions contained in this Plan applicable to other types of pensions, including, but not limited to, actuarial reduction for an Early Retirement Pension.

Appendix XVII – John Kenneally OEL Plan Participants

Appendix A

Optional Benefit Factors

50% Joint and Survivor Annuity Option Factors

98%, if spouse is at least 15 years older

95%, if spouse is at least 12, but less than 15 years older

94%, if spouse is at least 9, but less than 12 years older

93%, if spouse is at least 6, but less than 9 years older

92%, if spouse is at least 3, but less than 6 years older

91%, if spouse is the same age or older, but less than 3 years older

90%, if spouse is younger, but no more than 3 years younger

89%, if spouse is at least 3 but less than 6 years younger

88%, if spouse is at least 6 but less than 9 years younger

87%, if spouse is at least 9, but less than 12 years younger

86%, if spouse is at least 12, but less than 15 years younger

85%, if spouse is at least 15, but less than 18 years younger

84%, if spouse is at least 18, but less than 21 years younger

80%, if spouse is more than 21 years younger

Ten-Year Certain and Life Option Factor

Ages	Factor	Ages	Factor
55 or less	0.988	62-65	0.960
56	0.984	66	0.954
57	0.980	67	0.948
58	0.976	68	0.942
59	0.972	69	0.936
60	0.968	70 or higher	0.930
61	0.964

Appendix XVII – John Kenneally OEL Plan Participants

Appendix B

Actuarial Equivalent

(Post Normal Retirement Date)

Years Past the Later of Normal Retirement Date or Completion of 15 Years of Service	Factor
0	1.000
1	1.084
2	1.184
3	1.298
4	1.429
5	1.582
6	1.761
7	1.972
8	2.222
9	2.522
10	2.883
11	3.322
12	3.858
13	4.522
14	5.350
15	6.392

To determine partial years, take the difference between high and low year, divide by twelve and multiply by number of months. Add this amount to low year. Example; five years and four months past normal retirement date. The high factor is five years (1.582), the low factor is four years (1.429) and the difference is .153. Dividing by twelve and multiplying by 4 yields ..051. Adding this result to four year factor gives a final factor of 1.480.

Appendix XVII – John Kenneally OEL Plan Participants

APPENDIX - C

Death Benefit Early Payment Reduction Factors

Participant’s Age At Death	Factor
20	0.0235
21	0.0252
22	0.0270
23	0.0290
24	0.0311
25	0.0333
26	0.0358
27	0.0384
28	0.0413
29	0.0443
30	0.0576
31	0.0512
32	0.0550
33	0.0591
34	0.0636
35	0.0684
36	0.0736
37	0.0793
38	0.0854
39	0.0920
40	0.0992
41	0.1070
42	0.1155
43	0.1247

Appendix XVII – John Kenneally OEL Plan Participants

Participant’s Age At Death	Factor
44	0.1347
45	0.1457
46	0.1576
47	0.1707
48	0.1849
49	0.2006
50	0.2177
51	0.2366
52	0.2573
54	0.3054
55	0.3333

Appendix XVII – John Kenneally OEL Plan Participants

Appendix XVIII — Local 340 Plan Participants

CLOSED GROUP — January 1, 2005

The provisions of this Appendix XVIII apply to (i) participants in the Local 340 ACTWU Staff Defined Benefit Plan, (the “Local 340 Plan”) prior to January 1, 2005 and to (ii) employees hired prior to January 1, 2005 who would have been eligible to join the Local 340 Plan in the future under the terms of the Local 340 Plan as in effect on January 1, 2005. Employees hired after January 1, 2005 shall be covered under the Base Plan provisions. The Local 340 Plan was merged into the Plan on January 1, 2005 and all participants in the Local 340 Plan became Participants in the Plan. In the event of any conflict between the terms of the Plan and the terms of this Appendix XVIII, the terms of this Appendix XVIII will control with respect to Participants covered by this Appendix XVIII. References in this Appendix to the Local 340 Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XVIII, it is intended that the Plan and this Appendix XVIII be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Local 340 Plan as of January 1, 2005 shall not be decreased as a result of the merger of the Local 340 Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to January 1, 2005.

The following definitions shall apply for purposes of this Appendix XVIII:

“Accrued Benefit” shall mean that portion of a Participant’s Normal Retirement Benefit which he has earned as of a determination date. For purposes of determining the Participant’s Normal Retirement Benefit, it shall be assumed that years of Credited Service shall continue to the Participant’s Normal Retirement Age. A Participant’s Accrued Benefit shall be determined as follows: The Participant’s Normal Retirement Benefit multiplied by a fraction not to exceed one (1), the numerator of which is the actual number of Years of Credited Service as of the determination date and the denominator of which is the number of Years of Credited Service Participant would have completed if the Participant had continued until this Normal Retirement Age.

“Actuarial Equivalent” shall mean a benefit, payable in a different form and/or at a different time than a Participant’s Accrued Benefit, which shall be an amount that is equal in value to the Participant’s Accrued Benefit. Except for the lump sum form of payment, the assumptions to be used for this purpose are: Interest at six percent (6%) per annum with mortality based on the UP-1984 (Uninsured Pensioners-Unisex). For lump sums, the assumptions noted in Section I of Exhibit A shall apply.

“Average Compensation” shall mean the average of the Compensation for the Participant’s three (3) consecutive years, selected from the last ten (10) years, which produce the highest such average. The period of service over which Compensation shall be considered when determining a Participant’s Average Compensation shall begin with the date the Participant first performs an Hour of Service for the Employer and end with his most recent date of termination. In the event the period of employment is fewer than three (3) years, such lesser period of service shall be used to determine Average Compensation.

Appendix XVIII – Local 340 Plan Participants

“Credited Service” shall mean all Years of Service with the Employer while the Employee is an Eligible Employee. Notwithstanding the foregoing, Years of Service earned prior to January 1, 1984 shall be excluded.

“Early Retirement Age” shall mean the later of (i) age fifty-five (55), or (ii) the age of the Participant upon completion of ten (10) Years of Service.

“Effective Date” shall mean January 1, 1992.

“Eligible Employee” shall mean any Salaried Employee, except a person who is less than twenty-one (21) years of age. It does not include persons who are paid on an hourly basis.

“Employer” shall mean the Union and any other labor organization or related entity which has adopted or hereafter adopts the Plan with the approval of the Union.

“Normal Retirement Age” shall mean the later of age 65 or the fifth anniversary of participation as an active employee under the Plan.

“Qualified Joint and Survivor Annuity” shall mean an immediate annuity for the life of the Participant if he does not have an eligible Spouse, or, if he has an eligible Spouse, an annuity which is the Actuarial Equivalent of the normal form or, if greater, any other alternate form of benefit payable under the Plan, for the life of the Participant with a survivor annuity for the life of his Eligible Spouse. The survivor annuity percentage shall be not less than fifty percent (50%) nor more than one hundred percent (100%) of the amount of the annuity payable during the joint lives of the Participant and his eligible Spouse. In the event the Participant fails to make a timely selection of the survivor annuity percentage, such percentage shall be seventy-five percent (75%).

“Union” shall mean Local 340 Amalgamated Clothing & Textile Workers’ Union AFL-CIO, CLC, an unincorporated association, and any successor organization(s).

The following special provisions shall apply to Participants covered by the terms of this Appendix XVIII. Unless otherwise indicated, Section references refer to the corresponding section in the Local 340 Plan.

Where inconsistent with the terms of the Base Plan, pension amounts shall be determined pursuant to the following Sections:

“Normal Retirement Benefit”

(a)

Each Participant, after attainment of his Normal Retirement Age, shall be entitled to receive a Normal Retirement Benefit in Normal Form equal to one-twelfth (1/12) of three percent (3%) of such Participant’s Average Compensation multiplied by the number of years of Credited Service, to a maximum of 65% of the Participant’s Average Compensation.

Appendix XVIII – Local 340 Plan Participants

“Early Retirement Benefit”

(a)

Each Participant, upon Early Retirement, shall be entitled to receive an Early Retirement Benefit in Normal Form which shall be equal to 3% of the Participant’s Average Compensation times the Participant’s years of Credited Service up to a maximum of 65% of the Participant’s Average Compensation. To be eligible for the Early Retirement Benefit, a Participant must terminate employment with the Union after at least 55 years of age and have at least ten (10) years of Credited Service.

(b)

In the event an employee retires prior to age 62 and elects to commence receipt of his pension benefit prior to age 62, his or her benefit will be reduced 5.0% for each year the benefit commencement date precedes age 65, provided further that no such reduction shall apply to an employee who retires from active employment at age 62 or older.

“Delayed Retirement Benefit”

Each Participant, upon Normal Retirement on a delayed retirement date, shall be entitled to receive a Delayed Retirement Benefit which shall be the Normal Retirement Benefit in Normal Form based on years of Credited Service and Average Compensation through the Participant’s actual retirement date. Notwithstanding the foregoing, if a Participant continues to be employed (or is reemployed by the Employer) after attaining Normal Retirement Age, but not in “section 203(a)(3)(B) service” under Department of Labor Regulation 29 CFR Section 2530.203-3, the commencement of payments shall not be delayed (or, in the case of reemployment, suspended) until the Participant’s delayed retirement date. Payments to such Participant will commence as if the Participant had terminated employment as of the Participant’s Normal Retirement Age. Benefits will accrue while such Participant remains employed and the amount of the payments will be recalculated each year on the anniversary of the Participant’s Normal Retirement Date to reflect those additional benefits. In the case of a Participant who continues employment after attaining Normal Retirement Age or who is reemployed after commencing benefit payments, the Plan shall give notice to such Participant as required under Department of Labor Regulation 29 CFR Section 2530.203-3(b)(4) no later than the end of the first calendar month or payroll period in which the Plan delays the commencement of payments due to reemployment.

Notwithstanding the foregoing, Participants who are reemployed by the Employer or continue working past Normal Retirement Age for 83 hours or fewer per month (which is deemed to be the equivalent of less than 12 days per month) shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who complete 83 hours or fewer of work per month.

Appendix XVIII – Local 340 Plan Participants

“Death Benefit”

In the event of the death of a single, active, vested participant, such participant’s designated beneficiary shall be entitled to receive, at the time such participant would have been entitled to receive an early or normal age retirement benefit, a 10-year certain annuity determined on the same basis as the Qualified Joint and Survivor Annuity.

“Disability Retirement Benefit”

No special benefits are provided upon Disability.

“Deferred Vested Benefit”

(a)

A Participant who ceases to be an Employee after completion of five (5) years of Credited Service for reasons other than death, Total Disability or retirement shall be entitled to a deferred vested benefit, commencing as of his Normal Retirement Date, which shall be equal to his Accrued Benefit at termination of employment.

(b)

A Participant eligible for a termination benefit who ceases to be an Employee prior to satisfying the service requirements for an Early Retirement Benefit shall be entitled to elect to commence to receive his deferred vested benefit. The amount paid pursuant to this subparagraph shall be the Actuarial Equivalent of the deferred vested benefit he would have received at his Normal Retirement Date.

(c)

A Participant eligible for a termination benefit who ceases to be an Employee after satisfying the service requirements for an Early Retirement Benefit but before satisfying the age requirement for such Early Retirement Benefit shall be entitled upon satisfaction of the age requirement to elect to commence to receive his deferred vested benefit. The amount paid pursuant to this subparagraph shall be the Actuarial Equivalent of the deferred vested benefit he would have received at his Normal Retirement Date.

“Optional Forms of Benefit”

A Participant may elect to receive his retirement benefits over any one of the following periods (or a combination thereof):

(i)	The life of the Participant;

(ii)	The life of the Participant and his Beneficiary;

(iii)	A period certain not extending beyond the life expectancy of the Participant;

(iv)	A period certain not extending beyond the joint and last survivor expectancy of the Participant and his designated Beneficiary;

Appendix XVIII – Local 340 Plan Participants

(v)	A 10-year certain form of benefit, provided that the amount of such pension shall be equal to the actuarial equivalent of the life annuity; or

(v)

A Participant who accrued a year of service credit after December 31, 1999, who has rejected, or is not eligible for, a Qualified Joint and Survivor Annuity, may elect to have the amount of his or her monthly benefit paid to him or her in the form of a lump sum at the time his or her monthly pension is first payable. If this option is elected, the lump sum payable shall be based upon the Participant’s age on the Annuity Starting Date and shall be the actuarial equivalent of the monthly amount payable at Normal Retirement Age; or

(vii)

In the event of a participant’s death, the Plan administrator shall be entitled to pay to any surviving beneficiaries, in a single lump sum payment, the present value of the participant’s vested benefits otherwise payable to the beneficiaries if all of the following conditions are satisfied:

1.	The participant has an active hour of service after January 1, 1995;

2.	The Plan actuary determines that the present value of the participant’s vested benefits otherwise payable to any beneficiaries is $10,000 or less; and

3.	The Trustees determine in their sole discretion that the Plan will not be adversely affected by the immediate payment of the vested benefit in the form of a lump sum.

Appendix XVIII – Local 340 Plan Participants

Appendix XIX — HERE IU Plan Participants

CLOSED GROUP — July 12, 2004

The provisions of this Appendix XIX apply to participants in the Hotel Employees and Restaurant Employees International Union Pension Plan (the “HERE IU Plan”) prior to October 1, 2005. The HERE IU Plan was merged into the Plan on October 1, 2005 and all participants in the HERE IU Plan became Participants in the Plan. This Appendix XIX applies to all service before October 1, 2005 and on and after October 1, 2005. Employees first hired after July 12, 2004 shall not be eligible for participation under this Appendix. In the event of any conflict between the terms of the Plan and the terms of this Appendix XIX, the terms of this Appendix XIX will control with respect to Participants covered by this Appendix XIX. References in this Appendix to the HERE IU Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XIX, it is intended that the Plan and this Appendix XIX be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the HERE IU Plan as of September 30, 2005 shall not be decreased as a result of the merger of the HERE IU Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to October 1, 2005.

The following definitions shall apply for purposes of this Appendix XIX:

“Accrued Benefit” shall mean a Participant’s benefit payable as a single life annuity commencing on his Normal Retirement Date (or his Annuity Starting Date if later) based on his Credited Service and his Final Average Monthly Earnings as of the date of the determination in accordance with the formulas set forth in this Appendix XIX, but not less than the benefit derived from the Participant’s Contributions Accumulations Account. A Participant’s Accrued Benefit attributable to employer contributions on any date is the excess of the Employee’s total Accrued Benefit over the Accrued Benefit derived from Employee Contributions, if any. The Accrued Benefit derived from Employee Contributions is the amount equal to the Participant’s Contributions Accumulation Account expressed as an annual benefit commencing at Normal Retirement Age using the Applicable Interest Rate and Applicable Mortality Table.

“Actuarial Equivalent” shall mean a benefit, payable in a different form and/or at a different time than a Participant’s Accrued Benefit, which shall be an amount that is equal in value to the Participant’s Accrued Benefit. Except for any lump sum form of payment, assumptions to be used for this purpose are: Interest at eight percent (8%) per annum with mortality based on the UP-1984 (Uninsured Pensioners-Unisex). For lump sums, the assumptions noted in Section I of Exhibit A shall apply. Notwithstanding the foregoing, in no event shall an optional benefit which becomes effective after July 31, 1983 result in the payment of a smaller benefit than that which would have been payable had the conversion been based on both the Accrued Benefit as of July 31, 1983 and the actuarial assumptions then in effect.

Appendix XIX – HERE IU Plan Participants

“Authorized Leave of Absence.” Authorized Leave of Absence shall mean any absence authorized by the Employer under the Employer’s standard personnel practices, provided that all persons under similar circumstances shall be treated alike in the granting of such Authorized Leaves of Absence, and provided further that the Participant returns or Retires within the period specified in the Authorized Leave of Absence, An absence due to service in the Armed Forces of the United States shall be considered an Authorized Leave of Absence, provided that the Employee complies with the requirements of federal law in order to be entitled to re-employment, and provided further that the Employee returns to employment within the period provided by such law.

“Compensation.” Prior to January 1, 2011, Compensation shall mean:

(a)

An Employee’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer, to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan (as described in Treasury Regulation Section 1.62-2(c));

(b)	Effective December 1, 1998, any elective deferral (as defined in Code Section 402(g)(3)); and

(c)

Effective December 1, 1998, any amount which is contributed or deferred by the Employer at the election of an Employee, and which is not includible in the gross income of the Employee by reason of Code Section 125 or 457, and, effective December 1, 2001, Code Section 132(f)(4).

Compensation	shall not include:

(a)

Contributions made by the Employer to a plan of deferred compensation to the extent that, before the application of Code Section 415 limitations to that plan, the contributions are not includible in the gross income of the Employee for the taxable year in which contributed;

(b)	Contributions made by the Employer on behalf of an Employee to a simplified employee pension plan described in Code Section 408(k) for the taxable year in which contributed;

(c)	Distributions from a plan of deferred compensation, regardless of whether such amounts are includible in the gross income of an Employee when distributed;

(d)

Amounts realized from the exercise of a non-qualified stock option or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

Appendix XIX – HERE IU Plan Participants

(e)	Amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option; and

(f)

Other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludable from the gross income of the Employee).

For purposes of determining benefit accruals in a Plan Year beginning after December 31, 2001, Compensation for prior Plan Years shall be limited to $200,000. The $200,000 limit on annual Compensation shall be adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

“Contributions Accumulation Account.” Contributions Accumulation Account shall mean the sum of a Participant’s aggregate Employee Contributions to the Plan for the period prior to December 1, 1982, plus interest compounded annually from the date each contribution is made to the earliest of the following dates: (a) the date on which the Participant’s pension commences; (b) the date on which a pension becomes payable to his eligible Spouse or other contingent annuitant; or (c) the date on which a refund becomes payable to the Participant or Beneficiary. Interest for the period prior to December 1, 1976, shall be zero and, for the period beginning on and after December 1, 1976, shall be at the rate of 5% per annum. With respect to contributions made during any Plan Year between December 1, 1976, and December 1, 1982, such contributions shall be assumed as having been made uniformly throughout such Plan Year, A Participant is one hundred percent (100%) vested at all times in his Contributions Accumulation Account.

“Credited Service” shall be in years and fractions of a year and shall commence (a) for a Participant hired prior to December 1, 1977, at the later of his employment commencement date or age 22 (and shall include any period in which he was eligible to participate in the Plan but declined to make Employee Contributions) and (b) for any other Participant, as of the date on which he commenced participation in the plan, but shall not include any period during which he declined to make Employee Contributions. Credited Service shall terminate at a Participant’s severance date, except that a Participant shall continue to earn Credited Service after his severance date for any period for which he receives Earnings for accrued vacation, any paid Leave of Absence, any authorized Leave of Absence due to military service or any authorized Leave of Absence prior to December 1, 1982 during which the Participant made Employee Contributions.

“Disability.” Disability shall mean a physical or mental condition which entitles the Participant to a Social Security Disability Insurance benefit under the Social Security Act, as evidenced by a determination letter from the Social Security Administration, or, to a sickness benefit under the Railroad Retirement Act.

“Domestic Partner.” Domestic Partner shall mean a person of same or opposite sex as a Participant who:

(a)	Is at least 18 years of age;

Appendix XIX – HERE IU Plan Participants

(b)	Is not related by blood to the Participant;

(c)	Has executed an affidavit of domestic partnership with the Participant, as required by the Plan;

(d)	Has a close and committed personal relationship with the Participant, as evidenced by a joint economic interdependence;

(e)	Is currently living with the Participant and the two (2) have been living together on a continuous basis prior to filing the affidavit; and

(f)	Has not been a member of another domestic partnership for the purposes of eligibility in the Plan within the six (6) month period immediately preceding the current relationship.

“Earliest Retirement Age.” Earliest Retirement Age shall mean age 55, the earliest age at which a Participant may begin receiving his Accrued Benefit under the Plan.

“Earnings.” Earnings shall mean Salary as defined in Section 1.29 of the Base Plan. Prior to January 1, 2011, Earnings included;

(a)

The wages paid to an Employee by the Employer for personal services rendered during the period considered as Vesting Service, as reported on the Employee’s Federal Income Tax Withholding Statement (Form W-2 or substitute), excluding life insurance costs, contributions to this or any other deferred compensation plan of the Employer, moving expenses, or any other amount required to be reported which is not direct compensation;

(b)	Amounts the Participant has elected to have contributed by the Employer under Code Section 401(k); and

(c)

Effective December 1, 1998, any other amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includable in the gross income of the Employee under Code Sections 125, 402(g), or 457; and

(d)	Effective January 1, 2001, any elective amounts that are not includable in the gross income of the Employee by reason of Code Section 132(f)(4).

“Employee Contributions.” Employee Contributions shall mean contributions required by employees under the HERE IU Plan prior to December 1, 1982 as a condition of participation.

“Employer.” Employer shall mean the Hotel Employees and Restaurant Employees International Union, acting though its General Executive Board, or its successor or successors.

Appendix XIX – HERE IU Plan Participants

“Fifty Percent Joint and Survivor Pension.” A Fifty Percent (50%) Joint and Survivor Pension is an immediate annuity for the life of the Participant, with a survivor annuity for the life of the Participant’s eligible Spouse, which is fifty percent (50%) of the amount of the annuity that is payable during the joint lives of the Participant and his eligible Spouse and which is the Actuarial Equivalent of the Single Life Pension. The last payment under a Fifty Percent Joint and Survivor Pension shall be made as of the first day of the month in which the death of the survivor occurs.

“Final Average Monthly Earnings.” Final Average Monthly Earnings shall mean the result obtained by dividing the total Earnings of a Participant during the “considered period” by the number of months, including fractional months, for which such Earnings were received. The “considered period” shall be the sixty (60) month period during the last one hundred and twenty (120) months of Credited Service when Earnings were highest. If less than five (5) years of Credited Service have been earned by the Participant, then the considered period shall be the period of Credited Service earned.

For purposes of determining Final Average Monthly Earnings of a Participant who was employed with the Employer on November 1, 2001, and whose Earnings were reduced beginning November 1, 2001, the amount of Earnings attributable to such Participant for each consecutive month of employment beginning with November 2001, shall be the greater of:

(a)	the amount of Earnings the Participant would have received if the reduction in Earnings had not taken place, based on the Participant’s rate of pay in effect on October 31, 2001; or

(b)	the actual Earnings of the Participant.

Solely for purposes of determining Final Average Monthly Earnings of a Participant (i) who, prior to October 1, 2005, was accruing a benefit under both the HERE IU Plan and the HERE OEL Plan and (ii) whose accrued benefit under the HERE OEL Plan was frozen as of his date of transfer to UNITE HERE IU only employment, such Participant will continue to accrue a benefit under the Plan (including this Appendix XIX) as provided under the Plan. The amount of Earnings attributable to such Participant under this Appendix XIX shall be based on his monthly Earnings prior to the date of transfer with respect to service accrued prior to the date of transfer and shall be determined as otherwise set forth in this Appendix with respect to service accrued after such transfer date.

“Normal Retirement Age.” For an Employee who first became a Participant prior to December 1, 1996, Normal Retirement Age shall be age 55. For an Employee who became a Participant on or after December 1, 1996, Normal Retirement Age shall be the later of (a) the Employee’s 55th birthday; or (b) the date which is the fifth (5th) anniversary of the date on which the Employee commenced participation in the Plan.

“One-Year Period of Severance.” One-Year Period of Severance shall mean a twelve (12) consecutive month period, beginning on an Employee’s Severance Date and ending on the first anniversary of such date, in which the Employee fails to perform an Hour of Service.

Appendix XIX – HERE IU Plan Participants

“Period of Service.” Period of Service shall mean a period of service with the Employer commencing on the date that the Employee first performs an Hour of Service or first performs an Hour of Service following a Period of Severance which is not required to be taken into account under the Period of Severance provisions, as set forth in Article 5 of the Prior Plan and ending on the Employee’s Severance Date Notwithstanding the preceding sentence, the following periods shall be considered Periods of Service under the Plan: (a) authorized Leaves of Absences which extend beyond an Employee’s Severance Date; and (b) periods following an Employee’s Severance Date for which he receives Earnings for accrued vacation. A Period of Service shall not include a period attributable to any severance pay granted upon termination of service.

“Period of Severance.” A Period of Severance is a period beginning on an Employee’s Severance Date and ending on the date on which the Employee again completes an Hour of Service.

“Prior Plan.” The Hotel Employees and Restaurant Employees International Union Pension Plan, as amended and re-stated effective December 1, 2001.

“Prohibited Employment.” For a Participant who has attained Normal Retirement Age, Prohibited Employment occurs either when such Participant Retires and begins receiving his pension, then returns to employment with the Employer and is compensated for more than 83 Hours of Service per month or when such Participant continues working past Normal Retirement Age for the Employer and is compensated for more than 83 Hours of Service in a calendar month.

“Qualified Joint and Survivor Annuity.” A Qualified Joint and Survivor Annuity is the Fifty Percent Joint and Survivor Pension as defined in this Appendix.

“Qualified Election.” A Qualified Election is a waiver of the Qualified Joint and Survivor Annuity as defined in Section 7.1 of the Base Plan.

“Required Beginning Date.” A Participant’s Required Beginning Date shall mean the April 1 of the first calendar year following the later of the calendar year in which the Participant reaches age 70 1/2, or the calendar year in which the Participant Retires.

“Retire/Retirement.” Retire or Retirement shall mean separation from service with the Employer for a reason other than death after a Participant has fulfilled all requirements for a Normal or Disability Retirement Pension. Retirement shall be considered as commencing on the date immediately following a Participant’s last day of employment (or authorized Leave of Absence, if later).

“Severance Date.” Severance Date shall mean the earlier of: (a) the date on which an Employee quits, retires, is discharged, or dies; or (b) the first anniversary of the first date of a period in which an Employee remains absent from service with the Employer (with or without pay) for any reason other than a quit, retirement, discharge, or death, such as vacation, holiday, sickness, disability, leave of absence, or layoff.

“Special Lump Sum Benefit.” Defined in Appendix B.

Appendix XIX – HERE IU Plan Participants

“Year of Vesting Service.” A Year of Vesting Service shall be credited for each one-year Period of Service completed under the Plan, regardless of whether such one-year Periods of Service are completed consecutively. In order to determine the number of one-year Periods of Service, any non-successive Periods of Service shall be aggregated on the basis that twelve (12) months of service (thirty (30) days are deemed to be a month in the case of the aggregation of fractional months) or 365 days of service equal a one-year Period of Service. From and after December 1, 1976, in calculating an Employee’s Years of Vesting Service, the following rules apply:

(i)

if an Employee incurs a Period of Severance due to quit, retirement, or discharge, and if the Employee then performs an Hour of Service within twelve (12) months of the Severance Date, the Period of Severance will be considered a Period of Service.

(ii)

Notwithstanding (i), above, if an Employee is absent from service for twelve (12) months or less due to any reason other than a quit, retirement, or discharge, and, during this period of absence, if the Employee quits, retires, or is discharged, then performs an Hour of Service within twelve (12) months of the date on which he was first absent from service, the Period of Severance shall be considered a Period of Service.

(iii)	The following Periods of Service may be disregarded:

(A)	For Plan Years beginning prior to December 1, 1985, the Period of Service completed by an Employee before the date on which he attained age 22;

(B)	For Plan Years beginning on or after December 1, 1985, the Period of Service completed by an Employee before the date on which he attained age 18; and

(C)	Any Period of Service not required to be counted under the Prior Plan’s Period of Severance provisions, as explained in Article 5 of the Prior Plan.

An Employee who is not vested on his Severance Date, who incurs a One-Year Period of Severance (or consecutive One-Year Periods of Severance), and whose Period of Service under the Plan is not disregarded under the Prior Plan’s Period of Severance provisions, as explained in Article 5 of the Prior Plan, shall continue to vest in accordance with Section 3.1 of the Prior Plan immediately upon his Re-employment Commencement Date.

Notwithstanding any Plan provision to the contrary, for an Employee who became a Participant prior to December 1, 1981, Years of Vesting Service calculated under this Appendix XIX for Periods of Service completed prior to December 1, 1981, shall not be less than Years of Vesting Service calculated under the provisions of the plan in effect immediately prior to December 1, 1981 (“the Pre-1981 HERE IU Plan”), In the event such a Participant incurred a Period of Severance prior to December 1, 1981, and returned to service on or after December 1, 1981, the determination of whether the Period of Service completed prior to December 1, 1981, shall be taken into account for purposes of calculating

Appendix XIX – HERE IU Plan Participants

the Participant’s Years of Vesting Service shall be made under either the Pre-1981 HERE IU Plan’s period of severance provisions or the Period of Severance provisions of this Appendix XIX, whichever provisions, if any, shall result in the greater number of Years of Vesting Service for the Participant.

All Periods of Service with employers who are members of a controlled group of corporations, trades or businesses under common control, and affiliated services groups shall be included for purposes of calculating an Employee’s Years of Vesting Service in accordance with Code Sections 414(b), (c), and (m).

Participation Requirements

Effective December 1, 1984 through November 30, 1985, an Employee was eligible to participate at the later of age 25 and completion of one year of service. After December 1, 1985, an Employee shall be eligible to participate at the later of age 21 and completion of one year of service.

In the event an Employee incurs a period of severance and then performs an Hour of Service within twelve months, the period of severance will be count as service for purposes of eligibility to participate in the Plan. If more than a one year period of severance occurs, and the Participant is (i) vested or (ii) not vested but returns to employment prior to a five year break, then participation under this Appendix re-commences immediately upon re-employment. Under any other circumstances, re-hires shall be subject to the Base Plan provisions.

Employees first hired after July 12, 2004 shall not be eligible for participation under the Appendix.

Severance Benefit

Upon termination of service for any reason other than death, a Participant who is not eligible for a normal, disability or deferred pension shall be eligible for a Severance Benefit, which shall be an amount equal to his Contributions Accumulation Account. The Severance Benefit shall be paid in any of the forms of benefit otherwise available under the Plan and shall be subject to the Payment of Small Benefits provisions under the Base Plan Section Seven.

Appendix XIX – HERE IU Plan Participants

Amount of Retirement Benefits

Normal Retirement Pension

(a)	Retirement at Normal Retirement Date.

Subject to the provisions of Appendix A, a Participant’s Normal Retirement Pension on a single-life basis at his Normal Retirement Date shall be the sum of his “Regular Benefit” and “Past Service Benefit,” if any, as described in (i) and (ii), below:

(i)	Regular Benefit. A Participant’s “Regular Benefit” is equal to the greater of (A) or (B), below:

(A)	The Participant’s Accrued Benefit under Appendix A, plus the sum of (I) and (II), below:

(I)	Two percent (2%) of his Final Average Monthly Earnings, multiplied by his years of Credited Service earned between December 1, 1989, and November 30, 2002; and

(II)

Three percent (3%) of his Final Average Monthly Earnings multiplied by his years of Credited Service earned from and after December 1, 2002. Effective January 1, 2006, the multiplier for Participants who are represented by a collective bargaining representative shall be two and one- half percent (2 1/2%) for Credited Service earned after such date. Effective as of June 1, 2006, the multiplier for Participants not represented by a collective bargaining representative shall be two and one-half percent (2 1/2%) for Credited Service earned after such date.

For purposes of calculating the amount of a Participant’s “Regular Benefit”, no more than a total of thirty (30) years of Credited Service shall be used. The thirty (30) years of Credited Service used in the calculation shall be the most recent thirty (30) years of Credited Service earned by the Participant and shall include years of Credited Service considered under Appendix A and years of Credited Service considered under Subsections (A)(I) and (II), above.

(B)	The sum of (I) and (II), below:

(I)	Two percent (2%) of the Participant’s Final Average Monthly Earnings, multiplied by his years of Credited Service earned before December 1, 2002; and

Appendix XIX – HERE IU Plan Participants

(II)

Three percent (3%) of the Participant’s Final Average Monthly Earnings, multiplied by his years of Credited Service earned from and after December 1, 2002. Effective January 1, 2006, the multiplier for Participants who are represented by a collective bargaining representative shall be two and one-half percent (2 1⁄2%) for Credited Service earned after such date. Effective as of June 1, 2006, the multiplier for Participants not represented by a collective bargaining representative shall be two and one-half percent (2 1⁄2%) for Credited Service earned after such date.

For purposes of calculating the amount of a Participant’s “Regular Benefit” under this Section, no more than a total of thirty (30) years of Credited Service shall be used. The thirty (30) years of Credited Service used in the calculation shall be the most recent thirty (30) years of Credited Service earned by the Participant and shall include years of Credited Service considered under Subsections (B)(I) and (II) above.

(ii)

Past Service Benefit. A “Past Service Benefit” is provided to any Leased Employee who becomes a Participant in the Plan. Such benefit shall be calculated based on the service the Participant completed for the Employer while employed as a Leased Employee. The “Past Service Benefit” shall equal the sum of (A) and (B), below:

(A)

Two percent (2%) of the Participant’s Final Average Monthly Earnings during his service for the Employer in the capacity of a Leased Employee, multiplied by the number of years of “Past Service” completed for the Employer while employed as a Leased Employee prior to December 1, 2002; and

(B)

Three percent (3%) of the Participant’s Final Average Monthly Earnings during his service for the Employer in the capacity of a Leased Employee, multiplied by the number of years of “Past Service” completed for the Employer while employed as a Leased Employee from and after December 1, 2002. Effective as of June 1, 2006, the multiplier for Participants not represented by a collective bargaining representative shall be two and one-half percent (2 1⁄2%) for “Past Service” earned after such date.

In determining the Participant’s number of years of “Past Service,” one year of “Past Service” shall be credited for each Plan Year prior to commencement of participation in the Plan in which the ‘Participant worked at least 501 Hours of Service; provided, however, that the sum of the Participant’s years of “Past Service” and years of Credited Service earned after commencement of participation shall not exceed thirty (30) years. In the event that the sum of the Participant’s years of “Past Service”

Appendix XIX – HERE IU Plan Participants

and years of Credited Service exceed thirty (30) years, the Participant’s years of “Past Service” shall be reduced so that the sum equals thirty (30) years.

(b)	Retirement After Normal Retirement Date.

(i)	Continued Employment Which is Prohibited Employment. If a Participant continues in employment which is Prohibited Employment after his Normal Retirement Date, the following rules shall apply:

(A)

The portion of the Participant’s Accrued Benefit which is derived from Employer contributions shall be suspended, and the portion of his Accrued Benefit which is derived from Employee Contributions, if any, shall be withheld until Retirement, then paid in accordance with (D), below.

(B)

The Participant shall continue to earn years of Credited Service for all Periods of Service completed under the Plan after his Normal Retirement Date. However, notwithstanding any Plan provision to the contrary, no Participant shall earn in excess of a total of thirty (30) years of Credited Service under the Plan, including years of Credited Service earned prior to and after the Participant’s Normal Retirement Date.

(C)

At Retirement, the Participant’s Normal Retirement Pension shall be calculated as set forth in (a), above, taking into consideration any additional years of Credited Service earned after his Normal Retirement Date.

(D)

The Participant shall also receive, as a lump-sum payment, the total of benefit payments derived from Employee Contributions, if any, that would have been payable as of his Normal Retirement Date (but for continued employment), increased by compounded interest at the rate of 5% per annum from his Normal Retirement Date to the date of his Retirement. In the event that the Participant dies prior to receiving the lump-sum payment described in this paragraph, such lump-sum shall be paid to his surviving Spouse or, if none, to his Beneficiary.

(ii)	Continued Employment Which is Not Prohibited Employment. if a Participant continues in employment which is not Prohibited Employment after his Normal Retirement Date, the following rules shall apply;

(A)	Payment of the Participant’s Normal Retirement Pension shall be delayed until Retirement.

(B)	The Participant shall continue to earn years of Credited Service for all periods of service completed under the Plan after his Normal

Appendix XIX – HERE IU Plan Participants

Retirement Date. However, notwithstanding any Plan provision to the contrary, no Participant shall earn in excess of a total of thirty (30) years of Credited Service under the Plan, including years of Credited Service earned prior to and after the Participant’s Normal Retirement Date.

(C)

At Retirement, the Participant’s Normal Retirement Pension shall be calculated as set forth in (a), above, taking into consideration any additional years of Credited Service earned after his Normal Retirement Date.

(D)

The Participant shall receive, as a lump-sum payment, the total of benefit payments derived from Employer contributions that would have been payable as of his Normal Retirement Date (but for continued employment), increased by compounded interest at the rate of 5% per annum from his Normal Retirement Date to the date of his Retirement. In the event that the Participant dies prior to receiving the lump-sum payment described in this paragraph, such lump-sum shall be paid to his surviving Spouse or, if none, to his Beneficiary.

(E)

The Participant shall also receive, as a lump-sum payment, the total of benefit payments derived from Employee Contributions, if any, that would have been payable as of his Normal Retirement Date (but for continued employment), increased by five percent (5%) compounded interest from his Normal Retirement Date to the date of his Retirement. In the event that the Participant dies prior to receiving the lump-sum payment described in this paragraph, such lump-sum shall be paid to his surviving spouse or, if none, to his Beneficiary.

(c)	Re-Employment After Normal Retirement Date.

(i)	Re-Employment Which is Prohibited Employment. If a Participant is re- employed in employment which is Prohibited Employment after his Normal Retirement Date, the following rules shall apply:

(A)

The portion of the Participant’s Accrued Benefit which is derived from Employer Contributions shall be suspended, and the portion of his Accrued Benefit which is derived from Employee Contributions, if any, shall be withheld until re-Retirement, then paid in accordance with (D), below.

(B)

The Participant shall continue to earn years of Credited Service for all periods of service completed under the Plan after his Normal Retirement Date. However, notwithstanding any Plan provision to the contrary, no Participant shall earn in excess of a total of thirty

Appendix XIX – HERE IU Plan Participants

(30) years of Credited Service under the Plan, including years of Credited Service earned prior to and after the Participant’s Normal Retirement Date.

(C)	At re-Retirement, the Participant’s Normal Retirement Pension shall be adjusted to take into consideration any additional years of Credited Service earned after his Normal Retirement Date.

(D)

The Participant shall also receive, as a lump-sum payment, the total of benefit payments derived from Employee Contributions, if any, that would have been payable during the period of re- employment, increased by compounded interest at the rate of 5% per annum from his re-employment commencement date to the date of his Retirement. In the event that the Participant dies prior to receiving the lump-sum payment described in this paragraph, such lump-sum shall be paid to his surviving Spouse or, if none, to his Beneficiary.

(ii)	Re-Employment Which is Not Prohibited Employment. If a Participant is re-employed in employment which is not Prohibited Employment after his Normal Retirement Date, the following rules shall apply:

(A)	Payment of the Participant’s Normal Retirement Pension shall be withheld during the period of re-employment.

(B)

The Participant shall continue to earn years of Credited Service for all periods of service completed under the Plan after his Normal Retirement Date. However, notwithstanding any Plan provision to the contrary, no Participant shall earn in excess of a total of thirty (30) years of Credited Service under the Plan, including years of Credited Service earned prior to and after the Participant’s Normal Retirement Date.

(C)	At re-Retirement, the Participant’s Normal Retirement Pension shall be adjusted to take into consideration any additional years of Credited Service earned after his Normal Retirement Date.

(D)

The Participant shall receive, as a lump-sum payment, the total of benefit payments derived from Employer contributions that would have been payable during the period of re-employment, increased by compounded interest at the rate of 5% per annum from his re- employment commencement date to the date of his Retirement. In the event that the Participant dies prior to receiving the lump-sum payment described in this paragraph, such lump-sum shall be paid to his surviving Spouse or, if none, to his Beneficiary.

(E)	The Participant shall also receive, as a lump-sum payment, the total of benefit payments derived from Employee Contributions, if

Appendix XIX – HERE IU Plan Participants

any, that would have been payable during the period of re-employment, increased by compounded interest at the rate of 5% per annum from his re-employment commencement date to the date of his Retirement. In the event that the Participant dies prior to receiving the lump-sum payment described in this paragraph, such lump-sum shall be paid to his surviving Spouse or, if none, to his Beneficiary.

(d)

Employment after Required Beginning Date. If a Participant Retires after he or she attains age 70 1⁄2 the Participant’s accrued benefit shall be actuarially increased to take into account any period after age 70 1⁄2 in which the Participant was not receiving benefits under the Plan. The actuarial increase shall be provided for the period beginning on April 1 following the calendar year in which the Participant attains age 70 1/[2] and ending on the date on which benefits commence after Retirement. The actuarial increase shall be determined using a seven and a half percent (7.5%) interest rate and the Applicable Mortality Table (Exhibit I, Section A) and shall be the same as, and not in addition to, any actuarial increase required for the same period under Code Section 411 to reflect any delay in the payment of benefits after Normal Retirement Age.

Participants who either continue in employment past Normal Retirement Age or are reemployed for 83 hours or fewer per month shall not have their benefits suspended and such employment, or reemployment, shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who work 83 hours or fewer per month.

Special Unreduced Early Retirement Benefits. An early retirement benefit is payable to any Participant who did not have a separation from service as of December 1, 2003 and who 1) separates from service upon or after attaining age 53 and 2) has a Period of Service of at least 19 years. To be eligible, such Participant’s employment must have ended because the Employer closed the Participant’s department. The Special Unreduced Early Retirement Benefit is calculated in the same manner as the Normal Retirement Pension. Payment of this benefit will begin on the latest of the Participant’s Severance Date, Participant’s attainment of age 53, or the date elected in writing by the Participant, or as soon as all applicable Plan rules are met, if later. Participants choosing the Special Unreduced Early Retirement Benefit are not eligible for the Severance Benefit.”

Disability Retirement Pension Eligibility. Eligibility for a Disability Retirement Pension requires a Disability while an active Participant and no service requirement.

Disability Retirement Pension. The monthly amount of the Disability Retirement Pension on a single-life basis shall be equal to the Participant’s Accrued Benefit payable at Normal Retirement Age, adjusted for the Participant’s age upon commencement of the pension so that it is the Actuarial Equivalent of the Normal Retirement Age pension.

Deferred Vested Pension Eligibility. Eligibility for a Deferred Vested Pension requires five Years of Vesting Service.

Appendix XIX – HERE IU Plan Participants

Deferred Vested Pension. The monthly amount of a Participant’s Deferred Vested Pension on a single-life basis, commencing as of his Normal Retirement Date, shall be calculated in the same manner as a Normal Retirement Pension. The actuarial adjustment for a delayed Retirement shall be determined using an interest rate of 8.0% and the UP-1984 unisex mortality table.

Minimum Pension. The pension determined under this Appendix XIX for any Participant who was included under the prior provisions of the HERE IU Plan as of November 30, 1977, shall not be less than the monthly amount computed under the prior provisions of the HERE IU Plan based upon average compensation and the provisions of the HERE IU Plan in effect as of November 30, 1977, and benefit accrual service as of April 30, 1983.

Pre-Retirement Survivor Annuity. If a Participant dies after attainment of the Earliest Retirement Age, a Qualified Pre-retirement Survivor Annuity shall be paid to the Spouse of the Participant equal to the benefit that would have been paid had the Participant retired on the date of death and elected the 50% Contingent Annuity option. If a Participant dies prior to attainment of the Earliest Retirement Age, a Qualified Pre-retirement Survivor Annuity shall be paid to the Spouse of the Participant equal to the benefit that would have been paid had the Participant survived to his Earliest Retirement Age, retired, elected the 50% Contingent Annuity option and died prior to commencement of any benefits. A Pre-Retirement Survivor Annuity shall be payable to the Domestic Partner of a deceased Participant, in the same amount and with the same conditions, as applicable to a similarly situated surviving Spouse.

Normal Form of Pension Payments

A Participant’s normal forms of pension payment is the Qualified Joint and Survivor Annuity for a married Participant. The normal form of pension payment for a Participant who is not married is a single life annuity.

Optional Forms of Pension Payments

In lieu of a Participant’s right to receive payments in the forms described under the provisions of the Base Plan document, the immediately following provisions shall apply to Participants covered by this Appendix XIX.

Single Life Annuity Option. A married Participant who has waived the Qualified Joint and Survivor Annuity by making a Qualified Election, may elect, on a form provided by the Trustees, to receive his Accrued Benefit in the form of a single life annuity.

Contingent Annuity Options. A Participant who is eligible for a Normal Retirement Pension or a Deferred Vested Pension and, in the case of a married Participant, who has waived the Qualified Joint and Survivor Annuity by making a Qualified Election, may elect, on a form provided by the Trustees, to receive his Accrued Benefit in the form of a contingent annuitant option, as described below:

(a)

100 Percent Contingent Annuity : Under a 100 Percent Contingent Annuity option, the Participant shall receive a reduced pension for life, and, after his death, his contingent annuitant (if surviving) shall receive a pension in the same amount for life.

Appendix XIX – HERE IU Plan Participants

(b)

75 Percent Contingent Annuity: Under a 75 Percent Contingent Annuity option, the Participant shall receive a reduced pension for life, and, after his death, his contingent annuitant (if surviving) shall receive a pension equal to seventy-five percent (75%) of the amount of the Participant’s pension for life.

(c)

50 Percent Contingent Annuity: Under a 50 Percent Contingent Annuity option, the Participant shall receive a reduced pension for life, and, after his death, his contingent annuitant (if surviving) shall receive a pension equal to fifty percent (50%) of the amount of the Participant’s pension for life.

The aggregate of the benefit payments which are expected to be made under any of the above options shall be the Actuarial Equivalent of the single life pension computed for the Participant. Notwithstanding any Plan provision to the contrary, if a contingent annuitant is other than the Participant’s Eligible Spouse, and if the contingent annuitant is more than ten years younger than the Participant, the rules under Regulation 1.401(2)-6 shall be applicable.

If a Participant elects to receive his pension in the form of a contingent annuity option, but dies prior to his Annuity Starting Date, the election shall be ineffective, and the pre-retirement death benefit provisions shall apply.

Period Certain and Life Option. A Participant who is eligible for a Normal Retirement Pension or a Deferred Vested Pension, and, in the case of a married Participant, who has waived the Qualified Joint and Survivor Annuity by making a Qualified Election, may elect, on a form provided by the Trustees, to receive his Accrued Benefit as a Period Certain and Life Option. Under this option, a Participant shall receive a reduced pension payable until his death, and in the event his death occurs within a period of ten (10) or twenty (20) years after payments commence, as elected by the Participant, payment of the pension shall be continued in the same amount to the Participant’s designated Beneficiary or Beneficiaries for the balance of the guaranteed ten (10) or twenty (20) year period. The following rules apply:

(a)	This option shall not be available if the guaranteed ten (10) or twenty (20) year period extends beyond the Participant’s life expectancy.

(b)	If a Participant designates more than one Beneficiary, each shall share equally, unless the Participant specifies a different allocation or preference.

(c)	The designation of a Beneficiary, and any change or revocation thereof, shall be made on forms provided by the Trustees and shall not be effective unless and until filed with the Trustees.

(d)

If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the amount payable (if any) upon his death shall be paid in accordance with the order of precedence applicable generally under the Plan.

Appendix XIX – HERE IU Plan Participants

The benefit payments which are expected to be made under this option shall be the Actuarial Equivalent of a single life pension computed for the Participant, If a Participant elects to receive his Accrued Benefit in the form of a Period Certain and Life Option, but dies prior to his Annuity Starting Date, the election shall be ineffective.

Level Income Option. A Participant who is eligible for a Normal Retirement Pension or a Deferred Vested Pension which will commence prior to the earliest age as of which he will become eligible for a Social Security retirement benefit may elect, on a form provided by the Trustees, to receive his Accrued Benefit in the form of a Level Income Option, provided that, in the case of a married Participant, he has waived the Qualified Joint and Survivor Annuity by making a Qualified Election, and further provided that, in the case of a Participant who is eligible for a Deferred Vested Pension, such Participant separated from service after attaining age 55 and completing at least fifteen (15) years of Service.

Under the Level Income Option, the amount of the benefit payments shall be adjusted so that an increased amount shall be paid prior to the time the Participant’s Social Security retirement benefit commences, and a reduced amount shall be paid after the Participant’s Social Security retirement benefit commences, thereby enabling the Participant to receive retirement income in an approximately level amount for life. Such adjusted benefit payments shall be determined using: (a) the Applicable Mortality Table and the Applicable Interest Rate (see Exhibit I-Section A); or (b) the interest rate and mortality table used in determining the Actuarial Equivalent for other optional forms of payment (See Exhibit I – Section M), whichever produces the higher amount. If a Participant elects to receive his Accrued Benefit in the form of a Level Income Option, but dies prior to his Annuity Starting Date, the election shall be ineffective.

APPENDIX XIX-A

Grandfathered Benefits

Accrued Prior to December 1, 1989

A.1

Purpose: Appendix A is to protect and define the benefits available to those Participants who have an Accrued Benefit (as defined in this Appendix A) as of November 30, 1989, and provides for a benefit under the Plan as an alternative to the benefit provided under the remainder of the Plan, if the benefit provided herein is greater, For purposes of interpreting Appendix A, the Plan terms in effect as of November 30, 1989 (the “Prior Plan”), shall govern.

A.2	Eligibility: Appendix A is applicable only to those Participants who had an Accrued Benefit (as defined in the Prior Plan) as of November 30, 1989.

A.3

Definitions: Unless otherwise indicated, the definitions for purposes of Appendix A are those terms defined in the Prior Plan as of November 30, 1989. For the purposes of convenience, certain definitions are restated below.

(a)

Earnings: The wages paid to an Employee by the Employer for personal services rendered during the period considered as Vesting Service, as reported on the Employee’s Federal Income Tax Withholding Statement (Form W-2 or substitute), excluding life insurance costs, contributions to this or any other Deferred Compensation Plan of the Employer, moving expenses, or any other amount required to be reported which is not direct compensation.

Appendix XIX – HERE IU Plan Participants

(b)

Final Average Monthly Earnings: The result obtained by dividing the total Earnings of a Participant during the Considered Period by the number of months, including fractional months, for which such Earnings were received. The “Considered Period” shall be the five (5) consecutive years out of the last ten (10) (or fewer) completed Plan Years of Credited Service when Earnings were highest, through November 30, 1989.

(c)

Primary Social Security Benefit: The monthly amount available to the Participant at age 65 (or upon actual Retirement, if later) under the provisions of Title II of the Social Security Act in effect on November 30, 1989, without regard to any increases in the wage base or benefit levels that take effect thereafter, subject to the following:

(i)	If an Employee retires because of Disability, his primary Social Security benefit shall be the monthly amount payable as a Disability Insurance benefit under the Social Security Act.

(ii)

If the Employee terminates employment prior to attainment of his Normal Retirement Date and subparagraph (i), above, does not apply, his Social Security benefit shall be determined by assuming continuation of his Earnings until Normal Retirement Date, at the same rate of Earnings in effect immediately prior to such termination date.

(iii)

The Employee whose employment with the Employer commenced after the later of 1950 or the year in which he attained age 21 shall be presumed to have received Earnings from January 1, 1951, or, if later, January 1st of the year in which he attained age 22 to the date his employment commenced, geared to the same rate of Earnings in effect when such employment commenced, but discounted at a compound annual rate of six percent (6%) per year; except that, if the Employee can, and elects to, furnish the Plan with an accurate record of his prior actual wages, the latter shall be considered in lieu of the presumed retroactive wages.

(iv)	The primary Social Security benefit of a Participant who terminates employment after age 65 shall not be increased by the delayed retirement credit under the Social Security Act.

(v)

Except as otherwise provided in the foregoing subparagraphs, the Employee’s Social Security benefit shall be based only upon his actual wages received from the Employer including any Earnings received for his final calendar year of employment (even though such final year’s Earnings might not be reflected in his actual Social Security benefit payments until the succeeding calendar year).

Appendix XIX – HERE IU Plan Participants

The Trustees may adopt rules governing the computation of primary Social Security benefit amounts, and the fact that an Employee does not actually receive such amount because of failure to apply or continuance of work, or for any other reason, shall be disregarded.

(d)

Special Consulting Group: The definitions pertaining to a Special Consulting Participant under this subparagraph (d), subparagraph (e), and, to the extent applicable, under subparagraph (f), are subject to the requirements under Sections A.7 and A.8. The term Special Consulting Group means Special Consulting Participants.

(e)

Special Consulting Participant: An Employee hired on or after his 64th birthday and prior to December 1, 1989, who became a Participant under Section 3.1 of the Prior Plan after completing at least one year of employment.

(f)

Accrued Benefit: The Accrued Benefit of a Participant other than a member of the Special Consulting Group (whose benefit is determined under the provisions of Section 5.4 of the Prior Plan as of November 30, 1989), is the amount payable at Normal Retirement Date computed under Section 5.1 of the Prior Plan, considering the Participant’s Final Average Monthly Earnings at the date of determination and the total Credited Service he could accumulate if employment continued until his Normal Retirement Date, multiplied by a fraction of which the numerator is the Participant’s Credited Service at the date of determination and the denominator is the total Credited Service he could accumulate if employment continued until his Normal Retirement Date.

A Participant’s Accrued Benefit attributable to Employer contributions on any date is the excess of the Employee’s total Accrued Benefit over the Accrued Benefit derived from the Employee’s own contributions, if any.

A Participant’s Accrued Benefit derived from his own contributions is the amount of single-life pension, payable at Normal Retirement Date, determined as one-twelfth (1/12) of the product of (a) his Contributions Accumulation Account, if any, with interest computed to his Normal Retirement Date, at the rate set forth in subparagraph 2.3(k) of the Prior Plan, multiplied by (b) eight percent (8%).

A.4

Accrued Benefit After Re-employment: The Prior Plan provided for the repayment of a Participant’s Accrued Benefit related to Credited Service earned prior to his Termination of Employment. This Section A.4 applies to anyone who had a portion of his Accrued Benefit distributed under Section 7.2 of the Prior Plan. All years of Vesting Service that were restored in accordance with the provisions of Section 3.4 of the Prior Plan shall be aggregated to determine the Participant’s eligibility for benefits. The pension, if any, payable to or on behalf of a Participant whose years of Credited Service represent two (2) or more periods of employment shall be equal to the sum of the segments of his Accrued Benefit at each of said dates, based on the provisions of the Plan in effect on each of said dates, but subject to the following:

Appendix XIX – HERE IU Plan Participants

(a)

50 Percent Vested Participants: If the Participant received a distribution under Section 6.7 of the Prior Plan after completion of nine (9) or more years of Vesting Service, the segment of his Accrued Benefit attributable to Employer contributions based on Credited Service prior to such distribution shall be equal to (i) his Accrued Benefit attributable to Employer contributions, as defined in Section 2.3(j) of the Prior Plan, during his prior period of Credited Service, multiplied by (ii) his Vested Percentage under Section 5.4 of the Prior Plan at his subsequent termination of employment, and reduced by (iii) the portion of such Accrued Benefit represented by the amount of the distribution previously received that was attributable to Employer contributions. However, the full segment of the Participant’s Accrued Benefit may be restored upon timely repayment of the distribution, with interest, as provided in subparagraph (c) below.

(b)

Other Participants: If the Participant received a distribution under Section 6.7 or Section 7.2(b)(i) of the Prior Plan and before he had completed nine (9) years of Vesting Service, the segment of the Participant’s Accrued Benefit based on Credited Service earned prior to such distribution and prior to December 1, 1982, shall be restored only if his pre-break Vesting Service and Credited Service were subject to reinstatement under subparagraph (a) above, and the Participant makes timely repayment of the full amount distributed, plus interest, in accordance with subparagraph (c) below. If both conditions are not satisfied, the Participant’s prior Credited Service and Accrued Benefit attributable to Credited Service prior to December 1, 1982, shall be forfeited.

(c)

Repayment of Amounts Distributed: Any amount subject to repayment under Section 3.4 of the Prior Plan may not be repaid after the end of the five (5) year period beginning with the date distribution is made. Any repayment shall be made in a lump sum, in monthly installments, or by payroll deduction authorized by the Participant; provided that the Employer, in a nondiscriminatory manner, shall arrange that such repayment be made: (i) within a period not in excess of two years, commencing immediately upon re-participation, (ii) in level payments including principal and interest, and (iii) with compound interest at five percent (5%) per annum, or such other rate determined by regulations under ERISA.

A.5

Normal Retirement Pension: Subject to the Minimum and Maximum Pension provisions of Section 5.5 of the Prior Plan, and the provisions of Section 3.4(c) of the Prior Plan relating to an Accrued Benefit after re-employment, the amount of the Normal Retirement Pension on a single-life basis shall be equal to sixty percent (60%) of the Participant’s Final Average Monthly Earnings, less forty percent (40%) of his primary Social Security benefit; except that, if the Participant has less than fifteen (15) years of Credited Service, the amount so determined shall be multiplied by a fraction of which the numerator is the Participant’s Credited Service and the denominator is fifteen (15).

Notwithstanding the foregoing, if a Participant was covered under the provisions of the Plan in effect on December 1, 1977, in no event shall the amount of the Social Security offset exceed the product of: (a) eighty-three and one-third percent (83 1/3%) of his primary Social Security benefit, multiplied by, (b) a fraction, of which the numerator is

Appendix XIX – HERE IU Plan Participants

the “basic value” and the denominator is the sum of the “basic value,” plus the Actuarial Equivalent of the death benefits provided under Section 6.10 of the Prior Plan from December 1, 1977, to the earlier of the Participant’s 65th birthday or his Retirement date, and (c) if the Participant’s pension commences prior to his attainment of age 65, multiplied by a factor which reflects a reduction rate of 1/15 for each of the first five (5) years and one-thirtieth (1/30th) for each of the next five (5) years by which the pension commencement date precedes the Participant’s attainment of age 65. For purposes of this paragraph, “basic value” shall mean the Actuarial Equivalent of a monthly single-life annuity equal to the excess of sixty percent (60%) of the Participant’s Final Average Monthly Earnings over the actual amount of his Social Security offset. If a Participant retires subsequent to his Normal Retirement Date, his pension shall not be less than the amount he would have received had his Retirement occurred as of his Normal Retirement Date.

A.6

Disability Retirement Pension: Subject to the provisions of Section 5.5 of the Prior Plan, the monthly amount of the Disability Retirement Pension on a single-life basis shall be equal to the Participant’s Accrued Benefit at Retirement, determined under the provisions of the first paragraph of Section 2.30 of the Prior Plan and actuarially reduced for the Participant’s age upon commencement of the pension.

A.7

Special Consulting Group: For purposes of the Special Consulting Participant provisions of this Plan, this Section and Section A.8 are effective with respect to benefits accrued prior to December 1, 1998. Upon termination of employment of a Special Consulting Participant, he shall be eligible for a pension, commencing as of the first day of the month coincident with or immediately following his Retirement date, in accordance with the provisions of this Section A.7. Any benefits accrued on or after December 1, 1998, shall not be subject to the provisions of this Plan regarding Special Consulting Participants.

A.8

Special Consulting Pension: The pension payable on a single-life basis to a Special Consulting Participant shall be equal to $20, multiplied by his years of Credited Service through November 30, 1989, to a maximum of $200 per month. However, an Employee who became a Special Consulting Participant on or after August 1, 1989, shall receive a Normal Retirement Pension if that amount is greater than the amount described in the first sentence of this paragraph. Each Special Consulting Participant is one hundred percent (100%) vested at all times in his Accrued Benefit attributable to his own and Employer contributions.

A.9.

Death Benefits under Prior Provisions of the Plan: The provisions of this Section A.9 shall apply to a Participant who was covered under the provisions of the Plan in effect on November 30, 1977, and who is entitled to, but has not yet received, the Special Lump-Sum Benefit pursuant to an election under Section 5.6 of the Prior Plan.

(a)

Death Prior to Retirement and Completion of Five (5) Years of Vesting Service and Prior to Normal Retirement Date: Upon the death of a Participant prior to termination of employment and completion of five (5) years of Vesting Service and prior to his Normal Retirement Date, the greater of: (i) his Special Lump-Sum Benefit, if any, or (ii) his Contributions Accumulation Account, if any, shall be payable to the Participant’s designated Beneficiary as soon as practicable after the Participant’s death.

Appendix XIX – HERE IU Plan Participants

(b)

Death Prior to Retirement But After Completion of Five (5) Years of Vesting Service and Normal Retirement Date: Upon the death of a Participant prior to his termination of employment but after completion of five (5) years of Vesting Service and his Normal Retirement Date, all or a portion of the Participant’s Special Lump-Sum Benefit, if any, shall be paid to the Participant’s designated Beneficiary at the time elected in writing for receipt of such benefit by the Participant. The amount of benefit payable and the times at which the benefit, if any, may be paid shall be governed by the following:

(i)

If the Participant elects that such benefit shall be payable as soon as practicable upon his death, then and notwithstanding anything contained herein to the contrary, the survivor’s pension to which a survivor may become entitled under the Plan shall be adjusted or eliminated.

If the Actuarial Equivalent lump-sum value of the survivor’s Pension is less than the Special Lump-Sum Benefit, then no survivor’s Pension shall be payable. If the Actuarial Equivalent lump-sum value of the survivor’s Pension is greater than the Special Lump-Sum Benefit, then the survivor’s pension shall be reduced. Such reduced survivor’s pension shall be the monthly single-life annuity which can be provided on an Actuarial Equivalent basis from the excess of the Actuarial Equivalent lump-sum value of the survivor’s pension over the amount of the Special Lump-Sum Benefit.

(ii)

If the Participant elects that the Special Lump-Sum Benefit shall be payable only upon the death of the survivor designated to receive the survivor’s pension, then the amount payable to the Beneficiary shall equal the excess of the Special Lump-Sum Benefit over the aggregate pension payments made under the Plan on behalf of the Participant.

(iii)

If the person designated by the Participant to receive the Special Lump-Sum Benefit, if any, under this Section is the same person designated by the Participant to receive the survivor’s pension under the Plan, then notwithstanding the Participant’s election, the designated Beneficiary/survivor may elect the time at which the Special Lump-Sum Benefit shall be paid, but such election shall be subject to all the same conditions and limitations specified in this subsection which would have applied to the Participant’s election.

(iv)	Spousal consent.

(c)	Death After Termination of Employment and Before Pension Payments Commence: No benefit shall be payable under the provisions of this Section upon

Appendix XIX – HERE IU Plan Participants

the death of a Participant entitled to receive a Deferred Vested Pension who terminated employment prior to attainment of age 50 and completion of at least fifteen (15) years of Vesting Service. Upon the death of a Participant entitled to receive a Deferred Vested Pension, who terminated employment after attainment of age 50 with at least fifteen (15) years of Vesting Service and whose pension has not commenced, his Special Lump-Sum Benefit, if any, shall be payable to the Participant’s designated Beneficiary as soon as practicable after the Participant’s death.

As provided in the Plan, the Eligible Spouse or Domestic Partner of any vested Participant is covered by survivor pension provisions under the Plan. In the event of such a death (provided that the Special Lump-Sum Benefit is applicable), the Eligible Spouse or Domestic Partner may make the same elections applicable to the designated Beneficiary/survivor of a Participant whose death occurred prior to Retirement but after Normal Retirement Date under subparagraph (b)(iii) of this Section. However, the Eligible Spouse or Domestic Partner may make such elections only if the Eligible Spouse or Domestic Partner is the person designated by the Participant to receive his Special Lump-Sum Benefit. If the Eligible Spouse or Domestic Partner is not the designated Beneficiary, then a benefit may be payable to the Participant’s designated Beneficiary. Such benefit shall be payable after cessation of all pension payments to an Eligible Spouse or Domestic Partner, if any, of the Special Lump-Sum Benefit over the aggregate pension payments made to the Eligible Spouse or Domestic Partner pursuant to the Plan.

(d)

Death After Pension Payments Commence: If a Participant’s pension payments under the Plan had commenced prior to his death, then a benefit may be payable to the Participant’s designated Beneficiary upon the death of the survivor of the Participant and, if applicable, his spouse or contingent annuitant. Such benefit shall equal the excess of the Special Lump-Sum Benefit over the aggregate pension payments made to or on behalf of the Participant under the Plan. If a Participant’s Pension payments had commenced under the period-certain and life provisions of the Plan, any death benefits shall be those in accordance with such option. No benefit shall be payable if the Participant had received his Special Lump-Sum Benefit at termination of employment pursuant to an election under the Prior Plan, except to the extent that a residual pension there under was payable under the period-certain and life provisions of the Plan and the Participant’s death occurs before expiration of the period-certain.

Appendix XIX – HERE IU Plan Participants

APPENDIX XIX-B

Special Lump-Sum Benefit

B.1	Purpose: Appendix B is to protect and define a Special Lump-Sum Benefit, which was available to all Participants who were covered under the provisions of the Plan in effect on November 30, 1977.

B.2

Eligibility: Appendix B is applicable only to those individuals who were Participants on or before November 30, 1989, and whose service was not disregarded or severed by a Period of Severance under the Plan.

B.3	Definitions: Unless otherwise indicated, the definitions for purposes of Appendix B shall be those definitions contained in the Plan as of November 30, 1989.

B.4

Special Lump-Sum Benefit: The Special Lump-Sum Benefit shall be equal to (1) or (2), whichever is greater, minus (3) and minus (4), but in no event greater than (5) or (6), whichever, if either, is applicable:

(1)

The amount of a Participant’s death benefit, if any, under the provisions of the Plan in effect on November 30, 1977, with six percent (6%) interest compounded annually from such date to the earliest of: (i) the date on which the Participant’s pension commences, (ii) the date on which a pension becomes payable to a Beneficiary of the Participant, or (iii) the date on which the Special Lump-Sum Benefit is paid to or on behalf of a Participant. If the date on which the Special Lump-Sum Benefit is paid to or on behalf of the Participant precedes the Participant’s Normal Retirement Date, then the foregoing amount shall be reduced to its Actuarial Equivalent.

(2)

Zero, unless the Participant’s death occurs during active employment and then in such case, two (2) multiplied by the Participant’s rate of Earnings in effect on the January 1st preceding the Participant’s date of death.

(3)	The group life insurance coverage in effect for the Participant, if any, under the Employees group life insurance policy covering active employees at the Participant’s date of death.

(4)	The additional lump-sum amount, if any, payable to or on behalf of a Participant under the Plan on account of continued employment beyond Normal Retirement Date.

(5)

If the Special Lump-Sum Benefit is payable on or after the death of an active Participant, one hundred (100) multiplied by the pension the Participant would be entitled to receive at his Normal Retirement Date based on the Credited Service he could accumulate if employment continued until his Normal Retirement Date and Earnings and primary Social Security benefits in effect as of the date of death. However, if the Participant’s Normal Retirement Date is prior to his date of death, then the applicable maximum Special Lump-Sum Benefit payable on or after the death of the Participant shall be equal to one hundred (100) multiplied by the pension the Participant would have been entitled to receive if he retired on his date of death, whichever is applicable.

Appendix XIX – HERE IU Plan Participants

(6)

If the Special Lump-Sum Benefit is payable on or after the death of a retired Participant, an amount which will provide a death benefit the value of which equals the Actuarial Equivalent lump-sum value of the Participant’s single-life pension at Retirement, plus the lump-sum value of the Normal Retirement Pension under the Plan.

Benefits under this provision are subject to the Qualified Election provisions.

B.5

Special Option for Prior Plan Participants: In lieu of a portion of, or all of, the pension determined under the Plan, a Participant who was covered under the provisions of the Plan in effect on November 30, 1977, may elect to receive his Special Lump-Sum Benefit. Such benefit may only be payable if the Participant is otherwise entitled to the commencement of his pension under the provisions of the Plan. However, if the Participant elects to receive his Special Lump-Sum Benefit and if the Actuarial Equivalent lump-sum value of his pension is greater than his Special Lump-Sum Benefit, a pension shall also be payable. The amount of such pension shall be the monthly single-life annuity which can be provided on an Actuarial Equivalent basis from the excess of the Actuarial Equivalent lump-sum value of the Participant’s pension over the amount of his Special Lump-Sum Benefit. If there is no such excess, receipt of the Special Lump-Sum Benefit shall constitute full payment of the Participant’s benefits under the Plan.

If a Participant who elected to receive his Special Lump-Sum Benefit under this Section is re-employed, the amount of his pension upon ultimate termination of employment shall be subject to the provisions of Appendix A.4(c) and then reduced or eliminated by the Actuarial Equivalent of the Special Lump-Sum Benefit previously paid.

Any pension payments which a Participant may be entitled to receive under this Appendix may be paid in an optional form of payment elected by the Participant under the Plan.

Appendix XIX – HERE IU Plan Participants

APPENDIX XIX-C

Reduction Factors for 10- and 20-Year Certain

Age	Reduction Factor for 10- Year Certain	Reduction Factor for 20- Year Certain
55	0.9672	0.9015
56	0.9637	0.8926
57	0.9599	0.8830
58	0.9556	0.8728
59	0.9509	0.8618
60	0.9457	0.8501
61	0.9399	0.8376
62	0.9335	0.8243
63	0.9266	0.8103
64	0.9190	0.7956
65	0.9109	0.7803
66	0.9021	0.7643
67	0.8927	0.7479
68	0.8827	0.7309
69	0.8719	0.7134
70	0.8600	0.6952
71	0.8470	0.6764
72	0.8330	0.6570
73	0.8177	0.6371
74	0.8014	0.6168
75	0.7840	0.5963
76	0.7655	0.5756
77	0.7462	0.5549
78	0.7261	0.5344
79	0.7051	0.5138
80	0.6833	0.4933

Appendix XIX – HERE IU Plan Participants

Appendix XX – Rochester joint Board Plan Participants

CLOSED GROUP – September 15, 2008

The provisions of this Appendix XX apply to participants in the Rochester Regional Joint Board Retirement Plan (the “Rochester Plan”) prior to September 15, 2008, and to Employees hired prior to September 16, 2008 who would have become participants of the Rochester Plan but for the merger. The Rochester Plan was merged into the Plan on September 15, 2008 and all participants in the Rochester Plan on that date became Participants in the Plan. Employees hired after September 15, 2008 shall be covered under the Base Plan provisions. In the event of any conflict between the terms of the Plan and the terms of this Appendix XX, the terms of this Appendix XX will control with respect to Participants covered by this Appendix XX. References in this Appendix to the Rochester Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XX, it is intended that the Plan and this Appendix XX be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Rochester Plan as of September 15, 2008 shall not be decreased as a result of the merger of the Rochester Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to September 15, 2008.

The following definitions shall apply for purposes of this Appendix XX (Base Plan definitions shall apply to this Appendix except as modified or overwritten in this Appendix):

1.02. “Accrued Benefit” of a Participant means, at any time, a monthly pension commencing at his Normal Retirement Date, payable in the normal form of pension payment described in Section 10.01(c), in an amount determined in accordance with the rules contained in Section 5.01 considering the Participant’s Compensation and Years of Service to the date of his termination of employment with the Employer.

1.03. “Actuarial Assumptions” utilized in this Appendix shall be those assumptions utilized to compute the Accrued Benefit of each Participant as follows:

(a) Mortality. The Applicable Mortality Table (from the Base Plan).

(b) Interest. The Applicable Interest Rate (from the Base Plan) using a calendar year stability period, except that for calendar year 2009 the interest rate used shall not result in a lower benefit than that produced using the rate for November, 2008.

1.04. “Actuarial Equivalent” means the equality in value of aggregate amounts expected to be received under different forms, time or period of payment based upon the mortality and interest assumptions set forth in Section 1.03.

1.05. “Age” shall mean the chronological age attained by the Participant at his most recent birthday or as of such other date of reference as is set forth in this Appendix.

Appendix XX – Rochester Joint Board Plan Participants

1.06. “Anniversary Date” shall mean January 1 of each year.

1.07. “Annuity Starting Date” shall mean Annuity Starting Date as defined in the Base Plan.

1.08. “Beneficiary” shall mean Beneficiary as defined in the Base Plan.

1.09. “Board of Directors” shall mean the Trustees as defined in the Base Plan.

1.10. “Break in Service” shall mean Break in Service as defined in the Base Plan.

1.12. “Compensation” shall have the meaning set forth in Sections 414(s) and 415(c) of the Code, specifically as defined in Treas. Reg. Section 1.414(s)-1(c)(1) and (2) and Treas. Reg. Section 1.415-2(d)(2), and shall mean the total amount of wages, salaries, bonuses, fees and other amounts and income from personal services rendered by a Participant during each Plan Year during which such person is or becomes a Participant. For Plan Years beginning after December 31, 1997, for purposes of the limitations set forth in Code Section 415 and with respect to all sections of this Plan except as specifically set forth in the next sentence, Compensation shall include (i) any elective deferral (as defined in Code Section 402(g)(3)), and (ii) any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includable in the gross income of the Employee by reason of Code Sections 125, 132(f)(4), or 457. Compensation shall not include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includable in the gross income of an Employee under Code Sections 125, 132(f(4), 402(e)(3), 402(h) or 403(b). Compensation for purposes of computing contributions or benefits for Employees who are Participants in this Appendix shall be limited to $150,000.00 of such Compensation for each Plan Year beginning on or after January 1, 1994, and ending on or before December 31, 2001, and shall be limited to $200,000 of such compensation in each Plan Year beginning on or after January 1, 2002, as adjusted from time to time under Section 401(a)(17)(B) of the Code. For purposes of this limit,

(a) all plans maintained by the same Employer shall be treated as a single plan,

(b) all plans maintained with respect to one or more trades or businesses which are under common control within the meaning of Section 414(c) of the Code shall be treated as a single plan, and

(c) all plans in which any Employee participates as a self-employed employee shall be treated as a single plan with respect to such self-employed employee.

Effective January 1, 2011, Compensation shall not include severance pay.

1.14. “Credited Service” shall mean all service as an Employee of the Rochester Regional Joint Board from the date that said Employee was first employed by the Rochester Regional Joint Board, and:

(a) Participants with an Employment Commencement Date on or before December 31, 1995 shall also include service as an Employee of any other individual, partnership or corporation, provided that such service was covered by a collective bargaining agreement between such individual, partnership or corporation and the Rochester Regional Joint Board.

Appendix XX – Rochester Joint Board Plan Participants

(b) Participants with an Employment Commencement Date on or after January 1, 1996, who have accrued at least five Years of Service shall, for each Year of Service with the Rochester Regional Joint Board, include one year of Credited Service based on prior employment, in consecutive years prior to their Employment Commencement Date: (i) as an employee of any other individual, partnership or corporation, provided that such service was covered by a collective bargaining agreement between such individual, partnership or corporation and the Rochester Regional Joint Board or a labor organization which has merged with the Rochester Regional Joint Board and (ii) as an employee of a labor organization which has merged with the Rochester Regional Joint Board. Provided that the total number of years of prior service which can be credited pursuant to this paragraph may not exceed the lesser of the Participant’s Years of Service or ten (10) Years of Credited Service.

1.15. “Early Retirement Age” shall mean an Employee’s sixty-second (62nd) birthday or, if earlier, the date that the Participant meets the Rule of 85, as defined in Section 5.2 of this Appendix.

1.16. “Early Retirement Date” shall mean the date of the Participant’s actual retirement at or after his Earliest Retirement Age, but prior to his Normal Retirement Date.

1.20. “Employer” shall mean the Rochester Regional Joint Board and any successor which adopts this Plan and assumes the obligation of the corresponding trust agreement and all other trades or businesses (whether or not incorporated) which are under common control within the meaning of Section 414(c) of the Code and the Regulations issued thereunder.

1.22. “Employment Commencement Date” shall mean the day upon which an Employee first performs an Hour of Service for the Employer.

1.23. “Entry Date” shall mean each January 1st and July 1st during which this Plan remains in effect.

1.25. “Excused Absence” means any of the following:

(a) Absence or leave granted by the Employer for any cause for the period stated in such leave, or, if no period is stated, then for six (6) months and any extensions that the Employer may grant in writing. For the purpose of this subparagraph, the Employer shall give equal treatment to all Employees in similar circumstances.

(b) Absence in any circumstances so long as the Employee continues to receive his regular Compensation from the Employer.

(c) Absence in the armed forces of the United States or government service in time of war or national emergency. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

(d) Absence by reason of illness or disability.

Appendix XX – Rochester Joint Board Plan Participants

(e) Absence by reason of:

(i)	the pregnancy of the Employee;

(ii)	the birth of a child of the Employee;

(iii)	the placement of a child with the Employee in connection with the adoption of such child by the Employee; or

(iv)	caring for such child for a period beginning immediately following such birth or placement.

With respect to a Leave of Absence due to the events specified in subparagraph (e) hereof, an Employee will be credited with Flours of Service which otherwise would normally have been credited to such Employee but for such absence, or if the Plan is unable to determine such Hours of Service, eight (8) Hours of Service per day of such absence, except that the total number of hours treated as Hours of Service by reason of any such pregnancy or placement shall not exceed 501 Hours of Service. The hours specified herein shall be treated as Hours of Service only in the Plan Year in which the absence from work began if an Employee would not have a Break in Service in such Plan Year solely because the hours are credited to such Plan Year, or in any other case, in the immediately succeeding Plan Year. No credit shall be given in the case of any such absence unless the Employee furnishes to the Plan such information as it may reasonably require to establish (1) the absence is for reasons specified herein, and (2) the number of days for which there was such an absence.

(f) An “Excused Absence” shall cease to be an “Excused Absence” and shall be deemed a Break in Service (unless the Employee has more than 500 Hours of Service in such Plan Year) as of the first day of such absence if the Employee fails to return to the service of the Employer (1) within five (5) days of expiration of any leave of absence referred to in paragraph (a) hereof; (2) at such time as the payment of regular Compensation is discontinued as referred to in paragraph (b) hereof; (3) within six (6) months after his discharge or release from active duty, or, if the Employee does not return to service with the Employer within the said six (6) months period by reason of disability incurred while in the armed forces, if he returns to service with the Employer upon the termination of such disability as evidenced by release from confinement in a military or veterans hospital; or (4) upon recovery from illness or disability. The Employer shall be the sole judge of whether or not recovery from illness or disability has occurred for this purpose.

(g) Solely for purposes of determining whether a Participant has incurred a Break in Service on or after August 6, 1993, any leave of absence granted by the Employer, up to twelve (12) weeks, that qualifies under the Family and Medical Leave Act (FMLA) shall not be counted as a Break in Service for purposes of determining eligibility and vesting.

1.27. “Forfeiture” shall mean the portion of a Participant’s Accrued Benefit which is not vested, and shall occur on the earlier of.

(a) the distribution of the entire vested portion of a Participant’s Accrued Benefit; or

Appendix XX – Rochester Joint Board Plan Participants

(b) the last day of the Plan Year in which the Participant incurs five (5) consecutive one-Year Breaks in Service.

1.28. “Fund” or “Trust Fund” shall mean the Fund as defined in the Base Plan.

1.30. “Hour of Service” shall mean Hours of Service as defined in the Base Plan.

1.34. “Normal Retirement Age” shall mean an Employee’s sixty-fifth (65th) birthday and the fifth anniversary of the Employee’s participation in the Plan. In addition, it shall mean an Employee’s sixty-second (62nd) birthday, and the completion of thirty (30) years of Credited Service.

1.41. “Required Beginning Date” means the April 1st of the calendar year following the calendar year in which the Employee or Participant attains age 70 1/2.

1.42. “Spouse” shall mean Spouse as defined in the Base Plan.

1.43. “Total Disability” shall mean a physical or mental condition of such severity and probable prolonged duration as to entitle the Participant to disability retirement benefits under the Social Security Act.

1.47. “Year of Service” means any eligibility computation period or Plan Year during which an Employee completes at least 1,000 Hours of Service with the Employer.

(a) For purposes of eligibility, the initial eligibility computation period means the twelve (12) consecutive month period beginning with the Employment Commencement Date. The eligibility computation periods succeeding the initial eligibility computation period means every Plan Year (beginning with the Plan Year which includes the first anniversary of an Employee’s Employment Commencement Date) in which case an Employee shall be credited with a Year of Service for eligibility purposes in each computation period in which he completes at least 1,000 Hours of Service.

(b) When applied to vesting provisions, a “Year of Service” shall mean any Plan Year during which a Participant has 1,000 or more Hours of Service. However, a “Year of Service” will not be credited for any period of Excused Absence after the Participant incurs a Break in Service during such absence from the service of the Employer.

Where inconsistent with the terms of the Base Plan, the forms of pension payments and the amounts of such payments shall be determined pursuant to the following Sections:

Participation

Employees hired prior to January 1, 2008 become Participants in the Plan under this Appendix upon attainment of age 18 and completion of one Year of Service.

Participant Contributions

No Participant contributions are required nor shall contributions be permitted by any Participant under the Plan.

Appendix XX – Rochester Joint Board Plan Participants

Retirement Benefits

5.01. Amount of Normal Retirement Benefits. A Participant retiring at his or her Normal Retirement Age shall thereupon become entitled to a normal monthly retirement benefit, equal to one-twelfth of the amount set forth in paragraphs (a) and (b), reduced in accordance with paragraph (c) as follows:

(a) Two and one-quarter percent (2.25%) times each Credited Year of Service to a maximum of thirty (30) years, plus one-percent (1.00%) times each Credited Year of Service in excess of thirty (30) years, not to exceed five (5) such years. Pro rata credit shall be given for fractional years to the last completed month. Service for the purpose of determining retirement benefits shall be computed on the basis of one (1) Credited Year of Service for each calendar year in which the Participant works 2,000 Hours of Service or more; and in any year in which the Participant works less than 2,000 Hours of Service, he shall receive 1/10th of a year of credit for each 200 Hours of Service or major fraction thereof so worked;

(b) Multiplied by the Participant’s average annual Compensation during the highest three out of five years immediately preceding the year of the Participant’s normal retirement;

(c) With respect to Participants with an Employment Commencement Date prior to January 1, 1996, their benefit shall be reduced by the monthly benefit or Actuarial Equivalent thereof to which the Participant is entitled upon normal retirement under any retirement, pension or profit sharing plan established or maintained under the terms of any collective bargaining agreement between the Rochester Regional Joint Board and any individual, partnership, or corporation. For purposes of this paragraph, the account balance under a defined contribution at the time of termination of employment with the former employer shall be deemed to be the account balance at the time of retirement under the plan.

5.02. Rule of 85; Rule of 95. Effective January 1, 1996, a Participant who retires will receive a benefit payable upon termination of employment determined as described in Section 5.01 (actuarially reduced, if applicable, for commencement of benefits prior to age 62) or, if greater, as described in this Section 5.02 (after the reduction described in Section 5.01(c) above, if applicable).

(a) If the sum of the Participant’s age and Credited Years of Service equals or exceeds 85 (but is less than 95), the monthly benefit will be equal to 65% of average annual Compensation divided by 12.

(b) If the sum of the Participant’s age and Credited Years of Service is less than 85, the monthly benefit will be equal to a percentage of average annual Compensation divided by 12, with such percentage equal to 65%, reduced by 1% for each integer that the sum of the Participant’s age and Credited Years of Service is less than 85.

(c) If the sum of the Participant’s age and Credited Years of Service equals or exceeds 95, the monthly benefit will be equal to 75% of average annual Compensation divided by 12.

Appendix XX – Rochester Joint Board Plan Participants

5.03. Retirement Defined. As used herein, retirement means cessation of active employment with the Employer on a normal, early, disability, or postponed retirement date, and no benefits shall become payable to the Participant prior to cessation of employment.

5.04. Limitations on Annual Benefits. Notwithstanding any provision of the Plan to the contrary, in no event shall a Participant be entitled to receive an annual benefit that exceeds the limits described in Section 415(b) of the Code, as set forth in the Base Plan.

5.05. Provision to Prevent Duplication With Unemployment Compensation. If retirement benefits are otherwise payable hereunder during the same period of retirement for which unemployment compensation benefits are payable, the benefits payable hereunder shall be reduced by the amount of such other benefits actually received by the former Participant for such period. However, no such reduction shall have the effect of negative benefit payments hereunder for any period of retirement. The provisions of this Section shall prevail over the provisions of any other Section hereof.

5.06. Benefit Suspension upon Re-employment.

(a) Before Normal Retirement Age. In the event a retired Participant is re-employed by the Employer, his monthly benefit hereunder shall be suspended during the period in which the Participant is employed in Disqualifying Employment before he has attained Normal Retirement Age. “Disqualifying Employment” for the period before Normal Retirement Age is employment with the Employer and shall recommence on the date on which he again retires or is retired. However, his Beneficiary, if any, shall not suffer the loss of any rights as the result of such suspension. Notwithstanding the foregoing, Participants who are reemployed by the Employer prior to attaining Normal Retirement Age for 83 hours or fewer per month (which is deemed to be the equivalent of less than 12 days per month) shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who complete 83 hours or fewer of work per month.

(b) After Normal Retirement Age. If the Participant has attained Normal Retirement Age, his monthly benefit shall be suspended for any month in which he worked or was paid for more than 83 hours in Disqualifying Employment. After attainment of Normal Retirement Age, “Disqualifying Employment” means employment with the Employer. However, in any event, any work for at least 83 hours in a month for which contributions are required to be made to the Plan shall be Disqualifying Employment. Paid non-work time shall be counted toward the measure of 83 hours if paid for vacation, holiday, illness or other incapacity, layoff, jury duty, or other Leave of Absence. A Participant shall be considered paid for a day if he is paid for at least one hour as described in the preceding sentence, performed on or attributed to that day. “Suspension of benefits” for a month means non-entitlement to benefits for the month. If the benefits were paid for a month for which benefits were later determined to be suspended, the overpayments shall be recoverable through deductions from future pension payments, pursuant to subsection (f)(2). Notwithstanding the foregoing, Participants who are reemployed by the Employer after attaining Normal Retirement Age for 83 hours or fewer per month (which is deemed to be the equivalent of less than 12 days per month) shall not have their benefits suspended and such employment shall be disregarded for purposes of determining Credited

Appendix XX – Rochester Joint Board Plan Participants

Service. Where this occurs, Participants shall not accrue additional benefits during such period. Participating Employers shall not make contributions for Participants who complete 83 hours or fewer of work per month.

(c) Notices.

(i) Upon commencement of the pension payments, the Plan shall notify the Participant of the Plan of the rules governing suspension of benefits. If benefits have been suspended and payment resumed, new notification shall, upon resumption, be given to the Participant, if there has been any material change in the suspension rules.

(ii) The Plan shall inform a Participant of any suspension of his benefits by notice given by personal delivery or first class mail during the first calendar month in which his benefits are withheld. Such notice shall include a description of the specific reasons for the suspension, copy of the relevant provisions of the Plan, reference to the applicable Regulation of the U.S. Department of Labor, and a statement of the procedure for securing a review of the suspension. If the Plan intends to recover prior overpayment by offset under subsection (f)(2), the suspension notice shall explain the offset procedure and identify the amount expected to be recovered, and the periods of employment to which they relate.

(d) Review. A Participant shall be entitled to a review of a determination suspending his benefits by written request filed with the Plan within 180 days of the notice of suspension. The same right of review shall apply, under the same terms, to a determination by or on behalf of the Trustees that contemplated employment will be Disqualifying Employment.

(e) Waiver of Suspension. The Plan may, upon their own motion or on request of a Participant, waive suspension of benefits subject to such limitations as the Plan in their sole discretion may determine, including any limitations based on the Participant’s previous record of benefit suspensions or non-compliance with reporting requirements under this Section.

(f) Resumption of Benefit Payments.

(i) Benefits shall be resumed for months after the last month for which benefits were suspended, with payments beginning no later than the third month after the last calendar month for which the Participant’s benefit was suspended, provided the Plan has complied with the notification requirements of paragraph (c) above.

(ii) Overpayments attributable to payments made for any month or months for which the Participant had Disqualifying Employment shall be deducted from pension payments otherwise paid or payable subsequent to the period of suspension. A deduction from a monthly benefit for a month after the Participant attained Normal Retirement Age shall not exceed 25 percent of the pension amount (before deduction), except for the first pension payment made upon resumption after a suspension, which may be reduced up to the full amount of the monthly pension benefit. If a Participant dies before recoupment of overpayments has been completed, deductions shall be made from the benefits payable to his Beneficiary or Spouse, subject to the 25 percent limitation on the rate of deduction.

(g) No benefits will be suspended under this Section for months starting on and after a Participant’s Required Beginning Date.

Appendix XX – Rochester Joint Board Plan Participants

5.07. Benefit Adjustment upon Re-retirement. During the period of re-employment of a retired Participant, he shall, if re-employed into an eligible Employee classification, accrue additional benefits for Years of Service for the period of such re-employment, and his Years of Service with the Employer prior to the period of his termination of employment shall be added to his Years of Service of re-employment for all purposes under this Plan. When the Participant again retires, the amount of monthly benefits shall be determined based on his Credited Service, to the date of his most recent retirement, such amount being appropriately adjusted in accordance with recognized actuarial principles to take into account payments previously made, the nonpayment of benefits during the period of his reemployment, and other relevant factors.

5.08. Early Retirement. A Participant who has attained age sixty-two (62) may retire on the first day of any month prior to his Normal Retirement Date.

5.09. Disability Retirement. A Participant who has not attained his Normal Retirement Age shall be eligible for Disability Retirement provided that he is eligible for disability insurance benefits under the Federal Social Security Act, and further provided that he has remained totally disabled by reason of bodily injury or disease for a period of at least twenty-six (26) consecutive weeks.

5.10. Benefit Accrual Beyond Normal Retirement. In the event a Participant continues in the employ of the Employer past his Normal Retirement Date, he shall receive a benefit as of his date of actual retirement equal to the greater of (a) the Participant’s Normal Retirement Benefit calculated as of his Normal Retirement Date and increased actuarially for late commencement, or (b) the Participant’s Normal Retirement Benefit under Section 5.01 calculated by replacing Normal Retirement Benefit Date with Late Retirement Benefit Date wherever it appears.

RETIREMENT BENEFITS AND DISABILITY BENEFITS

7.01. Normal Retirement Benefit. The Normal Retirement Benefit shall be payable with respect to any Participant retiring at his Normal Retirement Date and shall be equal monthly payments based upon one hundred percent (100%) of the Participant’s Accrued Benefit, beginning on the commencement date established in Section 10.01 hereof and ending on the first day of the month in which his death occurs.

7.02. Early Retirement Benefit. An Early Retirement Benefit shall be payable upon a Participant attaining his Early Retirement Age (without respect to the Rule of 85) and shall be equal monthly payments based upon one hundred percent (100%) of the Participant’s Accrued Benefit beginning as soon as practicable after the Participant has retired on early retirement and ending on the first day of the month in which his death occurs. If such benefit commences earlier than age 62, such benefit shall be reduced to be the Actuarial Equivalent of the amount payable at age 62.

7.03. Disability Retirement Benefit. The Disability Retirement Benefit shall be payable to any Participant upon his disability in equal monthly payments based upon one hundred percent (100%) of the Participant’s Accrued Benefit, said monthly payments beginning as soon as practicable after the Participant’s disability has been established and ending on the first day of the month in which his death occurs.

Appendix XX – Rochester Joint Board Plan Participants

7.04. Deferred Retirement Benefit. The Deferred Retirement Benefit shall be payable upon the Participant’s retiring after his Normal Retirement Date and shall be monthly payments based upon his Normal Retirement Benefit as computed in accordance with the provisions of Section 5.10 of this Appendix; beginning as soon as practicable upon his deferred retirement and ending on the first day of the month in which his death occurs.

7.05. Separation from Service. A Participant whose employment with the Employer terminates and who incurs a Break in Service, other than by reason of death or disability, before he attains his Early or Normal Retirement Age and after completing five (5) Years of Service shall be vested in his Accrued Benefit and shall be entitled to receive the present value of his Accrued Benefit, as of the close of the Plan Year within which his employment terminates, provided that the written consent of the Participant and the Participant’s Spouse shall be required. In cases where the consent required above is not given, the Employer shall defer payment of the Participant’s vested interest until such consent is given, provided that no such deferral shall be for a period beyond that provided in Section 10.01(a) of this Appendix.

7.06. Written Explanation to Recipients of Distributions Eligible for Rollover Treatment. The rules of Section 11.3 of the Base Plan shall apply.

Pre-Retirement Death Benefits

8.01. Preretirement Survivor Annuity Benefit. A Qualified Preretirement Survivor Annuity shall be provided to the surviving Spouse of a Vested Participant who dies before the Annuity Starting Date. A Participant may elect to waive the Qualified Preretirement Survivor Annuity form of benefit within the time period and pursuant to the rules contained in Sections 10.01(e) and (f) of this Appendix.

Method and Timing of Benefit Distributions

10.01. Retirement, Disability and Benefits Upon Separation from Service.

(a) Commencement Date. Should a Participant become entitled to benefits pursuant to the provisions of Section 7 of this Appendix, such benefits shall commence not later than the 60th day after the latest of the close of the Plan Year in which:

(1) the date on which the Participant attains the earlier of age 65 or the Normal Retirement Age specified hereunder (if other than age 65) occurs,

(2) the 10th anniversary of the year in which the Participant commenced participation in the Plan occurs, or

(3) the Participant terminates service with the Employer.

(b) Required Distributions. The rules of Article VIII of the Base Plan shall apply.

Appendix XX – Rochester Joint Board Plan Participants

(c) Normal Form of Benefit. The normal form of Accrued Benefit in the case of a Vested Participant who retires under this Plan shall be provided to such Participant in the form of a Qualified Joint and Survivor Annuity. A Participant may elect to waive the Qualified Joint and Survivor Annuity form of benefit within the time period and pursuant to the rules contained in Section 10.01(e) and (f) of this Appendix.

(d) Optional Form of Benefit. Any Vested Participant may, in accordance with the rules contained in and within the time period specified Section 10.01(e) and (f), waive the normal form described in Section 10.01(c) and receive such benefit which is the Actuarial Equivalent to the Normal Form under one of the following forms:

(1) lump sum payment;

(2) a Joint-and-Survivor Annuity naming any dependent or related person as a contingent annuitant, provided that at the time of purchase, 60% or more of the value of the annuity applies to the provision of benefits for the retired Participant;

(3) a Straight Life Annuity;

(4) a Period Certain Annuity, with payments guaranteed for a period of 5, 10, or 15 years, as determined by the Participant with the consent of the Plan;

(5) an investment or variable annuity, provided that no such annuity may be of an “interest only” variety;

(6) any combination of the foregoing.

Under no circumstances shall a Participant elect any “interest only” optional form of benefit, nor shall any distributed contract offer other optional modes of payment.

(e) Election of Optional Form of Benefit. Subject to the rules of Section Seven of the Base Plan (which shall override any inconsistent provision in this section (e)), each Participant may elect at any time during the Applicable Election Period to waive the Qualified Joint and Survivor Annuity form of benefit or the Qualified Preretirement Survivor Annuity form of benefit (or both) and choose one of the alternative forms of benefit set forth in Section 10.01(d) above and the Beneficiary(ies), to receive such benefit. Any such elections may be revoked at any time during the Applicable Election Period. Such waiver, election, and/or revocation shall be in writing and be on forms provided by the Plan. No election of an optional form of benefit under this Section, the consequential waiver of the Qualified Joint and Survivor Annuity, and/or the Qualified Pre-retirement Survivor Annuity form of benefit, and/or the designation of any non-Spouse Beneficiary shall take effect unless:

(1) (i) the Spouse of the Participant consents in writing to such election, and the Spouse’s consent acknowledges the effect of such election and such Spouse’s consent is witnessed by a notary public or a Plan representative, and/or, as the case may be;

Appendix XX – Rochester Joint Board Plan Participants

(ii) the Spouse consents to such Beneficiary and form of benefit designations which may not be changed without spousal consent (or such consent expressly permits changes in designations by the Participant without such spousal consent); or

(2) the Participant establishes to the satisfaction of the Plan under rules of general applicability that the consent required under subparagraph (1) above cannot be obtained because there is no Spouse, because the Spouse cannot be located, or because of any other circumstances permitted by Treasury Regulations. A Participant’s statement of his or her marital status shall be absolutely dispositive thereof, and the Plan may rely thereon. The Plan is not required at any time to inquire into the validity of any marriage, the effectiveness of a common-law relationship, or the claim of any alleged statement of his or her marital status and identity of his or her Spouse. Any consent by a Spouse under this subsection or, if applicable, the establishment by a Participant that written consent cannot be obtained shall be effective only with respect to such Spouse.

(f) Special Rules and Definitions. As used herein, the term:

(1) “Qualified Joint and Survivor Annuity” means an annuity for the life of the Participant with a survivor annuity for the life of the Spouse of the Participant which is fifty percent (50%) of the amount payable during the joint lives of the Participant and his Spouse and which is equal to the single annuity form of payment for the life of the Participant (i.e., there is no charge for the Qualified Joint and Survivor Annuity). Any annuity in a form having the effect of a Qualified Joint and Survivor Annuity shall be included in this definition. In addition to the foregoing, Section 7.1(e) of the Base Plan shall apply.

(2) “Qualified Pre-retirement Survivor Annuity” means a survivor annuity for the life of the Participant’s surviving Spouse where the payments to the surviving Spouse under such annuity are the same as, or the Actuarial Equivalent of, the amounts payable as a survivor annuity under the Qualified Joint and Survivor Annuity form of benefit under this Plan, computed as if:

(i) in the case of a Participant who dies after the date on which he attained the Earliest Retirement Age under this Plan, the Participant had retired with an immediate Qualified Joint and Survivor Annuity on the day before his date of death, or

(ii) in the case of a Participant who dies on or before the date on which the Participant would have attained the Earliest Retirement Age under this Plan, he had (A) separated from service on the date of death, (B) survived until Earliest Retirement Age, (C) retired with an immediate Qualified Joint-and-Survivor Annuity, and (D) died on the day after his Earliest Retirement Age.

The earliest period for which an eligible surviving Spouse may receive a payment under such annuity is the month following the month in which the surviving Spouse has applied for such payments. The latest date on which an eligible surviving Spouse must commence receipt of payments hereunder is April 1 of the year following the year in which the Participant would have reached age 70 1/2.

Appendix XX – Rochester Joint Board Plan Participants

(3) “Straight Life Annuity” means an annuity benefit payable monthly (or if monthly benefits would be less than $25.00, then payable at the shortest periodic intervals which would generate a benefit of not less than $25.00 provided that such intervals shall be not less frequent than annually commencing as of the benefit commencement date hereinabove specified and ending with the payment made on the day coincident with or the payment immediately preceding the Participant’s death.

(4) “Period Certain Annuity” means an annuity payable to the Participant only during his lifetime, as in (3) above, provided, however, that in the event of the Participant’s death prior to the receipt of the number of installments specified by the period of the guarantee (the “period certain”), installments shall be continued after the Participant’s death for the remainder of the period certain only (or the commuted value of such payments) and shall be paid to the Participant’s designated Beneficiary.

(5) “Applicable Election Period” is as defined Section 7 of the Base Plan.

(6) “Earliest Retirement Age” means the earliest date on which a Participant can elect to receive retirement benefits under this Plan.

(7) “Vested Participant” means any Participant who has a nonforfeitable right within the meaning of Section 411(a) of the Code to any portion of the Accrued Benefit.

(8) In accordance with Section 7 of the Base Plan, the Plan shall provide to each Participant, within a reasonable period of time before the Annuity Starting Date and consistent with the applicable Treasury Regulations, a written explanation of:

(i) the terms and conditions of the Qualified Joint and Survivor Annuity and the Qualified Preretirement Survivor Annuity forms of benefit;

(ii) the Participant’s right to waive either or both forms of benefit and the effect of such waiver;

(iii) the other forms of benefit which may be elected under this Appendix;

(iv) the rights of a Participant’s Spouse under Section10.01(e)(1) above; and

(v) the right to make a revocation of a waiver of the Qualified Joint and Survivor Annuity and the Qualified Preretirement Survivor Annuity forms of benefit, and the effect of such revocation.

Appendix XX – Rochester Joint Board Plan Participants

Appendix XXI — Local 52 Plan Participants

CLOSED GROUP — August 1, 2006

The provisions of this Appendix XXI apply to participants in the AFL-CIO Laundry and Dry Cleaning International Union Local 52 Defined Benefit Pension Plan (the “Local 52 Plan”) prior to August 1, 2006, and to Employees hired prior to August 1, 2006 who would have become participants of the Local 52 Plan but for the merger. The Local 52 Plan was merged into the Plan on August 1, 2006 and ail participants in the Local 52 Plan on that date became Participants in the Plan. Employees hired after August 1, 2006 shall be covered under the Base Plan provisions. In the event of any conflict between the terms of the Plan and the terms of this Appendix XXI, the terms of this Appendix XXI will control with respect to Participants covered by this Appendix XXI. References in this Appendix to the Local 52 Plan shall be deemed to refer as well to the provisions of this Appendix.

Notwithstanding anything to the contrary in the Plan or in this Appendix XXI, it is intended that the Plan and this Appendix XXI be interpreted, in accordance with Section 411(d)(6) of the Code, in such manner as shall insure that the accrued benefit of participants in the Local 52 Plan as of August 1, 2006 shall not be decreased as a result of the merger of the Local 52 Plan into the Plan and that such merger shall not result in the elimination or reduction of early retirement benefits or retirement type subsidies or in the elimination of optional forms of benefit with respect to benefits accrued prior to August 1, 2006.

The Provisions of the Base Plan shall apply except as otherwise provided in this Appendix. Section numbers in this Appendix shall refer to other Sections of this Appendix, unless it is specifically noted that the Section number refers to the Base Plan.

The following definitions shall apply for purposes of this Appendix XXI. Base Plan definitions shall apply to this Appendix except as modified or overwritten in this Appendix. Defined Terms not otherwise defined in this Appendix shall have the meaning set forth in the Base Plan.

Appendix XXI – Local 52 Plan Participants

Section One -

DEFINITIONS

1.1 “Accrued Benefit” means the retirement benefit a Participant would receive at Normal Retirement Date expressed in the form of a single life annuity based on the retirement benefit formula set forth in Section 3.1 of the Plan, multiplied by a fraction, not greater than one (1) the numerator of which is the Participant’s total number of months of service and the denominator of which is the aggregate number of months of service the Participant would have accumulated if the Participant continued employment until Normal Retirement Age.

When determining a Participant’s Accrued Benefit, the retirement benefit projected to be provided pursuant to the retirement benefit formula in Section 3.1 is the monthly benefit to which the Participant would be entitled if the Participant continued to earn until Normal Retirement Age the same rate of Average Monthly Compensation upon which the Participant’s retirement benefit formula is based. This rate of Average Monthly Compensation is computed on the basis of Average Monthly Compensation taken into account under the Plan (but not to exceed the ten years of service immediately preceding the determination).

For Plan Years beginning before Code Section 411 is applicable hereto, a Participant’s Accrued Benefit shall be the greater of that provided by the Plan, or 1/2 of the benefit which would have accrued had the provisions of this Section been in effect. In the event the Accrued Benefit as of the effective date of Code Section 411 is less than that provided by this Section, such, difference shall be accrued pursuant to this Section.

Notwithstanding anything herein to the contrary, a Participant’s Accrued Benefit attributable to the retirement benefit formula at the close of any Plan Year coinciding with or next following the Participant’s attainment of Normal Retirement Age shall be equal to the monthly retirement benefit formula determined pursuant to Section 3.1(d) based upon service and Average Monthly Compensation determined at the close of any such Plan Year.

Notwithstanding the above, a Participant’s Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit, if any, provided under Section 13 of the Base Plan.

1.2 “Actuarial Equivalent” means a form of benefit differing in time, period, or manner of payment from a specific benefit provided under this Appendix but having the same value when computed using Pre-Retirement Table: UP-1984; Post-Retirement Table: UP-1984 and Pre-Retirement Interest: 8; Post-Retirement Interest: 8.

Notwithstanding the foregoing, the mortality table and the interest rate for the purposes of determining an Actuarial Equivalent amount (other than non-decreasing life annuities payable for a period not less than the life of a Participant or, in the case of a Pre-Retirement Survivor Annuity, the life of the surviving spouse) shall be the “Applicable Mortality Table” and the “Applicable Interest Rate” described in Exhibit I, Section A.

Notwithstanding the above, if a benefit is distributed in a form other than a non-decreasing annuity payable for a period not less than the life of a Participant or, in the case of a Pre-Retirement Survivor Annuity, the life of the surviving spouse, the interest rate used in

Appendix XXI – Local 52 Plan Participants

determining the Actuarial Equivalent of the portion of the excess/offset portion of the monthly retirement benefit pursuant to Section 3.1(a) shall not be less than the lesser of 7.5% or the “Applicable Interest Rate.”

1.3 “Administrator” means the Trustees, as defined in the Base Plan.

1.4 “Affiliated Employer” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

1.5 “Anniversary Date” means January 1.

1.6 “Average Monthly Compensation” means the monthly Compensation of a Participant averaged over the five (5) consecutive Plan Years from date of employment, including periods prior to the Effective Date of the Plan, which produce the highest monthly average. If a Participant has less than five (5) consecutive Plan Years of service from date of employment to date of termination, the Participant’s Average Monthly Compensation will be based on the Participant’s monthly Compensation during the Participant’s months of service from date of employment to date of termination. Compensation subsequent to termination of participation pursuant to Section 2.4 shall not be recognized.

1.7 “Compensation” with respect to any Participant means such Participant’s wages as defined in Code Section 3401(a) and all other payments of compensation by the Employer (in the course of the Employer’s trade or business) for a Plan Year for which the Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 605 1(a)(3) and 6052. Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401 (a)(2)). Notwithstanding the foregoing, if compensation for any prior determination period is taken into account in determining a Participant’s benefits for the current Plan Year, Compensation means compensation determined pursuant to the terms of the Plan then in effect.

For purposes of this Section, the determination of Compensation shall be made by:

(a) excluding severance pay, amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125, 132(0(4) for Plan Years beginning after December 31, 2000, 402(e)(3), 402(h)(1)(B), 403(b) or 457(b), and Employee contributions described in Code Section 414(h)(2) that are treated as Employer contributions.

Compensation in excess of $150,000 (or such other amount provided in the Code) shall be disregarded. Such amount shall be adjusted for increases in the cost of living in accordance

Appendix XXI – Local 52 Plan Participants

with Code Section 401(a)(17)(B), except that the dollar increase in effect on January 1 of any calendar year shall be effective for the Plan Years beginning with or within such calendar year. If Compensation for any prior determination period is taken into account in determining a Participant’s benefits for the current Plan Year, the compensation for such prior determination period is subject to the applicable annual compensation limit in effect for that prior period. For this purpose, in determining benefits in Plan Years beginning on or after January 1, 1989, the annual compensation limit in effect for determination periods beginning before that date is $200,000 (or such other amount as adjusted for increases in the cost of living in accordance with Code Section 415(d) for determination periods beginning on or after January 1, 1989 and in accordance with Code Section 401(a)(17)(B) for determination periods beginning on or after January 1, 1994). For determination periods beginning prior to January 1, 1989, the $200,000 limit shall apply only to Top Heavy Plan Years and shall not be adjusted. For any short Plan Year the Compensation limit shall be an amount equal to the Compensation limit for the calendar year in which the Plan Year begins multiplied by the ratio obtained by dividing the number of full months in the short Plan Year by twelve (12).

For Plan Years beginning after December 31, 1996, for purposes of determining Compensation, the family member aggregation rules of Code Section 401(a)(17) and Code Section 414(q)(6) (as in effect prior to the Small Business Job Protection Act of 1996) are eliminated. In determining Average Monthly Compensation, the elimination of the family member aggregation rules are treated as having been in effect for earlier years.

1.8 “Contract” or “Policy” means any life insurance policy, retirement income policy or annuity contract (group or individual) issued pursuant to the terms of the Plan. In the event of any conflict between the terms of this Plan and the terms of any contract purchased hereunder, the Plan provisions shall control.

1.9 “Covered Compensation” with respect to any Participant for a Plan Year means the average (without indexing) of the Taxable Wage Bases in effect for each calendar year during the 35-year period (regardless of the Participant’s year of birth) ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security Retirement Age. The determination of each Participant’s Covered Compensation shall be made with reference to Regulation 1.40 1(1)-1(c)(7). A Participant’s Covered Compensation shall be adjusted each Plan Year and no increase in Covered Compensation shall decrease a Participant’s Accrued Benefit. In determining the Participant’s Covered Compensation for a Plan Year, the Taxable Wage Base for all calendar years beginning after the first day of the Plan Year is assumed to be the same as the Taxable Wage Base in effect as of the beginning of the Plan Year. A Participant’s Covered Compensation for a Plan Year before the 35-year period described above is the Taxable Wage Base in effect as of the beginning of the Plan Year. A Participant’s Covered Compensation for a Plan Year after the 35-year period described above is the Participant’s Covered Compensation for the Plan Year during which the 35-year period ends. Any change in a Participant’s Covered Compensation shall not cause any reduction in the Participant’s Accrued Benefit.

1.10 “Earliest Retirement Age” means the earliest date on which, under the Plan, the Participant could elect to receive retirement benefits.

Appendix XXI – Local 52 Plan Participants

1.11 “Early Retirement Date.” This Plan does not provide for a retirement date prior to Normal Retirement Date.

1.12 “Employer” means AFL-CIO LAUNDRY AND DRY CLEANING INTERNATIONAL UNION LOCAL 52 and any successor which shall maintain this Plan; and any predecessor which has maintained this Plan. The Employer is a non-profit corporation, with principal offices in the State of California.

1.13 “Former Participant” means a person who has been a Participant, but who has ceased to be a Participant for any reason.

1.14 “Late Retirement Date” means a Participant’s actual Retirement Date after having reached Normal Retirement Date.

1.15 “Normal Retirement Age” means the Participant’s 65th birthday, or the Participant’s 5th anniversary of joining the Plan, if later. A Participant shall become fully Vested in the Participant’s Normal Retirement Benefit upon attaining Normal Retirement Age.

1.16 “Normal Retirement Date” means the Participant’s Normal Retirement Age.

1.17 “Participant” means any Eligible Employee who participates in the Plan and has not for any reason become ineligible to participate further in the Plan.

1.18 “Participant’s Cumulative Permitted Disparity Years” consist of the sum of: (a) the total years of credited service a Participant is projected to have earned under this Plan by the end of the Plan Year containing the Participant’s Normal Retirement Age, and subsequent years of credited service, if any, (the total not to exceed thirty-five (35)), and (b) the number of years credited to the Participant for purposes of the benefit formula or the accrual method under the plan under one or more other qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer (other than years counted in (a) above, and not including any years credited to the Participant under such other qualified plans or simplified employee pensions after the Participant has earned thirty-five (35) years of credited service under this Plan). For purposes of determining the Participant’s cumulative disparity limit, all years ending in the same calendar year are treated as the same year.

If the cumulative disparity adjustment is applicable, the Participant’s benefit will be increased as follows:

(a) Subtract the Participant’s base benefit percentage from the Participant’s excess benefit percentage (after modification in accordance with Section 3.1(a)).

(b) Divide the result in (a) by the Participant’s years of credited service under the Plan projected to the later of Normal Retirement Age or current age, not to exceed thirty-five (35) years of credited service.

(c) Multiply the result in (b) by the number of years by which the Participant’s Cumulative Permitted Disparity Years exceed thirty-five (35).

Appendix XXI – Local 52 Plan Participants

(d) Add the result in (c) to the Participant’s base benefit percentage determined prior to this cumulative disparity adjustment.

1.19 “Pre-Retirement Survivor Annuity” means an immediate annuity for the life of the surviving spouse of a Participant who dies prior to the Participant’s Annuity Starting Date.14.9

1.20 “Present Value of Accrued Benefit” means the Actuarial Equivalent lump-sum amount of a Participant’s Accrued Benefit at date of valuation. Notwithstanding the foregoing, the Present Value of Accrued Benefit for the determination of top heavy plan status shall be made exclusively pursuant to Section 13 of the Base Plan.

1.21 “Regulation” means the Income Tax Regulations as promulgated by the Secretary of the Treasury or a delegate of the Secretary of the Treasury, and as amended from time to time.

1.22 “Retired Participant” means a person who has been a Participant, but who has become entitled to retirement benefits under the Plan.

1.23 “Retirement Date” means the date as of which a Participant retires for reasons other than Total and Permanent Disability, whether such retirement occurs on a Participant’s Normal Retirement Date or Late Retirement Date.

1.24 “Social Security Retirement Age” means the age used as the retirement age under Section 2 16(1) of the Social Security Act, except that such section shall be applied without regard to the age increase factor and as if the early retirement age under Section 2 16(1)(2) of such Act were 62.

1.25 “Taxable Wage Base” means, with respect to any calendar year, the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the calendar year.

1.26 “Terminated Participant” means a person who has been a Participant, but whose employment has been terminated other than by death, Total and Permanent Disability or retirement.

1.27 “Total and Permanent Disability” means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders such Participant incapable of continuing usual and customary employment with the Employer. The disability of a Participant shall be determined by a licensed physician chosen by the Administrator. The determination shall be applied uniformly to all Participants.

1.28 “Year of Service” means the computation period of twelve (12) consecutive months, herein set forth, during which an Employee has at least 1000 Hours of Service.

For purposes of eligibility for participation, the computation periods shall be measured from the date on which the Employee first performs an Hour of Service and anniversaries thereof. The participation computation periods beginning after a Break in Service shall be measured from the date on which an Employee again performs an Hour of Service and anniversaries thereof.

Appendix XXI – Local 52 Plan Participants

If two (2) Years of Service are required as a condition of eligibility, a Participant will only have completed two (2) Years of Service for eligibility purposes upon completing two (2) consecutive Years of Service without an intervening Break in Service.

The computation period shall be the Plan Year if not otherwise set forth herein.

Notwithstanding the foregoing, for any short Plan Year, the determination of whether an Employee has completed a Year of Service shall be made in accordance with Department of Labor regulation 2530.203 -2(c). However, in determining whether an Employee has completed a Year of Service for benefit accrual purposes or for purposes of Section 3.1(a) in the short Plan Year, the number of the Hours of Service required shall be proportionately reduced based on the number of full months in the short Plan. Year.

Years of Service with any Affiliated Employer shall be recognized.

Section Two -

ELIGIBILITY

2.1	CONDITIONS OF ELIGIBILITY

Any Eligible Employee who has completed two (2) Years of Service shall be eligible to participate hereunder as of the date such Employee has satisfied such requirements. However, any Employee who was a Participant in the Plan prior to the effective date of this amendment and restatement shall continue to participate in the Plan.

2.2	EFFECTIVE DATE OF PARTICIPATION

An Eligible Employee shall become a Participant effective as of the earlier of the first day of the Plan Year or the first day of the seventh month of such Plan Year coinciding with or next following the date such Employee met the eligibility requirements of Section 2.1, provided said Employee was still employed as of such date (or if not employed on such date, as of the date of rehire if a Break in Service has not occurred or, if later, the date that the Employee would have otherwise entered the Plan had the Employee not terminated employment).

2.3	DETERMINATION OF ELIGIBILITY

The Administrator shall determine the eligibility of each Employee for participation in the Plan based upon information furnished by the Employer. Such determination shall be conclusive and binding upon all persons, as long as the same is made pursuant to the Plan and the Act. Such determination shall be subject to review pursuant to the procedures in the Base Plan.

Appendix XXI – Local 52 Plan Participants

2.4	TERMINATION OF ELIGIBILITY

In the event a Participant shall go from a classification of an Eligible Employee to an ineligible Employee, such Former Participant shall continue to vest in the Nan for each Year of Service completed while a non-eligible Employee, until such time as the Former Participant’s Accrued Benefit shall be forfeited or distributed pursuant to the terms of the Plan.

2.5	REHIRED EMPLOYEES AND BREAKS IN SERVICE

(a) If any Participant becomes a Former Participant due to severance from employment with the Employer and is reemployed by the Employer, the Former Participant shall become a Participant as of the reemployment date.

(b) If any Participant becomes a Former Participant due to severance of employment with the Employer and again becomes a Participant, such renewed participation shall not result in duplication of benefits. Accordingly, if such Participant has received a distribution of a Vested Accrued Benefit under the Plan by reason of prior participation (and such distribution has not been repaid to the Plan with interest within a period of the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or the close of the first period of five (5) consecutive Breaks in Service commencing after the distribution), the Participant’s Accrued Benefit shall be reduced by the Actuarial Equivalent (at the date of distribution) of the Present Value of the Accrued Benefit as of the date of distribution. Any repayment by a Participant shall be equal to the total of:

(i) the amount of the distribution,

(ii) interest on such distribution compounded annually at the rate of five percent (5%) per annum from the date of distribution to the date of repayment or to the last day of the first Plan Year ending on or after December 31, 1987, if earlier, and

(iii) interest on the sum of (1) and (2) above compounded annually at the rate of one-hundred-twenty percent (120%) of the federal mid-term rate (as in effect under Code Section 1274 for the first month of a Plan Year) from the beginning of the first Plan Year beginning after December 31, 1987 or the date of distribution, whichever is later, to the date of repayment.

2.6	ELECTION NOT TO PARTICIPATE

An Employee, for Plan years beginning on or after the later of the adoption date or effective date of this amendment and restatement, may, subject to the approval of the Employer, elect voluntarily not to participate in the Plan. The election not to participate must be irrevocable and communicated to the Employer, in writing, within a reasonable period of time before the beginning of the first Plan Year.

Appendix XXI – Local 52 Plan Participants

Section Three -

BENEFITS

3.1	RETIREMENT BENEFITS

(a) The amount of monthly retirement benefit to be provided for each Participant who retires on the Participant’s Normal Retirement Date shall be equal to the Participant’s Accrued Benefit (herein called the Participant’s Normal Retirement Benefit). A Participant’s Accrued Benefit is based on a retirement benefit formula equal to the sum of 35% of such Participant’s Average Monthly Compensation, plus (2) 12.5% of such Average Monthly Compensation in excess of one-twelfth of Covered Compensation, computed to the nearest cent. For Participants who are projected to have earned less than a designated number of months of service as of the end of the Plan Year in which they attain Normal Retirement Age, the percentage in (1) above shall be reduced by 1/270 for each such month of service less than 270 and the excess percentage in (2) above shall be reduced by 1/420 for each month of service less than 420.

No other qualified plan or simplified employee pension, as defined in Code Section 408(k), maintained by the Employer shall (1) impute disparity pursuant to Regulation 1.401(a)(4)-7 for any Participant and (2) provide for permitted disparity pursuant to Code Section 401(1). Additionally, if the Participant has earned a Year of Service in one or more other qualified plans or simplified employee pensions maintained by the Employer, and the number of the Participant’s Cumulative Permitted Disparity Years exceeds 35, the Participant’s benefit will be further adjusted as provided in Section 1.18.

The “Normal Retirement Benefit” of each Participant shall not be less than the largest periodic benefit that would have been payable to the Participant upon separation from service at or prior to Normal Retirement Age under the Plan exclusive of social security supplements, premiums on disability or term insurance, and the value of disability benefits not in excess of the “Normal Retirement Benefit.” For purposes of comparing periodic benefits in the same form, commencing prior to and at Normal Retirement Age, the greater benefit is determined by converting the benefit payable prior to Normal Retirement Age into the same form of annuity benefit payable at Normal Retirement Age and. comparing the amount of such annuity payments. In the case of a top heavy plan, the “Normal Retirement Benefit” shall not be smaller than the minimum benefit to which the Employee is entitled to receive under Section 13 of the Base Plan.

(b) This Plan does not provide for a retirement date prior to Normal Retirement Date. In the event a Participant retires prior to the Participant’s Normal Retirement Date, the Participant’s benefit shall be the benefit payable per Section 3.4(a).

(c) The Normal Retirement Benefit payable to a Participant pursuant to this Section 3.1 shall be a monthly pension commencing on the Participant’s Retirement Date and continuing for life. However, the form of distribution of such benefit shall be determined pursuant to the provisions of Section 3.5.

(d) At the request of a Participant, the Participant may be continued in employment beyond Normal Retirement Date. In such event, no retirement benefit will be paid to the

Appendix XXI – Local 52 Plan Participants

Participant until the Participant actually retires. At the close of each Plan Year prior to the Participant’s actual Retirement Date, a Participant shall be entitled to a retirement benefit equal to the greater of (1) the Actuarial Equivalent of the monthly retirement benefit such Participant was entitled to at the close of the prior Plan Year, or (2) the Participant’s Accrued Benefit determined at the close of the Plan Year. The monthly retirement benefit calculated pursuant to this Section 3.1(d) shall be offset by the Actuarial Equivalent of the total benefit distributions made by the close of the Plan Year.

Except with respect to a “five (5) percent owner,” a Participant’s Accrued Benefit is actuarially increased to take into account the period after age 70 1/2 in which the Participant does not receive any benefits under the Plan. The actuarial increase begins on the April 1 following the calendar year in which the Participant attains age 70 1/2 (January 1, 1997 in the case of a Participant who attained age 70 1/2 prior to 1996), and ends on the date on which benefits commence alter retirement in an amount sufficient to satisfy Code Section 401(a)(9).

The amount of actuarial increase payable as of the end of the period for actuarial increases must be no less than the Actuarial Equivalent of the Participant’s retirement benefits that would have been payable as of the date the actuarial increase must commence plus the Actuarial Equivalent of additional benefits accrued after that date, reduced by the Actuarial Equivalent of any distributions made after that date. The actuarial increase is generally the same as, and not in addition to, the actuarial increase required for that same period under Code Section 411 to reflect the delay in payments after normal retirement, except that the actuarial increase required under Code Section 401(a)(9)(C) must be provided even during the period during which a Participant is in Act Section 203(a)(3)(B) service.

3.2	DISABILITY RETIREMENT BENEFITS

(a) A Participant who terminates employment as a result of a physical or mental disability after completing at least 15 Years of Credited Service, at any age, shall begin to receive a Normal Retirement Benefit determined in accordance with the provisions of Section 3.1 on the first day of the month following such disability, provided, however, that such physical or mental disability, as evidenced by a Social Security Administration award, in the opinion of a physician designated by the Trustees, is permanent and prevents him from performing his duties. The Trustees shall have the right from time to time to examine the Participant receiving a disability benefit to determine if the disability is permanent and prevents him from performing his duties.

3.3	DEATH BENEFITS

(a) If a Participant dies prior to the Participant’s Retirement Date, such Participant’s Beneficiary shall receive a death benefit equal to the Actuarial Equivalent of the Accrued Benefit determined as of the Anniversary Date subsequent to or coinciding with the date of death.

(b) Death benefits payable by reason of the death of a Participant or a Retired Participant shall be paid to such Participant’s Beneficiary in accordance with the following provisions:

(i) Upon the death of a Participant subsequent to the Participant’s Retirement Date, but prior to the Annuity Starting Date, the Participant’s Beneficiary shall be entitled to a death benefit in an amount equal to the Actuarial Equivalent of the benefit the Participant would have received at the Participant’s Retirement Date.

Appendix XXI – Local 52 Plan Participants

(ii) Upon the death of a Participant subsequent to the Annuity Starting Date, the Participant’s Beneficiary shall be entitled to whatever death benefit may be available under the settlement arrangements pursuant to which the Participant’s benefit is made payable.

(iii) In the event of a Terminated Participant’s death subsequent to the Participant’s termination of employment, the Participant’s Beneficiary shall receive the Present Value of such Participant’s Vested Accrued Benefit as of the Anniversary Date coinciding with or next following the date of the Participant’s death.

(c) The Administrator may require such proper proof of death and such evidence of the right of any person to receive the death benefit payable as a result of the death of a Participant as the Administrator may deem desirable. The Administrator’s determination of death and the right of any person to receive payment shall be conclusive.

(d) Unless otherwise elected in the manner prescribed in the Base Plan, the Beneficiary of the death benefit shall be the Participant’s surviving spouse, who shall receive such benefit in the form of a Pre-Retirement Survivor Annuity pursuant to the terms of the Base Plan. Except, however, the Participant may designate a Beneficiary other than the spouse pursuant to the procedure in the Base Plan.

(e) In no event shall the death benefit payable to a surviving spouse be less than the Actuarial Equivalent of the “minimum spouse’s death benefit.”

(f) For the purposes of this Section, the “minimum spouse’s death benefit” means a death benefit for a Vested married Participant payable in the form of a Pre-Retirement Survivor Annuity. Such annuity payments shall be equal to the amount which would be payable as a survivor annuity under the joint and survivor annuity provisions of the Plan if

(i) in the case of a Participant who dies alter the Earliest Retirement Age, such Participant had retired with an immediate joint and survivor annuity on the day before the Participant’s date of death, or

(ii) in the case of a Participant who dies on or before the Earliest Retirement Age, such Participant bad:

(1) separated from service on the earlier of the actual time of separation or the date of death,

(2) survived to the Earliest Retirement Age,

(3) retired with an immediate joint and survivor annuity at the Earliest Retirement Age based on the Participant’s Vested Accrued Benefit on date of death, and

Appendix XXI – Local 52 Plan Participants

(4) died on the day after the day on which said Participant would have attained the Earliest Retirement Age.

(g) Any security interest held by the Plan by reason of an outstanding loan to the Participant or Former Participant shall be taken into account in determining the amount of the Pre-Retirement Survivor Annuity.

3.4	TERMINATION OF EMPLOYMENT BEFORE RETIREMENT

(a) Payment to a Former Participant of the Vested portion of such Former Participant’s Accrued Benefit, unless such Former Participant otherwise elects, shall begin no later than the 60th day after the close of the Plan Year in which the latest of the following events occurs: (1) the date on which the Participant attains the earlier of age 65 or the Normal Retirement Age specified herein; (2) the 10th anniversary of the year in which the Participant commenced participation in the Plan; or (3) the date the Participant terminates service with the Employer.

However, the Administrator shall, at the election of the Participant, direct earlier payment of the Vested portion of the Participant’s Accrued Benefit. Any distribution under this paragraph shall be made in a manner which is consistent with and satisfies the provisions of Section 3.5, including, but not limited to, notice and consent requirements of Code Sections 417 and 411(a)(11) and the Regulations thereunder.

That portion of a Terminated Participant’s Accrued Benefit that is forfeited shall be used only to reduce future costs of the Plan at such time as it becomes a forfeiture.

(b) A Participant shall become fully Vested in the Participant’s Accrued Benefit immediately upon entry into the Plan.

(c) The computation of a Participant’s nonforfeitable percentage of such Participant’s interest in the Plan shall not be reduced as the result of any direct or indirect amendment to this Plan. In the event that the Plan is amended to change or modify any vesting schedule, or if the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage, or if the Plan is deemed amended by an automatic change to a top heavy vesting schedule, then each Participant with at least three (3) Years of Service as of the expiration date of the election period may elect to have such Participant’s nonforfeitable percentage computed under the Plan without regard to such amendment or change. If a Participant fails to make such election, then such Participant shall be subject to the new vesting schedule. The Participant’s election period shall commence on the adoption date of the amendment and shall end sixty (60) days after the latest of:

(i) the adoption date of the amendment,

(ii) the effective date of the amendment, or

(iii) the date the Participant receives written notice of the amendment from the Employer or Administrator.

Appendix XXI – Local 52 Plan Participants

3.5	DISTRIBUTION OF BENEFITS

(a) (i) Unless otherwise elected as provided below, a Participant who is married on the Annuity Starting Date and who does not die before the Annuity Starting Date shall receive the value of all of such Participant’s benefits in the form of a joint and survivor annuity. The joint and survivor annuity is an annuity that commences immediately and shall be the Actuarial Equivalent of a single life annuity. Such joint and survivor benefits following the Participant’s death shall continue to the spouse during the spouse’s lifetime at a rate equal to fifty percent (50%) of the rate at which such benefits were payable to the Participant. This joint and fifty percent (50%) survivor annuity shall be considered the designated qualified joint and survivor annuity and automatic form of payment for the purposes of this Plan. However, the Participant may, without spousal consent, elect to receive a smaller annuity benefit with continuation of payments to the spouse at a rate of seventy-five percent (75%) or one hundred percent (100%) of the rate payable to a Participant during the Participant’s lifetime, which alternative joint and survivor annuity shall be the Actuarial Equivalent of the automatic joint and fifty percent (50%) survivor annuity. An unmarried Participant shall receive the value of such Participant’s benefit in the form of a life annuity. Such unmarried Participant, however, may elect in writing to waive the life annuity. The election must comply with the provisions of this Section as if it were an election to waive the joint and survivor annuity by a married Participant, but without the spousal consent requirement. The joint and survivor annuity and the life annuity form of distribution shall be the Actuarial Equivalent of the benefits due the Participant. Any election to waive the joint and survivor annuity must be made by the Participant in accordance the Base Plan.

(b) In the event a married Participant duly elects not to receive benefits in the form of a joint and survivor annuity, or if such Participant is not married, in the form of a life annuity, the Administrator, pursuant to the election of the Participant, shall direct the Trustee to distribute to a Participant or such Participant’s Beneficiary an amount which is the Actuarial Equivalent of the monthly retirement benefit provided in Section 3.1(c) in one lump-sum payment in cash.

(c) Notwithstanding any provision in the Plan to the contrary, the distribution of a Participant’s benefits made on or after January 1, 1997, must begin to be distributed not later than April 1st of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2 or (ii) the calendar year in which the Participant retires.

(d) All annuity Contracts under this Plan shall be non-transferable when distributed. Furthermore, the terms of any annuity Contract purchased and distributed to a Participant or spouse shall comply with all of the requirements of the Plan.

3.6	DISTRIBUTION OF BENEFITS UPON DEATH

(a) Unless otherwise elected as provided below, a Vested Participant who dies before the Annuity Starting Date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a Pre-Retirement Survivor Annuity. The Participant’s spouse may direct that payment of the Pre-Retirement Survivor Annuity commence within a reasonable period after the Participant’s death (but not later than the month in which the Participant would have attained the Earliest Retirement Age under the Plan if the Participant dies on or before the

Appendix XXI – Local 52 Plan Participants

Earliest Retirement Age). If the spouse does not so direct, payment of such benefit will commence at the time the Participant would have attained the later of Normal Retirement Age or age 62. However, the spouse may elect a later commencement date, subject to the rules specified in the Base Plan.

(b) Any election to waive the Pre-Retirement Survivor Annuity before the Participant’s death must be made by the Participant in writing (or in such other form as permitted by the Internal Revenue Service) during the election period and shall require the spouse’s irrevocable consent in the same manner provided for in the Base Plan. Further, the spouse’s consent must acknowledge the specific non-spouse Beneficiary. Notwithstanding the foregoing, the non-spouse Beneficiary need not be acknowledged, provided the consent of the spouse acknowledges that the spouse has the right to limit consent only to a specific Beneficiary and that the spouse voluntarily elects to relinquish such right.

(c) The election period to waive the Pre-Retirement Survivor Annuity shall begin on the first day of the Plan Year in which the Participant attains age thirty-five (35) and end on the date of the Participant’s death. An earlier waiver (with spousal consent) may be made provided a written (or in such other form as permitted by the Internal Revenue Service) explanation of the Pre-Retirement Survivor Annuity is given to the Participant and such waiver becomes invalid at the beginning of the Plan Year in which the Participant turns age thirty-five (35). In the event a Vested Participant separates from service prior to the beginning of the election period, the election period shall begin on the date of such separation from service.

(d) With regard to the election, the Administrator shall provide each Participant within the applicable period, with respect to such Participant (and consistent with Regulations), a written (or in such other form as permitted by the Internal Revenue Service) explanation of the Pre-Retirement Survivor Annuity containing comparable information to that required pursuant to the terms of the Base Plan. For the purposes of this paragraph., the term “applicable period” means, with respect to a Participant, whichever of the following periods ends last:

(i) The period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35);

(ii) A reasonable period alter the individual becomes a Participant;

(iii) A reasonable period ending after the Plan no longer fully subsidizes the cost of the Pre-Retirement Survivor Annuity with respect to the Participant,

(iv) A reasonable period ending after Code Section 401(a)(11) applies to the Participant; or

(v) A reasonable period after separation from service in the case of a Participant who separates before attaining age thirty-five (35). For this purpose, the Administrator must provide the explanation beginning one (1) year before the separation from service and ending one (1) year alter such separation. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant shall be redetermined.

Appendix XXI – Local 52 Plan Participants

For purposes of applying this Section 3.6(d), a reasonable period ending after the enumerated events described in paragraphs (2), (3) and (4) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs, and ending one (1) year after that date.

(e) To the extent the death benefit is not paid in the form of a Pre-Retirement Survivor Annuity, it shall be paid to the Participant’s Beneficiary in one lump sum in cash.

(t) Notwithstanding any provision in the Plan to the contrary, distributions upon the death of a Participant shall be made in accordance with the following requirements and shall otherwise comply with Code Section 401(a)(9) and the Regulations thereunder. If the death benefit is paid in the form of a Pre-Retirement Survivor Annuity, then distributions to the Participant’s surviving spouse must commence on or before the later of: (1) December 31st of the calendar year immediately following the calendar year in which the Participant died; or (2) December 31st of the calendar year in which the Participant would have attained age 70 1/2. If it is determined, pursuant to Regulations, that the distribution of a Participant’s interest has begun and the Participant dies before the entire interest has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution selected pursuant to Section 3.5 as of the date of death. If a Participant dies before receiving any distributions of the interest in the Plan or before distributions are deemed to have begun pursuant to Regulations (and distributions are not to be made in the form of a Pre-Retirement Survivor Annuity), then the death benefit shall be distributed to the Participant’s Beneficiaries by December 31st of the calendar year in which the fifth anniversary of the Participant’s date of death occurs.

However, the 5-year distribution requirement of the preceding paragraph shall not apply to any portion of the deceased Participant’s interest which is payable to or for the benefit of a designated Beneficiary. In such event, such portion may, at the election of the Participant (or the Participant’s designated Beneficiary) be distributed over the life of such designated Beneficiary (or over a period not extending beyond the life expectancy of such designated Beneficiary) provided such distribution begins not later than December 31st of the calendar year immediately following the calendar year in which the Participant died. However, in the event the Participant’s spouse (determined as of the date of the Participant’s death) is the designated Beneficiary, the requirement that distributions commence within one year of a Participant’s death shall not apply. In lieu thereof distributions must commence on or before the later of: (1) December 31st of the calendar year immediately following the calendar year in which the Participant died; or (2) December 31st of the calendar year in which the Participant would have attained age 70 1/2. lithe surviving spouse dies before distributions to such spouse begin, then the 5-year distribution requirement of this Section shall apply as if the spouse was the Participant.

(g) For purposes of this Section, the life expectancy of a Participant and a Participant’s spouse (other than in the case of a life annuity) may, at the election of the Participant or the Participant’s spouse, be redetermined in accordance with Regulations. The

Appendix XXI – Local 52 Plan Participants

election, once made, shall be irrevocable. If no election is made by the time distributions must commence, then the life expectancy of the Participant and the Participant’s spouse shall not be subject to recalculation. Life expectancy and joint and last survivor expectancy shall be computed using the return multiples in Tables V and VI of Regulation 1.72 -9.

(h) For purposes of this Section, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the amount becomes payable to the surviving spouse when the child reaches the age of majority.

(i) Subject to the spouse’s right of consent afforded under the Plan, the restrictions imposed by this Section shall not apply if a Participant has, prior to January 1, 1984, made a written designation to have death benefits paid in an alternative method acceptable under Code Section 401(a)(9) as in effect prior to the enactment of the Tax Equity and Fiscal Responsibility Act of 1982.

Appendix XXI – Local 52 Plan Participants

Table A - Joint Annuities

Percentage of Monthly Annuity When Joint Annuity is Elected

For terminations prior to January 1, 2002:

(1) Type of Joint Annuity	(2) To Annuitant	(3) To His Surviving Spouse

A	80%	Same as payable to annuitant

B	85%	87% of amount payable to annuitant

C	90%	73% of amount payable to annuitant

D	95%	60% of amount payable to annuitant

E	100%	50% of amount payable to annuitant

For terminations on and after January 1, 2002:

(1) Type of Joint Annuity	(2) To Annuitant	(3) To His Surviving Spouse

A	88%	Same as payable to annuitant

B	91%	87% of amount payable to annuitant

C	94%	75% of amount payable to annuitant

D	97%	60% of amount payable to annuitant

E	100%	50% of amount payable to annuitant

Where the Surviving Spouse is more than five (5) years younger than the annuitant there shall be subtracted under column (2) one-half (1/2%) percent for each year in excess of five (5) that the age of the annuitant’s Surviving Spouse is less than the age of the annuitant, but column (3) shall remain unchanged, provided, however,

(a)

If an annuitant who became a Participant prior to January 1, 1949 and who married his Surviving Spouse prior to January 1, 1949, elects Joint Annuity E, the percentages payable to such annuitant shall not be reduced by reason of any difference in age between his Spouse and himself, or,

Table A - Joint Annuities

(b)

If the annuitant’s Surviving Spouse has attained age sixty (60), or the annuitant and his Surviving Spouse have been married for not less than twenty (20) years, at the date of the annuitant’s retirement or on or after his elective retirement date but before becoming an annuitant, the percentage payable to such annuitant shall not be reduced by reason of any difference in age between his Spouse and himself.

In calculating age differences under the foregoing types of joint annuity, a fraction of a year of six (6) months or less shall be disregarded and a fraction of a year of more than six (6) months shall be considered a full year.

Table A - Joint Annuities

Exhibit I - Actuarial Equivalents and Credited Interest

To the extent that any of the plans referenced in the appendices to the Plan used actuarial equivalence based on factors other than those set forth in this Exhibit I, and to the extent that the change from those factors to the factors set forth in this Exhibit I would require the continuation of those other factors for some period of time (“grandfathering”), such continuation shall be made only to the minimum extent necessary to satisfy the provisions under the Code and the Regulations calling for such grandfathering. Other than as set forth in the preceding sentence, Actuarial Equivalence shall be determined for all purposes under the Plan and under any Appendix using the factors set forth herein. The references set forth herein to Plan Section numbers shall be modified as appropriate to apply to corresponding Section numbers of any Appendix.

A.	Duplication of Benefits and General (if not specifically provided for elsewhere in this Exhibit or in the Plan document):

1.

Mortality Table — means the “Applicable Mortality Table” as defined herein. Prior to January 1, 2008, the mortality table based on the prevailing commissioners’ standard table (described in Section 807(d)(5)(A) of the Code) used to determine reserves for group annuity contracts issued on the date of which the present value is determined (without regard to any other subparagraph of Section 807(d)(5) of the Code), that is prescribed by the Commissioner of the Internal Revenue Service in revenue rulings, notices, or other guidance, published in the Internal Revenue Bulletin. Effective January 1, 2008, the mortality table for this purpose is the table prescribed in the Regulations under Code Section 417(e) for use in the calendar year which contains the Annuity Starting Date and which, until modified or superseded, is the table set forth in Revenue Ruling 2007-67.

2.

Interest Rate — means the “Applicable Interest Rate” as defined herein. Prior to January 1, 2008, the annual interest rate on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service in revenue rulings, notices or other guidance, published in the Internal Revenue Bulletin, for the fourth month preceding the first day of the Stability Period, except that for purposes of Appendix IX (Mid-Atlantic Participants) the second month preceding the first day of the Stability Period shall be used. The Stability Period shall be the month containing the Annuity Starting Date, except that for purposes of Appendix II, the Stability Period shall be the calendar year containing the Annuity Starting Date. Effective January 1, 2008, the applicable interest rate shall refer to the segmented rates specified in Code Section 417(e)(3).

3.	Other Factors - None

Exhibit I -Actuarial

Equivalents and Credited

Interest

B.	Small Allowances under Section 8.6 and Section II7.4:

1.	Mortality Table — as specified in Section A of this Exhibit I.

2.

Interest Rate — Prior to January 1 2008, the annual interest rate on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service in revenue rulings, notices or other guidance, published in the Internal Revenue Bulletin, for the fourth month preceding the first day of the Stability Period. The Stability Period shall be the calendar year containing the Annuity Starting Date. Effective January 1, 2008, the applicable interest rate shall refer to the segmented rates specified in Code Section 417(e)(3)

3.	Other Factors - None

C.	Restoration to Employment under Section 3.5 and Section II7.5:

1.	Mortality Table - as specified in Section A of this Exhibit I.

2.	Interest Rate - as specified in Section A of this Exhibit I.

3.	Other Factors - None

D.	Maximum Benefits under Section 9.1:

1.	Mortality Table - as specified in Section A of this Exhibit I.

2.

Interest Rate — Prior to January 1, 2008, 5% per annum, compounded annually, except for purposes of converting benefits from a lump sum form of payment. For conversions to or from a lump sum, the interest rate as specified in Section A of this Exhibit I. Effective January 1, 2008, the rate as specified under IRC Section 415.

3.	Other Factors - None

E.	Conversion Factor under Appendix I, Section I-3.7(c), or similar provisions under any other Appendix with respect to benefit derived from employee contributions with interest:

1.	Mortality Table - as specified in Section A of this Exhibit I.

2.	Interest Rate - as specified in Section A of this Exhibit 1.

3.	Other Factors - None

F.

Offset of required benefits pursuant to Section I-5.9 and minimum annuities pursuant to Sections I-5.7 and I-5.8, and pursuant to Sections II6.I, II6.7, IV5.2, 1V5.4, IV5.5 1V8.8, and XVI-8.9, or any similar sections in any Appendix regarding refunds of employee contributions with interest:

1.	Mortality Table - as specified in Section A of this Exhibit I.

Exhibit I -Actuarial

Equivalents and Credited

Interest

2.	Interest Rate - as specified in Section A of this Exhibit I.

3.

Other Factors - no mortality adjustments prior to Normal Retirement Age for calculations under Sections I5.7, I-5.8, and I-5.9, and under Sections IV5.2, IV5.4. IV5.5 , IV8.8 and XVI-8.9. Also, with respect to Sections II6.1 and II6.7:

(a)

When determining the annuity value, it will be assumed that the annuity will increase each January 1 following the October 1 following the last date of employment by a percentage of the initial periodic amount. Such percentage shall equal the lesser of (i) 3% and (ii) the average annual increase in the National Consumer Price Index over the five calendar years preceding the last date of employment.

(b)

Except in the case of a Member retiring under Section II4.3, the assumed annuity payment commencement date shall be the later of the Employee’s Normal Retirement Date and his actual retirement date. In the case of a Member retiring under Section II4.3, the assumed annuity payment commencement date shall be the employee’s early retirement date and the resulting annuity shall be increased by the reciprocal of the reduction factor applied in Section II6.4.

G.

Joint & Survivor Annuity per Sections IV8.4(d) & XVI8.4(g) — the benefit shall be 90% times the Regular Annuity. This percent shall be increased by 0.50% for each whole year (not to exceed 5) by which the Participant is younger than age 62. This amount shall be decreased by 0.50% for each whole year in excess of 5 (but not to exceed 10) by which the Spouse is younger than the Participant and increased by 0.50% for each whole year in excess of 5 (not to exceed 10) by which the Spouse is older than the Participant.

H.	Optional forms of payment under Section II.9 (ALICO participants): Mortality table is UP-1984 and interest rate of 6.0%.

I.	Optional forms of payment and actuarial equivalence adjustments in Appendix XII (Amalgamated Bank) not otherwise specified in that Appendix:

A benefit that has the same actuarial value as another benefit, based on a 7% interest rate and the 1971 Group Annuity Mortality Table, weighted as follows:

(A)	For a Participant’s benefit, 80% male and 20% female;

(B)	For the benefit of a Participant’s Spouse or former Spouse, 20% male and 80% female; and

Exhibit I -Actuarial

Equivalents and Credited

Interest

(C)	In any other case, 80% male and 20% female.

(a)

For distributions that are subject to Section 417(e)(3) of the Code and for which the Annuity Starting Date is before January 1, 2000, a benefit that has the Actuarial Equivalent value as another benefit based on the interest rate prescribed by the Pension Benefit Guaranty Corporation for valuing annuities under single- employer plans that terminate without a notice of sufficiency during the first month of the Calendar Year in which the date as of which the Annuity Starting Date occurs, or 7% if that produces a greater benefit. The mortality assumption shall be based on the 1971 Group Annuity Mortality Table, weighted as follows:

(i)	For a Participant’s benefit, 80% male and 20% female;

(ii)	For the benefit of a Participant’s Spouse or former Spouse, 20% male and 80% female; and

(iii)	In any other case, 80% male and 20% female.

(b)

Notwithstanding the foregoing, for distributions that are subject to Section 417(e)(3) of the Code for which the Annuity Starting Date is on or after January 1, 2000 and before January 1, 2003, Actuarial Present Value shall be determined based on (a) or (b) above, whichever produces the greater benefit.

(c)	For all other purposes, Actuarial Present Value shall be determined based on the factors contained in Section 1.2(a)(ii).

(d)	“Actuarial Equivalent” means a benefit amount actuarially determined to have an equivalent value to another specified benefit amount considering the forms of payment and all appropriate contingencies.

J.	Optional forms of payment under Appendices XIV and XV (Baltimore plans): interest rate of 8.0% and UP-1984 unisex mortality table.

K.

Early retirement benefits under Sections IV5.3 and IV5.4 — the normal retirement benefit shall be reduced by (i) with respect to Section IV5.3, 6.0% per year that commencement precedes the Normal Retirement Date and (ii) with respect to Section IV5.4, 5.0% per year that commencement precedes the Normal Retirement Date.

L.	Optional forms of payment under Appendix XVII (John Kenneally OEL Plan): 6% interest and UP 1984 mortality.

M.	Optional forms of payment under Appendix XIX (HERE IU Plan): 8.0% interest and UP 1984 mortality.

N.	Credited Interest or Interest shall mean:

prior	to 1976 - 3.00% per annum, compounded annually

Exhibit I -Actuarial

Equivalents and Credited

Interest

1976	- 1987 - 5.00% per annum, compounded annually

1988 -	- 120% of the applicable federal mid-term rate determined as of January 1st of each such year pursuant to Section 411(c)(2)(C)(iii) of the Code.

Exhibit I -Actuarial

Equivalents and Credited

Interest

Exhibit II - Withdrawal Liability Rules

Section 1 In General.

(a)

An employer that withdraws from the Consolidated Retirement Fund (the “Plan”) in either a complete or partial withdrawal shall owe and pay withdrawal liability to the Plan, as determined under these rules (the “Rules”) and the relevant provisions of the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980 (“ERISA”).

(b)

For these purposes, an “employer” is any entity that has an agreement that requires contributions to the Fund. In the event of an employer withdrawal from the Plan, all corporations, trades or businesses that are under common control with such employer as defined in ERISA, shall be liable for the withdrawing employer’s withdrawal liability.

Section 2 Complete Withdrawal Defined.

(a)	The complete withdrawal of an employer occurs when the employer:

(1)	permanently ceases to have an obligation to contribute under the Plan; or

(2)	permanently ceases all covered operations under the Plan.

(b)	The date of the complete withdrawal of an employer is the date the employer’s obligation to contribute ceased or the date its covered operations ceased, whichever is earlier.

(c)	For purposes of this section, a withdrawal is not considered to occur solely because the employer temporarily suspends contributions during a labor dispute involving its employees.

(d)	In the case of a sale or any change of control of an employer, whether a withdrawal occurs shall be determined consistent with the applicable provisions of ERISA.

Section 3 Amount of Liability for Complete Withdrawal.

(a)

The amount of an employer’s liability for a complete withdrawal is its proportional share of the Plan’s unfunded vested liability as of the end of the Plan year (the “Plan Year”) preceding the Plan Year in which the employer withdraws.

(b)

For these purposes, the term “vested benefit” means a benefit for which a participant has satisfied the conditions for entitlement under the Plan (other than submission of a formal application, retirement or completion of a required waiting period) whether or not the benefit may subsequently be reduced or suspended by a Plan amendment, an occurrence of any condition or operation of law and whether or not the benefit is considered “vested” or “non-forfeitable” for any other purpose under the Plan.

(i)

The Plan’s liability for vested benefits as of a particular date is the actuarial value of the vested benefits under this Plan as of such date. Actuarial value shall be determined on the basis of methods and assumptions accepted by the Plan’s Board of Trustees (the “Trustees”) for purposes of these Rules, upon recommendation of the Plan’s enrolled actuary.

Exhibit II - Withdrawal

Liability Rules

(ii)

The unfunded vested liability shall be the amount, not less than zero, determined by subtracting the value of the Plan’s assets from the Plan’s liability for vested benefits. The Plan’s assets are to be valued on the basis of rules adopted for this purpose by the Trustees upon recommendation of the Plan’s enrolled actuary.

(c)	Apportionment of Unfunded Vested Liability to Employer that has Withdrawn.

(i)

One Pool Method. An employer’s proportional share of the balance of the Plan’s unfunded vested liability as of the end of the Plan Year preceding the Plan Year in which the employer withdraws shall, pursuant to Section 4211(c)(3) of ERISA, be the product of:

(1)

the Plan’s unfunded vested benefits as of the end of the Plan Year preceding the Plan Year in which the employer withdraws, less the value as of the end of such Year of all outstanding claims for withdrawal liability that can reasonably be expected to be collected from employers withdrawing before such Year, multiplied by

(2)	a fraction:

(i)	the numerator of which is the total amount required to be contributed by the employer under the Plan for the five (5) Plan Years preceding the Plan Year in which the employer withdraws; and

(ii)

the denominator of which is the total amount contributed under the Plan by all employers for the five (5) Plan Years preceding the Plan Year in which the employer withdraws, increased by employer contributions owed with respect to earlier periods that were collected during those Plan Years, and decreased by any amount contributed to the Plan during those Plan Years by employers that withdrew from the Plan under this section during those Plan Years.

Exhibit II - Withdrawal

Liability Rules

(d)	Limitations on the Amount of Withdrawal Liability.

(i)	From the initial liability amount, there shall be deducted the lesser of:

(1)	$50,000, or

(2)	three-quarters (34) of one percent (1%) of the Plan’s unfunded vested liability as of the end of the Plan Year preceding the employer’s withdrawal, less the excess of the initial amount over $100,000.

(ii)	The amount of initial liability remaining after application of paragraph (1) shall be reduced, to the extent applicable, in accordance with Section 4219(c)(1)(B) of ERISA.

(iii)

The amount of initial liability remaining after application of paragraph (2) shall be reduced in accordance with Section 4225 of ERISA, if and to the extent that the employer demonstrates that additional limitations under that section apply.

Section 4 Satisfaction of Withdrawal Liability.

(a)

Withdrawal liability shall be payable in installments, in accordance with Section 5. The total amount due in each twelve (12) month period beginning on the date of the first installment shall be the product of:

(i)	the highest rate at which the employer was obligated to contribute to the Plan during the ten (10) Plan Years ending with the Plan Year in which the withdrawal occurred, multiplied by

(ii)

the employer’s average annual contribution base for the three (3) consecutive Plan Years, within the ten (10) Plan Years preceding the year in which the employer withdraws, during which the employer’s contribution base was the highest.

(b)

If, in connection with the employer’s withdrawal, the Plan transfers liabilities to another plan to which the employer will contribute, the employer’s withdrawal liability shall be reduced in an amount equal to the value of the unfunded vested benefits that are transferred, determined as of the end of the Plan Years preceding the withdrawal on the same basis as the determination of the Plan’s unfunded vested liability under Section 3.

Exhibit II - Withdrawal

Liability Rules

Section 5 Notice and Collection of Withdrawal Liability.

(a)	Notice of withdrawal liability, reconsideration, determination of the amortization period, and of the maximum years of payment shall be as provided in Section 4219 of ERISA and in this section.

(b)

As soon as practicable after receiving notice of an employer’s withdrawal from the Plan, the Plan shall send the employer a written request for information and questionnaire pursuant to ERISA Section 4219(a). The requested information shall be furnished to the Plan within thirty (30) days of the written request for information.

(c)

(i) Except as provided for in Section 5(d) below, withdrawal liability shall be paid in equal quarterly installments. Notwithstanding the pendency of any review, arbitration or other proceedings, payments shall begin on the first day of the month that begins at least ten (10) days after the date of notice of, and demand for, payment is sent to the withdrawing employer. Interest shall accrue on any late payments from the date the payment was due until the date paid at the rate described in Section (d)(3).

(ii)

If, following review, arbitration or other proceedings the amount of the employer’s withdrawal liability is determined to be different from the amount set forth in the notice and demand, adjustment shall be made by reducing or increasing the total number of installment payments due. If the employer has paid more than the amount finally determined to be its withdrawal liability, the Plan shall refund the excess with interest at the rate used to determine the amortization period under subsection 5(a) herein.

(d)	The Plan shall require immediate payment of the total amount of an employer’s withdrawal liability if it determines that an employer is in “default,” as described below.

(i)	For purposes of these rules, an employer is in default with respect to its withdrawal liability obligations if:

(1)	the employer fails to pay a past-due withdrawal liability installment within sixty (60) days after its receipt of the Plan’s late-payment notice;

(2)	the employer or a member of its controlled group files a petition for protection under the United States Bankruptcy Code, or initiates any similar proceeding under state law;

(3)	the employer or a member of its controlled group enters into a composition with creditors, or a bulk sale insolvency, or for dissolution of a corporation or partnership;

Exhibit II - Withdrawal

Liability Rules

(4)	the employer or a member of its controlled group plans to or does distribute a substantial portion of its assets; or

(5)	the employer fails to provide the Plan with its response to the Plan’s request for information under ERISA Section 4219(a) without reasonable explanation.

(ii)

Interest shall be charged on any amount in default from the date payment was due to the date it is paid at the rate set by the Trustees with respect to collection of delinquent employer contributions and audit deficiencies. For each succeeding twelve (12) month period that any amount in default remain unpaid, interest shall be charged on the unpaid balance (including accrued interest) at the rate set by the Trustees with respect to collection of delinquent employer contributions and audit deficiencies.

(e)

In any suit to collect withdrawal liability, including a suit to enforce an arbitration award or a claim asserted by the Trustees in an action brought by an employer or other party, or in any suit to enforce the employer’s obligation to provide the Plan with documents responsive to the Plan’s request for information pursuant to ERISA Section 4219(a), if judgment is awarded in favor of the Plan, the employer shall pay to the Plan, in addition to any other remedies to which the Plan may be entitled, (1) any unpaid withdrawal liability plus interest, retroactive to the due date, at a rate fixed by the Trustees; plus (2) the greater of 20% liquidated damages on any unpaid withdrawal liability or double interest; plus (c) all expenses associated with collecting withdrawal liability or enforcing the employer’s obligation to provide the Plan with documents responsive to the Plan’s request for information , including, but not limited to, costs and legal fees.

(f)	An employer may prepay all or a portion of the present value its withdrawal liability without penalty.

(g)

The Trustees may adopt other rules providing other terms and conditions for an employer to satisfy its withdrawal liability. Such rules shall be consistent with the purpose and standards of ERISA, and shall not be inconsistent with regulations of the Pension Benefit Guaranty Corporation.

Section 6 Partial Withdrawal; Liability Adjustments and Abatement.

In the event of a partial cessation of an employer’s contribution obligation, the employer shall be assessed partial withdrawal liability in accordance with the provisions of ERISA Section 4205. If, after a partial withdrawal, an employer again incurs liability for a complete or partial withdrawal with respect to the Plan, the liability incurred as a result of the later withdrawal(s) shall be adjusted pursuant to ERISA Section 4206.

Exhibit II - Withdrawal

Liability Rules

Section 7 Mass Withdrawal.

Notwithstanding any other provision herein, if all or substantially all contributing employers withdraw from the Plan pursuant to an agreement or arrangement, as determined under ERISA Sections 4209 and 4219(c)(1)(D), the withdrawal liability of each such employer shall be adjusted in accordance with those ERISA sections.

Section 8 Notice to Employers.

(a)

Any notice that must be given to an employer under these Rules or under Subtitle E of Title IV of ERISA shall be effective if given to the specific member of a commonly controlled group that has or has had the obligation to contribute to the Plan.

(b)	Notice shall also be given to any other member of the controlled group that the employer identifies and designates to receive notice pursuant to these Rules.

Section 9 Resolution of Disputes.

Any dispute between an employer and the Plan concerning any determination under these Rules shall be resolved in accordance with the Multiemployer Pension Plan Arbitration Rules for Withdrawal Liability Disputes of the American Arbitration Association of New York, New York. All hearings in any such arbitration proceeding shall take place in New York, New York.

Exhibit II - Withdrawal

Liability Rules